As filed with the Securities and Exchange Commission on August 2, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ellington Financial Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6500 (Primary Standard Industrial Classification Code Number)	26-0489289 (I.R.S. Employer Identification No.)

53 Forest Avenue
Old Greenwich, Connecticut 06870
(203) 698-1200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Laurence Penn, Chief Executive Officer and President
53 Forest Avenue
Old Greenwich, Connecticut 06870
(203) 698-1200
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel M. LeBey K. Stancell Haigwood Zachary A. Swartz Vinson & Elkins L.L.P. 1114 Avenue of the Americas, 32nd Floor New York, New York 10036 (212) 237-0000	Lawrence Mendelsohn Chairman and Chief Executive Officer Great Ajax Corp. 13190 SW 68th Parkway, Suite 110 Tigard, OR 97223 (503) 505-5670	Anna T. Pinedo Brian D. Hirshberg Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020 (212) 506-2500
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon the satisfaction or waiver of all other conditions to consummation of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒Accelerated filer ☐Non-accelerated filer ☐Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION
DATED August 2, 2023
PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
[•], 2023
To the stockholders of Great Ajax Corp.,
The board of directors (the “Great Ajax Board”) of Great Ajax Corp., a Maryland corporation (“Great Ajax”), has approved an Agreement and Plan of Merger, dated as of June 30, 2023 (as such agreement may be amended or modified from time to time, the “Merger Agreement”), by and among Ellington Financial Inc. (“EFC”), EF Acquisition I LLC, a Maryland limited liability company and a direct, wholly-owned subsidiary of EFC (“Merger Sub”), and Great Ajax, pursuant to which Great Ajax will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”). Immediately following the Merger, the surviving company will be contributed to Ellington Financial Operating Partnership LLC, a Delaware limited liability company and EFC’s operating partnership subsidiary (the “EFC Operating Partnership”), in exchange for limited liability company interests in the EFC Operating Partnership (“EFC OP Units”). As a result of the contribution, the surviving company will become a wholly-owned subsidiary of the EFC Operating Partnership. The closing of the Merger will occur as promptly as practicable following satisfaction of all closing conditions set forth in the Merger Agreement, but, under certain circumstances, either EFC or Great Ajax may terminate the Merger Agreement if the closing has not occurred on or before 5:00 p.m. Eastern Time on January 31, 2024. Upon completion of the Merger, EFC will continue to operate under the “Ellington Financial Inc.” name and its shares of common stock, par value $0.001 per share (“EFC Common Stock”), will continue to trade on the New York Stock Exchange under the symbol “EFC.”
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of Great Ajax (“Great Ajax Common Stock”) (other than shares held by EFC, Merger Sub or any wholly-owned subsidiary of EFC, Merger Sub or Great Ajax (such shares, the “Cancelled Shares”)), will automatically be converted into the right to receive from EFC (i) 0.5308 shares of EFC Common Stock (the “Exchange Ratio”), plus (ii) to the extent that Great Ajax effectuates the repurchase of certain securities on the terms set forth in the Great Ajax Disclosure Letter, an amount in cash as set forth in the Great Ajax Disclosure Letter (the “Contingent Cash Purchase Price”), in each case, subject to adjustment as provided in the Merger Agreement (collectively, the “Merger Consideration”). The Cancelled Shares will automatically be cancelled and retired, and no consideration will be delivered in exchange thereof. Cash will be paid in lieu of any fractional shares of EFC Common Stock that would have been received as a result of the Merger.
Each share of Great Ajax Common Stock issued by Great Ajax under its 2014 Director Equity Plan or 2016 Equity Incentive Plan that is issued and outstanding as of immediately prior to the effective time of the Merger will, at the effective time of the Merger, automatically become fully vested and then immediately cancelled in exchange for the right to receive the Merger Consideration.
The Merger Agreement provides that Great Ajax will, to the extent necessary, declare and pay an additional dividend in cash on the last business day prior to the closing of the Merger with a record date that is three business days before the payment date. The additional per share dividend payable by Great Ajax will be an amount (the “Great Ajax Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the amount necessary for Great Ajax to maintain its REIT qualification under the Internal Revenue Code of 1986, as amended (the “Code”), and avoid the imposition of income tax or excise tax under the Code. The Merger Agreement provides that EFC may declare and pay an additional dividend in cash on the last business day prior to the closing of the Merger with a record date that is three business days before the payment date. If such an additional dividend is declared, the additional per share dividend payable by EFC will be an amount equal to (i) the per share amount of EFC’s then-most recent monthly dividend, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar month in which such dividend is declared, plus (ii) an additional amount equal to the quotient obtained by dividing (A) the Great Ajax Additional Dividend Amount, if any, by (B) the Exchange Ratio.
EFC has also entered into an Agreement and Plan of Merger, dated May 29, 2023 (the “Arlington Merger Agreement”), with Arlington Asset Investment Corp., a Virginia corporation (“Arlington”), EF Merger Sub Inc., a Virginia corporation and a direct wholly owned subsidiary of EFC (“Arlington Merger Sub”), and, solely for the limited purposes set forth in the Arlington Merger Agreement, Ellington Financial Management LLC, a Delaware limited liability company (“EFC Manager”), pursuant to which, subject to the terms and conditions of the Arlington Merger Agreement, Arlington will merge with and into Arlington Merger Sub (the “Arlington Merger”), with Arlington Merger Sub continuing as the surviving corporation of the Arlington Merger. Immediately following the Arlington Merger, the surviving corporation of the Arlington Merger will be contributed to the EFC Operating Partnership, in exchange for limited liability company interests in the EFC Operating Partnership. As a result of the contribution, the surviving corporation of the Arlington Merger will become a wholly owned subsidiary of the EFC Operating Partnership.
Pursuant to the terms and subject to the conditions of the Arlington Merger Agreement, at the effective time of the Arlington Merger, each issued and outstanding share of Class A common stock, par value $0.01 per share, of Arlington (“Arlington Common Stock”) (other than shares held by EFC, Arlington Merger Sub or any wholly owned subsidiary of EFC, Arlington Merger Sub or Arlington) will automatically be converted into the right to receive: (i) from EFC, 0.3619 (the “Arlington Exchange Ratio”) shares of EFC Common Stock, subject to adjustment as provided in the Arlington Merger Agreement; and (ii) from EFC Manager, $0.09 in cash.
If the Arlington Merger is completed, upon completion of the later to occur of the Merger and the Arlington Merger, we estimate that former holders of Great Ajax Common Stock will own approximately 14% of the issued and outstanding shares of EFC Common Stock, using the Exchange Ratio of 0.5308 and the Arlington Exchange Ratio of 0.3619. If, however, the Arlington Merger is not completed, upon completion of the Merger, we estimate that former holders of Great Ajax Common Stock will own approximately 16% of the issued and outstanding shares of EFC Common Stock, using the Exchange Ratio of 0.5308.
Great Ajax will hold a special meeting (the “Great Ajax Special Meeting”) of the holders of Great Ajax Common Stock (the “Great Ajax Stockholders”). The Great Ajax Special Meeting will be held solely by means of remote communication live over the Internet on [•], 2023, at [•] a.m. Eastern Time.
At the Great Ajax Special Meeting, the Great Ajax Stockholders will be asked to (i) consider and vote on a proposal (the “Great Ajax Merger Proposal”) to approve the Merger and the other transactions contemplated by the Merger Agreement, and (ii) approve the adjournment of the Great Ajax Special Meeting, if necessary or appropriate, including to solicit additional proxies for the approval of the Great Ajax Merger Proposal (the “Great Ajax Adjournment Proposal”). The Great Ajax Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are in the best interests of Great Ajax and its stockholders, (ii) approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Great Ajax Merger Proposal be submitted to the holders of Great Ajax Common Stock for consideration at the Great Ajax Special Meeting, and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the holders of Great Ajax Common Stock approve the Great Ajax Merger Proposal. The Great Ajax Board unanimously recommends that the holders of Great Ajax Common Stock vote “FOR” the Great Ajax Merger Proposal and “FOR” the Great Ajax Adjournment Proposal. Only those matters included in the notice of the Great Ajax Special Meeting (“Notice of Special Meeting of Great Ajax”) may be considered and voted upon at the Great Ajax Special Meeting.
This proxy statement/prospectus provides detailed information about the Great Ajax Special Meeting, the Merger Agreement, the Merger and other related matters. A copy of the Merger Agreement is included as Annex A to this proxy statement/prospectus. We encourage you to read this proxy statement/prospectus, the Merger Agreement and the other annexes to this proxy statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 31. You may also obtain more information about each company from the documents they file with the Securities and Exchange Commission (the “SEC”).
Whether or not you plan to attend the Great Ajax Special Meeting virtually, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. You may also authorize a proxy to vote your shares over the Internet using the Internet address on the enclosed proxy card or by telephone using the toll-free number on the enclosed proxy card. If you authorize a proxy to vote your shares through the Internet or by telephone, you will be asked to provide the company number and control number from the enclosed proxy card. If you attend and vote at the Great Ajax Special Meeting virtually over the Internet, your vote by ballot will revoke any proxy previously submitted.
Your vote is very important, regardless of the number of shares of Great Ajax Common Stock you own. Whether or not you plan to attend the Great Ajax Special Meeting virtually, please authorize a proxy to vote your shares of Great Ajax Common Stock as promptly as possible to make sure that your shares of Great Ajax Common Stock are represented at the Great Ajax Special Meeting. Please note that the failure to vote, or authorize a proxy to vote, your shares of Great Ajax Common Stock is the equivalent of a vote against the Great Ajax Merger Proposal.
Thank you in advance for your continued support.
Sincerely,
Lawrence Mendelsohn
Chairman and Chief Executive Officer
Great Ajax Corp.
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the Merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [•], 2023, and is first being mailed to the Great Ajax Stockholders on or about [•], 2023.

Great Ajax Corp.
13190 SW 68th Parkway, Suite 110
Tigard, Oregon 97223
(503) 505-5670
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2023
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Great Ajax Special Meeting”) of Great Ajax Corp., a Maryland corporation (“Great Ajax”), will be held solely by means of remote communication live over the Internet at [•] on [•], 2023 at [•] a.m., Eastern Time, for the following purposes:
1.
to consider and vote on a proposal (the “Great Ajax Merger Proposal”) to approve the merger of Great Ajax with and into EF Acquisition I LLC, a Maryland limited liability company (“Merger Sub”), with Merger Sub continuing as the surviving entity, and the other transactions contemplated in connection therewith (collectively, the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of June 30, 2023, by and among Ellington Financial Inc., a Delaware corporation (“EFC”), Merger Sub, a wholly-owned subsidiary of EFC, and Great Ajax (the “Merger Agreement”), as it may be amended from time to time, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice; and

2.
to consider and vote on a proposal to adjourn the Great Ajax Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Great Ajax Merger Proposal (the “Great Ajax Adjournment Proposal”).

Great Ajax will transact no other business at the Great Ajax Special Meeting or any postponement or adjournment thereof. Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the Great Ajax Special Meeting. The board of directors of Great Ajax (the “Great Ajax Board”) has fixed the close of business on [•], 2023 as the record date (the “Great Ajax Record Date”) for the determination of the holders of shares of common stock, par value $0.01 per share, of Great Ajax (the “Great Ajax Common Stock”) entitled to notice of, and to vote at, the Great Ajax Special Meeting or any postponement or adjournment thereof. Accordingly, only holders of Great Ajax Common Stock (“Great Ajax Stockholders”) at the close of business on the Great Ajax Record Date are entitled to notice of, and to vote at, the Great Ajax Special Meeting and any postponement or adjournment thereof.
The Great Ajax Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are in the best interests of Great Ajax and the Great Ajax Stockholders, (ii) approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Great Ajax Merger Proposal be submitted to Great Ajax Stockholders for consideration at the Great Ajax Special Meeting, and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the Great Ajax Stockholders approve the Great Ajax Merger Proposal. The Great Ajax Board unanimously recommends that the Great Ajax Stockholders vote “FOR” the Great Ajax Merger Proposal and “FOR” the Great Ajax Adjournment Proposal.
Your vote is very important, regardless of the number of shares of Great Ajax Common Stock you own. Whether or not you plan to attend the Great Ajax Special Meeting virtually, please authorize a proxy to vote your shares of Great Ajax Common Stock as promptly as possible to make sure that your shares of Great Ajax Common Stock are represented at the Great Ajax Special Meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Great Ajax Merger Proposal and “FOR” the Great Ajax Adjournment Proposal.
To ensure your representation at the Great Ajax Special Meeting, you are urged to authorize a proxy to vote your shares of Great Ajax Common Stock: (1) by phone; (2) via the Internet, before the meeting or during the meeting; or (3) by marking, signing, dating, and promptly returning the proxy card in the enclosed postage-paid envelope for that purpose. Whether or not you plan to attend the virtual Great Ajax Special Meeting, we urge you to authorize a proxy to vote your shares of Great Ajax Common Stock in advance of the Great Ajax Special Meeting by one of the methods described above. If you attend the Great Ajax Special Meeting virtually over the Internet, you may revoke your proxy and vote electronically at the Great Ajax Special Meeting, even if you have previously returned your proxy card or authorized, through the Internet or by telephone, a proxy to vote your shares of Great Ajax Common Stock.
Please note that if you hold shares of Great Ajax Common Stock in different accounts, it is important that you vote or authorize a proxy to vote the shares of Great Ajax Common Stock represented by each account.
You can virtually attend the Great Ajax Special Meeting on [•], 2023 at [•] a.m. Eastern Time by accessing the online virtual meeting platform at [•], but you are only entitled to participate, vote, and/or ask questions at the Great Ajax Special Meeting if you were a stockholder of record or beneficial owner as of the Great Ajax Record Date.
To participate in the Great Ajax Special Meeting by voting and/or asking questions, you will need the [•]-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you are a stockholder as of the Great Ajax Record Date, you may vote your shares electronically during the Great Ajax Special Meeting through the online virtual meeting platform by following the instructions provided when you log in to the online virtual meeting platform. On the day of the Great Ajax Special Meeting, Great Ajax Stockholders may begin to log in to the online virtual meeting platform beginning at [•] a.m. Eastern Time, and the meeting will begin promptly at [•] a.m. Eastern Time. Please allow ample time for online login.
We will have technicians ready to assist you with any technical difficulties you may have accessing the Great Ajax Special Meeting. If you encounter any difficulties accessing or logging in to the Great Ajax Special Meeting, please call the technical support number displayed on the login page of the online virtual meeting platform.
This notice and the enclosed proxy statement/prospectus are first being mailed to Great Ajax Stockholders on or about [•], 2023.
By Order of the Board of Directors,
Lauren DeMasi
Secretary
Great Ajax Corp.
Tigard, Oregon
[•], 2023

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about EFC and Great Ajax from other documents that EFC and Great Ajax have publicly filed with the SEC and that are not included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference herein and additional information on how you can obtain copies of these documents free of charge from EFC or Great Ajax, please see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 191 of this proxy statement/prospectus. This information is also available for you to review free of charge through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning EFC or Great Ajax, without charge, upon written or oral request to the applicable company’s executive offices. The respective addresses and telephone numbers of such executive offices are listed below.
For information about EFC: Ellington Financial Inc. 53 Forest Avenue Old Greenwich, Connecticut 06870 Attention: Secretary (203) 409-3585	For information about Great Ajax: Great Ajax Corp. 13190 SW 68th Parkway, Suite 110 Tigard, OR 97223 Attention: Secretary (503) 505-5670
Investors may also consult the websites of EFC or Great Ajax for more information concerning the Merger and the other related transactions described in this proxy statement/prospectus. The website of EFC is www.ellingtonfinancial.com and the website of Great Ajax is www.greatajax.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus. The references to these websites are intended to be inactive textual references only.
If you would like to request any documents, please do so by [•], 2023 (which is five business days before the date of the Great Ajax Special Meeting), in order to receive them before the Great Ajax Special Meeting.
In addition, if you have questions about the Merger or the accompanying proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact:
Great Ajax Corp.
13190 SW 68th Parkway, Suite 110
Tigard, OR 97223
(503) 505-5670
Attention: Secretary
or
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Phone: (877) 847-1383 (toll-free within the United States)
or (781) 575-2137 (outside of the United States)
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 191 of this proxy statement/prospectus.

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-[•]) filed by EFC with the SEC, constitutes a prospectus of EFC for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of EFC Common Stock to be issued to Great Ajax Stockholders in exchange for shares of Great Ajax Common Stock pursuant to the Merger Agreement. This proxy statement/prospectus also constitutes a proxy statement for Great Ajax for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it constitutes a notice of special meeting with respect to the Great Ajax Special Meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2023, and you should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this proxy statement/prospectus to Great Ajax Stockholders nor the issuance of EFC Common Stock to Great Ajax Stockholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in or incorporated by reference into this proxy statement/prospectus regarding EFC has been provided by EFC and information contained in or incorporated by reference into this proxy statement/prospectus regarding Great Ajax has been provided by Great Ajax. EFC and Great Ajax have both contributed to the information relating to the Merger contained in this proxy statement/prospectus.

i

ii

iii

FREQUENTLY USED TERMS
Certain terms that are defined in and frequently used throughout this proxy statement/prospectus may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:
•
“Acceptable Non-Disclosure Agreement” refers to a non-disclosure agreement that is not less favorable in the aggregate to Great Ajax as the non-disclosure agreement, dated as of May 19, 2023 entered into between Great Ajax and Ellington Management Group, L.L.C., as determined by the Great Ajax Board (or any committee thereof) in good faith, after consultation with its outside legal counsel; provided, that a non-disclosure agreement is not required to contain standstill provisions in order to be an Acceptable Non-Disclosure Agreement and will not in any way restrict Great Ajax from complying with the non-solicitation provisions of the Merger Agreement.

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“Affiliate” refers to, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For the avoidance of doubt, the term “Affiliate” does not include the Great Ajax Manager, Great Ajax FS LLC, a Delaware limited liability company, or Gregory.

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“Agency RMBS” refers to RMBS for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity.

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“Arlington” refers to Arlington Asset Investment Corp., a Virginia corporation.

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“Arlington Common Stock” refers to the Class A common stock, par value $0.01 per share, of Arlington.

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“Arlington Equity-Based Awards” refers to any of the restricted shares of Arlington, Arlington deferred stock units, Arlington performance restricted stock units and Arlington stock price performance restricted stock units.

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“Arlington Exchange Ratio” refers to 0.3619 shares of EFC Common Stock, subject to adjustment for certain events as provided in the Arlington Merger Agreement.

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“Arlington Merger” refers to the merger of Arlington with and into Arlington Merger Sub, with Arlington Merger Sub continuing as the surviving corporation of the Arlington Merger, pursuant to the Arlington Merger Agreement.

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“Arlington Merger Agreement” refers to the Agreement and Plan of Merger, dated as of May 29, 2023, by and among EFC, Arlington Merger Sub, Arlington and, solely for the limited purposes set forth in such merger agreement, EFC Manager.

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“Arlington Merger Sub” refers to EF Merger Sub Inc., a Virginia corporation and a wholly-owned subsidiary of EFC.

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“Arlington Series B Preferred Stock” refers to Arlington’s 7.00% Series B Cumulative Perpetual Redeemable Preferred Stock, $0.01 par value per share.

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“Arlington Series C Preferred Stock” refers to Arlington’s 8.250% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share.

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“Aspen” refers to Aspen ML LLC, an Oregon limited liability company.

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“Beneficial ownership,” including the correlative term “beneficially owning,” refers to the meaning ascribed to such term in Section 13(d) of the Exchange Act.

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“BTIG” refers to BTIG, LLC.

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“Business Employees” refers to employees of (i) Great Ajax or any of its subsidiaries, (ii) Gregory, (iii) the Great Ajax Manager and (iv) Aspen, in each case, with respect to its employees that provide services for Great Ajax or any of its subsidiaries, as of the date of the Merger Agreement.

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“Cancelled Shares” refers to all shares of Great Ajax Common Stock held by EFC or Merger Sub or by any wholly-owned subsidiary of EFC, Merger Sub or Great Ajax immediately prior to the effective time of the Merger.

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“Closing” refers to the closing of the Merger.

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“CMBS” refers to commercial mortgage-backed securities.

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“Code” refers to the Internal Revenue Code of 1986, as amended.

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“Combined Company” refers to EFC and its subsidiaries, including the surviving company of the Merger, after the Closing.

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“Contingent Cash Purchase Price” refers to, to the extent Great Ajax effectuates the repurchase of certain securities on the terms set forth in the Great Ajax Disclosure Letter prior to the Closing, an amount of cash as set forth on the Great Ajax Disclosure Letter that EFC shall deliver to the Great Ajax Stockholders as part of the Merger Consideration at the Closing.

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“DGCL” refers to the General Corporation Law of the State of Delaware.

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“EFC” refers to Ellington Financial Inc., a Delaware corporation.

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“EFC Board” refers to the board of directors of EFC.

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“EFC Bylaws” refers to EFC’s Amended and Restated Bylaws, as amended from time to time.

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“EFC Charter” refers to the certificate of incorporation of EFC, as amended from time to time.

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“EFC Common Stock” refers to the common stock, par value $0.001 per share, of EFC.

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“EFC Common Stock Issuance” refers to the issuance of shares of EFC Common Stock to Great Ajax Stockholders and holders of Great Ajax Equity Awards, as contemplated by the Merger Agreement.

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“EFC Disclosure Letter” refers to the disclosure letter delivered by EFC and Merger Sub to Great Ajax on or prior to the date of the Merger Agreement.

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“EFC Management Agreement” refers to the Seventh Amended and Restated Management Agreement, by and among EFC, EFC Operating Partnership and EFC Manager, dated as of March 13, 2018.

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“EFC Manager” refers to Ellington Financial Management LLC, a Delaware limited liability company and EFC’s external manager.

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“EFC OP Units” refers to common units of the EFC Operating Partnership.

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“EFC Operating Partnership” refers to Ellington Financial Operating Partnership LLC, a Delaware limited liability company and EFC’s operating partnership subsidiary.

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“EFC Preferred Stock” refers to EFC Series A Preferred Stock, EFC Series B Preferred Stock, and EFC Series C Preferred Stock, collectively.

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“EFC Series A Preferred Stock” refers to EFC’s 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share.

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“EFC Series B Preferred Stock” refers to EFC’s 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share.

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“EFC Series C Preferred Stock” refers to EFC’s 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share.

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“EFC Series D Preferred Stock” refers to EFC’s to be classified 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock, $0.001 par value per share, which would be newly issued in connection with the Arlington Merger.

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“EFC Series E Preferred Stock” refers to EFC’s to be classified 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share, which would be newly issued in connection with the Arlington Merger.

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“EFC Stock Issuance” refers to the issuance of shares of EFC Common Stock pursuant to the Merger Agreement.

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“EMG” refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms.

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“Exchange Ratio” refers to 0.5308, subject to certain adjustments as provided in the Merger Agreement.

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“GAAP” refers to the accounting principles generally accepted in the United States of America.

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“Gaea” refers to Gaea Real Estate Corp., a Maryland corporation.

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“Great Ajax” refers to Great Ajax Corp., a Maryland corporation.

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“Great Ajax 2014 Plan” refers to the Great Ajax Corp. 2014 Director Equity Plan, as amended from time to time.

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“Great Ajax 2016 Plan” refers to the Great Ajax Corp. 2016 Equity Incentive Plan, as amended from time to time.

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“Great Ajax Adjournment Proposal” refers to the proposal to adjourn the Great Ajax Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Great Ajax Merger Proposal.

•
“Great Ajax Articles Supplementary” refers to the Articles Supplementary, effective as of April 6, 2020 (as amended and supplemented from time to time), establishing and fixing the rights and preferences of the Great Ajax Series A Preferred Stock and the Great Ajax Series B Preferred Stock.

•
“Great Ajax Board” refers to the board of directors of Great Ajax.

•
“Great Ajax Bylaws” refers to Great Ajax’s Amended and Restated Bylaws, as amended from time to time.

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“Great Ajax Capital Stock” refers to the Great Ajax Common Stock and the Great Ajax Preferred Stock.

•
“Great Ajax Charter” refers to the Articles of Amendment and Restatement of Great Ajax, as amended and supplemented from time to time.

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“Great Ajax Common Stock” refers to the common stock, par value $0.01 per share, of Great Ajax.

•
“Great Ajax Convertible Notes” refers to Great Ajax’s 7.25% Convertible Senior Notes due 2024.

•
“Great Ajax Disclosure Letter” refers to the disclosure letter delivered by Great Ajax to EFC and Merger Sub on or prior to the date of the Merger Agreement.

•
“Great Ajax Equity Awards” refers to any award of Great Ajax Restricted Shares under any of the Great Ajax Equity Plans.

•
“Great Ajax Equity Plans” refers to any of the Great Ajax 2016 Plan and the Great Ajax 2014 Plan.

•
“Great Ajax Management Agreement” refers to that certain Third Amended and Restated Management Agreement, dated as of April 28, 2020, by and among Great Ajax, Great Ajax Operating Partnership, and Great Ajax Manager (as amended from time to time, including by the First Amendment to the Third Amended and Restated Management Agreement, dated as of March 1, 2023).

•
“Great Ajax Manager” refers to Thetis Asset Management LLC, a Delaware limited liability company.

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“Great Ajax Merger Proposal” refers to the proposal to approve the Merger and the other transactions contemplated in connection therewith pursuant to the Merger Agreement.

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“Great Ajax Notes” refers to, collectively, (a) the Great Ajax Convertible Notes and (b) the Great Ajax Unsecured Notes.

•
“Great Ajax Notes Indentures” refers to, collectively, (a) that certain Indenture, dated as of April 19, 2017 between Great Ajax, as issuer, and Wilmington Savings Fund Society, FSB, as trustee, as supplemented by the First Supplemental Indenture dated as of April 25, 2017 between Great Ajax, as issuer, and Wilmington Savings Fund Society, FSB, as trustee and as otherwise modified or supplemented prior to the date of the Merger Agreement, and (b) that certain Indenture dated as of August 26, 2022 between Great Ajax Operating Partnership, as issuer, Great Ajax, Great Ajax Operating LLC and Great Ajax II Operating Partnership L.P. as guarantors and Wilmington Savings Fund Society, FSB, as trustee and as otherwise modified or supplemented prior to the date of the Merger Agreement.
•
“Great Ajax Operating Partnership” refers to Great Ajax Operating Partnership L.P., a Delaware limited partnership.

•
“Great Ajax Portfolio Securities” refers to assets constituting loans or securities (other than in connection with the acquisition of a joint venture or other minority equity interest, agency-backed mortgage-backed securities, treasury securities or money market securities) in an amount that exceeds $50,000,000 in the aggregate.

•
“Great Ajax Preferred Stock” refers to the Great Ajax Series A Preferred Stock and Great Ajax Series B Preferred Stock.

•
“Great Ajax Projections” refers to certain non-public and unaudited prospective financial information and operating data relating to Great Ajax for the fiscal years ending December 31, 2023 through December 31, 2025 prepared by Great Ajax’s management in connection with the Merger.

•
“Great Ajax Record Date” refers to the close of business on [•], 2023.

•
“Great Ajax Restricted Shares” refers to each share of Great Ajax Common Stock issued by Great Ajax under a Great Ajax Equity Plan that is unvested and/or is subject to a repurchase option or obligation, risk of forfeiture or other lapse restriction.

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“Great Ajax Series A Preferred Stock” refers to Great Ajax’s 7.25% Series A Preferred Stock, $0.01 par value per share.

•
“Great Ajax Series B Preferred Stock” refers to Great Ajax’s 5.00% Series B Preferred Stock, $0.01 par value per share.

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“Great Ajax Special Committee” refers to the special committee of independent directors of the Great Ajax Board.

•
“Great Ajax Special Meeting” refers to the special meeting of Great Ajax’s Stockholders to be held virtually on [•], 2023, at [•], Eastern Time.

•
“Great Ajax Stockholder Approval” refers to the approval of the transactions, including the Merger, contemplated by the Merger Agreement by the affirmative vote of holders of at least a majority of outstanding shares of Great Ajax Common Stock entitled to vote thereon at the Great Ajax Stockholders Meeting in accordance with the MGCL and the organizational documents of Great Ajax.

•
“Great Ajax Stockholders” refers to the holders of Great Ajax Common Stock.

•
“Great Ajax Termination Fee” refers to a cash amount equal to $6,867,000.

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“Great Ajax Unsecured Notes” refers to the Great Ajax Operating Partnership’s 8.875% Senior Unsecured Notes due 2027.

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“Great Ajax Warrants” refers to all warrants representing the right to purchase shares of Great Ajax Common Stock.

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“Gregory” refers to Gregory Funding LLC, a Delaware limited liability company, Great Ajax’s servicer.

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“Investment Company Act” refers to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

•
“Maryland Department” refers to the State Department of Assessments and Taxation of Maryland.

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“MBS” refers to CMBS and RMBS, collectively.

•
“Merger” refers to the merger of Great Ajax with and into Merger Sub, with Merger Sub continuing as the surviving company of the Merger, pursuant to the Merger Agreement.

•
“Merger Agreement” refers to the Agreement and Plan of Merger, dated as of June 30, 2023, by and among EFC, Merger Sub and Great Ajax, as amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus.

•
“Merger Consideration” refers to (A) that number of newly and validly issued, fully-paid and nonassessable shares of EFC Common Stock equal to the Exchange Ratio and (B) if applicable, an amount of cash equal to the Contingent Cash Purchase Price divided by the aggregate number of shares of Great Ajax Common Stock and Great Ajax Restricted Shares entitled to receive Merger Consideration.

•
“Merger Sub” refers to EF Acquisition I LLC, a Maryland limited liability company and a wholly-owned subsidiary of EFC.

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“MGCL” refers to the Maryland General Corporation Law, as amended.

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“MLLC Act” refers to the Maryland Limited Liability Company Act, as amended.

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“MSRs” refers to mortgage servicing rights.

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“Non-Agency RMBS” refers to RMBS backed by U.S. residential mortgage loans for which the principal and interest payments are not guaranteed by a U.S. government agency or a U.S. government-sponsored entity.

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“NYSE” refers to the New York Stock Exchange and any successor stock exchange or quotation system operated by the New York Stock Exchange or any successor thereto.

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“ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

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“Person” refers to any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any governmental entity or a political subdivision, agency or instrumentality of a governmental entity).

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“Piper Sandler” refers to Piper Sandler & Co.

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“REIT” refers to a real estate investment trust as defined in Section 856 of the Code.

•
“RMBS” refers to residential mortgage-backed securities.

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“Servicing Agreement” means the Servicing Agreement, dated as of July 8, 2014, among Gregory, Great Ajax, Great Ajax Operating Partnership and Little Ajax II LLC (as amended from time to time).

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“Specified Incentive Equity Issuance” refers to, collectively, (i) the annual issuance of up to 40,000 Great Ajax Restricted Shares in the aggregate under the Great Ajax 2016 Plan in the ordinary course of business, and/or (ii) the quarterly issuance of Great Ajax Restricted Shares under the Great Ajax 2014 Plan in the ordinary course of business, each subject to the adjustment provisions of the Merger Agreement.

•
“TBAs” refers to To-Be-Announced mortgage pass-through certificates.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address certain commonly asked questions regarding the Merger Agreement, the Merger and the Great Ajax Special Meeting. These questions and answers do not address all questions that may be important to you as a Great Ajax Stockholder. Please refer to the “Summary” beginning on page 17 and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents incorporated by reference in this proxy statement/prospectus, which you should read carefully.
Q:
What is the Merger?

A:
EFC, Merger Sub and Great Ajax have entered into the Merger Agreement pursuant to which, and subject to the terms and conditions of the Merger Agreement, Great Ajax will merge with and into Merger Sub, with Merger Sub continuing as the surviving company of the Merger and, following its contribution to the EFC Operating Partnership immediately following the Merger, as a wholly-owned subsidiary of the EFC Operating Partnership. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. In order to complete the Merger, among other conditions described in the Merger Agreement and this proxy statement/prospectus, Great Ajax Stockholders must approve the Great Ajax Merger Proposal.

Q:
Why are EFC and Great Ajax proposing the Merger?

A:
The EFC Board and the Great Ajax Board have determined that the Merger will provide a number of significant strategic opportunities and benefits and will be in the best interest of EFC, with respect to the EFC Board, and Great Ajax and Great Ajax Stockholders, with respect to the Great Ajax Board. At the Closing, the Combined Company will have a larger capital base, which is expected to support continued growth across EFC’s targeted asset classes and position EFC to capitalize on an opportunistic investment environment post-Closing. The Combined Company is expected to provide improved scale, liquidity and capital alternatives for EFC stockholders as a result of the increased equity capitalization and the increased stockholder base of the Combined Company. To review the Great Ajax Board’s reasons for the Merger in greater detail, see “The Merger — Recommendation of the Great Ajax Board and Its Reasons for the Merger” beginning on page 69. To review the EFC Board’s reasons for the Merger in greater detail, see “The Merger — The EFC Board’s Reasons for the Merger” beginning on page 72.

Q:
What happens if the market price of EFC Common Stock or Great Ajax Common Stock changes before the Closing?

A:
Changes in the market price of EFC Common Stock or Great Ajax Common Stock at or prior to the effective time of the Merger will not change the number of shares of EFC Common Stock that Great Ajax Stockholders will receive in the Merger because the Exchange Ratio is not based on the market price of EFC Common Stock or Great Ajax Common Stock.

Q:
Are there any conditions to completion of the Merger?

A:
Yes. In addition to the approval of the Great Ajax Merger Proposal by the Great Ajax Stockholders, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For a description of all of the conditions to the Merger, see “The Merger Agreement — Conditions to Complete the Merger” beginning on page 117.

Q:
When is the Merger expected to be consummated?

A:
The Merger is expected to be consummated by the end of 2023. Because the Merger is subject to a number of conditions, including the approval of the Great Ajax Merger Proposal by the requisite vote of the Great Ajax Stockholders, the exact timing of the Merger cannot be determined at this time and EFC and Great Ajax cannot guarantee that the Merger will be completed at all. The Merger Agreement may be terminated under certain circumstances if the Merger has not been consummated on or before 5:00 p.m. Eastern Time on January 31, 2024 (the “End Date”).

Q:   How does the Merger relate to EFC’s proposed merger with Arlington?
A:
On May 29, 2023, EFC, Arlington, Arlington Merger Sub and, solely for the limited purposes set forth in the Arlington Merger Agreement, EFC Manager, entered into the Arlington Merger Agreement, pursuant to which, subject to the terms and conditions thereof, Arlington will be merged with and into Arlington Merger Sub, with Arlington Merger Sub continuing as the surviving corporation of the Arlington Merger. Immediately following the Arlington Merger, the surviving corporation of the Arlington Merger will be contributed to the EFC Operating Partnership, in exchange for EFC OP Units. As a result of the contribution, the surviving corporation of the Arlington Merger will become a wholly-owned subsidiary of the EFC Operating Partnership.

Pursuant to the terms and subject to the conditions of the Arlington Merger Agreement, at the effective time of the Arlington Merger, each issued and outstanding share of Arlington Common Stock (other than shares held by EFC or Arlington Merger Sub or by any wholly-owned subsidiary of EFC, Arlington Merger Sub or Arlington) will automatically be converted into the right to receive (i) from EFC, a number of shares of EFC Common Stock equal to the Arlington Exchange Ratio and (ii) from EFC Manager, $0.09 in cash.
A proxy statement/prospectus will be mailed to Arlington shareholders in connection with the Arlington Merger. The Arlington Merger is subject to approval by Arlington shareholders and other conditions set forth in the Arlington Merger Agreement. The Arlington Merger is a transaction separate and apart from the Merger, and the completion of the Arlington Merger is not a condition to the completion of the Merger, and the completion of the Merger is not a condition to the completion of the Arlington Merger.
EFC and Merger Sub have acknowledged and agreed that the consummation of the transactions contemplated by the Merger Agreement, including the Merger, shall not be materially delayed or expressly or implicitly conditioned on the consummation of the transactions or the satisfaction or waiver of any of the conditions to the consummation of Arlington Merger set forth in the Arlington Merger Agreement.
Each of the Merger and the Arlington Merger is independent of the other and neither is conditioned on the occurrence of the other. Although EFC believes that both the Merger and the Arlington Merger will be consummated as planned, EFC cannot provide any assurance that the Merger and/or the Arlington Merger will be consummated as planned.
Q:
What are the material U.S. federal income tax consequences of the Merger to Great Ajax Stockholders and EFC stockholders?

A:
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Closing is conditioned on the receipt by each of Great Ajax and EFC of an opinion from its respective tax counsel to that effect. Assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations” beginning on page 122) of shares of Great Ajax Common Stock will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of EFC Common Stock and cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Great Ajax Common Stock (such cash including such holder’s share of the aggregate Contingent Cash Purchase Price) exceeds such holder’s adjusted basis in its shares of Great Ajax Common Stock and (ii) the amount of cash (other than the cash received in lieu of a fractional share of EFC Common Stock) received in exchange for its shares of Great Ajax Common Stock (such cash including such holder’s share of the aggregate Contingent Cash Purchase Price). A U.S. holder will also recognize gain or loss with respect to cash received in lieu of fractional shares of EFC Common Stock equal to the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. Generally, any gain or loss recognized on the exchange will be capital gain or loss, and any such capital gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year. The holders of EFC Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes.

The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the Merger. For more information regarding the tax consequences of the Merger to Great Ajax Stockholders, please see “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 122.
Q:
Following the Merger, what percentage of EFC Common Stock will current EFC stockholders and Great Ajax Stockholders own?

A:
Immediately following the completion of the Merger, based on the number of issued and outstanding shares of EFC Common Stock and Great Ajax Common Stock (excluding Cancelled Shares) and outstanding Great Ajax Equity Awards as of June 30, 2023 and the Exchange Ratio of 0.5308 (which is subject to certain adjustments as provided in the Merger Agreement and not assuming the prior completion of the Arlington Merger):

•
the shares of EFC Common Stock held by the EFC common stockholders as of immediately prior to the effective time of the Merger are expected to represent in the aggregate approximately 84% of the Combined Company’s outstanding shares of common stock; and

•
Great Ajax Stockholders and holders of Great Ajax Equity Awards as of immediately prior to the effective time of the Merger are expected to own in the aggregate the remaining approximately 16% of the Combined Company’s outstanding shares of common stock.

If the Arlington Merger is completed prior to the effective time of the Merger, based on the number of issued and outstanding shares of Arlington Common Stock as of June 30, 2023 and the Arlington Exchange Ratio of 0.3619 (which is subject to certain adjustments as provided in the Arlington Merger Agreement):
•
the shares of EFC Common Stock held by the EFC common stockholders (including the former holders of Arlington Common Stock) as of immediately prior to the effective time of the Merger are expected to represent in the aggregate approximately 86% of the Combined Company’s outstanding shares of common stock; and

•
Great Ajax Stockholders and holders of Great Ajax Equity Awards as of immediately prior to the effective time of the Merger are expected to own in the aggregate the remaining approximately 14% of the Combined Company’s outstanding shares of common stock.

The exact equity stake of EFC common stockholders and Great Ajax Stockholders in the Combined Company immediately following the effective time of the Merger will depend on the number of shares of EFC Common Stock (including shares of EFC Common Stock that may be issued to holders of Arlington Common Stock in connection with the pending Arlington Merger) and Great Ajax Common Stock issued and outstanding immediately prior to the effective time of the Merger.
Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, including if the Great Ajax Merger Proposal is not approved by the Great Ajax Stockholders, Great Ajax Stockholders will not have their Great Ajax Common Stock exchanged for the Merger Consideration. Instead, Great Ajax and EFC would remain separate companies. Under certain circumstances, Great Ajax may be required to pay EFC the Great Ajax Termination Fee as described under “The Merger Agreement — Termination Fee and Expenses” beginning on page 120.

Q:
Are Great Ajax Stockholders entitled to exercise appraisal or dissenters’ rights?

A:
No. No appraisal or dissenters’ rights or other rights of objecting Great Ajax Stockholders will be available with respect to the Merger or the other transactions contemplated by the Merger Agreement. For additional information, see “The Merger — Appraisal Rights” beginning on page 96.

Q:
Will the Combined Company have the same business strategy as Great Ajax following the Merger?

A:
No. Upon the Closing, the Combined Company will follow EFC’s strategy of pursuing value across various types of mortgage-related, consumer-related, corporate-related, and other financial assets. Some, but not all, of these investment strategies encompass Great Ajax’s investment strategies. EFC’s targeted assets currently include residential and commercial mortgage loans, reverse mortgage loans, MBS, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments.
EFC’s strategy is adaptable to changing market environments, and the deployment of capital by EFC and its targeted asset classes may vary over time in response to market conditions. While EFC has no present intention to change or modify its strategy or investment policies, EFC’s strategy and investment policies may be changed without a vote of EFC’s stockholders.
EFC and Great Ajax expect that Gregory will continue its mortgage servicing business after the Closing. Great Ajax and EFC have agreed to cooperate and negotiate in good faith to enter into an assignment agreement, in form and substance reasonably satisfactory to Great Ajax and EFC, assigning the rights and obligations of Great Ajax under the Servicing Agreement to EFC, in order for Gregory to continue as the mortgage servicer for each of the mortgage loans owned by Great Ajax and any of its subsidiaries immediately prior to the Closing and serviced by Gregory immediately prior to the date of the Closing, for so long as EFC or any of its affiliates maintains an ownership interest in such loan. The entry of Great Ajax, EFC and Gregory into such assignment agreement is one of the conditions upon which the obligation of Great Ajax to consummate the Merger is conditioned upon. Great Ajax also expects that the business of Gaea will continue in the ordinary course after the Closing.
For more information on EFC’s targeted assets and business strategy, see “Description of Policies of EFC” beginning on page 175.
Q:
Will I receive dividend payments after the Merger?

A:
Following completion of the Merger, holders of EFC Common Stock will be entitled to receive dividends or other distributions when, as and if authorized by the EFC Board and declared by EFC out of funds legally available therefor.

Q:
Are there risks associated with the Merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Merger that are discussed in this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 31.

Q:
How can I obtain additional information about EFC and Great Ajax?

A:
EFC and Great Ajax each file annual, quarterly and current reports, proxy statements and other information with the SEC. EFC’s and Great Ajax’s SEC filings are available to the public at the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by EFC with the SEC will be available free of charge on EFC’s website at www.ellingtonfinancial.com or by contacting EFC’s Secretary at (203) 409-3585. Copies of the documents filed by Great Ajax with the SEC will be available free of charge on Great Ajax’s website at www.greatajax.com or by contacting Great Ajax’s Investor Relations at (503) 505-5670. EFC’s and Great Ajax’s website addresses are provided as inactive textual references only. In addition, the information provided on each company’s website is not part of this proxy statement/prospectus and is not incorporated by reference into this proxy statement/prospectus. For a more detailed description of the information available and information incorporated by reference, please see “Where You Can Find More Information and Incorporation by Reference” on page 191.

The following questions and answers apply to EFC stockholders only:
Q:
How will EFC common stockholders be affected by the Merger and the EFC Common Stock Issuance?

A:
Immediately following the Merger, each EFC common stockholder will continue to own the same number of shares of EFC Common Stock that such stockholder held immediately prior to the Merger. As a result, each EFC common stockholder will continue to own common stock in the Combined Company, which will be a larger company with more assets and equity. Because EFC will be issuing new shares of EFC Common Stock to Great Ajax Stockholders in the Merger, each outstanding share of EFC Common Stock immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of EFC Common Stock outstanding after the Merger.
Q:
Do the EFC directors and executive officers and EFC Manager have any interests in the Merger?

A:
Yes. The Combined Company will continue to be managed by EFC Manager under the terms of the EFC Management Agreement. Under the EFC Management Agreement, EFC Manager provides the day-to-day management of EFC’s operations, including providing EFC with a management team and all other personnel necessary to support its operations. In exchange for its services, EFC pays EFC Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to EFC. Currently, each of EFC’s executive officers and one of its directors serves as an officer of EFC Manager and is an employee of EMG.

Pursuant to the EFC Management Agreement, EFC pays EFC Manager a quarterly management fee, which includes a “base” component and “incentive” component. The “base” component of the management fee is paid quarterly in arrears in an amount equal to 1.50% per annum of the equity of the EFC Operating Partnership, as calculated pursuant to the EFC Management Agreement. As a result of the Merger and contribution of the surviving company of the Merger to the EFC Operating Partnership in exchange for EFC OP Units, the equity of the EFC Operating Partnership will effectively include the additional equity attributable to the acquisition of Great Ajax; thus, the amount of the management fees payable to EFC Manager will also increase, which gives EFC Manager (and therefore, EFC’s management), an incentive, not shared by EFC stockholders, to negotiate and effect the Merger, possibly on terms less favorable to EFC than would otherwise have been achieved.
The EFC Management Agreement was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to EFC as if they had been negotiated with an unaffiliated third party.
Q:
What regular dividends will EFC be permitted to pay prior to the Closing?

A:
The Merger Agreement permits EFC and its subsidiaries, from the date of the Merger Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, to continue to pay (i) regular monthly dividends with respect to the EFC Common Stock consistent with past practice at a rate not to exceed $0.15 per share, (ii) (a) regular quarterly dividends payable with respect to any EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT consistent with past practice and the terms of such EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT and (b) regular quarterly dividends payable in respect of the EFC Series D Preferred Stock or the EFC Series E Preferred Stock consistent with the terms thereof; (iii) dividends or other distributions to EFC by any directly or indirectly wholly-owned subsidiary of EFC or the EFC Operating Partnership and (iv) without duplication of the amounts described in clauses (i) through (iii), any dividends or other distributions necessary to maintain EFC’s or its subsidiaries (as applicable) REIT qualification under the Code, including to avoid the imposition of any corporate level tax or excise tax under the Code or required under the organizational documents of EFC or such subsidiary.

Q:
What additional dividends will EFC be permitted to pay prior to the Closing?

A:
Pursuant to the Merger Agreement, prior to the effective time of the Merger, EFC is permitted to declare an interim dividend to its stockholders. The per share additional dividend payable by EFC is limited to an amount equal to (i) EFC’s then-most recent monthly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the date of the Closing, and divided by the actual number of days in the calendar month in which such dividend is declared, plus (ii) an additional amount equal to the quotient obtained by dividing (A) the Great Ajax Special Dividend Amount (as defined below), if any, by (B) the Exchange Ratio. The payment date for this additional dividend, if any, will be the close of business on the last business day prior to the date of the Closing, subject to funds being legally available therefor, and the record date for which will be three business days before the payment date.

The following questions and answers apply to Great Ajax Stockholders only:
Q:
What will I receive for my Great Ajax Common Stock in the Merger?

A:
Under the terms of the Merger Agreement, each share of Great Ajax Common Stock (other than the Cancelled Shares) will automatically be converted into the right to receive (i) a number of shares of EFC Common Stock based on the Exchange Ratio, plus (ii) if applicable, an amount of cash equal to the Contingent Cash Purchase Price divided by the aggregate number of shares of Great Ajax Common Stock and Great Ajax Restricted Shares entitled to receive Merger Consideration, each as subject to adjustment as provided in the Merger Agreement, with cash being paid in lieu of fractional shares of EFC Common Stock that would have been received as a result of the Merger.

Q:
How will I receive the Merger Consideration if the Merger is completed?

A:
If you hold physical stock certificates of Great Ajax Common Stock, you will be sent a letter of transmittal promptly after the Closing describing how you may exchange your shares for the Merger Consideration, and the exchange agent will forward to you the Merger Consideration to which you are entitled after receiving the proper documentation from you. If you hold your shares of Great Ajax Common Stock in uncertificated book-entry form, you will be sent a letter of transmittal promptly after the Closing describing how you may exchange your shares for the Merger Consideration, and the exchange agent will forward to you the Merger Consideration to which you are entitled after receiving the proper documentation from you. For more information, see the section entitled “The Merger Agreement - Exchange Procedures” beginning on page 100.

Q:
When and where is the Great Ajax Special Meeting, and how do I attend?

A:
The special meeting of Great Ajax Stockholders will be held solely by means of remote communication virtually over the Internet on [•], 2023 at [•] a.m. Eastern Time. On the date of the Great Ajax Special Meeting, you can virtually attend the Great Ajax Special Meeting by accessing the online virtual meeting platform at [•]. However, you are only entitled to vote and/or ask questions at the Great Ajax Special Meeting if you were a stockholder of record or a valid proxy holder from a stockholder of record as of the Great Ajax Record Date.

Q:
What matters will be voted on at the Great Ajax Special Meeting?

A:
You will be asked to consider and vote on the Great Ajax Merger Proposal and the Great Ajax Adjournment Proposal. Great Ajax will transact no other business at the Great Ajax Special Meeting or any postponement or adjournment thereof.

Q:
How does the Great Ajax Board recommend that I vote on the proposals?

A:
The Great Ajax Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are in the best interests of Great Ajax and its stockholders, (ii) approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Great Ajax Merger Proposal be submitted to the Great Ajax Stockholders for consideration at the Great Ajax Special Meeting, and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the Great Ajax Stockholders approve the Great Ajax Merger Proposal. The Great Ajax Board unanimously recommends that the Great Ajax Stockholders vote “FOR” the Great Ajax Merger Proposal and “FOR” the Great Ajax Adjournment Proposal. For a more complete description of the recommendation of the Great Ajax Board, see “The Merger — Recommendation of the Great Ajax Board and Its Reasons for the Merger” beginning on page 69.

Q:
How do I vote at the Great Ajax Special Meeting?

A:
You can authorize a proxy to vote using the following the methods:

•
By Telephone — By telephone by calling [•] and following the instructions on the proxy card;

•
By Internet — Over the Internet:

•
Before the Great Ajax Special Meeting by visiting www.proxyvote.com; or

•
During the Great Ajax Special Meeting by visiting [•]; or

•
By Mail — By mail by completing, signing, dating, and mailing the enclosed proxy card.

If you authorize a proxy to vote, the individuals named on the proxy card will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. You may also specify that you would like to abstain from voting for or against a proposal. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares of Great Ajax Common Stock in accordance with the recommendations of the Great Ajax Board. Proxies authorized by telephone or via the Internet must be received by 11:59 p.m. Eastern Time, on [•], 2023.
If your shares of Great Ajax Common Stock are held in “street name” by a broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee to vote your shares of Great Ajax Common Stock.
Q:
How can I revoke my proxy or change my vote?

A:
You may revoke your proxy at any time before the vote is taken at the Great Ajax Special Meeting by:

•
authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m. Eastern Time, on [•], 2023;

•
timely delivering a valid, later-dated proxy;

•
timely delivering a written notice that you are revoking your proxy to the Secretary of Great Ajax; or

•
voting electronically at the Great Ajax Special Meeting.

Your attendance at the Great Ajax Special Meeting does not automatically revoke your previously submitted proxy.
If your shares of Great Ajax Common Stock are held in “street name” by a broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee to revoke your proxy or change your vote before the vote is taken at the Great Ajax Special Meeting.
Q:
Do the Great Ajax directors and executive officers have any interests in the Merger?

A:
Yes. In considering the Great Ajax Board’s recommendation for Great Ajax Stockholders to approve the Great Ajax Merger Proposal, Great Ajax Stockholders should be aware that the directors and executive officers of Great Ajax have interests in the Merger that may be different from, or in addition to, the interests of Great Ajax Stockholders generally and that may present actual or potential conflicts of interests. These interests include:

•
Three of the members of the Great Ajax Board, Lawrence A. Mendelsohn, Russell A. Schaub and Steven L. Begleiter, indirectly own interests in the Great Ajax Manager, and therefore will receive a part of the payments that will be due to the Great Ajax Manager in connection with the termination of the Great Ajax Management Agreement;

•
Three of the members of the Great Ajax Board, Lawrence A. Mendelsohn, Russell A. Schaub and Steven L. Begleiter, indirectly own interests in Gregory, which is expected to continue as the mortgage servicer for each of the mortgage loans owned by Great Ajax and any of its subsidiaries immediately prior to the Closing and serviced by Gregory immediately prior to the date of the Closing, for so long as EFC or any of its affiliates maintains an ownership interest in such loans;

•
Each of Great Ajax’s executive officers and all but one of the members of the Great Ajax Board hold Great Ajax Restricted Shares, as described under “The Merger — Interests of Great Ajax’s Directors and Executive Officers in the Merger;” and

•
Continued indemnification and insurance coverage for the directors and executive officers of Great Ajax in accordance with the Merger Agreement.

The Great Ajax Board was aware of these interests and considered them, among other matters, when approving the Merger Agreement and the transactions contemplated thereby, including the Merger. The Great Ajax Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, as was recommended by the Great Ajax Special Committee. For additional information, see “The Merger — Interests of Great Ajax’s Directors and Executive Officers in the Merger” beginning on page 93.
Q:
What constitutes a quorum for the Great Ajax Special Meeting?

A:
The Great Ajax Bylaws provide that the presence in person or by proxy of Great Ajax Stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum at each meeting of Great Ajax Stockholders. Abstentions will be counted for the purpose of determining a quorum.

Q:
What vote is required for Great Ajax Stockholders to approve the Great Ajax Merger Proposal?

A:
Approval of the Great Ajax Merger Proposal will require, provided a quorum is present, the affirmative vote, at the Great Ajax’s Shareholder Meeting either in person or by proxy, of holders of at least a majority of outstanding shares of Great Ajax Common Stock entitled to vote thereon. Holders of Great Ajax Preferred Stock are not entitled to vote on the Great Ajax Merger Proposal.

Q:
What vote is required for Great Ajax Stockholders to approve the Great Ajax Adjournment Proposal?

A:
Approval of the Great Ajax Adjournment Proposal will require, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of shares of Great Ajax Common Stock. Holders of Great Ajax Preferred Stock are not entitled to vote on the Great Ajax Adjournment Proposal.

Q:
How are votes counted?

A:
For the Great Ajax Merger Proposal, Great Ajax Stockholders may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstaining and failing to vote will have the same effect as a vote “AGAINST” the Great Ajax Merger Proposal. For the Great Ajax Adjournment Proposal, Great Ajax Stockholders may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstaining and failing to vote will not have an effect on the Great Ajax Adjournment Proposal provided that a quorum is otherwise present. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Great Ajax Merger Proposal and “FOR” the Great Ajax Adjournment Proposal. In addition, banks, brokers and other nominees that hold their customers’ shares of Great Ajax Common Stock in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Great Ajax Special Meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Great Ajax Common Stock, your shares of Great Ajax Common Stock will not be considered present at the Great Ajax Special Meeting and will not be voted on any of the proposals. In other words, since each of the proposals to be voted upon at the Great Ajax Special Meeting is considered “non-routine,” there will be no broker non-votes in connection with the Great Ajax Special Meeting because brokers may not submit votes on either of such proposals without instructions from their customers.

Q:
Who is entitled to vote at the Great Ajax Special Meeting?

A:
All Great Ajax Stockholders as of the close of business on [•], 2023, the Great Ajax Record Date for the Great Ajax Special Meeting, are entitled to vote at the Great Ajax Special Meeting. As of the Great Ajax Record Date, there were [•] issued and outstanding shares of Great Ajax Common Stock. Each Great Ajax Stockholder on the Great Ajax Record Date is entitled to one vote per share.

Q:
Will Great Ajax be required to submit the Great Ajax Merger Proposal to the Great Ajax Stockholders even if the Great Ajax Board has withdrawn, modified, or qualified its recommendation?

A:
Yes. Unless the Merger Agreement is terminated before the Great Ajax Special Meeting, Great Ajax is required to submit the Great Ajax Merger Proposal to its stockholders even if the Great Ajax Board has withdrawn, modified or qualified its recommendation that Great Ajax Stockholders approve the Merger.

Q:
How will Great Ajax Stockholders be affected by the Merger?

A:
Under the terms of the Merger Agreement, each share of Great Ajax Common Stock (other than the Cancelled Shares) will automatically be converted into the right to receive (i) a number of shares of EFC Common Stock based on the Exchange Ratio, plus (ii) if applicable, an amount of cash equal to the Contingent Cash Purchase Price divided by the aggregate number of shares of Great Ajax Common Stock and Great Ajax Restricted Shares entitled to receive Merger Consideration, each as subject to adjustment as provided in the Merger Agreement, with cash being paid in lieu of fractional shares of EFC Common Stock that would have been received as a result of the Merger. As such, after the Merger is completed, Great Ajax Common Stock will no longer be listed on the NYSE and will be deregistered under the Exchange Act, and Great Ajax Stockholders as of immediately prior to the Closing are expected to own in the aggregate approximately 16% of the Combined Company’s outstanding shares of common stock (or, if the Arlington Merger is completed prior to the completion of the Merger, approximately 14% of the Combined Company’s outstanding shares of common stock, based on the Arlington Exchange Ratio of 0.3619) immediately following the effective time of the Merger, based on the number of issued and outstanding shares of EFC Common Stock and Great Ajax Common Stock (excluding Cancelled Shares) and outstanding Great Ajax Equity Awards as of June 30, 2023, and the Exchange Ratio of 0.5308 (which is subject to certain adjustments as provided in the Merger Agreement and not assuming the prior completion of the Arlington Merger). Additionally, under the terms of the Merger Agreement, Great Ajax will use commercially reasonably efforts to effect the redemption of each outstanding share of the Great Ajax Series A Preferred Stock and the Great Ajax Series B Preferred Stock, or take such other action to cause each share of the Great Ajax Preferred Stock to no longer be outstanding immediately prior to the Closing.

Q:
Have any Great Ajax Stockholders already agreed to vote in favor of the proposal?

A:
No Great Ajax stockholder has entered into any agreement to vote any of their shares of Great Ajax Common Stock either in favor or against any proposal at the Great Ajax Special Meeting.

Q:
What happens if I sell my stock before the Great Ajax Special Meeting?

A:
The Great Ajax Record Date is earlier than the date of the Great Ajax Special Meeting and the date that the Merger is expected to be completed. If you sell your stock after the Great Ajax Record Date but before the date of the Great Ajax Special Meeting, you will retain any right to vote at the Great Ajax Special Meeting, but you will have transferred your right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your stock through completion of the Merger.

Q:
What is the difference between a stockholder of record and a beneficial owner?

A:
If your shares of Great Ajax Common Stock are registered directly in your name with Great Ajax’s transfer agent, you are considered the stockholder of record with respect to those shares. If your shares of Great Ajax Common Stock are held in a stock brokerage account, or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares that you beneficially own and you are also invited to attend the Great Ajax Special Meeting. However, beneficial owners generally cannot vote their shares directly because they are not the stockholder of record; instead, beneficial owners must instruct the broker, bank or other nominee how to vote their shares.

Q:
What happens if I am both an EFC stockholder and a Great Ajax Stockholder?

A:
If you are both an EFC stockholder and a Great Ajax stockholder on the Great Ajax Record Date, you are entitled to vote at the Great Ajax Special Meeting by virtue of your ownership of Great Ajax Common Stock on the Great Ajax Record Date. However, the approval of the EFC stockholders is not required for the Merger and as such, EFC will not hold a special meeting for that purpose. You will receive a proxy card for the Great Ajax Special Meeting only and must complete, sign and date the proxy card and return it in the appropriate preaddressed postage-paid envelope or, if available, by authorizing a proxy to vote your shares by one of the other methods specified in your proxy card or voting instruction card.

Q:
If I am a beneficial owner of Great Ajax Common Stock, will my broker, bank or other nominee vote my shares for me?

A:
No. If you hold your shares of Great Ajax Common Stock in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in “street name”), you must provide your broker, bank or other nominee with instructions on how to vote your shares. Unless you instruct your broker, bank or other nominee to vote your shares held in street name, your shares will NOT be voted. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares.

Q:
When is the Merger expected to be consummated?

A:
The Merger is expected to be consummated by the end of the fourth quarter of 2023, although EFC and Great Ajax cannot assure completion by any particular date, if at all. Because the Merger is subject to a number of conditions, including the approval of the Great Ajax Merger Proposal by the requisite vote of the Great Ajax Stockholders, the exact timing of the Merger cannot be determined at this time and EFC and Great Ajax cannot guarantee that the Merger will be completed at all.

Q:
What happens if the Merger is not completed?

A:
If the Great Ajax Merger Proposal is not approved by Great Ajax Stockholders, or if the Merger is not completed for any other reason, Great Ajax Stockholders will not have their Great Ajax Common Stock exchanged for EFC Common Stock in connection with the Merger. Instead, Great Ajax and EFC would remain separate companies. Under certain circumstances, Great Ajax may be required to pay EFC the Great Ajax Termination Fee or expense amount, as described under “The Merger Agreement — Termination Fee and Expenses” beginning on page 120.

Q:
Am I entitled to exercise appraisal rights?

A:
No. Great Ajax Stockholders will not be entitled to appraisal rights. The Great Ajax Charter provides that Great Ajax Stockholders generally have no appraisal rights unless the Great Ajax Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. The Great Ajax Board has not made any such determination with respect to the Great Ajax Common Stock and with respect to the Merger.

Q:
What regular dividends will Great Ajax be permitted to pay prior to the Closing?

A:
The Merger Agreement permits Great Ajax to pay (i) quarterly dividends with respect to Great Ajax Common Stock of up to $0.20 per share, (ii) regular quarterly dividends with respect to Great Ajax Preferred Stock, or (iii) without duplication of the amounts described in clauses (i) and (ii), dividends or other distributions necessary for Great Ajax or its subsidiaries (as applicable) to maintain its REIT qualification under the Code, including to avoid or reduce the imposition of corporate level tax or excise tax under the Code.

Q:
What additional dividends is Great Ajax required to pay?

A:
Pursuant to the Merger Agreement, prior to the date of the Closing, Great Ajax will, to the extent necessary, declare and pay an interim dividend to the Great Ajax Stockholders. The per share dividend payable by Great Ajax will be an amount (the “Great Ajax Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the amount necessary for Great Ajax to maintain its REIT qualification under the Code and avoid the imposition of income tax or excise tax under the Code. The payment date for the interim dividend will be the close of business on the last business day prior to the date of the Closing, subject to funds being legally available therefor, and the record date for which will be three business days before the payment date.
Q:
Are there risks associated with the Merger that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Merger that are discussed in this proxy statement/ prospectus described in the section entitled “Risk Factors” beginning on page 31.

Q:
Where can I find the voting results of the Great Ajax Special Meeting?

A:
The preliminary voting results will be announced at the Great Ajax Special Meeting. In addition, within four business days following certification of the final voting results, Great Ajax will file the final voting results with the SEC on a Current Report on Form 8-K.

Q:
What else do I need to do now?

A:
You are urged to read this proxy statement/prospectus carefully and in its entirety, including its annexes and the information incorporated by reference herein, and to consider how the Merger affects you. For Great Ajax Stockholders, even if you plan to attend the Great Ajax Special Meeting virtually, please authorize a proxy to vote your shares by voting via the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card, and you can also attend the Great Ajax Special Meeting virtually over the Internet and vote, or change your prior proxy authorization. If you hold your shares in “street name” through a bank, broker or other nominee, then you should have received this proxy statement/prospectus from that nominee, along with that nominee’s voting instruction form which includes voting instructions and instructions on how to change your vote. Please see the question “How do I vote at the Great Ajax Special Meeting?” on page 11.

Q:
Will a proxy solicitor be used?

A:
Great Ajax has engaged Georgeson LLC (“Georgeson”) to assist in the solicitation of proxies for the Great Ajax Special Meeting, and Great Ajax estimates it will pay Georgeson a fee of approximately $16,500. Great Ajax has also agreed to reimburse Georgeson for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Georgeson against certain losses, costs and expenses. In addition to mailing proxy solicitation materials, proxies may be solicited from Great Ajax Stockholders by the directors, officers and employees of Great Ajax or the Great Ajax Manager by telephone or by any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to the directors, officers and employees of Great Ajax or the Great Ajax Manager in connection with such solicitation services.

Q:
Who can answer my questions?

A:
If you have any questions about the Merger or the other matters to be voted on at the Great Ajax Special Meeting, how to submit your proxy, or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Phone: (877) 847-1383 (toll-free within the United States)
or (781) 575-2137 (outside of the United States)

SUMMARY
The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the Merger or the Great Ajax Special Meeting. Accordingly, you are encouraged to read this proxy statement/prospectus, including its annexes and the information incorporated by reference herein, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information and Incorporation by Reference” on page 191.
The Companies
Ellington Financial Inc. (Page 51)
EFC is a Delaware corporation that acquires and manages mortgage-related, consumer-related, corporate-related and other financial assets, through investments primarily in securities and loans. EFC’s primary objective is to generate attractive, risk-adjusted total returns for its stockholders by making investments that EFC believes compensate it appropriately for the risks associated with such investments. EFC’s targeted asset classes include residential and commercial mortgage loans, reverse mortgage loans, MBS, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, mortgage-related and non-mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments.
EFC was formed as a Delaware limited liability company in July 2007, commenced operations in August 2007 and completed its conversion to a Delaware corporation on March 1, 2019. EFC elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2019. EFC believes that, commencing with such taxable year, it has been organized and operated in a manner so as to remain qualified as a REIT under the U.S. federal income tax laws, and it intends to continue to operate in such a manner. All of EFC’s operations and business activities are conducted through the EFC Operating Partnership. EFC has control of the EFC Operating Partnership and intends to operate the EFC Operating Partnership in a manner consistent with the requirements for EFC’s qualification as a REIT. In general, as a REIT, EFC is not subject to U.S. federal income tax on its REIT taxable income that it distributes to its stockholders. However, EFC’s taxable REIT subsidiaries (“TRSs”) are subject to U.S. federal, state and local income taxes. EFC also operates its business in a manner that permits it to maintain an exclusion from registration under the Investment Company Act.
EFC is externally managed and advised by EFC Manager pursuant to the EFC Management Agreement. EFC Manager is responsible for administering EFC’s business activities and day-to-day operations in conformity with the policies and investment guidelines that are approved and monitored by the EFC Board. Pursuant to a services agreement between EFC Manager and EMG, EFC Manager relies on the resources of EMG to support EFC’s operations. EMG is an investment management firm and registered investment advisor with a 28-year history of investing in a broad spectrum of mortgage-backed securities and related derivatives.
On May 29, 2023, EFC, Arlington, Arlington Merger Sub and, solely for the limited purposes set forth in the Arlington Merger Agreement, EFC Manager, entered into the Arlington Merger Agreement pursuant to which, subject to the terms and conditions thereof, Arlington will be merged with and into Arlington Merger Sub, with Arlington Merger Sub continuing as the surviving corporation of the Arlington Merger. Immediately following the Arlington Merger, the surviving corporation of the Arlington Merger will be contributed to the EFC Operating Partnership, in exchange for EFC OP Units.
EFC and Merger Sub have acknowledged and agreed that the consummation of the transactions contemplated by the Merger Agreement, including the Merger, shall not be materially delayed or expressly or implicitly conditioned on the consummation of the transactions or the satisfaction or waiver of any of the conditions to the consummation of the Arlington Merger set forth in the Arlington Merger Agreement.
EFC Common Stock is traded on the NYSE under the symbol “EFC.” EFC’s website is www.ellingtonfinancial.com.

EFC’s principal executive offices are located at 53 Forest Avenue, Old Greenwich, Connecticut 06870, and its telephone number is (203) 698-1200.
EF Acquisition I LLC (Page 51)
Merger Sub is a Maryland limited liability company that was formed on June 23, 2023, solely for the purpose of effecting the Merger. Upon the Closing, the Merger will be consummated whereby Great Ajax will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company of the Merger. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Great Ajax Corp. (Page 52)
Great Ajax Corp. is a REIT that focuses primarily on acquiring, investing in and managing residential re-performing loans (“RPLs”) and non-performing loans (“NPLs”) secured by single-family residences and commercial properties. Great Ajax may acquire RPLs and NPLs either directly or in joint ventures with institutional accredited investors. Such joint ventures are structured as securitization trusts, of which Great Ajax acquires debt securities and beneficial interests. In addition to its focus on RPLs and NPLs, Great Ajax also originates and acquires small balance commercial mortgage (“SBC”) loans secured by multi-family retail/residential and mixed use properties. Additionally, Great Ajax invests in single-family and smaller commercial properties directly either through a foreclosure event of a loan in Great Ajax’s mortgage portfolio, or, less frequently, through a direct acquisition.
Great Ajax elected to be taxed as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2014. Great Ajax’s qualification as a REIT depends upon its ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of Great Ajax’s gross income, the composition and values of Great Ajax’s assets, Great Ajax’s distribution levels and the diversity of ownership of Great Ajax’s capital stock. Great Ajax believes that it is organized in conformity with the requirements for qualification as a REIT under the Code, and that Great Ajax’s current and intended manner of operation enables Great Ajax to meet the requirements for taxation as a REIT for U.S. federal income tax purposes.
Great Ajax is externally managed by Thetis Asset Management LLC (the “Great Ajax Manager”), an affiliated entity. Great Ajax is externally managed and advised by the Great Ajax Manager pursuant to the Great Ajax Management Agreement. Great Ajax’s day-to-day operations are being conducted by the Great Ajax Manager through the authority delegated to it under the Great Ajax Management Agreement and pursuant to the policies established by, and under the supervision of, the Great Ajax Board. In addition to administering Great Ajax’s day-to-day operations, the Great Ajax Manager is responsible for (i) the selection, purchase, and sale of Great Ajax’s investment portfolio; (ii) Great Ajax’s financing and hedging activities; and (iii) providing Great Ajax with portfolio management, administrative, and other services relating to Great Ajax’s assets and operations as may be appropriate. As of June 30, 2023, Great Ajax owned 19.8% of the limited liability company interests of the Great Ajax Manager.
Great Ajax’s mortgage loans and other real estate assets are serviced by Gregory Funding LLC (“Gregory”), an affiliated entity. Gregory was formed by the members of the Great Ajax Manager’s management team to service “high-touch” assets, which are loans that require substantial and active interaction with the borrower for modification or other resolution. Gregory is licensed to service loans in all states where such license is required to conduct its business, and currently has mortgage loan origination staff who are licensed in 15 states. Gregory also holds mortgage lending, debt collection or similar licenses in the states where such licenses are required. Gregory is a Freddie Mac authorized servicer, a Home Affordable Modification Program registered servicer, a Veterans Administration Servicer and has unsupervised Title II Mortgage authorization from the Federal Housing Administration (“FHA”).
The Great Ajax Common Stock is traded on the New York Stock Exchange under the symbol “AJX.” Great Ajax’s principal executive offices are located at 13190 SW 68th Parkway, Suite 110, Tigard, Oregon, 97223, and its telephone number is (503) 505-5670. Great Ajax’s website is www.greatajax.com.

The Combined Company (Page 52)
Upon completion of the Merger, the Combined Company will remain a publicly traded corporation focused on acquiring and managing mortgage-related, consumer-related, corporate-related and other financial assets. The Combined Company will continue to be externally managed by EFC Manager.
Upon completion of the Merger, the Combined Company is expected to have a pro forma total stockholders’ equity capitalization of approximately $1,531.4 million, comprised of $1,195.9 million of EFC Common Stock and $335.5 million of EFC Preferred Stock (which does not take into account the completion of the Arlington Merger). The common equity capitalization of approximately $1,195.9 million is based on the book values of EFC Common Stock and Great Ajax Common Stock, which is calculated as total stockholders’ equity less the aggregate liquidation preference of outstanding preferred stock, as of March 31, 2023.
The business of the Combined Company will be operated through EFC and its subsidiaries, which will include the surviving company of the Merger and its subsidiaries.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “EFC.”
The Combined Company’s principal executive offices will remain at EFC’s location at 53 Forest Avenue, Old Greenwich, Connecticut 06870, and its telephone number will remain (203) 698-1200.
The Merger
The Merger Agreement (Page 99)
EFC, Merger Sub and Great Ajax have entered into the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is incorporated herein by reference. EFC and Great Ajax encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.
The Merger (Page 58)
Subject to the terms and conditions of the Merger Agreement, Great Ajax will merge with and into Merger Sub, with Merger Sub continuing as the surviving company of the Merger. Immediately following the Merger, the surviving company of the Merger will be contributed to the EFC Operating Partnership in exchange for EFC OP Units in the EFC Operating Partnership. As a result of the contribution transaction, the surviving company of the Merger will become a wholly-owned subsidiary of the EFC Operating Partnership.
Immediately following the effective time of the Merger, based on the number of issued and outstanding shares of EFC Common Stock and Great Ajax Common Stock (excluding Cancelled Shares) and outstanding Great Ajax Equity Awards as of June 30, 2023, and the Exchange Ratio of 0.5308 (which is subject to certain adjustments as provided in the Merger Agreement and not assuming the prior completion of the Arlington Merger):
•
the shares of EFC Common Stock held by the EFC stockholders as of immediately prior to the effective time of the Merger are expected to represent in the aggregate approximately 84% of the Combined Company’s outstanding shares of common stock; and

•
Great Ajax Stockholders and holders of Great Ajax Equity Awards as of immediately prior to the effective time of the Merger are expected to own in the aggregate the remaining approximately 16% of the Combined Company’s outstanding shares of common stock.

If the Arlington Merger is completed prior to the effective time of the Merger, based on the number of issued and outstanding shares of Arlington Common Stock as of June 30, 2023 and the Arlington Exchange Ratio of 0.3619 (which is subject to certain adjustments, as provided in the Arlington Merger Agreement):
•
the shares of EFC Common Stock held by the EFC common stockholders (including the former holders of Arlington Common Stock) as of immediately prior to the effective time of the Merger are expected to represent in the aggregate approximately 86% of the Combined Company’s outstanding shares of common stock; and
•
Great Ajax Stockholders and holders of Great Ajax Equity Awards as of immediately prior to the effective time of the Merger are expected to own in the aggregate the remaining approximately 14% of the Combined Company’s outstanding shares of common stock.

The exact equity stake of EFC stockholders and Great Ajax Stockholders in the Combined Company immediately following the effective time of the Merger will depend on the actual number of shares of EFC Common Stock (including shares of EFC Common Stock that may be issued to holders of Arlington Common Stock in connection with the pending Arlington Merger) and Great Ajax Common Stock issued and outstanding and the actual number of Great Ajax Equity Awards outstanding immediately prior to the effective time of the Merger.
Consideration for the Merger (Page 99)
Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each outstanding share of Great Ajax Common Stock (other than Cancelled Shares) will automatically be converted into the right to receive the Merger Consideration from EFC. Each outstanding Great Ajax Restricted Share issued under a Great Ajax Equity Plan will become fully vested and, as of the effective time of the Merger, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Merger Consideration.
Based on the number of shares of Great Ajax Common Stock and the number of Great Ajax Equity Awards outstanding on June 30, 2023 and the Exchange Ratio of 0.5308 (which is subject to certain adjustments as provided in the Merger Agreement), it is expected that approximately 12,541,571 shares of EFC Common Stock will be issued in connection with the Merger.
No fractional shares of EFC Common Stock will be issued in the Merger, and the value of any fractional interests to which a holder would otherwise be entitled will be paid in cash.
Recommendation of the Great Ajax Board and Its Reasons for the Merger (Page 69)
On June 30, 2023, after careful consideration, the Great Ajax Board, acting upon the unanimous recommendation of the Great Ajax Special Committee comprised entirely of independent directors of the Great Ajax Board and formed for the purpose of, among other things, evaluating and making a recommendation to the Great Ajax Board with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, unanimously (i) determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are in the best interests of Great Ajax and its stockholders, (ii) approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, (iii) directed that the Great Ajax Merger Proposal be submitted to the Great Ajax Stockholders for consideration at the Great Ajax Special Meeting, and (iv) resolved to recommend, in accordance with and subject to the provisions of the Merger Agreement, that the Great Ajax Stockholders approve the Great Ajax Merger Proposal. Certain factors considered by the Great Ajax Special Committee in reaching its decision to recommend, and the Great Ajax Board in reaching its decision to approve, the Merger Agreement and the transactions contemplated thereby, including the Merger, can be found in the section entitled “The Merger — Recommendation of the Great Ajax Board and Its Reasons for the Merger” beginning on page 69. The Great Ajax Board unanimously recommends that the Great Ajax Stockholders vote “FOR” the Great Ajax Merger Proposal and “FOR” the Great Ajax Adjournment Proposal.
The EFC Board’s Reasons for the Merger (Page 72)
At its meeting on June 29, 2023, after careful consideration, the EFC Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance, are in the best interests of EFC, and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance. Certain factors considered by the EFC Board in evaluating the Merger Agreement and the EFC Stock Issuance can be found in the section entitled “The Merger — The EFC Board’s Reasons for the Merger” beginning on page 72.

Summary of Risk Factors Related to the Merger (Page 31)
You should carefully consider the following important risks, together with all of the other information included in this proxy statement/prospectus and the risks related to the Merger and the related transactions described under the section “Risk Factors” beginning on page 31, before deciding how to vote:
•
The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact EFC’s and Great Ajax’s ability to complete the transaction.

•
Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of EFC Common Stock and/or Great Ajax Common Stock and the future business and financial results of EFC and/or Great Ajax.

•
The Merger Agreement contains provisions that could discourage a potential competing acquirer of Great Ajax or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

•
The pendency of the Merger and, with respect to EFC, the pendency of the Arlington Merger could adversely affect EFC’s and Great Ajax’s business and operations.

•
The market value of EFC Common Stock received by Great Ajax Stockholders will fluctuate based on the trading price of EFC Common Stock.

•
The Merger and related transactions are subject to Great Ajax Stockholder Approval.

•
The voting power of Great Ajax Stockholders will be diluted by the Merger and, if completed, the Arlington Merger.

•
The Merger Agreement may be terminated under certain circumstances.

•
Neither EFC nor Great Ajax may terminate the Merger Agreement or adjust the Exchange Ratio solely due to changes in the market price of EFC Common Stock or Great Ajax Common Stock or changes in the value of EFC’s portfolio or Great Ajax’s portfolio.

•
The market price of EFC Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of EFC Common Stock or Great Ajax Common Stock before the Merger.

•
Shares of EFC Common Stock received by Great Ajax Stockholders as a result of the Merger will have different rights from shares of Great Ajax Common Stock.

•
Directors and executive officers of each of EFC and Great Ajax may have interests in the Merger that are different from, or in addition to, the interests of EFC stockholders and Great Ajax Stockholders, respectively.

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Completion of the Merger may trigger change in control or other provisions in certain agreements to which Great Ajax is a party.

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An adverse judgment in any litigation challenging the Merger or the Arlington Merger may prevent the Merger or the Arlington Merger, respectively, from becoming effective or from becoming effective within the expected timeframe.

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If the Merger does not qualify as a reorganization, Great Ajax Stockholders may recognize additional taxable gain.

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Following the Merger, the Combined Company may be unable to realize the anticipated benefits of the Merger and the Arlington Merger within the anticipated timeframe or at all.

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Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by EFC.

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The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.

•
The Combined Company is expected to incur substantial expenses related to the Merger.

•
The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger and, if completed, the Arlington Merger, and accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.

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The Combined Company may incur adverse tax consequences if Great Ajax, Great Ajax II REIT, Inc. or any other REIT owned by Great Ajax failed to qualify as a REIT for U.S. federal income tax purposes.

•
EFC may not be able to complete the pending Arlington Merger in a timely manner or at all, which could adversely affect EFC’s business.

The Great Ajax Special Meeting (Page 54)
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Date, Time and Place.   The Great Ajax Special Meeting will be held solely by means of remote communication live over the Internet on [•], 2023 at [•] [a.m.], Eastern Time.

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Purpose.   At the Great Ajax Special Meeting, the Great Ajax Stockholders will be asked to consider and vote upon the approval of the Great Ajax Merger Proposal and the Great Ajax Adjournment Proposal.

•
Record Date; Voting Rights.   Great Ajax Stockholders at the close of business on the Great Ajax Record Date will be entitled to notice of the Great Ajax Special Meeting. Each holder of record of Great Ajax Common Stock on the Great Ajax Record Date is entitled to one vote per share of Great Ajax Common Stock with respect to each proposal.

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Quorum.   The presence virtually or by proxy of the holders of shares of Great Ajax Common Stock entitled to cast a majority of all the votes entitled to be cast at the Great Ajax Special Meeting will constitute a quorum at the Great Ajax Special Meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Great Ajax Special Meeting for purposes of determining whether a quorum exists.

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Required Vote.   Approval of the Great Ajax Merger Proposal requires, presuming a quorum is present, the affirmative vote, at the Great Ajax’s Shareholder Meeting either in person or by proxy, of holders of at least a majority of outstanding shares of Great Ajax Common Stock entitled to vote thereon. Approval of the Great Ajax Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the Great Ajax Adjournment Proposal by Great Ajax Stockholders present virtually or by proxy at the Great Ajax Special Meeting.

As of the close of business on the Great Ajax Record Date, the directors and executive officers of Great Ajax owned approximately [•]% of the outstanding shares of Great Ajax Common Stock entitled to vote at the Great Ajax Special Meeting. Great Ajax currently expects that the Great Ajax directors and officers will vote their shares of Great Ajax Common Stock in favor of both the Great Ajax Merger Proposal and the Great Ajax Adjournment Proposal, although none of them are obligated to do so.
Opinion of Great Ajax’s Financial Advisor, Piper Sandler & Co. (Page 74)
Great Ajax engaged Piper Sandler to act as exclusive financial advisor to the Great Ajax Board in connection with the proposed Merger. On June 30, 2023, Piper Sandler rendered its oral opinion to the Great Ajax Board (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion addressed to the Great Ajax Board dated the same date), to the effect that, as of such date, the Merger Consideration to be received by the Great Ajax Stockholders (other than holders of Cancelled Shares) in the Merger and pursuant to the Merger Agreement was fair, from a financial point of view, to the Great Ajax Stockholders (other than holders of Cancelled Shares).
Piper Sandler’s opinion was directed to the Great Ajax Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the Great Ajax Stockholders (other than holders of Cancelled Shares) of the Merger Consideration to be received by such Great Ajax Stockholders (other than holders of Cancelled Shares) in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication (financial or otherwise) of the Merger. The summary of Piper Sandler’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Piper Sandler in preparing its opinion. However, neither Piper Sandler’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any Great Ajax Stockholder as to how such holder should vote or act on any matter relating to the Merger. For a description of the opinion that the Great Ajax Board received from Piper Sandler, see the section entitled “The Merger — Opinion of Great Ajax’s Financial Advisor, Piper Sandler & Co.” beginning on page 74.
Opinion of Great Ajax Special Committee’s Financial Advisor, BTIG, LLC (Page 82)
The Great Ajax Special Committee retained BTIG to act as its financial advisor in connection with the Merger. On June 30, 2023, at a meeting of the Great Ajax Special Committee, BTIG delivered an oral opinion, subsequently confirmed by delivery of a written opinion dated as of June 30, 2023, to the Great Ajax Special Committee to the effect that, based on and subject to the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained in such opinion, as of the date of such opinion the Merger Consideration to be received by the Great Ajax Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Great Ajax Stockholders (other than holders of Cancelled Shares).
The full text of BTIG’s written opinion, dated June 30, 2023, which describes the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained in such opinion by BTIG in preparing its opinion for the Merger is attached hereto as Annex C, and is incorporated by reference herein. You should read the opinion carefully in its entirety. BTIG provided its opinion to the Great Ajax Special Committee (in its capacity as such) for the benefit and use of the Great Ajax Special Committee in connection with and for purposes of the Great Ajax Special Committee’s evaluation of the Merger Consideration from a financial point of view. BTIG’s opinion does not address any other term or aspect of the Merger, and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might have been available to Great Ajax or in which Great Ajax might have engaged or as to the underlying business decision of Great Ajax to proceed with or effect the Merger. BTIG’s opinion was not intended to and does not constitute a recommendation as to how any Great Ajax Stockholder or any other person should vote or whether such Great Ajax Stockholder or such other person should take any other action in connection with the Merger or any other matter. For a description of the opinion that the Great Ajax Special Committee received from BTIG, see the section entitled “The Merger — Opinion of Great Ajax Special Committee’s Financial Advisor, BTIG, LLC.” beginning on page 82.
Directors and Management of EFC After the Merger (Page 120)
Upon consummation of the Merger, the directors and officers of EFC immediately prior to the Merger will continue to be the directors and officers of the Combined Company from and after the effective time of the Merger.
However, in connection with the Arlington Merger, EFC has agreed to take all necessary corporate action so that upon and immediately after the effective time of the Arlington Merger the number of directors that will comprise all of the members of the EFC Board will be six, consisting of five individuals who are directors of EFC immediately prior to the effective time of the Arlington Merger and the one individual designated by Arlington (the “Arlington Director Designee”). The Arlington Director Designee will serve until the 2024 annual meeting of EFC’s stockholders and until his or her successor is duly elected and qualifies, all in accordance with the organizational documents of EFC. Additionally, EFC has agreed to nominate the Arlington Director Designee to stand for election at the 2024 annual meeting of stockholders of EFC, to serve for a term until the 2025 annual meeting of stockholders of EFC. The Arlington Director Designee will be compensated in accordance with EFC’s non-employee director compensation policies as then in effect.
Interests of EFC’s Directors and Executive Officers in the Merger (Page 95)
Great Ajax Stockholders should be aware that executive officers of EFC (including one that also serves as an EFC director) have certain interests in the Merger that may be different from, or in addition to, the interests of Great Ajax Stockholders (and stockholders of the Combined Company) generally and that may present actual or potential conflicts of interest. The Great Ajax Board and the EFC Board were aware of these interests and considered them, among other matters, in reaching their decisions to adopt and approve the Merger Agreement and the transactions contemplated thereby.
The Combined Company will continue to be managed by EFC Manager under the terms of the EFC Management Agreement. Under the EFC Management Agreement, EFC Manager provides the day-to-day management of EFC’s operations, including providing EFC with a management team and all other personnel necessary to support its operations. In exchange for its services, EFC pays EFC Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to EFC. Currently, each of EFC’s executive officers and one of its directors serves as an officer of EFC Manager and is an employee of EMG.
Pursuant to the EFC Management Agreement, EFC pays EFC Manager a quarterly management fee, which includes a “base” component and “incentive” component. The “base” component of the management fee is paid quarterly in arrears in an amount equal to 1.50% per annum of the equity of the EFC Operating Partnership, as calculated pursuant to the EFC Management Agreement. As a result of the Merger and contribution of the surviving company of the Merger to the EFC Operating Partnership in exchange for EFC OP Units, the equity of the EFC Operating Partnership will effectively include the additional equity attributable to the acquisition of Great Ajax. As a result, following the Merger, the amount of the management fees payable by EFC to EFC Manager will also increase, which gives EMG and EFC Manager (and therefore, EFC’s management), an incentive, not shared by EFC stockholders, to negotiate and effect the Merger, possibly on terms less favorable to EFC than would otherwise have been achieved.
The EFC Management Agreement was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to EFC as if they had been negotiated with an unaffiliated third party.
Interests of Great Ajax’s Directors and Executive Officers in the Merger (Page 93)
In considering the Great Ajax Board’s recommendation for Great Ajax Stockholders to approve the Great Ajax Merger Proposal, Great Ajax Stockholders should be aware that the directors and executive officers of Great Ajax have interests in the Merger that may be different from, or in addition to, the interests of Great Ajax Stockholders generally and that may present actual or potential conflicts of interests. These interests include:
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Three of the members of the Great Ajax Board, Lawrence A. Mendelsohn, Russell A. Schaub and Steven L. Begleiter, indirectly own interests in the Great Ajax Manager, and therefore will receive a part of the payments that will be due to the Great Ajax Manager in connection with the termination of the Great Ajax Management Agreement;

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Three of the members of the Great Ajax Board, Lawrence A. Mendelsohn, Russell A. Schaub and Steven L. Begleiter, indirectly own interests in Gregory, which is expected to continue as the mortgage servicer for each of the mortgage loans owned by Great Ajax and any of its subsidiaries immediately prior to the Closing and serviced by Gregory immediately prior to the date of the Closing, for so long as EFC or any of its affiliates maintains an ownership interest in such loans;

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Each of Great Ajax’s executive officers and all but one of the members of the Great Ajax Board hold Great Ajax Restricted Shares, as described under “The Merger — Interests of Great Ajax’s Directors and Executive Officers in the Merger;” and

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Continued indemnification and insurance coverage for the directors and executive officers of Great Ajax in accordance with the Merger Agreement.

The Great Ajax Board was aware of these interests and considered them, among other matters, when approving the Merger Agreement and the transactions contemplated thereby, including the Merger. The Great Ajax Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, as was recommended by the Great Ajax Special Committee. For additional information, see “The Merger — Interests of Great Ajax’s Directors and Executive Officers in the Merger” beginning on page 93.

Great Ajax Management Agreement
Great Ajax is currently externally managed by the Great Ajax Manager pursuant to the Great Ajax Management Agreement. In connection with the Merger, Great Ajax has agreed to use its reasonable best efforts to enter into, and cause the Great Ajax Manager to enter into, as soon as reasonably practicable after the date of the Merger Agreement, an amendment to the Great Ajax Management Agreement in form and substance reasonably acceptable to EFC providing for, among other things, (a) the termination of the Great Ajax Management Agreement prior to the Closing, and (b) the payment of the termination fee and reimbursement of all reimbursable expenses thereunder to the Great Ajax Manager prior to the Closing. Three of the members of the Great Ajax Board, Lawrence A. Mendelsohn, Russell A. Schaub and Steven L. Begleiter, indirectly own interests in the Great Ajax Manager, and therefore will receive a part of the payments that will be due to the Great Ajax Manager in connection with the termination of the Great Ajax Management Agreement. As of June 30, 2023, Great Ajax owned 19.8% of the limited liability company interests of the Great Ajax Manager.
To mitigate this conflict of interests, the Great Ajax Board appointed the Great Ajax Special Committee, comprised solely of Great Ajax Board independent directors, to review and evaluate the negotiated terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger. The Great Ajax Special Committee, relying on the advice of its own financial and legal advisors, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Great Ajax and the Great Ajax Stockholders (other than certain related parties and the holders of the Cancelled Shares), and (ii) recommended that the Great Ajax Board determine the same.
Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement generally provides that, from and after the effective time of the Merger, EFC and the surviving entity shall, jointly and severally, indemnify all present and former directors and officers of Great Ajax and any of its subsidiaries, and those who are or were serving at the request of Great Ajax or any of its subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, for losses, claims, damages, costs, fines, penalties, expenses, liabilities, judgments and amounts that are paid in settlement of, or incurred in connection with, any actual or threatened proceeding to which such person is a party or is otherwise involved, based, in whole or in part, on the fact that such person is or was a director or officer of Great Ajax or any of its subsidiaries, or is or was serving at the request of Great Ajax or any of its subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity (including, without limitation, all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the Merger Agreement or the transactions contemplated thereby), in each case, to the fullest extent permitted under applicable law.
In addition, the Merger Agreement also requires that, immediately prior to the Closing, EFC and the surviving entity put in place and prepay “tail” insurance policies with a claims period of at least six years from the Closing, with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as Great Ajax’s existing policies, with respect to matters, acts or omissions existing or occurring at or prior to the Closing, provided, however, that EFC shall not be required to pay an annual premium for the “tail” insurance in excess of (for any one year) 300% of the annual premium paid by Great Ajax for such insurance as of the date of the Merger Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, EFC shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Closing, for a cost not exceeding such amount.
Conditions to Complete the Merger (Page 117)
A number of conditions must be satisfied or, to the extent permitted by law, waived before the Merger can be consummated. These include, among others:
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the approval of the Great Ajax Merger Proposal by Great Ajax Stockholders;

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effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus constitutes a part, and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC and remaining in effect and no proceeding to that effect having commenced;

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no injunction or law prohibiting the Merger;

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approval for listing on the NYSE of the shares of EFC Common Stock issuable in connection with the Merger, subject to official notice of issuance;

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accuracy of each party’s representations and warranties, subject in most cases to materiality or material adverse effect qualifications;

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the absence of a material adverse effect on either EFC or Great Ajax;

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the receipt of tax opinions relating to the REIT status of each of EFC and Great Ajax and relating to the qualification of the Merger as a reorganization under Section 368(a) of the Code;

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the delivery of certain documents and certificates;

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the Great Ajax Management Agreement being amended in accordance with the terms of the Merger Agreement and validly terminated in full and not being in any further force or effect in accordance with the terms of such amendment;

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the Great Ajax Preferred Stock Redemptions (as defined in the section entitled “The Merger Agreement — Great Ajax Preferred Stock Redemptions”) and the Great Ajax Warrant Purchases (as defined in the section entitled “The Merger Agreement — Great Ajax Warrant Purchases”) must have been completed, such that no shares of Great Ajax Preferred Stock and no Great Ajax Warrants are outstanding immediately prior to the Closing;

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Great Ajax Operating Partnership, Great Ajax II REIT Inc., GAJX Real Estate Corp., and AJX Mortgage Trust II obtaining consents from certain counterparties relating to certain master repurchase agreements;

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Great Ajax, EFC and Gregory having entered into an assignment agreement on or prior to the date of the Closing, in form and substance reasonably satisfactory to Great Ajax and EFC, assigning the rights and obligations of EFC under the Servicing Agreement to EFC in order for Gregory to continue as the mortgage servicer for each of the mortgage loans owned by Great Ajax and any of its subsidiaries immediately prior to the date of the Closing and serviced by Gregory immediately prior to the date of the Closing so long as EFC or any of its Affiliates maintains an ownership interest in such loan; and

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material performance and/or compliance with each party’s covenants.

Regulatory Approvals Required for the Merger (Page 95)
Other than the potential approval under New York Banking Law regarding the change in control of a New York Mortgage Loan Servicer registrant, EFC and Great Ajax are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Listing of EFC Capital Stock and Deregistration of Great Ajax Capital Stock and Great Ajax Convertible Notes (Page 98)
It is a condition to the completion of the Merger that the shares of EFC Common Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance. After the Merger is completed, the Great Ajax Common Stock and Great Ajax Convertible Notes will no longer be listed on the NYSE and will be deregistered under the Exchange Act.
Accounting Treatment (Page 95)
EFC will account for the Merger as a business combination in accordance with the provisions of ASC 805, “Business Combinations,” or “ASC 805.” In applying the acquisition method of accounting, EFC will be treated as the acquiror of Great Ajax for accounting purposes. The assets and liabilities of Great Ajax will be recorded at their respective fair values at the effective date of the Merger. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. The consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the combined results of operations subsequent to the effective date of the Merger. Because EFC will be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger. For more information, see “The Merger — Accounting Treatment” beginning on page 95.
Comparison of Rights of EFC Stockholders and Great Ajax Stockholders (Page 163)
The rights of Great Ajax Stockholders are currently governed by Maryland law and the governing documents of Great Ajax. Following the effective time of the Merger, Great Ajax Stockholders receiving shares of EFC Common Stock will become stockholders of EFC, and their rights will be governed by Delaware law and the governing documents of EFC. Great Ajax Stockholders will have different rights once they become stockholders of EFC due to differences between governing law and the governing documents of Great Ajax and EFC. For more information regarding the differences in rights of EFC stockholders and Great Ajax Stockholders, see “Comparison of Rights of EFC Stockholders and Great Ajax Stockholders” beginning on page 163.
Appraisal Rights (Page 96)
The Great Ajax Charter provides that Great Ajax Stockholders generally have no appraisal rights unless the Great Ajax Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. The Great Ajax Board has made no such determination with respect to the Great Ajax Common Stock nor with respect to the Merger. For more information, see “Appraisal Rights” beginning on page 96.
No Solicitation; Change in Recommendation (Page 112)
From and after the date of the Merger Agreement until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, Great Ajax will not, and will cause its subsidiaries and will instruct its and their respective affiliates and representatives not to, among other things, directly or indirectly:
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initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers for the making of, or that could reasonably be expected to lead to the making of, any Great Ajax Competing Proposal (as defined in “The Merger Agreement — No Solicitation; Change in Recommendation” beginning on page 112);

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enter into or engage in, continue or otherwise participate in any discussions or negotiations with any person regarding or otherwise in furtherance of, or that could reasonably be expected to lead to, a Great Ajax Competing Proposal (other than to state that the terms of the Merger Agreement prohibit such negotiations);

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furnish any non-public information regarding Great Ajax or its subsidiaries, or grant access to the properties, assets or employees of Great Ajax or its subsidiaries, to any person in connection with or in response to any Great Ajax Competing Proposal;

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release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation; provided, that Great Ajax is permitted to grant waivers of, and not enforce, any standstill provision or similar obligation in effect on the date hereof solely to the extent necessary to permit the counterparty thereto to make a Great Ajax Competing Proposal;

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enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Great Ajax Competing Proposal (other than an Acceptable Non-Disclosure Agreement); or

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withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to EFC, the Great Ajax Board’s recommendation that the Great Ajax Stockholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger, or publicly recommend the approval or adoption of, or publicly approve or adopt, any Great Ajax Competing Proposal (the taking of any action discussed in this bullet being referred to as a “Great Ajax Change of Recommendation”).

Prior to the receipt of the Great Ajax Stockholder Approval, in response to a bona fide written Great Ajax Competing Proposal from any person that did not arise from a breach of the non-solicitation provisions in the Merger Agreement, the Great Ajax Board may make a Great Ajax Change of Recommendation or terminate the Merger Agreement to enter into a definitive agreement with respect to a Great Ajax Superior Proposal (as defined in “The Merger Agreement — No Solicitation; Change in Recommendation” beginning on page 112), if prior to taking any such action:
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the Great Ajax Board (or any committee thereof) determines in good faith, (x) after consultation with its financial advisors and outside legal counsel that such Great Ajax Competing Proposal is a Great Ajax Superior Proposal and (y) after consultation with its outside legal counsel, that the failure to terminate the Merger Agreement to enter into a definitive agreement with respect to such Great Ajax Superior Proposal or make a Great Ajax Change of Recommendation would be inconsistent with its legal duties as directors under applicable law; and

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Great Ajax gives notice to EFC that Great Ajax has received such proposal, specifying the material terms and conditions of such proposal, and stating that Great Ajax intends to take such action (provided that, the giving of such notice to EFC will not, in and of itself, constitute a Great Ajax Change of Recommendation), and either (i) EFC does not propose revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the Great Ajax Special Meeting and the third business day after the date on which such notice is given to EFC, or (ii) if EFC within the period described in the foregoing clause (i) proposes revisions to the terms and conditions of the Merger Agreement in a manner that would form a binding contract if accepted by Great Ajax, the Great Ajax Board (or a committee thereof), after consultation with its financial advisors and outside legal counsel, determines in good faith that the Great Ajax Competing Proposal remains a Great Ajax Superior Proposal with respect to EFC’s revised proposal.

Notwithstanding anything to the contrary in the Merger Agreement, the Great Ajax Board (or a committee thereof) may, at any time prior to the receipt of the Great Ajax Stockholder Approval (other than in response to a Great Ajax Competing Proposal), make a Great Ajax Change of Recommendation if an Intervening Event (as defined in “The Merger Agreement — No Solicitation; Change in Recommendation” beginning on page 112) has occurred and if:
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prior to taking such action the Great Ajax Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable law; and

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Great Ajax gives notice to EFC that Great Ajax intends to effect a Great Ajax Change of Recommendation (which notice will reasonably describe the reasons for such Great Ajax Change of Recommendation, including a description of the Intervening Event in reasonable detail; provided that, the giving of such notice to EFC will not, in and of itself, constitute a Great Ajax Change of Recommendation), and either (A) EFC does not propose revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the Great Ajax Special Meeting and the third business day after the date on which such notice is given to EFC, or (B) if EFC within the period described in the foregoing clause (A) proposes revisions to the terms and conditions of the Merger Agreement in a manner that would form a binding contract if accepted by Great Ajax, the Great Ajax Board (or a committee thereof), after consultation with its outside legal counsel, determines in good faith that notwithstanding such proposed changes the failure to make a Great Ajax Change of Recommendation would be inconsistent with its legal duties as directors under applicable law.

Termination of the Merger Agreement (Page 119)
The Merger Agreement may be terminated at any time before the effective time of the Merger by the mutual written consent of Great Ajax and EFC.

The Merger Agreement may also be terminated prior to the effective time of the Merger by either EFC or Great Ajax if:
•
any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if any law has been adopted prior to the effective time of the Merger that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

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the Merger has not been consummated on or before 5:00 p.m. Eastern Time, on the End Date (provided that this termination right will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the Merger Agreement has been a primary cause of or resulted in the failure of the Merger to occur on or before that date);

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the other party (treating EFC and Merger Sub as one party) breaches certain covenants or other agreements contained in the Merger Agreement or if any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to the Closing if it was continuing as of the date of the Closing and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (a) the End Date and (b) the date that is 30 days after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (other than a breach of certain covenants of Great Ajax described in the Merger Agreement, which will not be subject to any notice but will be subject to a five business day cure period) (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement; or

•
the Great Ajax Stockholder Approval is not obtained at a duly held Great Ajax Special Meeting (including any adjournment or postponement thereof) at which a vote on the approval of the transactions, including the Merger, was taken.

EFC also may terminate the Merger Agreement prior to the time the Great Ajax Stockholder Approval is obtained, if the Great Ajax Board has effected a Great Ajax Change of Recommendation, whether or not pursuant to and in accordance with certain non-solicitation provisions in the Merger Agreement.
Great Ajax also may terminate the Merger Agreement prior to the time that the Great Ajax Stockholder Approval is obtained, if the Great Ajax Board (or a committee thereof) determines to terminate the Merger Agreement in connection with a Great Ajax Superior Proposal in order to enter into a definitive agreement providing for the implementation of such Great Ajax Superior Proposal; provided, however, that such termination will not be effective unless Great Ajax concurrently pays to EFC a termination fee of $6,867,000.
For more information regarding termination of the Merger Agreement, see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 119.
Termination Fee and Expenses (Page 120)
Generally, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses; provided that, in certain circumstances, including a Great Ajax Change of Recommendation or the acceptance of a Great Ajax Superior Proposal, Great Ajax would be required to pay EFC the Great Ajax Termination Fee of $6,867,000.
Material U.S. Federal Income Tax Considerations (Page 122)
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Closing is conditioned on the receipt by each of EFC and Great Ajax of an opinion from its respective tax counsel to that effect. Provided that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Great Ajax Stockholders generally will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount by which the sum of the fair market value of the shares of EFC Common Stock and cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Great Ajax Common Stock (such cash including such holder’s share of the aggregate Contingent Cash Purchase Price, if any) exceeds such holder’s adjusted basis in its shares of Great Ajax Common Stock and (ii) the amount of cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Great Ajax Common Stock (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Great Ajax Common Stock (such cash including such holder’s share of the aggregate Contingent Cash Purchase Price, if any). A Great Ajax Stockholder generally will recognize gain or loss with respect to cash received in lieu of a fractional share of EFC Common Stock in the Merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. The holders of EFC Common Stock generally will not recognize any gain or loss in connection with the Merger for U.S. federal income tax purposes.
The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger. For more information regarding the U.S. federal income tax consequences of the Merger to holders of Great Ajax Common Stock and the ownership of EFC Common Stock, please see “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 122.
Description of EFC Capital Stock (Page 159)
As of June 30, 2023, 67,161,740 shares of EFC Common Stock were issued and outstanding, 4,600,000 shares of EFC Series A Preferred Stock were issued and outstanding, 4,820,421 shares of EFC Series B Preferred Stock were issued and outstanding and 4,000,000 shares of EFC Series C Preferred Stock were issued and outstanding. Based on the Exchange Ratio of 0.5308 (which is subject to certain adjustments as provided in the Merger Agreement), upon consummation of the Merger, the Combined Company would be expected to have approximately 12,541,571 shares of newly issued EFC Common Stock. The foregoing figures do not include the approximately 11,711,240 shares of newly issued EFC Common Stock (based on the Arlington Exchange Ratio of 0.3619), 379,668 shares of newly classified EFC Series D Preferred Stock and 957,133 shares of newly classified EFC Series E Preferred Stock expected to be issued upon completion of the Arlington Merger and subject to the terms and conditions of the Arlington Merger Agreement.
Generally, all matters to be voted on by EFC stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of EFC Common Stock present in person or represented by proxy. Holders of EFC Common Stock are entitled to receive dividends on such EFC Common Stock if, as and when authorized by the EFC Board, and declared by EFC out of assets legally available therefor.
For more information on EFC’s capital stock, see “Description of EFC Capital Stock” beginning on page 159.

RISK FACTORS
In addition to other information included elsewhere in this proxy statement/prospectus and in the annexes to this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49, you should carefully consider the following risk factors in deciding whether to vote for the Great Ajax Merger Proposal and the other related matters described in this proxy statement/prospectus. In addition, you should read and consider the risks associated with the businesses of each of EFC and Great Ajax. The risks associated with the business of EFC can be found in its Annual Report on Form 10-K for the year ended December 31, 2022 and other reports of EFC, which are incorporated by reference into this proxy statement/prospectus, including particularly the sections therein titled “Risk Factors.” The risks associated with the business of Great Ajax can be found in its Annual Report on Form 10-K for the year ended December 31, 2022 and other reports of Great Ajax, which are incorporated by reference into this proxy statement/prospectus, including particularly the sections therein titled “Risk Factors.” You should also read and consider the other information in this proxy statement/prospectus. Please also see “Where You Can Find More Information and Incorporation by Reference” on page 191.
Risks Related to the Merger
The Merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the Merger or adversely impact EFC’s and Great Ajax’s ability to complete the Merger.
The completion of the Merger is subject to the satisfaction or waiver of a number of conditions. In addition, under circumstances specified in the Merger Agreement, EFC or Great Ajax may terminate the Merger Agreement. In particular, completion of the Merger requires the approval of the Great Ajax Merger Proposal by the Great Ajax Stockholders. While it is currently anticipated that the Merger will be completed shortly after the Great Ajax Special Meeting to approve the Great Ajax Merger Proposal, there can be no assurance that the conditions to the Closing will be satisfied in a timely manner or at all, or that an effect, event, circumstance, occurrence, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, EFC and Great Ajax cannot provide any assurances with respect to the timing of the Closing, whether the Merger will be completed or when the Great Ajax Stockholders would receive the consideration for the Merger, if at all.
Failure to consummate the Merger as currently contemplated or at all could adversely affect the price of EFC Common Stock and/or Great Ajax Common Stock and the future business and financial results of EFC and/or Great Ajax.
The Merger may be consummated on terms different than those contemplated by the Merger Agreement, or the Merger may not be consummated at all. If the Merger is not completed, or is completed on different terms than as contemplated by the Merger Agreement, EFC and Great Ajax could be adversely affected and subject to a variety of risks associated with the failure to consummate the Merger, or to consummate the Merger as contemplated by the Merger Agreement, including the following:
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the EFC stockholders and the Great Ajax Stockholders may be prevented from realizing the anticipated benefits of the Merger;

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the market price of EFC Common Stock and/or Great Ajax Common Stock could decline significantly;

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reputational harm due to the adverse perception of any failure to successfully consummate the Merger;

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Great Ajax being required, under certain circumstances, to pay to EFC a termination fee;

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incurrence of substantial costs relating to the Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees without the Merger being consummated as contemplated by the Merger Agreement; and

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the attention of EFC’s and Great Ajax’s management may be diverted from their day-to-day business and operational matters as a result of efforts relating to attempting to consummate the Merger.

Any delay in the consummation of the Merger or any uncertainty about the consummation of the Merger on terms other than those contemplated by the Merger Agreement, or the failure to complete the Merger, could materially adversely affect the business and financial results of EFC and Great Ajax, and/or the stock price of EFC and/or Great Ajax.
The Merger Agreement contains provisions that could discourage a potential competing acquirer of Great Ajax or could result in any competing acquisition proposal being at a lower price than it might otherwise be.
The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of Great Ajax to initiate, solicit or knowingly encourage or facilitate any Great Ajax Competing Proposal. With respect to any written, bona fide Great Ajax Competing Proposal received by Great Ajax, EFC generally has an opportunity to offer to modify the terms of the Merger Agreement in response to such proposal before the Great Ajax Board may withdraw or modify the Great Ajax Board’s recommendation to the Great Ajax Stockholders in response to such Great Ajax Competing Proposal or terminate the Merger Agreement in order to enter into a definitive agreement implementing a Great Ajax Superior Proposal. In the event that the Great Ajax Board withdraws or modifies the Great Ajax Board’s recommendation, EFC may terminate the Merger Agreement, in which case Great Ajax is required to pay EFC the Great Ajax Termination Fee of $6,867,000. In addition, if Great Ajax terminates the Merger Agreement in connection with a Great Ajax Superior Proposal, it would be required to pay EFC the Great Ajax Termination Fee of $6,867,000. See “The Merger Agreement — No Solicitation; Change in Recommendation” beginning on page 112, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 119 and “The Merger Agreement — Termination Fee and Expenses” beginning on page 120.
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Great Ajax from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than the value proposed to be received or realized in the Merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Merger Agreement.
The pendency of the Merger and, with respect to EFC, the pendency of the Arlington Merger, could adversely affect EFC’s and Great Ajax’s business and operations.
In connection with the pending Merger, some of the parties with whom EFC or Great Ajax does business may delay or defer decisions, which could negatively impact EFC’s or Great Ajax’s revenues, earnings, cash flows and expenses, regardless of whether the Merger is completed. In addition, under the Merger Agreement, EFC and Great Ajax are each subject to certain restrictions on the conduct of its respective business prior to completing the Merger and under the terms of the Arlington Merger Agreement, EFC is subject to restrictions on the conduct of its business prior to completing the Arlington Merger. These restrictions may prevent EFC or Great Ajax from pursuing certain strategic transactions, acquiring and/or disposing of assets, undertaking certain capital projects, undertaking certain financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial. These restrictions may impede EFC’s or Great Ajax’s growth which could negatively impact its respective revenue, earnings and cash flows. Additionally, the pendency of the Merger and, with respect to EFC, the pendency of the Arlington Merger may make it more difficult for EFC or Great Ajax to effectively retain and incentivize key personnel. Furthermore, the process of planning to integrate three businesses for the post-Merger and post-Arlington Merger period can divert management attention and resources and could ultimately have an adverse effect on each party.
The market value of EFC Common Stock received by Great Ajax Stockholders will fluctuate based on the trading price of EFC Common Stock.
The number of shares of EFC Common Stock to be received by Great Ajax Stockholders will be based on the Exchange Ratio of 0.5308, subject to certain adjustments as provided in the Merger Agreement. The market value of EFC Common Stock received by Great Ajax Stockholders will fluctuate based on the trading price of EFC Common Stock. Therefore, Great Ajax Stockholders cannot be sure of the final market value of the consideration they will receive upon completion of the Merger. Neither EFC nor Great Ajax has the right to terminate the Merger Agreement based on an increase or decrease in the market price of EFC Common Stock or Great Ajax Common Stock or on increases or decreases in the value of EFC’s portfolio or Great Ajax’s portfolio. See “The Merger Agreement may be terminated under certain circumstances” and “Neither EFC nor Great Ajax may terminate the Merger Agreement or adjust the Exchange Ratio solely due to changes in the market price of EFC Common Stock or Great Ajax Common Stock or changes in the value of EFC’s portfolio or Great Ajax’s portfolio” below.
The Merger and related transactions are subject to the Great Ajax Stockholder Approval.
The Merger cannot be completed unless the Great Ajax Stockholders approve the Great Ajax Merger Proposal by the affirmative vote of holders of at least a majority of outstanding shares entitled to be vote thereon at the Great Ajax Special Meeting in accordance with the MGCL and the governing documents of Great Ajax, provided a quorum is present. If the Great Ajax Stockholder Approval is not obtained from the Great Ajax Stockholders, the Merger and related transactions cannot be completed.
The voting power of Great Ajax Stockholders will be diluted by the Merger and, if completed, the Arlington Merger.
The Merger will result in Great Ajax Stockholders having an ownership stake in the Combined Company that is smaller than their current stake in Great Ajax. EFC and Great Ajax estimate that immediately following the completion of the Merger, based on the Exchange Ratio of 0.5308 (which is subject to certain adjustments as provided in the Merger Agreement) and not assuming the prior completion of the Arlington Merger, Great Ajax Stockholders and holders of Great Ajax Equity Awards as of immediately prior to the effective time of the Merger will own in the aggregate approximately 16% of the outstanding shares of common stock of the Combined Company, based on the number of issued and outstanding shares of EFC Common Stock and Great Ajax Common Stock (excluding Cancelled Shares) and outstanding Great Ajax Equity Awards as of June 30, 2023. Consequently, Great Ajax Stockholders, as a general matter, will have significantly less influence over the Combined Company’s management and policies after the effective time of the Merger than they currently exercise over the management and policies of Great Ajax. In addition, if the Arlington Merger is completed, the Great Ajax Stockholders’ ownership percentage and influence over the Combined Company’s management and policies will decline further. Assuming the completion of the Arlington Merger prior to the effective time of the Merger, the Great Ajax Stockholders and holders of Great Ajax Equity Awards as of immediately prior to the effective time of the Merger will own in the aggregate approximately 14% of the outstanding shares of common stock of the Combined Company, based on the number of issued and outstanding shares of EFC Common Stock and Great Ajax Common Stock (excluding Cancelled Shares) and outstanding Great Ajax Equity Awards as of June 30, 2023.
The Merger Agreement may be terminated under certain circumstances.
Either EFC or Great Ajax may terminate the Merger Agreement under certain circumstances, including, but not limited to, (a) if the other party breaches certain covenants or other agreements contained in the Merger Agreement, (b) if any governmental entity of competent jurisdiction issues a final and non-appealable order, decree, ruling or injunction or takes any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and (c) if the Merger has not been consummated by 5:00 p.m., New York, New York time on the End Date; provided that, the termination right described in this clause (c) will not be available to a party whose breach of any representation, warranty, covenant or agreement contained in the Merger Agreement has been a primary cause of, or resulted in, the failure to consummate the Merger on or before the End Date. EFC may also terminate the Merger Agreement under certain circumstances, including (a) if the Great Ajax Board issues a Great Ajax Change of Recommendation, and (b) if the Great Ajax Stockholders fail to approve the Great Ajax Merger Proposal at the Great Ajax Special Meeting. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 119.
Neither EFC nor Great Ajax may terminate the Merger Agreement or adjust the Exchange Ratio solely due to changes in the market price of EFC Common Stock or Great Ajax Common Stock or changes in the value of EFC’s portfolio or Great Ajax’s portfolio.
While the market price of EFC Common Stock and Great Ajax Common Stock and the value of EFC’s and Great Ajax’s portfolio have fluctuated since the date of the Merger Agreement and will continue to fluctuate until the Closing (which could be a significant period of time), neither EFC nor Great Ajax may terminate the Merger Agreement or adjust the Exchange Ratio solely based on changes in the market price of EFC Common Stock or Great Ajax Common Stock or a reduction in the value of EFC’s portfolio or Great Ajax’s portfolio.
The market price of EFC Common Stock after the consummation of the Merger may be affected by factors different from those affecting the price of EFC Common Stock or Great Ajax Common Stock before the Merger.
The market price of EFC Common Stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger or the effect of the Merger on the Combined Company’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, upon consummation of the Merger, EFC stockholders and Great Ajax Stockholders will own interests in the Combined Company operating an expanded business with a different mix of assets, risks and liabilities. EFC’s current stockholders and Great Ajax’s current stockholders may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of EFC Common Stock. If, following the effective time of the Merger, a large amount of EFC Common Stock is sold, the price of EFC Common Stock could decline.
Further, the Combined Company’s results of operations, as well as the market price of EFC Common Stock after the Merger may be affected by factors in addition to those currently affecting EFC’s or Great Ajax’s results of operations and the market prices of EFC Common Stock and Great Ajax Common Stock, including differences in assets and capitalization, and factors related to the pending Arlington Merger. Accordingly, EFC’s and Great Ajax’s historical market prices and financial results may not be indicative of these matters for the Combined Company after the Merger.
Shares of EFC Common Stock received by Great Ajax Stockholders as a result of the Merger will have different rights from shares of Great Ajax Common Stock.
Upon the completion of the Merger, Great Ajax Stockholders will no longer be stockholders of Great Ajax and will become stockholders of EFC. There will be important differences between the current rights of Great Ajax Stockholders and the rights to which such stockholders will be entitled as stockholders of EFC, including differences that result from Great Ajax being incorporated in Maryland and EFC being incorporated in Delaware and differences between the governing documents of Great Ajax and EFC. See the section entitled “Comparison of Rights of EFC Stockholders and Great Ajax Stockholders” beginning on page 163 for a discussion on the different rights associated with the shares of EFC Common Stock.
Directors and executive officers of each of EFC and Great Ajax may have interests in the Merger that are different from, or in addition to, the interests of EFC stockholders and Great Ajax Stockholders, respectively.
Directors and executive officers of EFC and Great Ajax may have interests in the Merger that are different from, or in addition to, the interests of EFC stockholders and Great Ajax Stockholders generally. Following the consummation of the Merger, all five of the current directors of the EFC Board are expected to continue as directors of the board of directors of the Combined Company and the executive officers of EFC are expected to continue as the executive officers of the Combined Company. The Combined Company will continue to be managed by EFC Manager under the terms of the EFC Management Agreement, pursuant to which EFC Manager receives a management fee, which includes a “base” component and “incentive” component, and reimbursement for certain expenses incurred by it and its affiliates in rendering management services to EFC. As a result of the Merger and contribution of the surviving company of the Merger to the EFC Operating Partnership in exchange for EFC OP Units, the equity of the EFC Operating Partnership will effectively include the additional equity attributable to the acquisition of Great Ajax. As a result, following the Merger, the amount of the management fees payable by EFC to EFC Manager will also increase, which gives EMG and EFC Manager (and therefore, EFC’s management), an incentive, not shared by EFC stockholders, to negotiate and effect the Merger, possibly on terms less favorable to EFC than would otherwise have been achieved. Each of EFC’s executive officers and one of its directors serves as an officer of EFC Manager and is an employee of EMG. In connection with the Merger, the Great Ajax Management Agreement will be terminated and the Great Ajax Manager will be paid a termination fee, which will be reduced by the percentage of Great Ajax’s ownership of the limited liability company interests of the Great Ajax Manager. Three of Great Ajax’s directors may be deemed beneficial owners and/or are employees of the Great Ajax Manager, and will receive a portion of this fee. Three of Great Ajax’s directors also indirectly own interests in Gregory, which is expected to continue as the mortgage servicer for the mortgage loans serviced by Gregory and owned by Great Ajax and its subsidiaries immediately prior to the Closing, for so long as EFC or its affiliates maintains an ownership interest in such loans. In addition, each of Great Ajax’s executive officers and all but one of the members of the Great Ajax Board (in addition to the individuals serving as the General Counsel and Chief Technology Officer of Aspen) holds Great Ajax Restricted Shares, which will vest in full in connection with the consummation of the Merger in accordance with the terms of the Merger Agreement. Further, directors and executive officers of Great Ajax will receive continued indemnification and insurance coverage in accordance with the terms of the Merger Agreement. For more information, see the sections entitled “The Merger — Interests of EFC’s Directors and Executive Officers in the Merger” beginning on page 95 and “The Merger — Interests of Great Ajax’s Directors and Executive Officers in the Merger” beginning on page 93.
Completion of the Merger may trigger change in control or other provisions in certain agreements to which Great Ajax is a party.
The completion of the Merger may trigger change in control or other provisions in certain agreements to which Great Ajax is a party. If EFC and Great Ajax are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if EFC and Great Ajax are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Great Ajax.
An adverse judgment in any litigation challenging the Merger or the Arlington Merger may prevent the Merger or the Arlington Merger, respectively, from becoming effective or from becoming effective within the expected timeframe.
It is possible that EFC stockholders or Great Ajax Stockholders may file lawsuits challenging the Merger or the other transactions contemplated by the Merger Agreement, which may name EFC, Great Ajax, the EFC Board and/or the Great Ajax Board as defendants. In addition, EFC stockholders or Arlington shareholders may file lawsuits challenging the Arlington Merger or the other transactions contemplated by the Arlington Merger Agreement, which may name EFC, the EFC Board and/or other parties as defendants. The outcome of such lawsuits cannot be assured, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the applicable parties from completing the Merger or the Arlington Merger on the agreed-upon terms, such an injunction may delay the consummation of the Merger or the Arlington Merger, as applicable, in the expected timeframe, or may prevent the Merger or the Arlington Merger, as applicable, from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of EFC’s business and/or Great Ajax’s business.
If the Merger does not qualify as a reorganization, Great Ajax Stockholders may recognize additional taxable gain.
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the completion of the Merger that Great Ajax and EFC each receive an opinion from its respective tax counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, U.S. Great Ajax Stockholders will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of EFC Common Stock and cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Great Ajax Common Stock (such cash including such holder’s share of the Contingent Cash Purchase Price, if any) exceeds such holder’s adjusted basis in its shares of Great Ajax Common Stock and (ii) the amount of cash (other than the cash received in lieu of a fractional share of EFC Common Stock) received in exchange for its shares of Great Ajax Common Stock (such cash including such holder’s share of the Contingent Cash Purchase Price, if any). If the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder would recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of EFC Common Stock, such holder’s share of the Contingent Cash Purchase Price and cash in lieu of fractional shares of EFC Common Stock received by the Great Ajax Stockholder in the Merger and (ii) the Great Ajax Stockholder’s adjusted tax basis in its Great Ajax Common Stock. See “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 122.
Risks Related to the Combined Company Following the Merger
Following the Merger, the Combined Company may be unable to realize the anticipated benefits of the Merger and the Arlington Merger within the anticipated timeframe or at all.
The Merger involves the combination of two companies that currently operate as independent public companies. To the extent that EFC management overestimated the value of, and/or projected net income to be generated by, Great Ajax’s or Alington’s assets, and/or underestimated Great Ajax’s or Arlington’s liabilities or was otherwise incorrect in its assumptions, the Combined Company may be unable to realize the anticipated benefits of either or both Mergers. The Combined Company expects to benefit from certain operating expense efficiencies relating to the elimination of duplicative costs associated with supporting a public company platform and operating the businesses of EFC and Great Ajax and the spread of fixed costs across a larger equity base. EFC anticipates similar operating efficiencies and cost savings in connection with the proposed Arlington Merger. The Combined Company will be required to devote significant management attention and resources to the integration of EFC’s, Great Ajax’s and, if the Arlington Merger is completed, Arlington’s businesses. The potential difficulties the Combined Company may encounter in combining the companies include, but are not limited to, the following:
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the inability to successfully combine EFC’s, Great Ajax’s and, if the Arlington Merger is completed, Arlington’s businesses in a manner that permits the Combined Company to achieve the expense efficiencies expected to result from the Merger and the Arlington Merger, which would result in the anticipated benefits of the Merger and the Arlington Merger not being realized in the timeframe currently anticipated or at all;

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the inability of the Combined Company to successfully redeploy any capital acquired in connection with the Merger and, if completed, the Arlington Merger into EFC’s targeted asset classes at investment returns EFC expects or in the expected timetable;

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the complexities of combining two, or, if the Arlington Merger is completed, three companies with different histories and portfolio assets;

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potential unknown liabilities and unforeseen increased expenses, delays or conditions associated with the Merger and the Arlington Merger; and

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performance shortfalls as a result of the diversion of management’s attention caused by completing the Merger and the Arlington Merger and integrating the companies’ operations (including, if the Arlington Merger is completed, the operations of Arlington).

For all these reasons, you should be aware that it is possible that the combination process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in its operations, services, standards, controls, policies and procedures, any of which could adversely affect the Combined Company’s ability to deliver investment returns to stockholders, to maintain relationships with its key stakeholders or to achieve the anticipated benefits of the Merger and the Arlington Merger, or could otherwise materially and adversely affect the Combined Company’s business and financial results.
Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by EFC.
Following the Merger, the Combined Company’s stockholders may not receive any dividends (or may not receive them at the same rate that EFC stockholders received dividends prior to the Merger) for various reasons, including the following:

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the Combined Company may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position;

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decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change its dividend practices at any time and for any reason;

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the ability of the Combined Company to declare and pay dividends on its common stock will be subject to the preferential rights of the EFC Preferred Stock and the preferential rights, if any, of holders of any other class or series of the Combined Company’s capital stock, such as the EFC Series D Preferred Stock and EFC Series E Preferred Stock, if then outstanding; and

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the amount of dividends that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

The Combined Company’s common stockholders will have no contractual or other legal right to dividends that have not been authorized by its board of directors and declared by the Combined Company.
The Combined Company will have a significant amount of indebtedness and may need to incur more in the future.
The Combined Company will have substantial indebtedness following completion of the Merger. In addition, in connection with executing its business strategies following the Merger, the Combined Company expects to evaluate the possibility of investing in additional target assets and making other strategic investments, and it may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including:
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hindering its ability to adjust to changing market, industry or economic conditions;

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limiting its ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions or emerging businesses;

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limiting the amount of cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

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limiting its ability to deduct interest under Section 163(j) of the Code;

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making it more vulnerable to economic or industry downturns, including interest rate increases; and

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placing it at a competitive disadvantage compared to less leveraged competitors.

Moreover, the Combined Company may be required to raise substantial additional capital to execute its business strategy. The Combined Company’s ability to arrange additional financing will depend on, among other factors, its financial position and performance, as well as prevailing market conditions and other factors beyond its control. If the Combined Company is unable to obtain additional financing, its credit ratings could be adversely affected, which could raise its borrowing costs and limit its future access to capital and its ability to satisfy its obligations under its indebtedness.
The Combined Company is expected to incur substantial expenses related to the Merger and, if completed, to the Arlington Merger.
EFC and Great Ajax have incurred substantial legal, accounting, financial advisory and other costs, and the management teams of EFC and Great Ajax have devoted considerable time and effort in connection with the Merger. EFC and Great Ajax may incur significant additional costs in connection with the completion of the Merger or in connection with any delay in completing the Merger or termination of the Merger Agreement, in addition to the other costs already incurred. If the Merger is not completed, EFC and Great Ajax will separately bear certain fees and expenses associated with the Merger without realizing the benefits of the Merger. If the Merger is completed, the fees and expenses may be significant and could have an adverse impact on the Combined Company’s results of operations.
Although EFC and Great Ajax have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond the control of either EFC or Great Ajax that could affect the total amount or the timing of the integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that the Combined Company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger.
In addition, EFC has incurred similar fees and transaction expenses in connection with the Arlington Merger and expects to incur additional costs related to such transaction that are difficult to estimate accurately at this time. If the Arlington Merger is not consummated, EFC (or, if the Merger is completed, the Combined Company) would bear certain transaction expenses associated with the Arlington Merger without realizing the anticipated benefits of the Arlington Merger. If the Arlington Merger is completed, the transaction expenses and the costs related to the integration of Arlington could be substantial, have an adverse impact on EFC’s (or, if the Merger is completed, the Combined Company’s) results of operations and exceed, particularly in the near term, the cost savings EFC expects to achieve in connection with the Arlington Merger.
The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus may not be representative of the Combined Company’s results after the Merger and, if completed, the Arlington Merger, and accordingly, you have limited financial information on which to evaluate the Combined Company following the Merger.
The unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger and the Arlington Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company following the Merger and, if completed, the Arlington Merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Merger and, if completed, the Arlington Merger. The unaudited pro forma condensed combined financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the Merger and the Arlington Merger that EFC believes are reasonable under the circumstances. However, such certain assumptions are based on values for mortgage assets in a market environment that is highly volatile and undue reliance should not be placed on such assumptions. EFC and Great Ajax cannot assure you that the assumptions will prove to be accurate over time.
The Combined Company may incur adverse tax consequences if Great Ajax, Great Ajax II REIT, Inc. or any other entity intended to be treated as a REIT owned by Great Ajax failed to qualify as a REIT for U.S. federal income tax purposes.
Great Ajax has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so up to the time of the Merger. Great Ajax believes that Great Ajax II REIT, Inc. (such REIT, a “Subsidiary REIT”) has qualified as a REIT for U.S. federal income tax purposes and intends for the Subsidiary REIT to continue to do so. Great Ajax has neither requested nor currently plans to request a ruling from the U.S. Internal Revenue Service (the “IRS”) that it qualified and qualifies, or that each Subsidiary REIT qualified and qualifies, as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of Great Ajax may affect its, or its Subsidiary REIT’s, ability to qualify as a REIT. In order to qualify as a REIT, Great Ajax must have satisfied and continue to satisfy, and its Subsidiary REIT must satisfy and must have satisfied, a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually to at least 90% of its net taxable income, excluding any net capital gains.
If Great Ajax has failed or fails (or its Subsidiary REIT failed or fails) to qualify as a REIT and the Merger is completed, the Combined Company may inherit significant tax liabilities, because the Combined Company, as the successor by Merger to Great Ajax and its Subsidiary REIT, would be subject to any corporate income tax liabilities of Great Ajax and its Subsidiary REIT, including penalties and interest, attributable to the years and the period prior to the Merger that Great Ajax or its Subsidiary REIT failed to qualify as a REIT. If any other entity intended to be treated as a REIT owned by Great Ajax failed to qualify as a REIT for U.S. federal income tax purposes, such entity would also be subject to corporate income tax liabilities and the amount available to be distributed to the Combined Company would be reduced.
EFC may not be able to complete the pending Arlington Merger in a timely manner or at all, which could adversely affect EFC’s business.
Completion of the Arlington Merger is subject to, among other things, the approval of Arlington shareholders and other closing conditions set forth in the Arlington Merger Agreement. It is possible that Arlington shareholder approval may not be received in a timely manner or at all, or that one or more other closing conditions may not be satisfied or, if not satisfied, that such conditions may not be waived in accordance with the terms of the Arlington Merger Agreement. The Arlington Merger is a transaction separate and apart from the Merger and the completion of the Arlington Merger is not a condition to the completion of the Merger, and the completion of the Merger is not a condition to the completion of the Arlington Merger. Therefore, it is possible that the Merger will be consummated but the Arlington Merger will not be consummated. If EFC is unable to complete the Arlington Merger, EFC will not fully realize the anticipated benefits of the Arlington Merger.
General Tax Risks
EFC’s failure to maintain its qualification as a REIT would subject it to U.S. federal, state and local income taxes, which could adversely affect the value of EFC Common Stock and would substantially reduce the cash available for distribution to EFC stockholders.
EFC elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2019. While EFC believes that it has operated and intends to continue to operate in a manner that will enable it to meet the requirements for taxation as a REIT commencing with its taxable year ended January 1, 2019, EFC cannot assure you that it will remain qualified as a REIT.
The U.S. federal income tax laws governing REITs are complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires EFC to meet various tests regarding the nature of its assets, its income and its earnings and profits, or “E&P” (calculated pursuant to Sections 316 and 857(d) of the Code and the regulations thereunder), the ownership of its outstanding stock, and the amount of its distributions on an ongoing basis. EFC’s ability to satisfy the asset tests depends upon the characterization and fair market values of its assets, some of which are not precisely determinable, and for which it may not obtain independent appraisals. EFC’s compliance with the REIT income and asset tests and the accuracy of its tax reporting to stockholders also depends upon its ability to successfully manage the calculation and composition of its gross and net taxable income, its E&P and its assets on an ongoing basis. Even a technical or inadvertent mistake could jeopardize EFC’s REIT status. In addition, EFC’s ability to satisfy the requirements to maintain its qualification as a REIT depends in part on the actions of third parties over which it has no control or only limited influence, including in cases where it owns an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Although EFC believes that it has operated and intends to continue to operate so as to maintain its qualification as a REIT, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of the investments its makes, and the possibility of future changes in its circumstances, no assurance can be given that its actual results of operations for any particular taxable year will satisfy such requirements.
EFC also owns a Subsidiary REIT that has elected to be taxed as a REIT under the U.S. federal income tax laws. EFC’s Subsidiary REIT is subject to the same REIT qualification requirements that are applicable to EFC. If EFC’s Subsidiary REIT were to fail to maintain its qualification as a REIT, then (i) that Subsidiary REIT would become subject to regular U.S. federal, state and local corporate income tax, (ii) EFC’s interest in such Subsidiary REIT would cease to be a qualifying asset for purposes of the REIT asset tests, and (iii) it is possible that EFC would fail certain of the REIT asset and/or income tests, in which event EFC also would fail to maintain its qualification as a REIT unless it could avail itself of certain relief provisions. While EFC believes that the Subsidiary REIT has qualified as a REIT under the Code, EFC has joined the Subsidiary REIT in filing a “protective” TRS election under Section 856(l) of the Code for each taxable year in which it has owned an interest in the Subsidiary REIT. EFC cannot assure you that such “protective” TRS election would be effective to avoid adverse consequences to it. Moreover, even if the “protective” election were to be effective, the Subsidiary REIT would be subject to regular corporate income tax, dividends EFC receives from the Subsidiary REIT would not qualify as good income for purposes of the 75% gross income test, and EFC cannot assure you that it would not fail to satisfy the requirement that not more than 20% of the value of its total assets may be represented by the securities of one or more TRSs. See “EFC’s ownership of and relationship with its TRSs will be limited, and a failure to comply with the limits would jeopardize its REIT status and may result in the application of a 100% excise tax,” below.
If EFC fails to maintain its qualification as a REIT in any calendar year, and does not qualify for certain statutory relief provisions, it would be required to pay U.S. federal income tax (and any applicable state and local taxes) on its taxable income at regular corporate rates, and dividends paid to its stockholders would not be deductible by it in computing its taxable income (although such dividends received by certain non-corporate U.S. taxpayers generally would be subject to a preferential rate of taxation). Further, if EFC fails to maintain its qualification as a REIT, it might need to borrow money or sell assets in order to pay any resulting tax. EFC’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. Furthermore, if EFC fails to maintain its qualification as a REIT, it no longer would be required under U.S. federal tax laws to distribute substantially all of its REIT taxable income to its stockholders. Unless EFC’s failure to maintain its qualification as a REIT was subject to relief under the U.S. federal tax laws, EFC could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.
Complying with REIT requirements may cause EFC to forego or liquidate otherwise attractive investments.
To qualify as a REIT, EFC must continually satisfy various tests regarding the sources of its income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of its shares. In order to meet these tests, EFC may be required to forego investments it might otherwise make. Thus, EFC may choose not to make certain types of investments that it made in prior years or pursue certain strategies that it pursued in prior years, which could include certain hedges that would otherwise reduce certain investment risks, or it could make such investments or pursue such strategies in a TRS. EFC’s domestic TRSs will be subject to regular U.S. federal, state and local corporate income tax, which may reduce the cash available to be distributed to EFC’s stockholders.
As a REIT, EFC may be required to pay dividends to stockholders at disadvantageous times or when it does not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to it in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder EFC’s investment performance.
In particular, EFC must ensure that at the end of each calendar quarter, it satisfies the REIT 75% asset test, which requires that at least 75% of the value of its total assets consist of cash, cash items, government securities and qualified REIT real estate assets, including RMBS. The remainder of its investments in securities (other than government securities, TRS securities and qualified REIT real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of its total assets (other than government securities, TRS securities and qualified REIT real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of its total assets can be represented by securities of one or more TRSs. EFC’s acquisition of Arlington into a TRS (if the Arlington Merger is completed) and the acquisition of TRSs in the Great Ajax Merger may affect EFC’s ability to maintain the value of its TRSs below 20% of its total assets. Generally, if EFC fails to comply with these requirements at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and becoming subject to U.S. federal income tax and any applicable state and local taxes on all of its income.

In addition, EFC must also ensure that each taxable year it satisfies the REIT 75% and 95% gross income tests, which require that, in general, 75% of its gross income comes from certain real estate-related sources and 95% of its gross income consists of gross income that qualifies for the 75% gross income test or certain other passive income sources. As a result of the requirement that EFC satisfies both the REIT 75% asset test and the REIT 75% and 95% gross income tests, it may be required to liquidate from its portfolio otherwise attractive investments or contribute such investments to a TRS, in which event they would become subject to regular corporate U.S. federal, state and local taxes assuming that the TRS is organized in the United States. These actions could have the effect of reducing EFC’s income and amounts available for distribution to its stockholders. Generally, if EFC fails to comply with these requirements at the end of any calendar year, it will lose its REIT qualification and may be subject to U.S. federal income tax and any applicable state and local taxes on all of its income.
Failure to make required distributions would subject EFC to tax, which would reduce the cash available for distribution to its stockholders.
To qualify as a REIT, EFC must distribute to its stockholders each calendar year at least 90% of its REIT taxable income (including certain items of non-cash income), determined excluding any net capital gains and without regard to the deduction for dividends paid. Distributions of EFC’s taxable income must generally occur in the taxable year to which they relate, or in the following taxable year if declared before EFC timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that EFC satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, it will be subject to U.S. federal corporate income tax on its undistributed income. In addition, EFC will incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any calendar year (subject to specific timing rules for certain dividends paid in January) are less than the sum of:
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85% of its REIT ordinary income for that year;

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95% of its REIT capital gain net income for that year; and

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any undistributed taxable income from prior years.

EFC intends to distribute its taxable income to its stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid the corporate income tax. These distributions will limit its ability to retain earnings and thereby replenish or increase capital from operations. However, there is no requirement that TRSs distribute their after-tax net income to their parent REIT.
EFC’s taxable income may substantially exceed its net income as determined based on GAAP, because, for example, realized capital losses will be deducted in determining its GAAP net income, but may not be deductible in computing its taxable income. The EFC Operating Partnership and certain of its subsidiaries have made an election under Section 475(f) of the Code to mark their securities to market, which may cause EFC to recognize taxable gains for a taxable year with respect to such securities without the receipt of any cash corresponding to such gains. Additionally, E&P in EFC’s foreign TRSs are taxable to EFC, regardless of whether such earnings are distributed. Losses in EFC’s TRSs will not reduce EFC’s taxable income, and generally will not provide any tax benefit to EFC, except that a net operating loss in the TRS may be carried forward against future TRS taxable income in the case of a domestic TRS. EFC’s domestic TRSs may also have taxable income on which U.S. federal income tax is due even if EFC is in a loss position. Also, EFC’s ability, or the ability of its subsidiaries, to deduct interest may be limited under Section 163(j) of the Code. In addition, EFC may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, or EFC may modify assets in a way that produces taxable income prior to or in excess of economic income. As a result of the foregoing, EFC may generate less cash flow than taxable income in a particular year. To the extent that EFC generates such non-cash taxable income in a taxable year or has limitations on its deductions, it may incur corporate income tax and the 4% nondeductible excise tax on that income if it does not distribute such income to stockholders in that year. In that event, EFC may be required to use cash reserves, incur debt, sell assets, make taxable distributions of its shares or debt securities or liquidate non-cash assets at rates, at terms or at times that it regards as unfavorable, in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Determination of EFC’s REIT taxable income involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. If the IRS disagrees with EFC’s determination, it could affect its satisfaction of the distribution requirement. Under certain circumstances, EFC may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. EFC may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although EFC may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest and a penalty to the IRS based upon the amount of any deduction it takes for deficiency dividends.
Even if EFC qualifies as a REIT, it may face other tax liabilities that reduce its cash flows.
Even if EFC qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, its domestic TRSs will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.
The failure of MBS subject to a repurchase agreement to qualify as real estate assets would adversely affect EFC’s ability to maintain its qualification as a REIT.
EFC has entered into repurchase agreements under which it nominally sells certain of its MBS to a counterparty and simultaneously enters into an agreement to repurchase the sold assets. EFC believes that, for U.S. federal income tax purposes, these transactions will be treated as secured debt and it will be treated as the tax owner of the MBS that are the subject of any such repurchase agreement, notwithstanding that such agreements may transfer record ownership of such assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that EFC does not own the MBS during the term of the repurchase agreement, in which case it could fail to maintain its qualification as a REIT.
Uncertainty exists with respect to the treatment of EFC’s TBAs for purposes of the REIT asset and income tests.
EFC purchases and sells Agency RMBS through TBAs and recognizes income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise, and may continue to do so in the future. While there is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. government securities for purposes of the REIT 75% asset test or the qualification of income or gains from dispositions of TBAs as gains from the sale of real property or other qualifying income for purposes of the REIT 75% gross income test, EFC treats the GAAP value of its TBAs under which it contracts to purchase to-be-announced Agency RMBS (“long TBAs”) as qualifying assets for purposes of the REIT 75% asset test, and it treats income and gains from its long TBAs as qualifying income for purposes of the REIT 75% gross income test, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that (i) for purposes of the REIT asset tests, its ownership of a long TBA should be treated as ownership of real estate assets, and (ii) for purposes of the REIT 75% gross income test, any gain recognized by it in connection with the settlement of its long TBAs should be treated as gain from the sale or disposition of an interest in mortgages on real property. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions. In addition, it must be emphasized that the opinion of counsel is based on various assumptions relating to EFC’s TBAs and is conditioned upon fact-based representations and covenants made by EFC’s management regarding its TBAs. No assurance can be given that the IRS would not assert that such assets or income are not qualifying assets or income. If the IRS were to successfully challenge the opinion of counsel, EFC could be subject to a penalty tax or it could fail to remain qualified as a REIT if a sufficient portion of its assets consists of TBAs or a sufficient portion of its income consists of income or gains from the disposition of TBAs.
Complying with REIT requirements may limit EFC’s ability to hedge effectively.
The REIT provisions of the Code substantially limit EFC’s ability to hedge. Under these provisions, any income that EFC generates from transactions intended to hedge its interest rate or foreign currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) interest rate risk on liabilities incurred to carry or acquire real estate or (ii) risk of foreign currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable U.S. Treasury Regulations (the “Treasury Regulations”). The requirements in the Treasury Regulations related to identifying hedging transactions are highly technical and complex for which only limited judicial and administrative authorities exist, and the IRS could disagree with and successfully challenge EFC’s treatment and identifications of such hedging transactions. Income from hedging transactions that are not properly identified or hedge different risks will generally constitute non-qualifying income for purposes of both the REIT 75% and 95% gross income tests and could cause EFC to fail to maintain its qualification as a REIT. EFC’s aggregate gross income from such transactions, along with other gross income that does not qualify for the 95% gross income test, cannot exceed 5% of its annual gross income. As a result, EFC might have to limit its use of advantageous hedging techniques, and it has implemented and may in the future implement certain hedges through a TRS. Any hedging income earned by a domestic TRS would be subject to U.S. federal, state and local income tax at regular corporate rates. This could increase the cost of EFC’s hedging activities or expose it to greater risks associated with interest rate changes or other changes than it would otherwise want to bear. In addition, any hedging losses in EFC’s TRSs will offset any income of such TRSs, but generally will not provide any tax benefit to EFC, except that a net operating loss in the TRS may be carried forward against future TRS taxable income in the case of a domestic TRS. Even if the income from certain of EFC’s hedging transactions is excluded from gross income for purposes of the REIT 75% and 95% gross income tests, such income and any loss will be taken into account in determining its REIT taxable income and its distribution requirement. If the IRS disagrees with EFC’s calculation of the amount or timing of recognition of gain or loss with respect to its hedging transactions, including the impact of its elections under Section 475(f) of the Code and the treatment of hedging expense and losses under Section 163(j) of the Code and Treasury Regulation Section 1.446-4, its distribution requirement could increase, which could require that it correct any shortfall in distributions by paying deficiency dividends to its stockholders in a later year.
EFC’s ownership of and relationship with its TRSs will be limited, and a failure to comply with the limits would jeopardize its REIT status and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income for purposes of the REIT 75% or 95% gross income tests if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. Many of the investments that EFC made and activities it undertook prior to its REIT election have been contributed to or will be made in one of its TRSs, there are TRSs in the Great Ajax structure, and certain of the historic Arlington assets will be held in a TRS (if the Arlington Merger is completed); thus, EFC has held and will hold a significant portion of its assets through, and derive a significant portion of its taxable income and gains in, TRSs. While EFC intends to manage its affairs so as to satisfy the requirement that no more than 20% of the value of its total assets consists of stock or securities of TRSs, as well as the requirements that no more than 25% of the value of its total assets consist of stock or securities of its TRSs and other assets not qualifying for the 75% asset test and that dividends from its TRSs plus other non-qualifying gross income not exceed 25% of its total gross income, there can be no assurance that it will be able to do so in all market circumstances. Even if EFC is able to do so, compliance with these rules may reduce its flexibility in operating its business. In addition, the two rules may conflict with each other in that EFC’s ability to reduce the value of its TRSs below 20% of its total assets by causing a TRS to distribute a dividend to it may be limited by its need to comply with the REIT 75% gross income test, which requires that, in general, 75% of its gross income come from certain real estate-related sources (and TRS dividends are not qualifying income for such test). There can be no assurance that EFC will be able to comply with either or both of these tests in all market conditions. EFC’s inability to comply with both of these tests could have a material adverse effect on its business, financial condition, liquidity, results of operations, qualification as a REIT and ability to make distributions to its stockholders.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. EFC’s domestic TRSs will pay U.S. federal, state and local income tax on their taxable income (net of deductible interest expense) at regular corporate tax rates, and their after-tax net income will be available for distribution to EFC but is not required to be distributed to it. In certain circumstances, the ability to deduct interest expense by any TRS could be limited. In addition, losses in EFC’s domestic TRSs generally will not provide any tax benefit prior to liquidation, except that a net operating loss in the TRS may be carried forward against future TRS taxable income.
EFC generally structures its foreign TRSs with the intent that their income and operations will not be subject to U.S. federal, state and local income tax. For example, the Code and the Treasury Regulations promulgated thereunder specifically provide that a non-U.S. corporation is not engaged in a U.S. trade or business and therefore is not subject to U.S. federal income tax if it restricts its activities in the United States to trading in stock and securities (or any activity closely related thereto) for its own account irrespective of whether such trading (or such other activity) is conducted by such a non-U.S. corporation or its employees through a resident broker, commission agent, custodian or other agent. However, there is no assurance that EFC’s foreign TRSs will successfully operate so that they are not subject to U.S. federal, state and local income tax. If the IRS successfully challenged the tax treatment of EFC’s foreign TRSs, it would reduce the amount that those foreign TRSs would have available to distribute to EFC. E&P in EFC’s foreign TRSs, including gains from securities marked to market for tax purposes, are taxable to EFC, and are not qualifying income for the purposes of the REIT 75% gross income test, regardless of whether such earnings are distributed to EFC. In addition, losses in EFC’s foreign TRSs generally will not provide any tax benefit prior to liquidation.
EFC intends to monitor the value of and the income from its respective investments in its domestic and foreign TRSs for the purpose of ensuring compliance with TRS ownership limitations and the REIT 75% gross income test. In addition, EFC will review all of its transactions with its TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that EFC will be able to comply with the 20% limitation, the REIT 75% gross income test or avoid application of the 100% excise tax discussed above.
EFC’s ownership limitation may restrict change of control or business combination opportunities in which its stockholders might receive a premium for their EFC Common Stock.
In order for EFC to maintain its qualification as a REIT, no more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to help EFC qualify as a REIT, among other purposes, its certificate of incorporation provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of EFC’s capital stock.
The ownership limitation and other restrictions could have the effect of discouraging a takeover or other transaction in which holders of EFC Common Stock might receive a premium for their EFC Common Stock over the then-prevailing market price or which holders might believe to be otherwise in their best interests.
Dividends payable by REITs do not qualify for the reduced tax rates available for “qualified dividend income.”
Qualified dividend income payable to U.S. investors that are individuals, trusts, and estates is subject to the reduced maximum tax rate applicable to long-term capital gains. Common and preferred dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. Rather, for taxable years beginning prior to January 1, 2026, non-corporate taxpayers may deduct up to 20% of certain pass-through business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. To qualify for this deduction, the shareholder receiving such dividend must hold the dividend-paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the shares become ex-dividend, and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. However, even if a domestic stockholder qualifies for this deduction, the effective rate for such REIT dividends still remains higher than the top marginal rate applicable to “qualified dividend income” received by U.S. individuals. Although the reduced U.S. federal income tax rate applicable to qualified dividend income does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends and the reduction in the corporate tax rate could cause investors who are taxed at individual rates and regulated investment companies to perceive investments in the stocks of REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends treated as qualified dividend income, which could adversely affect the value of the stock of REITs, including EFC Common Stock.
EFC may be subject to adverse legislative or regulatory tax changes that could reduce the market price of EFC Common Stock.
At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. EFC cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. Changes to the tax laws, with or without retroactive application, could significantly and negatively affect EFC or its stockholders. Several recent proposals have been made that would make substantial changes to the U.S. federal income tax laws. EFC cannot predict the long-term effect of any future changes on REITs or assure its stockholders that any such changes will not adversely affect the taxation of a stockholder. EFC and its stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
EFC’s recognition of “phantom” income may reduce a stockholder’s after-tax return on an investment in EFC stock.
EFC may recognize phantom income, which is taxable income in excess of its economic income, in the earlier years that EFC holds certain investments or in the year that it modifies certain loan investments, and EFC may only experience an offsetting excess of economic income over its taxable income in later years, if at all. As a result, stockholders at times may be required to pay U.S. federal income tax on distributions taxable as dividends that economically represent a return of capital rather than a dividend. Taking into account the time value of money, this acceleration or increase of U.S. federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income.
Liquidation of EFC’s assets may jeopardize its REIT qualification or may be subject to a 100% tax.
To maintain its qualification as a REIT, EFC must comply with requirements regarding its assets and its sources of income. If EFC is compelled to liquidate its assets to repay obligations to its lenders or for other reasons, it may be unable to comply with these requirements, thereby jeopardizing its qualification as a REIT, or it may be subject to a 100% tax on any resultant gain if it sells assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.
The tax on prohibited transactions will limit EFC’s ability to engage in transactions, including certain methods of securitizing MBS, that would be treated as sales of dealer property for U.S. federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax with no offset for losses. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. EFC might be subject to this tax if it disposes of or securitizes mortgage loans or MBS in a manner that was treated as dealer activity for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, EFC may choose not to engage in certain sales or securitization structures, even though the transactions might otherwise be beneficial to it. Alternatively, in order to avoid the prohibited transactions tax, EFC may choose to implement certain transactions through a TRS, including by contributing or selling the assets to a TRS.
Although EFC expects to avoid the prohibited transactions tax by conducting the sale of property that may be characterized as dealer property through a TRS, such TRS will be subject to U.S. federal, state and local corporate income tax and may incur a significant tax liability as a result of those sales conducted through the TRS. No assurance can be given that any property that EFC sells will not be treated as property held for sale to customers, or that EFC can satisfy certain safe-harbor provisions of the Code that would prevent such treatment. Moreover, no assurance can be given that the IRS will respect the transaction by which property that may be characterized as dealer property is contributed to the TRS. If any property sold is treated as property held for sale to customers or if the contribution of property is not respected, then EFC may be treated as having engaged in a prohibited transaction, and its net income therefrom would be subject to a 100% tax.
The EFC Operating Partnership and certain other subsidiaries have made a mark-to-market election under Section 475(f) of the Code. If the IRS challenges their application of that election, it may jeopardize EFC’s REIT qualification.
The EFC Operating Partnership, EFC’s subsidiary REIT and certain other subsidiaries of EFC have made elections under Section 475(f) of the Code to mark their securities to market. There are limited authorities under Section 475(f) of the Code as to what constitutes a trader for U.S. federal income tax purposes. Under other sections of the Code, the status of a trader in securities depends on all of the facts and circumstances, including the nature of the income derived from the taxpayer’s activities, the frequency, extent and regularity of the taxpayer’s securities transactions, and the taxpayer’s investment intent. There can be no assurance that the EFC Operating Partnership and these subsidiaries will continue to qualify as a trader in securities eligible to make the mark-to-market election. EFC has not received, nor is it seeking, an opinion from counsel or a ruling from the IRS regarding its or its subsidiaries’ qualification as a trader. If the qualification for, or EFC’s application of, the mark-to-market election were successfully challenged by the IRS, in whole or in part, it could, depending on the circumstances, result in retroactive (or prospective) changes in the amount or timing of gross income EFC recognizes. Furthermore, the law is unclear as to the treatment of mark-to-market gains and losses under the various REIT tax rules, including, among others, the prohibited transaction and qualified liability hedging rules. While there is limited analogous authority, EFC treats any mark-to-market gains as qualifying income for purposes of the 75% gross income test to the extent that the gain is recognized with respect to a qualifying real estate asset, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that any such gains recognized with respect to assets that would produce qualifying income for purposes of the 75% and/or 95% gross income test, as applicable, if they were actually sold should be treated as qualifying income to the same extent for purposes of the 75% and/or 95% gross income test, as applicable, and any such gains should not be subject to the prohibited transaction tax. If the IRS were to successfully treat EFC’s mark-to-market gains as subject to the prohibited transaction tax or to successfully challenge the treatment or timing of recognition of its mark-to-market gains or losses with respect to its qualified liability hedges, it could owe material U.S. federal income or penalty tax or, in some circumstances, even fail to maintain its qualification as a REIT. Finally, mark-to-market gains and losses could cause volatility in the amount of EFC’s taxable income. For instance, the mark-to-market election could generate losses in one taxable year that EFC is unable to use to offset taxable income, followed by mark-to-market gains in a subsequent taxable year that force it to make additional distributions to its stockholders. Hence, the mark-to-market gains and losses could cause EFC to distribute more dividends to its stockholders in a particular period than would otherwise be desirable from a business perspective.
The interest apportionment rules may affect EFC’s ability to comply with the REIT asset and gross income tests.
Most of the distressed mortgage loans that EFC has acquired were acquired by it at a discount from their outstanding principal amount, because its pricing was generally based on the value of the underlying real estate that secures those mortgage loans. Treasury Regulations Section 1.856-5(c) (the “interest apportionment regulation”) provides that if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. Revenue Procedure 2014-51 interprets the “principal amount” of the loan to be the face amount of the loan, despite the Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.
The interest apportionment regulation applies only if the debt in question is secured both by real property and personal property. EFC believes that most of the mortgage loans that it acquired at a discount under the circumstances contemplated by Revenue Procedure 2014-51 are secured only by real property (including mortgage loans secured by both real property and personal property where the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage). Accordingly, EFC believes that the interest apportionment regulation generally does not apply to its loans.
Nevertheless, if the IRS were to assert successfully that such mortgage loans were secured by property other than real estate, that the interest apportionment regulation applied for purposes of EFC’s REIT testing, and that the position taken in Revenue Procedure 2014-51 should be applied to its portfolio, then depending upon the value of the real property securing its loans and their face amount, and the sources of its gross income generally, EFC might not be able to satisfy the REIT 75% gross income test, and possibly the asset tests applicable to REITs. If EFC did not meet these tests, it could potentially either lose its REIT status or be required to pay a tax penalty to the IRS. With respect to the REIT 75% asset test, Revenue Procedure 2014-51 provides a safe harbor under which the IRS will not challenge a REIT’s treatment of a loan as being a real estate asset in an amount equal to the lesser of (1) the greater of (a) the current value of the real property securing the loan or (b) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. This safe harbor, if it applied to EFC, would help it comply with the REIT asset tests following the acquisition of distressed debt if the value of the real property securing the loan were to subsequently decline. If EFC did not meet one or more of the REIT asset tests, then it could potentially either lose its REIT status or be required to pay a tax penalty to the IRS.
Generally, EFC’s investments in residential transition loans, or “RTLs,” and occasionally, its investments in small balance commercial mortgage loans, or “SBCs,” will require it to make estimates about the fair value of land improvements that may be challenged by the IRS.
Generally, EFC’s investments in RTLs, and occasionally its investments in SBCs, are short term loans secured by a mortgage on real estate assets where the proceeds of the loan will be used, in part, to renovate the property. The interest from these investments will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the investment is equal to or greater than the highest outstanding principal amount of the loan during any taxable year. Under the REIT provisions, where improvements will be constructed with the proceeds of the loan, the loan value of the real property is the fair value of the land and existing real property improvements plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the IRS would not challenge EFC’s estimate of the loan value of the real property.
The failure of a mezzanine loan or similar debt to qualify as a real estate asset could adversely affect EFC’s ability to maintain its qualification as a REIT.
EFC may invest in mezzanine loans or similar debt. The IRS has provided a safe harbor for mezzanine loans but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying income for purposes of the REIT 75% gross income test. EFC may acquire mezzanine loans or similar debt that meet most but do not meet all of the requirements of this safe harbor, and it may treat such loans as real estate assets for purposes of the REIT asset and income tests. In the event that EFC owns a mezzanine loan or similar debt that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, EFC could fail to maintain its qualification as a REIT.
EFC’s qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that its acquires, and the inaccuracy of any such opinions, advice or statements may adversely affect EFC’s REIT qualification and result in significant corporate-level tax.
When purchasing securities, EFC may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, the value of such securities, and also to what extent those securities constitute qualified real estate assets for purposes of the REIT asset tests and produce income which qualifies under the REIT 75% gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect EFC’s REIT qualification and result in significant corporate-level tax. Additionally, counsel is generally under no obligation to update any such opinions after they are issued. Hence, subsequent changes to the purchased securities or in the applicable law may cause such opinions to become inaccurate or outdated despite being accurate when issued and may also adversely affect EFC’s REIT qualification and result in significant corporate-level tax.
The failure of Excess MSRs held by EFC to qualify as real estate assets, or the failure of the income from Excess MSRs to qualify as interest from mortgages, could adversely affect EFC’s ability to qualify as a REIT.
EFC may invest in Excess MSRs (as defined below), including as a result of transactions related to the Arlington Merger (if the Arlington Merger is completed). In certain private letter rulings, the IRS ruled that Excess MSRs meeting certain requirements would be treated as an interest in mortgages on real property and thus a real estate asset for purposes of the 75% REIT asset test, and interest received by a REIT from such Excess MSRs will be considered interest on obligations secured by mortgages on real property for purposes of the 75% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the analysis adopted by the IRS in such private letter rulings and based on advice of counsel, EFC intends to treat any Excess MSRs that meet the requirements provided in the private letter rulings as qualifying assets for purposes of the 75% gross asset test, and it intends to treat income from such Excess MSRs as qualifying income for purposes of the 75% and 95% gross income tests. Notwithstanding the IRS’s determination in the private letter rulings described above, it is possible that the IRS could successfully assert that any Excess MSRs that EFC holds do not qualify for purposes of the 75% REIT asset test and income from such MSRs does not qualify for purposes of the 75% and/or 95% gross income tests, which could cause EFC to be subject to a penalty tax and could adversely impact its ability to qualify as a REIT.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the annexes to this proxy statement/prospectus contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act.
These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely,” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the benefits of the Merger or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of EFC, Great Ajax or the Combined Company. Without limiting the generality of the preceding sentence, certain information contained in the sections “The Merger  —  Background of the Merger,” “The Merger  —  Recommendation of the Great Ajax Board and Its Reasons for the Merger,” “The Merger  —   The EFC Board’s Reasons for the Merger” and “The Merger —  Certain Great Ajax Unaudited Prospective Financial Information” constitute forward-looking statements.
EFC and Great Ajax base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of EFC’s and Great Ajax’s respective management and involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements of EFC, Great Ajax or the Combined Company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this proxy statement/prospectus, including those disclosed under “Risk Factors” beginning on page 31, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:
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the ability of Great Ajax to obtain the Great Ajax Stockholder Approval required to consummate the Merger;

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the satisfaction or waiver of other conditions in the Merger Agreement;

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the risk that the Merger or the other transactions contemplated by the Merger Agreement or that the Arlington Merger or the other transactions contemplated by the Arlington Merger Agreement may not be completed in the time frame expected or at all;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the Arlington Merger Agreement and that a termination of the Merger Agreement under certain circumstances could require Great Ajax to pay EFC the Great Ajax Termination Fee, as described under “The Merger Agreement  —  Termination Fee and Expenses” beginning on page 120;

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significant transaction costs and/or unknown or inestimable liabilities;

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the ability of EFC to successfully and efficiently integrate Great Ajax and, if the proposed Arlington Merger is completed, Arlington and implement the operating strategy of each company;

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risks related to the disruption of management’s attention from ongoing business operations due to the proposed Merger and the proposed Arlington Merger;

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the effect of the announcement of the proposed Merger or any other proposed strategic transaction on the operating results and businesses generally of EFC, Great Ajax or Arlington;

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the outcome of litigation, including any legal proceedings that may be instituted against EFC, Great Ajax or others related to the Merger Agreement or the Arlington Merger Agreement;

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changes in interest rates or the market value of EFC’s, Great Ajax’s or Arlington’s investments and/or portfolio;

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market volatility;

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changes in mortgage default rates and prepayment rates;

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increased rates of default and/or decreased recovery rates on EFC’s, Great Ajax’s or Arlington’s assets;

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the availability and terms of financing;

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regulatory proceedings or inquiries;

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changes in government regulations affecting the business of EFC, Great Ajax or Arlington;

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the ability of EFC and Great Ajax to maintain their exclusion from registration under the Investment Company Act;

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the ability of EFC and Great Ajax (through the effective time of the Merger) to maintain their qualifications as REITs;

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changes in market conditions and economic trends, such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations; and

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other risks detailed in the “Risk Factors” section of this proxy statement/prospectus and/or in filings made by each of EFC and Great Ajax with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed by EFC with the SEC and incorporated herein by reference, and the Annual Report on Form 10-K for the year ended December 31, 2022, and other reports filed by Great Ajax with the SEC and incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” on page 191 of this proxy statement/prospectus.

Although EFC and Great Ajax believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this proxy statement/prospectus will prove to be accurate. As you read and consider the information in this proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference or attached as annexes to this proxy statement/prospectus, in the case of forward-looking statements made in those documents. Neither EFC nor Great Ajax undertakes any obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information or developments, future events, or otherwise, and each expressly disclaims any obligation to do so, except as required by law.
In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by EFC, Great Ajax or any other person that the results or conditions described in such statements or the objectives and plans of EFC or Great Ajax will be achieved. In addition, EFC’s and Great Ajax’s qualifications as REITs involve the application of highly technical and complex provisions of the Code.
All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement and the factors discussed under the heading “Risk Factors” herein. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that EFC, Great Ajax or persons acting on their behalf may issue.

THE COMPANIES
Ellington Financial Inc.
EFC is a Delaware corporation that acquires and manages mortgage-related, consumer-related, corporate-related and other financial assets, through investments primarily in securities and loans. EFC’s primary objective is to generate attractive, risk-adjusted total returns for its stockholders by making investments that EFC believes compensate it appropriately for the risks associated with such investments. EFC’s targeted asset classes include residential and commercial mortgage loans, reverse mortgage loans, MBS, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, mortgage-related and non-mortgage-related derivatives, debt and equity investments in loan origination companies, and other strategic investments.
EFC was formed as a Delaware limited liability company in July 2007, commenced operations in August 2007 and completed its conversion to a Delaware corporation on March 1, 2019. EFC elected to be treated as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2019. EFC believes that, commencing with such taxable year, it has been organized and operated in a manner so as to remain qualified as a REIT under the U.S. federal income tax laws, and it intends to continue to operate in such a manner. All of EFC’s operations and business activities are conducted through the EFC Operating Partnership. EFC has control of the EFC Operating Partnership and intends to operate the EFC Operating Partnership in a manner consistent with the requirements for EFC’s qualification as a REIT. In general, as a REIT, EFC is not subject to U.S. federal income tax on its REIT taxable income that it distributes to its stockholders. However, EFC’s TRSs are subject to U.S. federal, state and local income taxes. EFC also operates its business in a manner that permits it to maintain an exclusion from registration under the Investment Company Act.
EFC is externally managed and advised by EFC Manager pursuant to the EFC Management Agreement. EFC Manager is responsible for administering EFC’s business activities and day-to-day operations in conformity with the policies and investment guidelines that are approved and monitored by the EFC Board. Pursuant to a services agreement between EFC Manager and EMG, EFC Manager relies on the resources of EMG to support EFC’s operations. EMG is an investment management firm and registered investment advisor with a 28-year history of investing in a broad spectrum of mortgage-backed securities and related derivatives.
On May 29, 2023, EFC, Arlington, Arlington Merger Sub and, solely for the limited purposes set forth in the Arlington Merger Agreement, EFC Manager, entered into the Arlington Merger Agreement pursuant to which, subject to the terms and conditions thereof, Arlington will be merged with and into Arlington Merger Sub, with Arlington Merger Sub continuing as the surviving corporation of the Arlington Merger. Immediately following the Arlington Merger, the surviving corporation of the Arlington Merger will be contributed to the EFC Operating Partnership, in exchange for EFC OP Units.
EFC Common Stock is traded on the NYSE under the symbol “EFC.” EFC’s website is www.ellingtonfinancial.com.
EFC’s principal executive offices are located at 53 Forest Avenue, Old Greenwich, Connecticut 06870, and its telephone number is (203) 698-1200.
EF Acquisition I LLC
Merger Sub is a Maryland limited liability company that was formed on June 23, 2023, solely for the purpose of effecting the Merger. Upon the Closing, the Merger will be consummated whereby Great Ajax will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company of the Merger. Merger Sub has not conducted any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.
Merger Sub’s principal executive offices are located at 53 Forest Avenue, Old Greenwich, Connecticut 06870, and its telephone number is (203) 698-1200.

Great Ajax Corp.
Great Ajax Corp. is a REIT that focuses primarily on acquiring, investing in and managing residential re-performing loans (“RPLs”) and non-performing loans (“NPLs”) secured by single-family residences and commercial properties. Great Ajax may acquire RPLs and NPLs either directly or in joint ventures with institutional accredited investors. Such joint ventures are structured as securitization trusts, of which Great Ajax acquires debt securities and beneficial interests. In addition to its focus on RPLs and NPLs, Great Ajax also originates and acquires small balance commercial mortgage (“SBC”) loans secured by multi-family retail/residential and mixed use properties. Additionally, Great Ajax invests in single-family and smaller commercial properties directly either through a foreclosure event of a loan in Great Ajax’s mortgage portfolio, or, less frequently, through a direct acquisition.
Great Ajax elected to be taxed as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2014. Great Ajax’s qualification as a REIT depends upon its ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of Great Ajax’s gross income, the composition and values of Great Ajax’s assets, Great Ajax’s distribution levels and the diversity of ownership of Great Ajax’s capital stock. Great Ajax believes that it is organized in conformity with the requirements for qualification as a REIT under the Code, and that Great Ajax’s current and intended manner of operation enables Great Ajax to meet the requirements for taxation as a REIT for U.S. federal income tax purposes.
Great Ajax is externally managed by the Great Ajax Manager, an affiliated entity, pursuant to the Great Ajax Management Agreement. Great Ajax’s day-to-day operations are being conducted by the Great Ajax Manager through the authority delegated to it under the Great Ajax Management Agreement and pursuant to the policies established by, and under the supervision of, the Great Ajax Board. In addition to administering Great Ajax’s day-to-day operations, the Great Ajax Manager is responsible for (i) the selection, purchase, and sale of Great Ajax’s investment portfolio; (ii) Great Ajax’s financing and hedging activities; and (iii) providing Great Ajax with portfolio management, administrative, and other services relating to Great Ajax’s assets and operations as may be appropriate. As of June 30, 2023, Great Ajax owned 19.8% of the limited liability company interests of the Great Ajax Manager.
Great Ajax’s mortgage loans and other real estate assets are serviced by Gregory, an affiliated entity. Gregory was formed by the members of the Great Ajax Manager’s management team to service “high-touch” assets, which are loans that require substantial and active interaction with the borrower for modification or other resolution. Gregory is licensed to service loans in all states where such license is required to conduct its business, and currently has mortgage loan origination staff who are licensed in 15 states. Gregory also holds mortgage lending, debt collection or similar licenses in the states in which such licenses are required. Gregory is a Freddie Mac authorized servicer, a Home Affordable Modification Program registered servicer, a Veterans Administration Servicer and has unsupervised Title II Mortgage authorization from the Federal Housing Administration (“FHA”).
The Great Ajax Common Stock is traded on the New York Stock Exchange under the symbol “AJX.” Great Ajax’s principal executive offices are located at 13190 SW 68th Parkway, Suite 110, Tigard, Oregon, 97223, and its telephone number is (503) 505-5670. Great Ajax’s website is www.greatajax.com. The reference to Great Ajax’s website is intended to be an inactive textual reference only. Information included on Great Ajax’s website is not incorporated by reference into this proxy statement/prospectus.
The Combined Company
Upon completion of the Merger, the Combined Company will remain a publicly traded corporation focused on acquiring and managing mortgage-related, consumer-related, corporate-related and other financial assets. The Combined Company will continue to be externally managed by EFC Manager.
Upon completion of the Merger, the Combined Company is expected to have a pro forma total stockholders’ equity capitalization of approximately $1,531.4 million, comprised of $1.195.9 million of common stock and $335.5 million of EFC Preferred Stock (which does not take into account the completion of the Arlington Merger). The common equity capitalization of approximately $1,195.9 million is based on the book values of EFC Common Stock and Great Ajax Common Stock, which is calculated as total stockholders’ equity less the aggregate liquidation preference of outstanding preferred stock, as of March 31, 2023.
The business of the Combined Company will be operated through EFC and its subsidiaries, which will include the surviving company of the Merger and its subsidiaries.
The common stock of the Combined Company will continue to be listed on the NYSE, trading under the symbol “EFC.”
The Combined Company’s principal executive offices will remain at EFC’s location at 53 Forest Avenue, Old Greenwich, Connecticut 06870, and its telephone number will remain (203) 698-1200.

THE GREAT AJAX SPECIAL MEETING
This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Great Ajax Stockholders for exercise at the Great Ajax Special Meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to Great Ajax Stockholders on or about [•], 2023.
Purpose of the Great Ajax Special Meeting
The Great Ajax Special Meeting will be held solely by means of remote communication live over the Internet on [•], 2023 at [•] [a.m.], Eastern Time, for the following purposes:
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to consider and vote on the Great Ajax Merger Proposal; and

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to consider and vote on the Great Ajax Adjournment Proposal.

Only business within the purposes described in the Notice of Special Meeting of Great Ajax Stockholders may be conducted at the Great Ajax Special Meeting. Any action may be taken on the items of business described above at the Great Ajax Special Meeting on the date specified above, or on any date or dates to which the Great Ajax Special Meeting may be postponed or adjourned.
Record Date; Voting Rights; Proxies
Great Ajax has fixed the close of business on [•], 2023 as the record date for determining Great Ajax Stockholders entitled to the notice of, and to vote at, the Great Ajax Special Meeting. Great Ajax Stockholders at the close of business on the Great Ajax Record Date will be entitled to notice of the Great Ajax Special Meeting. As of the Great Ajax Record Date, there were [•] issued and outstanding shares of Great Ajax Common Stock. Each holder of record of Great Ajax Common Stock on the Great Ajax Record Date is entitled to one vote per share of Great Ajax Common Stock with respect to each proposal. Votes may be cast either electronically or by properly authorized proxy at the Great Ajax Special Meeting.
Voting; Proxies.   You may have your shares of Great Ajax Common Stock voted on the matters to be presented at the Great Ajax Special Meeting in any of the following ways:
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By Telephone — You can authorize a proxy to vote your shares by telephone by calling [•] and following the instructions on the proxy card;

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By Internet — You can authorize a proxy to vote your shares over the Internet:

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Before the Great Ajax Special Meeting by visiting [•]; or

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During the Great Ajax Special Meeting by visiting [•]; or

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By Mail — You can authorize a proxy to vote your shares by mail by completing, signing, dating, and mailing the enclosed proxy card.

If you authorize a proxy to vote your shares, the individuals named on the proxy card will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against each of the proposals. You may also specify you would like to abstain from voting for or against a proposal. Proxies authorized by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on [•], 2023.
All shares of Great Ajax Common Stock that are entitled to vote and are represented at the Great Ajax Special Meeting by properly authorized proxies received before or at the Great Ajax Special Meeting and not revoked will be voted at the Great Ajax Special Meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares of Great Ajax Common Stock will be voted:
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“FOR” the Great Ajax Merger Proposal; and

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“FOR” the Great Ajax Adjournment Proposal.

Votes cast by proxy or electronically at the Great Ajax Special Meeting will be tabulated by one or more inspectors appointed by the Great Ajax Board for the Great Ajax Special Meeting. The chairman of the Great Ajax Special Meeting will determine whether or not a quorum is present.

Any proxy given by a stockholder of record pursuant to this solicitation may be revoked at any time before the vote is taken at the Great Ajax Special Meeting in any of the following ways:
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authorizing a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on [•], 2023;

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timely delivering a valid, later-dated proxy;

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timely delivering a written notice that you are revoking your proxy to the Secretary of Great Ajax; or

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voting electronically at the Great Ajax Special Meeting, although attendance at the Great Ajax Special Meeting alone will not by itself constitute a revocation of a proxy.

Your attendance at the Great Ajax Special Meeting does not automatically revoke your previously submitted proxy.
If your shares of Great Ajax Common Stock are held in “street name” by a broker, bank or other nominee, please refer to the instructions provided by your broker, bank or other nominee to revoke your proxy or change your vote before the vote is taken at the Great Ajax Special Meeting.
Solicitation of Proxies
Great Ajax will bear the costs of soliciting proxies. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Great Ajax Stockholders by directors, officers and employees of Great Ajax in person, by telephone, on the Internet, or using any other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Great Ajax in connection with this solicitation.
Additionally, Great Ajax has retained Georgeson to solicit, and for advice and assistance in connection with the solicitation of, proxies for the Great Ajax Special Meeting at a cost of $16,500, plus out-of-pocket expenses. No portion of the amount that Great Ajax has agreed to pay to Georgeson is contingent upon the Closing. Great Ajax has agreed to indemnify Georgeson against any loss, damage, expense, liability or claim relating to or arising out of Georgeson’s rendering of services with certain exceptions. Any questions or requests for assistance regarding this proxy statement/prospectus and related proxy materials may be directed to Georgeson by telephone at (877) 847-1383 (toll free) in North America or +1 (781) 575-2137 outside of North America.
Attending the Virtual Great Ajax Special Meeting
On the date of the Great Ajax Special Meeting, you can virtually attend the Great Ajax Special Meeting by accessing the online virtual meeting platform at [•]. However, you are only entitled to vote and/or ask questions at the Great Ajax Special Meeting if you were a stockholder of record or a valid proxy holder of a stockholder of record as of the Great Ajax Record Date.
Participation at the Virtual Great Ajax Special Meeting
If you wish to participate in the Great Ajax Special Meeting by voting your shares electronically and/or asking questions, you can do so by following the instructions provided when you log in to the online virtual meeting platform. You will need the [•]-digit control number included on your proxy card.
Even if you plan to attend the Great Ajax Special Meeting virtually, we encourage you to authorize a proxy to vote your shares in advance by phone, Internet, or mail so that your vote will be counted even if you later decide not to attend the virtual Great Ajax Special Meeting.
Quorum; Abstentions
The presence virtually or by proxy of the holders of shares of Great Ajax Common Stock entitled to cast a majority of all the votes entitled to be cast at the Great Ajax Special Meeting will constitute a quorum at the Great Ajax Special Meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Great Ajax Special Meeting for purposes of determining whether a quorum exists. Because approval of the Great Ajax Merger Proposal requires the affirmative vote, at the Great Ajax’s Shareholder Meeting either in person or by proxy, of holders of at least a majority of outstanding shares of Great Ajax Common Stock entitled to vote on the matter, abstentions and failing to vote will have the same effect as votes “AGAINST” approval of the Great Ajax Merger Proposal.
For the Great Ajax Adjournment Proposal, abstentions and failing to vote will have no effect, assuming a quorum is present.
Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Great Ajax Special Meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you hold your shares in “street name” and you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Great Ajax Common Stock, your shares of Great Ajax Common Stock will not be considered present at the Great Ajax Special Meeting and will not be voted on any of the proposals. In other words, since each of the proposals to be voted upon at the Great Ajax Special Meeting is considered “non-routine,” there will be no broker non-votes in connection with the Great Ajax Special Meeting because brokers may not submit votes on either of such proposals without instructions from their customers.
Required Vote
Approval of the Great Ajax Merger Proposal requires the affirmative vote, at the Great Ajax’s Shareholder Meeting either in person or by proxy, of holders of at least a majority of outstanding shares of Great Ajax Common Stock entitled to vote on the matter.
Approval of the Great Ajax Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the Great Ajax Adjournment Proposal by holders of shares of Great Ajax Common Stock present virtually or by proxy at the Great Ajax Special Meeting.
Regardless of the number of shares of Great Ajax Common Stock you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by telephone or on the Internet.

PROPOSALS SUBMITTED TO THE GREAT AJAX STOCKHOLDERS
Proposal 1: Great Ajax Merger Proposal
Great Ajax Stockholders are asked to consider and vote upon the approval of the Great Ajax Merger Proposal as contemplated by the Merger Agreement. For a summary and detailed information regarding the Great Ajax Merger Proposal, see the information about the Merger Agreement throughout this proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 58 and “The Merger Agreement” beginning on page 99. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the Great Ajax Merger Proposal is a condition to the consummation of the Merger. If the Great Ajax Merger Proposal is not approved, the Merger will not be completed.
Approval of the Great Ajax Merger Proposal requires the affirmative vote, at the Great Ajax’s Shareholder Meeting either in person or by proxy, of holders of at least a majority of outstanding shares of Great Ajax Common Stock entitled to vote on the matter.
Recommendation of the Great Ajax Board
The Great Ajax Board unanimously recommends that the Great Ajax Stockholders vote “FOR” the Great Ajax Merger Proposal.
Proposal 2: Great Ajax Adjournment Proposal
The Great Ajax Stockholders are being asked to consider and vote upon the approval of a proposal that will give Great Ajax the authority to adjourn the Great Ajax Special Meeting, if necessary or appropriate, including to solicit additional votes for the approval of the Great Ajax Merger Proposal if there are not sufficient votes at the time of the Great Ajax Special Meeting to approve the Great Ajax Merger Proposal. If, at the Great Ajax Special Meeting, the number of shares of Great Ajax Common Stock present or represented by proxy and voting for the approval of the Great Ajax Merger Proposal is insufficient to approve such proposal, Great Ajax intends to move to adjourn the Great Ajax Special Meeting to another date or time in order to enable the Great Ajax Board to solicit additional proxies for approval of the proposal. Great Ajax does not intend to call a vote on the Great Ajax Adjournment Proposal if the Great Ajax Merger Proposal is considered and approved at the Great Ajax Special Meeting. If the Great Ajax Special Meeting is adjourned for the purpose of soliciting additional proxies, Great Ajax Stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise. In addition, pursuant to the Great Ajax Bylaws, the chair of the Great Ajax Special Meeting may adjourn the Great Ajax Special Meeting to a later date or dates, for any reason deemed necessary by the chair, without Great Ajax stockholder approval.
Approval of the Great Ajax Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter by holders of outstanding shares of Great Ajax Common Stock.
Recommendation of the Great Ajax Board
The Great Ajax Board unanimously recommends that the Great Ajax Stockholders vote “FOR” the Great Ajax Adjournment Proposal to adjourn the Great Ajax Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Great Ajax Merger Proposal.
Other Business
Pursuant to the Great Ajax Bylaws and Maryland law, no other matters will be transacted at the Great Ajax Special Meeting.

THE MERGER
The following is a summary of the material terms of the Merger. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. The summary of the material terms of the Merger below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/prospectus. You are urged to read this proxy statement/prospectus, including the Merger Agreement, carefully and in its entirety for a more complete understanding of the Merger.
General
The EFC Board has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the EFC Stock Issuance, and the Great Ajax Board has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Great Ajax and Great Ajax Stockholders. Subject to the terms and conditions of the Merger Agreement, including the approval of the Great Ajax Stockholders of the Great Ajax Merger Proposal, Great Ajax will merge with and into Merger Sub, with Merger Sub continuing as the surviving company of the Merger. Immediately following the Merger, the surviving company of the Merger will be contributed to the EFC Operating Partnership in exchange for EFC OP Units. As a result of the contribution transaction, the surviving company of the Merger will become a wholly-owned subsidiary of the EFC Operating Partnership. Great Ajax Stockholders will receive the Merger Consideration described below under “The Merger Agreement  —  Consideration for the Merger” beginning on page 99.
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every such meeting or event, or every conversation among the Great Ajax Board, the EFC Board, the members of Great Ajax’s management, the members of EFC’s management or representatives of Great Ajax and EFC and other parties.
The Great Ajax Board regularly evaluates and considers Great Ajax’s strategic direction and objectives, succession plans and its ongoing business with a view to maximizing long-term value for Great Ajax Stockholders. In this context, Great Ajax has from time to time considered potential monetization opportunities related to its interests in an affiliated REIT, Gaea, and in an affiliated servicer, Gregory. Great Ajax also regularly considers capital raising alternatives, including potential equity, equity-linked, and debt offerings, as well as securitization transactions and joint ventures. Great Ajax and the Great Ajax Board closely monitor market conditions, including the recent widening of securitization bond spreads, interest rate volatility, diminished supply of residential loans, and slowing prepayment rates that were extending loan duration. As a result of interest rate movements, concerns regarding additional interest rate movements, equity market volatility, disruptions in the mortgage markets and related factors, Great Ajax considered various potential investments and other transactions with third parties intended to further Great Ajax’s strategic objectives and enhance stockholder value. The Great Ajax Board also reviewed specific asset sales, although these were weighed against covenant maintenance constraints, liquidity requirements, and tax friction. As part of these discussions, Great Ajax’s management held several meetings arranged by Piper Sandler with private equity investors, private credit funds, insurance related entities, and strategic sector investors. A number of these discussions related to potential investments in, or transactions involving, Gaea and/or Gregory. During the course of these discussions, several parties held meetings with Great Ajax’s management and conducted diligence sessions. Mr. Mendelsohn also was approached by another investment bank with an inquiry from a public residential mortgage REIT related to Gregory. In early March 2023, Mr. Mendelsohn had a meeting with the management team of this public mortgage REIT to discuss their potential interest and, during the meeting, they expressed interest in a broader transaction that might involve Great Ajax. However, ultimately these discussions did not advance because the public mortgage REIT was undergoing management transitions. Great Ajax also was approached through a banker with an inquiry from a private mortgage REIT. A nondisclosure agreement, which did not contain a standstill, was entered into in April 2023 with this private mortgage REIT relating to Gregory; however, discussions did not advance following execution of the agreement. Additionally, Great Ajax was approached through an investment bank by a public mortgage REIT with a request for a meeting; however, the meeting was unable to be scheduled prior to the EFC meetings described below having taken place. The Great Ajax Board also preliminarily began to evaluate a potential internalization of the Great Ajax Manager. After this preliminary evaluation, the Great Ajax Board decided against proceeding at that time with the internalization due to Great Ajax’s and its affiliates’ scale and costs, as it would not have been economical and therefore would not have been beneficial to Great Ajax Stockholders.
The EFC Board has set a strategic goal to achieve sensible growth in EFC’s capital and asset base in order to increase operating expense efficiencies, enhance EFC’s access to the capital markets and improve the liquidity of the EFC Common Stock. In furtherance of this strategic goal, EFC has regularly evaluated and executed on a range of capital raising alternatives, including public equity offerings and secured and unsecured borrowings. In addition, following EFC entering into the Arlington Merger Agreement to consummate the Arlington Merger in accordance with EFC’s strategic goals, EFC has remained interested in exploring corporate acquisitions, including acquisitions of other businesses or assets where the consideration to be issued by EFC in such transactions includes EFC Common Stock.
As a result of Great Ajax’s ongoing conversations with multiple parties, and through Piper Sandler’s introduction, on May 22, 2023, principals of Great Ajax met with principals of EFC. EFC already had a relationship with Great Ajax given that funds affiliated with EFC participated in a mortgage loan joint venture with Great Ajax and other financial investors. On Great Ajax’s behalf, Piper Sandler discussed with EFC a potential strategic opportunity involving Great Ajax. On May 19, 2023, Great Ajax and EFC executed a mutual non-disclosure agreement. The non-disclosure agreement did not include a standstill provision, other than a provision prohibiting each party from engaging in purchase or sale transactions in the securities of the other party and its publicly held affiliates until August 19, 2023.
On May 19, 2023, EFC requested an in-person meeting with Mr. Mendelsohn and other members of Great Ajax’s management team. Before agreeing to the meeting, Mr. Mendelsohn discussed the matter with Paul M. Friedman, a member of the Great Ajax Board.
On May 22, 2023, Mr. Mendelsohn met at EFC’s offices with Michael W. Vranos, Chief Executive Officer of EMG and Co-Chief Investment Officer of EFC; Laurence E. Penn, Chief Executive Officer, President and a member of the board of directors of EFC; and Mark Tecotzky, Co-Chief Investment Officer of EFC. Representatives of Piper Sandler were also present at the meeting. At the meeting, EFC proposed a transaction that would be priced based on a book value valuation with Great Ajax’s book value adjusted for any mark to market differences in fair value to book value and for the termination or acquisition costs of the Great Ajax Manager (the “EFC Proposed Transaction”). Based on their initial estimated calculations, EFC suggested that Great Ajax Stockholders would receive, relative to the then-current market price for Great Ajax Common Stock, a significant premium per share in EFC Common Stock as consideration in the transaction. EFC requested information from Great Ajax regarding, among other things, Great Ajax’s loan portfolio, employee allocations and health and retirement plans.
Following that meeting, during the remainder of the week of May 22, 2023, Mr. Mendelsohn had several discussions with Mr. Friedman and other independent members of the Great Ajax Board regarding the EFC Proposed Transaction and discussed the potential transaction with counsel.
On May 25, 2023, Mr. Mendelsohn discussed the proposed terms of the EFC Proposed Transaction with the Great Ajax Board and asked for their approval to continue engaging with EFC on behalf of Great Ajax and its stockholders. The Great Ajax Board members agreed that Mr. Mendelsohn should continue pursuing this opportunity.
Also on May 25, 2023, the EFC Board held a special telephonic meeting relating to the Arlington Merger at which representatives of EFC’s management, EFC’s legal counsel, Vinson & Elkins L.L.P. (“V&E”), and EFC’s financial advisor, Keefe, Bruyette & Woods (“KBW”), were present. Prior to the conclusion of that meeting, Mr. Penn informed the EFC Board of EFC management’s discussions with Great Ajax, including the process by which EFC was informed of this opportunity. EFC management and the EFC Board then discussed the strategic rationale for a proposed transaction, with EFC management providing an overview of Great Ajax’s business and capital structure to the EFC Board.

Following its May 25, 2023 meeting and in connection with the EFC Proposed Transaction, and because some of the Great Ajax Board members have conflicts of interests regarding the EFC Proposed Transaction, as described in greater detail in “The Merger — Interests of Great Ajax’s Directors and Executive Officers in the Merger,” the Great Ajax Board memorialized the establishment of the Great Ajax Special Committee, comprised of John C. Condas, Mr. Friedman, Mary Haggerty and J. Kirk Ogren, Jr., each an independent director of the Great Ajax Board. The Great Ajax Special Committee was already in existence to review and evaluate the strategic opportunities mentioned above, but in memorializing the establishment of the Great Ajax Special Committee, the Great Ajax Board specifically tasked the Great Ajax Special Committee with (i) reviewing and evaluating the negotiated terms and conditions of the EFC Proposed Transaction and determining its advisability (taking into account its negotiated terms and conditions); (ii) determining whether the EFC Proposed Transaction (taking into account its negotiated terms and conditions) is fair to, and in the best interest of, Great Ajax and Great Ajax Stockholders; and (iii) recommending to the Great Ajax Board what action, if any, should be taken by the Great Ajax Board with respect to the EFC Proposed Transaction, including, if applicable, the rejection of the EFC Proposed Transaction. The Great Ajax Board also authorized the Great Ajax Special Committee to retain financial and legal advisors in connection with discharging its duties, with the fees and expenses of such advisors to be paid by Great Ajax.
On May 26, 2023, Piper Sandler sent the Great Ajax Board a proposed engagement letter pursuant to which Great Ajax would retain Piper Sandler as financial advisor to Great Ajax and the Great Ajax Board in connection with the EFC Proposed Transaction.
That day, in connection with establishing a virtual due diligence data room, representatives of Piper Sandler provided a due diligence request list to Great Ajax and Mayer Brown LLP, Great Ajax’s legal advisor (“Mayer Brown”). Great Ajax, with the assistance of representatives of Piper Sandler and Mayer Brown, assembled the requested diligence materials over the next several days.
Later that day, Piper Sandler assisted Great Ajax in establishing Great Ajax’s virtual data room in order to respond to initial diligence requests made by EFC and Piper Sandler.
On May 30, 2023, representatives of KBW provided a due diligence request list to Great Ajax, Piper Sandler and Mayer Brown.
On May 30 and May 31, 2023, Piper Sandler requested additional due diligence materials for EFC and KBW from Great Ajax.
On May 30 and May 31, 2023, representatives of Great Ajax, Piper Sandler and Mayer Brown shared various diligence materials in response to requests received from Piper Sandler, EFC and KBW.
On May 31, 2023, representatives of KBW received access to Great Ajax’s virtual data room for purposes of conducting additional due diligence. On June 1, 2023, representatives of EFC and V&E received access to Great Ajax’s virtual data room for purposes of conducting additional due diligence. On June 7, 2023, representatives of PricewaterhouseCoopers (“PwC”), EFC’s auditors, received access to Great Ajax’s virtual data room for purposes of conducting additional due diligence. Thereafter and until signing, EFC and its advisors requested additional diligence materials and Great Ajax, with the assistance of representatives of Piper Sandler and Mayer Brown, provided the requested diligence materials.
On June 3, 2023, at the request of Great Ajax and Mayer Brown, representatives of Piper Sandler sent a memorandum to representatives of Great Ajax and Mayer Brown, which was shared with the Great Ajax Special Committee and the Great Ajax Board, disclosing certain relationships between Piper Sandler, on the one hand, and EFC and its affiliates, on the other hand.
On June 5, 2023, following a request from Mayer Brown for further information, representatives of Piper Sandler supplemented their conflicts disclosure previously provided to the Great Ajax Special Committee and the Great Ajax Board on June 3, 2023.
Also on June 5, 2023, the Great Ajax Special Committee held a video meeting. All members of the Great Ajax Special Committee were present and at the invitation of the Great Ajax Special Committee, also present was Great Ajax’s corporate secretary (the “Great Ajax Secretary”). Mr. Friedman provided the members of the committee with a summary of his call with Sheppard, Mullin, Richter & Hampton, LLP, the Great Ajax Special Committee’s legal advisor (“Sheppard Mullin”). Each member of the Great Ajax Special Committee confirmed that he or she had an opportunity to review the fee proposals of the four firms that the Great Ajax Special Committee was considering to engage as financial advisor to the committee, discussed the levels of involvement proposed by each firm, as well as their knowledge of Great Ajax, their sector and M&A experience, cost and other relevant considerations. The members decided to reconvene after receiving feedback from Great Ajax’s management following its meeting with EFC later that day.
Later that day, representatives of Great Ajax and Piper Sandler met with representatives of EFC and KBW in New York City to discuss the proposed terms of the EFC Proposed Transaction. Among the matters discussed, Great Ajax’s management explained to EFC the importance of preserving Great Ajax’s ability to continue its usual business operations throughout the EFC Proposed Transaction. Great Ajax discussed, among other things, its mortgage loan portfolio, its outstanding debt securities, its repurchase facilities, and servicing related matters. Great Ajax conveyed its need for a limited exclusivity period.
Also on that day, representatives of Piper Sandler, Great Ajax and Mayer Brown held a telephonic meeting to discuss the potential process and timeline for the EFC Proposed Transaction.
On June 6, 2023, EFC engaged Hunton Andrews Kurth LLP (“Hunton”) to provide tax advice and to conduct due diligence on certain of Great Ajax’s assets.
On June 7, 2023, representatives of Mayer Brown spoke with Mr. Friedman, and discussed the potential process and timeline for the EFC Proposed Transaction.
Also on June 7, 2023, the EFC Board held a special telephonic meeting at which representatives of EFC’s management, KBW and V&E were present. Representatives of EFC’s management and KBW summarized the then-current discussions they were having with Great Ajax and their representatives. Representatives from KBW then followed with their own summary of Great Ajax’s capitalization and overview of the market generally. Next, EFC management presented an overview of the proposed transaction, including a review of Great Ajax’s current business and financial position. EFC management then presented the results of EFC’s initial review of Great Ajax and its portfolio, including issues related to Great Ajax’s then-current capitalization, areas of risk in the portfolio and any potential corresponding mitigants. EFC management and the EFC Board then provided an overview of next steps regarding the transaction.
Later that day, the Great Ajax Special Committee held a video meeting. All members were present and at the invitation of the Great Ajax Special Committee, also present was the Great Ajax Secretary. Mr. Friedman relayed to the members of Great Ajax Special Committee his conversation with Mayer Brown. Upon Mr. Friedman’s request, each of the members confirmed they did not have any personal or financial interest in EFC that would create a conflict of interest. Mr. Friedman provided an overview of the status of the EFC Proposed Transaction. The members discussed the potential advisors and agreed that Mr. Friedman should discuss the EFC Proposed Transaction with one of the financial advisors and solicit a revised proposal.
On June 8, 2023, after negotiations and exchanging drafts, and consultation, and approval by the Great Ajax Board, Great Ajax executed a letter agreement engaging Piper Sandler to act as its financial advisor in connection with the EFC Proposed Transaction.
Later that day, Great Ajax and Piper Sandler received a letter from representatives of EFC that contained, among other terms, a non-binding proposal to acquire Great Ajax in a stock transaction using an adjusted-book-for-adjusted-book exchange ratio (where their respective book values would be adjusted by accounting for, among other things, each party’s transaction expenses and, with respect to Great Ajax, the termination fee that would be payable to the Great Ajax Manager) pursuant to which EFC would issue shares to Great Ajax Stockholders with an adjusted mark-to-market book value per share equal to 95% of Great Ajax’s adjusted diluted mark-to-market book value per share (“MTM-BVPS”). Under the terms of the proposal and based on closing price of the EFC Common Stock and the Great Ajax Common Stock on the NYSE on June 7, 2023 and assuming no mark-to-market adjustments, a Great Ajax Stockholder would receive an approximate 75% premium, pro forma annual dividends of $1.36 per share of Great Ajax Common Stock, as compared to Great Ajax’s annualized dividends per share of Great Ajax Common Stock of $0.99, and approximately 21% ownership by Great Ajax Stockholders in the Combined Company (without giving effect to completion of the Arlington Merger). The letter also included a proposed exclusivity period beginning on June 8, 2023, and ending on June 23, 2023, with an extension to June 27, 2023, if needed, assuming that the parties were continuing to negotiate in good faith as of June 23, 2023. Representatives of EFC simultaneously delivered a draft exclusivity agreement (the “Exclusivity Agreement”) to Great Ajax and Piper Sandler.
That afternoon, representatives of Mayer Brown reached out to Piper Sandler, on behalf of Great Ajax, and requested that Piper Sandler discuss with EFC and KBW a revised proposal to contemplate a transaction at par on an adjusted book value basis. Piper Sandler, in turn, reached out to EFC and KBW to discuss the terms of such a revised proposal.
That evening, EFC and KBW provided Great Ajax, Piper Sandler and Mayer Brown a revised letter that contained, among other terms, a proposal to acquire Great Ajax with an adjusted MTM-BVPS equal to 100% of Great Ajax’s MTM-BVPS. Under the terms of the revised proposal and based on the closing price of the EFC Common Stock and the Great Ajax Common Stock on the NYSE on June 7, 2023 and assuming no mark-to-market adjustments, a Great Ajax Stockholder would receive an approximate 84% premium, pro forma annual dividends of $1.43 per share of Great Ajax Common Stock, as compared to Great Ajax’s annualized dividends per share of Great Ajax Common Stock of $0.99, and approximately 22% ownership by Great Ajax Stockholders in the Combined Company (without giving effect to the Arlington Merger) (the “EFC Letter Proposal”).
On June 9, 2023, members of the Great Ajax management team, Mayer Brown, and Mr. Friedman held a video meeting to discuss the EFC Letter Proposal and draft Exclusivity Agreement. During the video meeting, the participants discussed a number of issues, including financial projections that included the effect of the Arlington Merger, which was announced in late May, employment considerations, and licensing matters.
Later that day, Mayer Brown sent revised versions of the EFC Letter Proposal and draft Exclusivity Agreement to Piper Sandler, that in turn sent them to EFC.
That night, V&E responded by accepting the revisions proposed by Mayer Brown to the EFC Letter Proposal (other than updating the commencement date of the exclusivity period to June 9, 2023) and returning a draft with additional revisions to the Exclusivity Agreement. Members of the Great Ajax management team discussed the proposed revisions to the Exclusivity Agreement with Mr. Friedman. The Great Ajax Special Committee subsequently approved the EFC Letter Proposal and the Exclusivity Agreement (with the revisions proposed by Vinson & Elkins). After additional discussion, EFC and Great Ajax executed both the EFC Letter Proposal and the Exclusivity Agreement (with the revisions proposed by Vinson & Elkins). Pursuant to the executed Exclusivity Agreement, the parties agreed to an exclusivity period beginning on June 9, 2023, and ending on June 23, 2023, with an extension to June 27, 2023, if needed, assuming that the parties were continuing to negotiate in good faith as of June 23, 2023 (the “Exclusivity Period”).
On June 10, 2023, Great Ajax’s management authorized PwC to engage with Great Ajax’s auditor Moss Adams LLP (“Moss Adams”), and tax advisor, Deloitte LLP (“Deloitte”), for purposes of conducting additional due diligence. Such authorization was communicated to KBW by a representative of Piper Sandler.
On June 12, 2023, EFC engaged PwC to conduct financial and tax due diligence on Great Ajax and the proposed transaction with Great Ajax.
On June 13, 2023, the Great Ajax Special Committee held a video meeting, at which all members of the Great Ajax Special Committee were present. At the invitation of the Great Ajax Special Committee, also present was the Great Ajax Secretary. The members of the Great Ajax Special Committee continued discussing the selection of the Great Ajax Special Committee’s financial advisor. The members of the Great Ajax Special Committee came to a consensus that BTIG would be the best suited based on the expertise and experience of the team proposed by BTIG. The members of the Great Ajax Special Committee instructed Mr. Friedman to solicit a proposal and engagement letter from BTIG. The members of the Great Ajax Special Committee also discussed the terms of the executed EFC Letter Proposal and Exclusivity Agreement relating to the EFC Proposed Transaction and next steps in the process with EFC.

On June 14, EFC and Great Ajax held a telephonic meeting regarding valuation, with particular focus on servicing advances.
On June 15, 2023, representatives of V&E delivered an initial draft of a merger agreement (the “Draft Merger Agreement”) to representatives of Mayer Brown. The Merger Agreement draft included (i) merger consideration payable to Great Ajax Stockholders upon the closing of the merger in shares of EFC Common Stock, with such number of shares of EFC Common Stock to be determined based upon a floating exchange ratio to be determined a certain number of days before the Great Ajax Special Meeting; (ii) mutual covenants restricting Great Ajax and EFC from soliciting or negotiating acquisition offers from or with third parties, subject to customary exceptions; (iii) mutual covenants restricting each of the EFC Board and the Great Ajax Board from changing its recommendation to vote for the transaction, subject to customary exceptions; (iv) conditions precedent to the consummation of the transactions contemplated by the Draft Merger Agreement, including: (a) approval of each of the holders of the EFC Common Stock and the Great Ajax Stockholders; (b) Great Ajax’s redemption of the Great Ajax Preferred Stock and purchase of the Great Ajax Warrants; and (c) the termination of the Great Ajax Management Agreement; and (v) provisions providing for the payment of a termination fee under specified circumstances.
On June 19, 2023, at the request of Mayer Brown, representatives of Piper Sandler reached out to EFC and KBW to discuss certain necessary changes to the Draft Merger Agreement.
Also that day, KBW reached out to Piper Sandler, on behalf of Hunton Andrews Kurth LLP, EFC’s tax counsel, with additional due diligence requests. The requests were communicated to Great Ajax which, with the assistance of representatives of Piper Sandler and Mayer Brown, provided the requested materials to the Great Ajax virtual data room shortly thereafter.
That afternoon, representatives of Mayer Brown and Great Ajax management held a telephonic meeting to discuss the Draft Merger Agreement. Representatives of Mayer Brown updated Great Ajax management on the communications between Piper Sandler and EFC and KBW regarding the Draft Merger Agreement. The participants reviewed the Draft Merger Agreement and discussed the terms.
On June 20, 2023, representatives of Mayer Brown and Great Ajax management held a telephonic meeting to discuss the exchange ratio proposed in the Draft Merger Agreement and potential alternatives to the calculation of the exchange ratio included in the Draft Merger Agreement. The participants in the telephonic meeting discussed the various structure options and Great Ajax management decided to propose a fixed exchange ratio with limited adjustments that would not be based on or be affected by, or as a result of, a change in the trading price or mark-to-market book value of the Great Ajax Common Stock following the date that a merger agreement is executed.
That day, representatives of KBW, PwC and EFC held a telephonic meeting with Great Ajax, Piper Sandler, Moss Adams and Mayer Brown, regarding financial due diligence. The call included an overview of Great Ajax and a detailed walkthrough of Great Ajax’s balance sheet, as well as a discussion regarding financial reporting, accounting policies and audits.
Later that day, representatives of KBW, PwC and EFC held a telephonic meeting with Great Ajax, Piper Sandler, Deloitte, Hunton and Mayer Brown regarding tax due diligence. The call included a discussion of the business operations and organizational structure and history of Great Ajax, as well as GA-TRS LLC and GAJX Real Estate Corp., Great Ajax’s two taxable REIT subsidiaries, their REIT qualifications, significant related party transactions and transfer pricing, and other general federal, state and local tax matters.
That evening, representatives of Mayer Brown circulated a revised draft of the Draft Merger Agreement.
On June 21, 2023, Great Ajax, EFC and Piper Sandler held a telephonic meeting call to discuss asset level valuation issues.
Also on June 21, 2023, the EFC Board held a special telephonic meeting at which representatives of EFC’s management, KBW and V&E were present. The purpose of the meeting was to provide an update on and to discuss the current status of the proposed transaction. EFC management provided a detailed overview of the currently proposed transaction, including a detailed review of the results of the then-ongoing due diligence work that the EFC team was performing in connection with its valuation of the assets held by Great Ajax and Great Ajax’s financial position. The overview also included EFC management’s views regarding the merits of the proposed transaction to EFC stockholders and a detailed analysis of the risks associated with Great Ajax’s portfolio. EFC management noted to the EFC Board that additional negotiation of the Draft Merger Agreement would be required to ensure that Great Ajax’s portfolio and overall business would be properly managed during the interim period between signing of the Merger Agreement and Closing. After a thorough discussion, including EFC management answering numerous questions raised by the EFC Board, the EFC Board decided to authorize EFC management to continue negotiating the proposed transaction with Great Ajax and its legal and financial advisors.
On June 22, 2023, Mayer Brown and V&E held a video meeting to discuss open points in the Draft Merger Agreement, including the interim operating covenants, timing of the filing of the joint proxy statement, the timing and process of Great Ajax’s redemption of Great Ajax Preferred Stock and purchase of outstanding Great Ajax Warrants prior to closing, the non-contingency of the Merger on the consummation of the Arlington Merger, and inclusion of knowledge qualifiers for certain representations regarding Gregory and Gaea.
That day, the Great Ajax Board memorialized the establishment of the Great Ajax Special Committee with the intention of ratifying its actions until that date.
That evening, Mayer Brown shared with V&E an initial draft of the Great Ajax Disclosure Letter.
On June 23, 2023, representatives of V&E circulated a revised draft of the Merger Agreement, as well as an initial draft of the EFC Disclosure Letter.
Also that morning, representatives of KBW and Piper Sandler held a telephonic meeting to discuss pricing and other details, and KBW informed Piper Sandler that EFC intended to confirm the automatic extension of the Exclusivity Period, as agreed in the executed Exclusivity Agreement.
That afternoon, the Great Ajax Special Committee held a video meeting at which all members other than Ms. Haggerty were present. At the invitation of the Great Ajax Special Committee, also present was the Great Ajax Secretary. Mr. Friedman provided an update on the current status of the EFC Proposed Transaction and negotiations between EFC and Great Ajax.
Also that day, representatives of Great Ajax, Mayer Brown and Piper Sandler held a telephonic meeting in which Piper Sandler updated the participants on the ongoing meetings with EFC and KBW and the process as a whole.
Later that day, a representative of EFC reached out to Great Ajax and Piper Sandler and confirmed that each of EFC and Great Ajax agreed that the parties are continuing to negotiate in good faith to reach definitive documentation with respect to the proposed transaction, and therefore, the Exclusivity Period has been automatically extended for four additional days, through and including June 27, 2023. EFC and Great Ajax held a telephonic meeting on the same day to discuss valuation.
On June 24, 2023, representatives of Piper Sandler spoke with KBW to relay Great Ajax’s preference for a fixed exchange ratio. Representatives of Piper Sandler informed representatives of BTIG of this proposed change and related discussions.
On June 25, 2023, representatives of Mayer Brown and Great Ajax management held a video meeting to discuss the revised version of the Draft Merger Agreement distributed by V&E on June 23, 2023. Representatives of Mayer Brown reviewed the open points in the Draft Merger Agreement and the participants in the video meeting discussed such open points, including the following: exchange ratio/determination date, the extent of the disclosure required by the real property representation in the revised Draft Merger Agreement, and changes necessary to the interim operating covenants to allow Great Ajax to continue conducting its business in the ordinary course in the time between signing of the Merger Agreement and closing of the Merger.
That day, Mayer Brown returned a revised draft of the Merger Agreement to V&E, which included (i) proposing a fixed exchange ratio, in light of the extensive discussions between the parties regarding asset values and the desire to minimize uncertainty, (ii) conforming the liquidity maintenance requirement to Great Ajax’s existing requirement under the senior notes issued by the Great Ajax Operating Partnership,

(iii) providing Great Ajax the right to use its at-the-market equity issuance program and (iv) revising the interim operating covenants to allow Great Ajax to continue operating its business in the ordinary course during the period between signing of the Merger Agreement and the closing of the Merger.
On June 26, 2023, representatives of Piper Sandler held a telephonic meeting with representatives of EFC. EFC requested an additional extension of the Exclusivity Period, from June 27, 2023 to June 29, 2023, as EFC was continuing to work on EFC’s valuation of Great Ajax’s assets.
That day, a representative of Piper Sandler shared the details of the telephonic meeting with EFC with Mr. Mendelsohn and representatives of Mayer Brown and noted he believed EFC continued to work in good faith. Great Ajax agreed to an extension of the Exclusivity Period until June 29, 2023, at 12:00 p.m. Eastern Time.
Subsequently, EFC reached out to Great Ajax and Piper Sandler to confirm the extension of the Exclusivity Period until 12:00 p.m. Eastern Time on June 29, 2023. Piper Sandler was instructed to confirm the extension.
Also that day, after negotiating the terms and conditions of BTIG’s engagement letter, the Great Ajax Special Committee executed BTIG’s engagement letter.
That afternoon, the Great Ajax Special Committee held a video meeting, at which all of the members of the Great Ajax Special Committee were present. Also present at the telephonic meeting, at the invitation of the Great Ajax Special Committee, were Mr. Mendelsohn, Mr. Handley, a member of the Great Ajax Board, and the Great Ajax Secretary. Mr. Mendelsohn provided an update on the expected process and timeline through signing the Merger Agreement. Mr. Mendelsohn reviewed the status of negotiations on valuation, as well as the status of the negotiations on the Draft Merger Agreement. Mr. Mendelsohn explained key provisions of the Draft Merger Agreement and answered several questions. The members of the Great Ajax Special Committee discussed various provisions of the Draft Merger Agreement, including the conduct of Great Ajax pending the Merger, the conditions to closing and the termination provisions.
On June 27, 2023, the Great Ajax Special Committee held a video meeting, at which all of the members of the Great Ajax Special Committee were present. Also present at the invitation of the Great Ajax Special Committee, were Mr. Mendelsohn, Mr. Handley and the Great Ajax Secretary. Mr. Mendelsohn reviewed the expected timeline through the closing of the EFC Proposed Transaction. The members of the Great Ajax Special Committee discussed the timeline. Mr. Mendelsohn reviewed the status of the negotiations and the key terms of the Draft Merger Agreement. Mr. Mendelsohn reviewed the status of valuation discussions. The members of the Great Ajax Special Committee discussed and provided Mr. Mendelsohn with their preferences and insights. The members of the Great Ajax Special Committee also discussed exclusivity and closing conditions.
That evening, representatives of Great Ajax, Mayer Brown and Piper Sandler held a telephonic meeting in which the representatives of Piper Sandler updated the participants in the telephonic meeting on the process, including Piper Sandler’s ongoing meetings with EFC and KBW, discussions with BTIG regarding BTIG’s financial and market conditions analysis and the ongoing due diligence process. At that meeting, a representative of Mayer Brown discussed the process moving forward and outlined the potential approval and signing timeline.
On June 28, 2023, representatives of EFC, KBW, V&E, Great Ajax, Piper Sandler and Mayer Brown held a video meeting to discuss the remaining open points in the Draft Merger Agreement. During the meeting, the meeting participants discussed Great Ajax’s preference for a fixed exchange ratio, certain tax matters, qualifiers and other matters with respect to certain of the representations and warranties, and additional matters regarding interim operating covenants. The meeting participants negotiated a number of points in the Draft Merger Agreement, including with respect to terms that would allow Great Ajax to continue operating in the ordinary course of its business between signing of the Merger Agreement and closing of the Merger.
Following this meeting, a representative of Piper Sandler discussed with representatives of EFC and KBW Great Ajax’s preference for a fixed exchange ratio in the Merger Agreement. In response, EFC confirmed its agreement to a fixed exchange ratio structure.

Later that afternoon, the Great Ajax Board convened for a telephonic meeting. All of the members of the Great Ajax Board were in attendance. Also attending, at the invitation of the Great Ajax Board, were Great Ajax’s Chief Financial Officer, the Great Ajax Secretary, as well as representatives of Mayer Brown, Piper Sandler and Venable, Great Ajax’s Maryland counsel. A representative of Venable provided an overview of the Great Ajax Board members’ fiduciary duties under Maryland law in connection with the EFC Proposed Transaction. A discussion ensued and the directors asked questions, which the representative of Venable answered. After confirming the directors did not have further questions, the Venable representatives left the meeting. Piper Sandler’s representatives joined the meeting and provided an update on the status of the EFC Proposed Transaction. Then, a representative of Mayer Brown provided a review of the material terms of the Draft Merger Agreement, which was followed by a discussion during which the directors asked questions of the representative of Mayer Brown, which such representative answered. Finally, members of the Great Ajax Board discussed process and timing of the next steps.
That day, representatives of Mayer Brown and Deloitte held a video meeting to discuss the potential application of Rule 280G in the context of the transaction. The meeting and the preliminary analysis performed determined that no excess parachute payments would be anticipated.
On the morning of June 29, 2023, representatives of EFC, KBW and Piper Sandler held a telephonic meeting regarding valuation issues. During this meeting, the participants in the meeting reviewed fair value estimates for a number of mortgage loan assets held by Great Ajax, as well as the terms of certain outstanding Great Ajax securities.
Also that morning, representatives of EFC discussed with Piper Sandler an extension of the Exclusivity Period until June 30, 2023. With the approval of Great Ajax, Piper Sandler confirmed the extension. Representatives of Great Ajax management discussed these developments with Mr. Friedman. the Great Ajax Special Committee subsequently approved the extension.
That afternoon, representatives of V&E circulated to Mayer Brown a revised draft of the Draft Merger Agreement and comments to the draft of the Great Ajax Disclosure Letter. The revised draft of the Draft Merger Agreement added the Great Ajax Manager as a party to the Draft Merger Agreement. After further correspondence and a call, EFC agreed to remove the Great Ajax Manager as a party in the Draft Merger Agreement, and instead include a covenant that before the Closing, the Great Ajax Manager shall execute an amendment to the Great Ajax Management Agreement providing for (a) the termination of the Great Ajax Management Agreement prior to Closing, (b) the payment of the termination fee and reimbursement of all reimbursable expenses thereunder to the Great Ajax Manager prior to the Closing, (c) the Great Ajax Manager to deliver, or cause its affiliates deliver, to Great Ajax or EFC prior to the Closing, all material contracts and material records pertaining to the business or operations of Great Ajax and in Great Ajax Manager’s or any of its affiliates’ possession or control, (d) a customary release of claims, and (e) certain other matters.
Also that afternoon, EFC and KBW discussed with Piper Sandler EFC’s proposed fixed exchange ratio of 0.5308, which, with an EFC share price of $13.74 as of June 29, 2023, implied a value to Great Ajax Stockholders of $7.29 per share.
Later that day, the Great Ajax Board convened for another telephonic meeting. All of the members of the Great Ajax Board were in attendance. Also attending the telephonic meeting, at the invitation of the Great Ajax Board, were Great Ajax’s Chief Financial Officer and the Great Ajax Secretary, as well as representatives of Mayer Brown and Piper Sandler. Mr. Mendelsohn provided an update on the status of the negotiations relating to the proposed transaction with EFC, including EFC’s latest proposals regarding valuation and the exchange ratio.
That evening, the EFC Board held a special telephonic meeting at which representatives of EFC’s management, KBW, V&E, Hunton and PwC were present. At the meeting, representatives of each of V&E, Hunton and PwC summarized their respective due diligence findings and responded to inquiries from members of the EFC Board. Following this discussion, representatives of EFC’s management provided the EFC Board with an update on the open issues in the Draft Merger Agreement and their proposed resolutions, including the interim operating covenants that EFC management believed were critical to ensure that Great Ajax’s portfolio and business would be properly managed during the interim period between signing of the Merger Agreement and Closing. Next, representatives of V&E provided a summary of the terms of the proposed merger agreement, and reviewed with the EFC Board the duties of directors in connection with transactions of the type contemplated by the final Draft Merger Agreement (assuming the final issues were to be resolved). KBW next reviewed with the EFC Board the financial aspects of the proposed transaction. After discussion, and after taking into consideration all of the information presented and discussed in the several prior communications and meetings among representatives of EFC’s management, the EFC Board and EFC’s advisors that occurred during the course of the negotiations between EFC and Great Ajax, the EFC Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance, were in the best interests of EFC and its stockholders and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance.
Representatives of Piper Sandler reviewed EFC’s proposals regarding valuation and the exchange ratio and discussed valuation methodologies of Piper Sandler’s fairness assessment. Representatives of Mayer Brown reviewed the recent changes made in the Draft Merger Agreement. A discussion ensued. The directors discussed whether they were prepared to move forward with the EFC Proposed Transaction given the proposed exchange ratio. The Great Ajax Board concluded that the proposed exchange ratio was preferable to the alternatives but instructed Mr. Mendelsohn and Piper Sandler to continue negotiating to find paths to increase the proposed valuation.
Later that evening, Piper Sandler acted on the Great Ajax Board’s instruction and continued negotiating with EFC and KBW to increase the proposed valuation. Ultimately, the valuation remained the same, but EFC agreed to pay Great Ajax Stockholders certain contingent cash consideration that would be based on the outcome of certain transactions that were anticipated to be completed by Great Ajax prior to the Closing.
That night, representatives of Mayer Brown circulated to V&E a revised draft of the Draft Merger Agreement, including a contingent cash consideration provision, and a revised version of the Great Ajax Disclosure Letter responding to comments received from V&E.
On the morning of June 30, 2023, a representative of V&E reached out to Mayer Brown to note two points that would be reflected in forthcoming changes in the Draft Merger Agreement: (i) EFC’s request to ensure that Great Ajax’s liquidity maintenance covenant will be required to be maintained on a daily basis and (ii) in light of the proposed exchange ratio, consummation of the transaction would not require a vote of EFC shareholders.
Great Ajax agreed to the proposed changes to the Draft Merger Agreement, provided that the liquidity maintenance covenant was made subject to a five-day cure period.
Later that morning, the Great Ajax Special Committee held a video meeting, attended by all of the members of the Great Ajax Special Committee. Also in attendance, at the invitation of the Great Ajax Special Committee, were representatives of BTIG, Sheppard Mullin and the Great Ajax Secretary. Representatives of BTIG presented materials prepared by BTIG that were previously circulated to the Great Ajax Special Committee. BTIG’s presentation included an overview of the key terms of the EFC Proposed Transaction, including the merger consideration, a sensitivity analysis of the merger consideration based on various EFC stock prices, an analysis of premiums paid in selected acquisitions transactions, a review of Great Ajax and EFC historical stock prices, trading trends and relative valuation levels and BTIG’s financial analysis of each of Great Ajax and EFC. Following this presentation, at the request of the Great Ajax Special Committee, BTIG delivered to the Great Ajax Special Committee its oral opinion, subsequently confirmed by delivery of a written opinion dated as of June 30, 2023, to the effect that, based on and subject to the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained in such opinion, as of the date of such opinion the Merger Consideration to be received by the Great Ajax Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Great Ajax Stockholders (other than holders of Cancelled Shares). BTIG then answered questions from the members of the Great Ajax Special Committee.
Also on June 30, 2023, Great Ajax and EFC held a telephonic meeting regarding valuation.
Mr. Friedman confirmed the members of the Great Ajax Special Committee had no further questions for the BTIG representatives and the BTIG representatives then left the meeting. Following the departure of the BTIG representatives, the members of the Great Ajax Special Committee discussed the fairness of the Merger Agreement, and the relevant conflicts of interest within the Great Ajax Board. After careful deliberations, the Great Ajax Special Committee resolved (i) that the Merger Agreement and the Merger are advisable and in the best interests of Great Ajax and the Great Ajax Stockholders (other than the related parties and the holders of the Cancelled Shares), (ii) to recommend to the Great Ajax Board that the Merger be approved by the Great Ajax Board and submitted to the Great Ajax Stockholders for their approval and that the Great Ajax Board recommend that the Great Ajax Stockholders approve the same, and (iii) to recommend to the Great Ajax Board that the Great Ajax Board approve and authorize Great Ajax to enter into, execute and deliver the Merger Agreement.
Later that afternoon, the Great Ajax Board held a video meeting, with all but one of the members of the Great Ajax Board in attendance. At the invitation of the Great Ajax Board, Great Ajax’s Chief Financial Officer, the Great Ajax Secretary, as well as representatives of Mayer Brown, Piper Sandler and BTIG were in attendance. Also in attendance, at the invitation of the Great Ajax Board, was a representative from Flexpoint Ford, as an observer on behalf of the member of the Great Ajax Board who could not attend the meeting.
Representatives of Mayer Brown reviewed the recent changes to the Draft Merger Agreement and the status of the negotiations between the parties. Representatives of BTIG summarized BTIG’s presentation to the Great Ajax Special Committee and presented to the Great Ajax Board a summary of BTIG’s fairness opinion to the Great Ajax Special Committee. Mr. Friedman then reported the Great Ajax Special Committee’s conclusion that the Merger Agreement and the Merger are advisable and in the best interests of Great Ajax and the Great Ajax Stockholders (other than the related parties and the holders of the Cancelled Shares) and its recommendation that the Great Ajax Board approve and authorize Great Ajax to enter into, execute and deliver the Merger Agreement, approve the Merger and direct that the Merger be submitted to the Great Ajax Stockholders for their approval and that the Great Ajax Board recommend that the Great Ajax Stockholders approve the same.
Representatives of Piper Sandler delivered a presentation to the Great Ajax Board. The presentation included an overview of the EFC Proposed Transaction, the calculations and analysis that led to the determination of the exchange ratio and the Merger Consideration, overview of Great Ajax and EFC’s historical financial profile and stock price performance, comparable group analysis, analyst estimates and projections. Then, Piper Sandler provided an oral summary of Piper Sandler’s fairness opinion, stating that as of June 30, 2023 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the Great Ajax Stockholders pursuant to the Merger Agreement is fair from a financial point of view to the Great Ajax Stockholders (other than holders of Cancelled Shares).
The Great Ajax Board deliberated and discussed the EFC Proposed Transaction. All the present members of the Great Ajax Board then resolved that (i) the terms and conditions of the Merger Agreement and the Merger and any and all actions heretofore taken or hereafter to be taken by the Great Ajax Special Committee or any officer of Great Ajax in connection with the consummation of the Merger Agreement and the Merger are approved and ratified, (ii) the Merger Agreement and the Merger are advisable and in the best interests of Great Ajax and the Great Ajax Stockholders, (iii) the Merger be submitted for consideration at a special meeting of the Great Ajax Stockholders for approval by Great Ajax Stockholders entitled to vote thereon and that (iv) it is recommended that Great Ajax Stockholders vote in favor of the Merger.
After the conclusion of the meeting, BTIG and Piper Sandler provided their written fairness opinions to the Great Ajax Special Committee and Great Ajax respectively confirming their oral opinions rendered earlier in the day.
The member of the Great Ajax Board that was not able to attend the June 30 Great Ajax Board meeting was subsequently brought up to speed by the Flexpoint Ford observer, Mr. Mendelsohn and representatives of Mayer Brown, reviewed the Merger Agreement and the presentation from Piper Sandler, and was able to ask questions and receive answers from Mr. Mendelsohn and Mayer Brown to his satisfaction.
The full Great Ajax Board executed a unanimous written consent to the effect described above which included additional resolutions related to the proposed transaction, and which were discussed and approved by the Great Ajax Board at the meeting.

Also that afternoon, a representative of V&E circulated comments on the Great Ajax Disclosure Letter. Following that circulation, representatives of Mayer Brown and V&E held several telephonic meetings to address and resolve the open issues regarding the Great Ajax Disclosure Letter.
That afternoon, representatives of Mayer Brown reviewed the EFC Disclosure Letter and communicated with V&E about questions related to one of the items in the letter.
Also that night, representatives of Mayer Brown and V&E continued exchanging drafts of the Great Ajax Disclosure Letter, until finalizing and signing-off on it and the EFC Disclosure Letter.
Following the approval of the Merger Agreement by the EFC Board and the Great Ajax Board, the parties and their counsel continued to work to finalize and document the legal terms of the Merger Agreement, and later that night the parties executed the Merger Agreement which was dated as of June 30, 2023.
On July 3, 2023, EFC and Great Ajax issued a joint press release announcing the execution of the Merger Agreement and filed their respective Form 8-Ks, and EFC filed its investor presentation.
Recommendation of the Great Ajax Board and Its Reasons for the Merger
In evaluating the Merger Agreement and the transactions, including the Merger, contemplated by the Merger Agreement, the Great Ajax Special Committee consulted with its financial and legal advisors, BTIG, LLC and Sheppard, Mullin, Richter & Hampton LLP, respectively, and the Great Ajax Board consulted with Great Ajax’s financial and legal advisors, Piper Sandler and Mayer Brown LLP, respectively. In reaching their respective determinations, the Great Ajax Special Committee and the Great Ajax Board considered a number of factors, including, but not limited to, the following material factors, which the Great Ajax Special Committee and the Great Ajax Board viewed as supporting their determinations with respect to the Merger Agreement and the transactions, including the Merger, contemplated by the Merger Agreement:
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Recommendation of the Great Ajax Special Committee.   That the Great Ajax Special Committee, comprised entirely of independent directors of the Great Ajax Board, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Great Ajax and the Great Ajax Stockholders (other than certain related parties and the holders of the Cancelled Shares), and (ii) recommended that the Great Ajax Board determine the same;

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Offer Price and Certainty.   That, as of June 30, 2023 (the last trading day prior to the public announcement of the execution of the Merger Agreement), the per share Merger Consideration (valued at $7.33 on such date) represented a premium of approximately 27% to the volume weighted average price of Great Ajax Common Stock for the 30 day period ended on June 30, 2023 (which was $5.79);

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Industry and Business Considerations.   The perspectives of the members of the Great Ajax Special Committee and the Great Ajax Board with respect to the industry, business, financial condition, current business strategy, succession planning and short- and long-term prospects of Great Ajax, including the following:

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the challenges facing the mortgage REIT sector in general, including significant uncertainty regarding the outlook for interest rates as well as uncertainty regarding the outlook for the financial markets generally; and

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the challenges facing Great Ajax in particular, including the fact that the price per share of Great Ajax Common Stock has traded at a substantial discount to Great Ajax’s tangible book value per share for an extended period;

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Evaluation of Strategic Alternatives.   The belief of the members of the Great Ajax Special Committee and the Great Ajax Board that the value offered to Great Ajax’s stockholders in the Merger was more favorable to Great Ajax’s stockholders than the potential value of remaining an independent public company (as more fully described above in “— Background of the Merger”);

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Negotiations with EFC.   The belief that, as a result of the robust negotiations with EFC, Great Ajax maximized stockholder value and obtained not only the highest per share consideration that EFC was willing to pay, but also that the terms of the Merger, were also the most favorable to Great Ajax (as more fully described above in “— Background of the Merger”);

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Benefits of Increased Scale, Portfolio Diversity and other Operating Capabilities of the Combined Company.   That the receipt of EFC Common Stock as the Merger Consideration provides Great Ajax Stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide significant potential strategic opportunities and benefits, including the following:

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EFC’s diversified business should allow the Combined Company to benefit from a broader suite of investment opportunities. EFC also has expertise in managing the types of assets held in Great Ajax’s portfolio and can manage that portfolio to maximize their respective values; and

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Great Ajax Stockholders are expected to benefit from increased operating scale, liquidity and access to capital alternatives available to the larger Combined Company;

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Liquidity of EFC Common Stock.   That the Merger Consideration consists of shares of EFC Common Stock that will be listed for trading on the NYSE, which should provide greater liquidity for Great Ajax Stockholders who may desire to liquidate their investment in the Combined Company after the Merger, since:

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prior to the public announcement of the execution of the Merger Agreement, EFC’s market capitalization was over six times higher than Great Ajax’s market capitalization; and

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the increased market capitalization of the Combined Company following the consummation of the Merger is expected to improve stockholder liquidity and trading technicals;

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Opinion of BTIG and Related Analysis.   The opinion of BTIG delivered to the Great Ajax Special Committee, and subsequently confirmed by delivery of a written opinion dated as of June 30, 2023, to the effect that, based on and subject to the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained in such opinion, as of the date of such opinion, the Merger Consideration to be received by the Great Ajax Stockholders pursuant to the Merger Agreement is fair from a financial point of view to the Great Ajax Stockholders (other than holders of Cancelled Shares), as more fully described in the section entitled “The Merger — Opinion of Great Ajax Special Committee’s Financial Advisor, BTIG, LLC.” beginning on page 82;

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Opinion of Piper Sandler and Related Analysis.   The opinion of Piper Sandler provided to the Great Ajax Board, and subsequently confirmed in writing, dated June 30, 2023, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the Great Ajax Stockholders pursuant to the Merger Agreement was fair from a financial point of view to the Great Ajax Stockholders (other than holders of Cancelled Shares), as more fully described in the section entitled “The Merger —  Opinion of Great Ajax’s Financial Advisor, Piper Sandler & Co.” beginning on page 74; and

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Other Terms of the Merger Agreement.   Certain other terms of the Merger Agreement, which are more fully described in the section entitled “The Merger Agreement” beginning on page 99, including, among others:

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the Merger Agreement permits Great Ajax to continue to pay, between the signing of the Merger Agreement and the consummation of the Merger, regular quarterly dividends payable in respect of the Great Ajax Common Stock, not to exceed $0.20 per share per quarter, consistent with past practice;

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the Merger is subject to approval by holders of shares of Great Ajax Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter;

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the Merger Agreement provides Great Ajax with the right, under certain specified circumstances, to consider an unsolicited competing proposal if the Great Ajax Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such a competing proposal is a superior proposal for Great Ajax Stockholders, and provides the Great Ajax Board with the ability, under certain specified circumstances, to make a change in recommendation or to terminate the Merger Agreement in order to enter into a definitive agreement with respect to such Great Ajax superior proposal upon payment to EFC of the Great Ajax Termination Fee;
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the commitment on the part of each of Great Ajax and EFC to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents, and the likelihood that the Merger will be completed on a timely basis;

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The Exchange Ratio shall be adjusted for certain dilutive or accretive share issuances by EFC or Great Ajax, respectively, prior to the Closing. Additionally, EFC has agreed to pay Great Ajax Stockholders contingent cash consideration depending upon certain potential repurchases of Great Ajax securities prior to the Closing on certain terms;

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Great Ajax and EFC agreed to cooperate and negotiate in good faith to enter into an assignment agreement which will assign Great Ajax’s rights and obligations under the Servicing Agreement to EFC in order for Gregory to continue as the mortgage servicer for each of the mortgage loans owned by Great Ajax and any of its subsidiaries immediately prior to the Closing and serviced by Gregory immediately prior to the Closing so long as EFC or any of its affiliates maintains an ownership interest in such loan; and

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the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The Great Ajax Special Committee and the Great Ajax Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement and the transactions, including the Merger, contemplated by the Merger Agreement, including, but not limited to, the following material factors:
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Other Strategic Alternatives.   The risk that a different strategic alternative, such as continuing as an independent public company, could be more beneficial to Great Ajax Stockholders than the Merger;

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Competing Transactions; Termination Fee.   That the terms of the Merger Agreement place limitations on Great Ajax’s right to initiate, solicit or knowingly encourage the making of any proposal by or with a third party with respect to a competing transaction and to furnish information to, or enter into discussions with, a third party interested in pursuing an alternative strategic transaction, and that, under the terms of the Merger Agreement, Great Ajax must pay EFC the Great Ajax Termination Fee if the Merger Agreement is terminated under certain circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to Great Ajax Stockholders;

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Expenses.   The expenses to be incurred in connection with the Merger;

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Completion of Merger.   That, while the Merger is expected to be completed, there is no assurance that all the conditions to the parties’ obligations to complete the Merger will be satisfied or waived, or that the Merger in fact will be completed;

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Management Resources.   The risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

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Interested Directors.   That certain members of the Great Ajax Board have a conflict of interest with respect to the termination of the Great Ajax Management Agreement (which is a closing condition that must be satisfied immediately prior to the consummation of the Merger), and the resulting payment of approximately $15.0 million termination fee to the Great Ajax Manager;

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Great Ajax Stockholder Approval.   That the consummation of the Merger is subject to the approval of the Great Ajax Stockholders and the Merger will not close if the Great Ajax Stockholders do not approve the Great Ajax Merger Proposal;

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Conduct of Great Ajax Business Pending the Merger.   That provisions in the Merger Agreement restricting some ordinary and non-ordinary course operation of Great Ajax’s business during the period between the signing of the Merger Agreement and consummation of the Merger may delay or prevent Great Ajax from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its operations absent the pending completion of the Merger; and
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Forecasts.   That forecasts of future financial and operational results of Great Ajax are necessarily estimates based on assumptions and may vary significantly from future performance and may be impacted by the risks of the types and nature described under the section entitled “Risk Factors” beginning on page 31.

The foregoing discussion of the factors considered by the Great Ajax Special Committee and the Great Ajax Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Great Ajax Special Committee and the Great Ajax Board. In view of the wide variety of factors considered in connection with their respective evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Great Ajax Special Committee and the Great Ajax Board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individuals may have given different weights to different factors. The Great Ajax Special Committee and the Great Ajax Board conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement and the transactions, including the Merger, contemplated by the Merger Agreement.
The explanation and reasoning of the Great Ajax Special Committee and the Great Ajax Board and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49.
After careful consideration, for the reasons set forth above, the Great Ajax Board has approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and has declared that the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of Great Ajax and its stockholders, and the Great Ajax Board recommends to the Great Ajax Stockholders that they vote “FOR” the Great Ajax Merger Proposal and “FOR” the Great Ajax Adjournment Proposal.
The EFC Board’s Reasons for the Merger
At its meeting on June 29, 2023, after careful consideration, the EFC Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance, are in the best interests of EFC, and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the EFC Stock Issuance.
In evaluating the Merger Agreement and the EFC Stock Issuance, the EFC Board consulted with senior management and outside legal and financial advisors and carefully considered numerous factors that the EFC Board viewed as supporting its decision, including, but not limited to, the following material factors:
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The EFC Board considered that the Merger is expected to provide a number of significant benefits to EFC and its stockholders, including the following:

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the Merger would enable EFC to effectively raise a relatively large amount of common equity capital at a premium to what EFC would be expected to achieve in the public markets;

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the Merger is expected to provide EFC with improved scale, enhanced portfolio liquidity, access to a broader set of financing alternatives, and additional borrowing capacity, which should support continued growth across EFC’s target assets and position EFC to take advantage of opportunities as they arise in the diversified markets in which EFC operates;

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the increased market capitalization resulting from the Merger is expected to enhance the trading volume and liquidity for stockholders of the Combined Company, generate a greater level of interest in EFC’s business from a broader investor base, and provide more efficient access to the capital markets;

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the larger size EFC will achieve as a result of the Merger may benefit EFC as larger mortgage REITs have historically tended to trade at better market-price-to-book-value multiples compared to smaller mortgage REITs;

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the combination of EFC and Great Ajax can potentially create cost savings and efficiencies over time resulting from the allocation of fixed operating expenses over a larger common equity base;

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Great Ajax’s portfolio of first-lien residential RPL and NPL investments would provide a synergistic expansion of EFC’s current RPL/NPL strategies, and enhance EFC’s portfolio diversification with assets that EFC believes complement EFC’s existing investment strategy. Great Ajax’s investments also align well with EFC’s expertise, and would potentially give EFC enhanced access to the RPL and NPL securitization market and the ability to capitalize further on attractive investment environments;

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the potential synergies between EFC and Great Ajax, including the combination of EFC’s hedging, trading and structuring capabilities with Great Ajax’s whole loan asset management resolution capabilities, have the potential to create a platform that will optimize Great Ajax’s portfolio and deliver returns to stockholders;

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the potential synergies and operating efficiencies that Great Ajax’s affiliated servicer, Gregory, could unlock across EFC’s investment portfolio, given Great Ajax’s equity investment in Gregory;

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the potential to provide EFC with an opportunity to rotate out of selected lower-yielding assets of Great Ajax and redeploy capital into higher-yielding strategies over time; and

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the Merger is estimated by EFC to be accretive to EFC’s earnings per share within one year of the Closing, with enhanced long-term growth potential;

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The business, operations, financial condition, earnings and prospects of EFC and Great Ajax, after taking into account the results of EFC’s due diligence review of Great Ajax, the current and prospective business environments in which EFC and Great Ajax operate, and current and prospective general economic and market conditions;

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The commitment on the part of both parties to consummate the Merger as reflected in their respective obligations under the terms of the Merger Agreement, including that Great Ajax may be required to pay EFC the Great Ajax Termination Fee under certain circumstances, and the likelihood that the Great Ajax Stockholder Approval needed to consummate the Merger would be obtained in a timely manner; and

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The benefit of further diversification of EFC’s asset base in light of the challenges facing the mortgage REIT sector in general, including significant uncertainty regarding the outlook for interest rates and macroeconomic conditions.

The EFC Board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following material factors:
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the risk that a different strategic alternative could be more beneficial to EFC stockholders than the Merger;

•
the expected initial dilutive effect of the Merger on EFC’s earnings and book value per share, and the risk that the Merger may not ultimately be accretive to EFC’s earnings or book value per share;

•
the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

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the risk that Great Ajax’s book value per share may decline, including as a result of net losses, following execution of the Merger Agreement and EFC’s inability to terminate the Merger Agreement due to such changes;

•
the risk that, notwithstanding the likelihood of the Merger being completed, the Merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the

Merger and the effect such failure to be completed may have on the trading price of EFC Common Stock and EFC’s operating results, particularly in light of the costs incurred in connection with the transaction;
•
the risk that the cost savings, operational efficiencies and other benefits to the EFC stockholders expected to result from the Merger might not be fully realized or realized at all;

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the risk that EFC will be unable to redeploy the capital acquired in connection with the Merger into its targeted asset classes within the anticipated timeline or at anticipated returns;

•
the risk of other potential difficulties in integrating the two companies and their respective operations;

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the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the Merger and the costs of integrating the businesses of EFC and Great Ajax;

•
the restrictions on the conduct of EFC’s business during the period between the execution of the Merger Agreement and the Closing (for more information, see “The Merger Agreement  —  Conduct of Business by EFC Pending the Merger” on page 109); and

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other matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the factors considered by the EFC Board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the EFC Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the EFC Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the factors considered, and individual directors may have held varied views of the relative importance of the factors considered and given different weights or values to different factors. The EFC Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the EFC Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 49.
Opinion of Great Ajax’s Financial Advisor, Piper Sandler & Co.
Great Ajax engaged Piper Sandler to act as exclusive financial advisor to the Great Ajax Board in connection with the proposed Merger. In connection with this engagement, the Great Ajax Board requested that Piper Sandler evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the Great Ajax Stockholders (other than holders of Cancelled Shares) pursuant to the Merger Agreement. On June 30, 2023, at a meeting of the Great Ajax Board held to evaluate the proposed Merger, Piper Sandler rendered an oral opinion, confirmed by delivery of a written opinion dated June 30, 2023, to the Great Ajax Board to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Piper Sandler, as set forth therein, the Merger Consideration to be received by the Great Ajax Stockholders (other than holders of Cancelled Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Piper Sandler’s written opinion, dated June 30, 2023, to the Great Ajax Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Piper Sandler in connection with such opinion, is attached to this proxy statement/prospectus as Annex B. The description of Piper Sandler’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Piper Sandler’s opinion. Piper Sandler’s opinion was provided to the Great Ajax Board (in its capacity as such) for its information in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the proposed Merger, the relative merits of the proposed Merger or related transactions as compared to alternative transactions or strategies that might be available to Great Ajax or the underlying business decision of the Great Ajax Board or Great Ajax to proceed with the proposed Merger or related transactions. Piper Sandler’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger or otherwise.
In arriving at its opinion, Piper Sandler reviewed a draft, dated June 29, 2023, of the Merger Agreement and certain publicly available business and financial information relating to Great Ajax and EFC. Piper Sandler also reviewed certain other information relating to Great Ajax and EFC, including (i) the Great Ajax Projections relating to Great Ajax for the fiscal years ending December 31, 2023 through December 31, 2025 prepared and provided to Piper Sandler by the senior management of Great Ajax and (ii) publicly available mean and median analyst estimates relating to EFC for the fiscal years ending December 31, 2023 through December 31, 2025 (which are referred to in this section as the “EFC Estimates”). Piper Sandler also discussed with certain members of the senior management of Great Ajax and its representatives the business, financial condition, results of operations and prospects of Great Ajax and held similar discussions with certain members of the senior management of EFC and its representatives regarding the business, financial condition, results of operations and prospects of EFC. Piper Sandler also considered certain financial and stock market data of Great Ajax and EFC, and Piper Sandler compared that data with similar data for other companies with publicly traded equity securities in businesses Piper Sandler deemed similar to those of Great Ajax and EFC, respectively, and Piper Sandler considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been effected. Piper Sandler also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.
In connection with its review, Piper Sandler did not independently verify any of the foregoing information and, with Great Ajax’s consent, Piper Sandler assumed and relied upon such information being complete and accurate in all respects material to Piper Sandler’s analyses and opinion. With respect to the foregoing information, the respective senior managements of Great Ajax and EFC confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available EFC Estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Great Ajax and EFC, respectively. At Great Ajax’s direction, Piper Sandler assumed that the Great Ajax Projections and the EFC Estimates were a reasonable basis to evaluate Great Ajax, EFC and the proposed Merger and, at Great Ajax’s direction, Piper Sandler relied upon the Great Ajax Projections and the EFC Estimates for purposes of its analyses and opinion.
As set forth in the Merger Agreement, to the extent Great Ajax effectuates the repurchase of certain securities on the terms set forth in the Great Ajax Disclosure Letter prior to the closing of the Merger, EFC will deliver the Contingent Cash Purchase Price to the Great Ajax Stockholders as part of the Merger Consideration. At Great Ajax’s direction and with Great Ajax’s consent, Piper Sandler assumed for purposes of its analyses that the Contingent Cash Purchase Price would be zero. In addition, for purposes of its analyses and opinion, Piper Sandler was advised and Piper Sandler assumed that the proposed Merger would qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Piper Sandler also assumed, with Great Ajax’s consent, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the proposed Merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Great Ajax, EFC or the contemplated benefits of the proposed Merger and that the proposed Merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to Piper Sandler’s analyses or opinion. In addition, Piper Sandler was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Great Ajax or EFC, nor was Piper Sandler furnished with any such evaluations or appraisals. With Great Ajax’s consent, Piper Sandler further assumed that the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Piper Sandler in all respects material to its analyses and opinion.
Piper Sandler’s opinion addressed only the fairness, from a financial point of view, to the Great Ajax Stockholders, other than the holders of Cancelled Shares, of the Merger Consideration to be received by such holders in the proposed Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the proposed Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the proposed Merger or the Merger Consideration and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, Great Ajax Manager, securityholders or affiliates of any party to the proposed Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, Piper Sandler did not express any advice or opinion regarding matters that required legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Piper Sandler assumed that Great Ajax had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Piper Sandler’s opinion was approved by Piper Sandler’s internal fairness opinion committee.
Piper Sandler’s opinion was necessarily based on information made available to Piper Sandler as of the date of Piper Sandler’s opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on that date. It should be understood that Piper Sandler has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Piper Sandler did not express any opinion as to what the value of shares of EFC Common Stock actually would be when issued to the Great Ajax Stockholders pursuant to the Merger Agreement or the prices or ranges of prices at which shares of Great Ajax Common Stock or EFC Common Stock might be purchased or sold at any time. Piper Sandler assumed that the shares of EFC Common Stock to be issued in the proposed Merger would be approved for listing on the NYSE prior to the consummation of the proposed Merger. Piper Sandler’s opinion did not address the relative merits of the proposed Merger as compared to alternative transactions or strategies that might be available to Great Ajax, nor did it address the underlying business decision of the Great Ajax Board or Great Ajax to proceed with or effect the proposed Merger.
In preparing its opinion to the Great Ajax Board, Piper Sandler performed a variety of financial and comparative analyses, including those described below. The summary of Piper Sandler’s analyses described below is not a complete description of the analyses underlying Piper Sandler’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Piper Sandler arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In its analyses, Piper Sandler considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Great Ajax and EFC and the other parties involved in the proposed Merger. No company, business or transaction used for comparative purposes in Piper Sandler’s analyses is identical to Great Ajax, EFC or the proposed Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed. The estimates contained in Piper Sandler’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Piper Sandler’s analyses are inherently subject to substantial uncertainty.
Piper Sandler was not requested to, and it did not, determine or recommend the Merger Consideration, which was determined through negotiations between Great Ajax and EFC, and the decision of the Great Ajax Board to authorize Great Ajax to enter into the Merger Agreement was solely that of the Great Ajax Board. Piper Sandler’s opinion and financial analyses were only one of many factors considered by the Great

Ajax Board in its evaluation of the Merger Consideration and should not be viewed as determinative of the views of the Great Ajax Board or Great Ajax management with respect to the proposed Merger or the Merger Consideration payable in the proposed Merger.
Financial Analyses
The following is a summary of certain financial analyses reviewed by Piper Sandler with the Great Ajax Board in connection with the rendering of Piper Sandler’s opinion to the Great Ajax Board on June 30, 2023. The summary does not contain all of the financial data stockholders of Great Ajax may want or need for purposes of making an independent determination of fair value. Stockholders of Great Ajax are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed Merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Piper Sandler’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations in connection with, each analysis, could create a misleading or incomplete view of Piper Sandler’s financial analyses.
Public Companies Analyses
Piper Sandler performed separate analyses of comparable public companies for each of Great Ajax and EFC.
Great Ajax
In order to assess how the public market values shares of similar publicly traded companies, and to provide a range of relative implied equity values per share of Great Ajax Common Stock by reference to these companies, Piper Sandler reviewed and compared certain financial and stock market information relating to Great Ajax with companies that Piper Sandler deemed comparable to Great Ajax. Piper Sandler reviewed certain financial and stock market information relating to Great Ajax and the following four publicly traded companies (which are referred to in this section as the “Great Ajax Peer Group”), which included publicly traded non-agency mortgage REITs with a market cap less than $250 million and with business characteristics, including operations and scale, that Piper Sandler considered generally similar to those of Great Ajax:
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Angel Oak Mortgage REIT, Inc.

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AG Mortgage Investment Trust Inc.

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Arlington Asset Investment Corp.

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Western Asset Mortgage Capital Corporation.

With respect to each company above, Piper Sandler calculated and compared (i) the multiple of price to tangible book value per share (“P/TBV”) and (ii) estimated 2023 dividend yield based on current mean analyst estimates (“2023E Dividend Yield”), in each case, based on reported metrics and available estimates obtained from public filings, consensus third party research and other publicly available information as of June 29, 2023.
The overall low to high March 31, 2023 P/TBV multiples (and mean and median multiples) observed for the Great Ajax Peer Group were as follows:
Great Ajax Peer Group	Low	High	Mean	Median
March 31, 2023 P/TBV	0.43x	0.84x	0.59x	0.54x
The overall low to high 2023E Dividend Yields (and mean and median percentages) observed for the Great Ajax Peer Group were as follows:

Great Ajax Peer Group	Low	High	Mean	Median
2023E Dividend Yield	11.8%	15.6%	13.7%	13.7%
Piper Sandler then applied a selected range of March 31, 2023 P/TBV multiples of 0.50x to 0.60x derived from the March 31, 2023 TBV multiples of the Great Ajax Peer Group to the May 31, 2023 TBV per share of Great Ajax, and applied a selected 2023E Dividend Yield range of 10.0% to 14.0% to Great Ajax’s estimated dividend per share for 2023. Great Ajax’s May 31, 2023 TBV per share was provided by Great Ajax management and Great Ajax’s dividend per share for 2023 was based on financial forecasts for Great Ajax prepared by Great Ajax management. This analysis indicated the following approximate implied per share equity value reference ranges for Great Ajax:
Implied Per Share Equity Value Reference Range
	Selected Range		Implied Valuation
Great Ajax May 31, 2023 TBV per Share	Low	High	Low	High
$12.27	0.50x	0.60x	$6.14	$7.36
	Selected Range		Implied Valuation
Great Ajax 2023E Dividend per Share	Low	High	Low	High
$0.65	14.0%	10.0%	$4.64	$6.50
EFC
In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of EFC Common Stock by reference to these companies, Piper Sandler reviewed and compared certain financial and stock market information relating to EFC with companies that Piper Sandler deemed comparable to EFC. Piper Sandler reviewed certain financial and stock market information relating to EFC and the following ten publicly traded companies, (which are referred to in this section as the “EFC Peer Group”), which included publicly traded non-agency mortgage REITs with a market cap greater than $250 million and with business characteristics, including operations and scale, that Piper Sandler considered generally similar to those of EFC:
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Rithm Capital Corp.

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Two Harbors Investment Corp.

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Chimera Investment Corporation

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PennyMac Mortgage Investment Trust

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MFA Financial, Inc.

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New York Mortgage Trust, Inc.

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Redwood Trust, Inc.

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Dynex Capital, Inc.

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Invesco Mortgage Capital Inc.

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Orchid Island Capital, Inc.

With respect to each company above, Piper Sandler calculated and compared (i) the multiple of price to tangible book value per share (“P/TBV”) and (ii) estimated 2023 dividend yield based on current mean analyst estimates (“2023E Dividend Yield”), in each case, based on reported metrics and available estimates obtained from public filings, consensus third party research and other publicly available information as of June 29, 2023.
The overall low to high March 31, 2023 P/TBV multiples (and mean and median multiples) observed for the EFC Peer Group were as follows:

EFC Peer Group	Low	High	Mean	Median
March 31, 2023 P/TBV	0.72x	0.95x	0.83x	0.84x
The overall low to high 2023E Dividend Yields (and mean and median percentages) observed for the EFC Peer Group were as follows:
EFC Peer Group	Low	High	Mean	Median
2023E Dividend Yield	10.4%	17.4%	13.7%	13.0%
Piper Sandler then applied a selected range of March 31, 2023 P/TBV multiples of 0.90x to 1.00x derived from the March 31, 2023 TBV multiples of the EFC Peer Group to the May 31, 2023 TBV per share of EFC(1), and applied a selected 2023E Dividend Yield range of 12.0% to 14.0% to EFC’s estimated dividend per share for 2023. EFC’s May 31, 2023 TBV per share was provided by EFC management and EFC’s dividend per share for 2023 was based on publicly available consensus estimates. This analysis indicated the following approximate implied per share equity value reference ranges for EFC:
Implied Per Share Equity Value Reference Range
	Selected Range		Implied Valuation
EFC May 31, 2023 TBV per Share	Low	High	Low	High
$14.51	0.90x	1.00x	$13.06	$14.51
	Selected Range		Implied Valuation
EFC 2023E Dividend per Share	Low	High	Low	High
$1.80	14.0%	12.0%	$12.86	$15.00
Precedent Transactions Analysis
Piper Sandler reviewed publicly available financial information relating to the following nine transactions involving mortgage REITs since 2016 where both the acquirer and the target were publicly traded and with business characteristics that Piper Sandler considered generally similar to those of Great Ajax, collectively referred to as the “Precedent Transactions”:
Announcement Date	Acquirer	Target
5/30/2023	Ellington Financial Inc.	Arlington Asset Investment Corp.
2/27/2023	Ready Capital Corporation	Broadmark Realty Capital Inc.
12/7/2020	Ready Capital Corporation	Anworth Mortgage Asset Corporation
11/7/2018	Ready Capital Corporation	Owens Realty Mortgage, Inc.
5/2/2018	Annaly Capital Management Inc.	MTGE Investment Corp.
4/26/2018	Two Harbors Investment Corp.	CYS Investments, Inc.
4/11/2016	Annaly Capital Management Inc.	Hatteras Financial Corp.
3/2/2016	ARMOUR Residential REIT, Inc.	JAVELIN Mortgage Investment Corp.
2/26/2016	Apollo Commercial Real Estate Finance, Inc.	Apollo Residential Mortgage, Inc.
Piper Sandler reviewed, among other information, transaction values for the Precedent Transactions, based on the purchase prices paid for each of the Precedent Transactions, as a multiple of the target company’s latest reported TBV per share prior to the announcement date of the relevant transaction. Financial data for the Precedent Transactions was based on public filings and other publicly available information.

(1)
EFC TBV per share as of May 31, 2023 is net of $2.966 million of intangible assets associated with EFC’ acquisition of Longbridge.

The overall low to high latest reported P/TBV multiples (and mean and median multiples) observed for the Precedent Transactions were as follows:
Precedent Transactions	Low	High	Mean	Median
Latest Reported P/TBV	0.85x	1.05x	0.92x	0.89x
Great Ajax
Piper Sandler applied a selected range of TBV multiples of 0.80x to 0.90x derived from the TBV multiples of the Precedent Transactions to the May 31, 2023 TBV per share of Great Ajax. This analysis indicated the following approximate implied per share equity value reference ranges for Great Ajax:
	Selected Range		Implied Valuation
Great Ajax May 31, 2023 TBV per Share	Low	High	Low	High
$12.27	0.80x	0.90x	$9.82	$11.05
EFC
Piper Sandler applied a selected range of TBV multiples of 0.90x to 1.00x derived from the TBV multiples of the Precedent Transactions to the May 31, 2023 TBV per share of EFC. This analysis indicated the following approximate implied per share equity value reference ranges for EFC:
	Selected Range		Implied Valuation
EFC May 31, 2023 TBV per Share	Low	High	Low	High
$14.51	0.90x	1.00x	$13.06	$14.51
Dividend Discount Analyses
Piper Sandler performed separate dividend discount analyses for each of Great Ajax and EFC.
Great Ajax.   Piper Sandler performed a dividend discount analysis of Great Ajax to calculate the estimated present value of the distributed cash flows that Great Ajax was forecasted to generate during the last two quarters of Great Ajax’s fiscal year ending December 31, 2023 through the full fiscal year ending December 31, 2025, based on the Great Ajax Projections. Piper Sandler calculated terminal values for Great Ajax by applying a P/TBV multiple of 0.55x (which multiple was selected based on Piper Sandler’s professional judgment) to Great Ajax’s estimated book value per share as of December 31, 2025. The present values (as of June 30, 2023) of the distributed cash flows and terminal values were then calculated using a selected range of discount rates of 11.0% to 15.0%, based on Piper Sandler’s professional judgment. This analysis indicated the following approximate implied per share equity value reference range for Great Ajax:
	Low	High
Great Ajax Implied Per Share Equity Value Reference Range	$4.60	$4.96
EFC.   Piper Sandler performed a dividend discount analysis of EFC (on a standalone basis) to calculate the estimated present value of the distributed cash flows that EFC was forecasted to generate during the last two quarters of EFC’s fiscal year ending December 31, 2023 through the full fiscal year ending December 31, 2025, based on the EFC Estimates. Piper Sandler calculated terminal values for EFC by applying a P/TBV multiple of 0.95x (which multiple was selected based on Piper Sandler’s professional judgment) to EFC’s estimated book value per share as of December 31, 2025. The present values (as of June 30, 2023) of the distributed cash flows and terminal values were then calculated using a selected range of discount rates of 9.0% to 13.0%, based on Piper Sandler’s professional judgment. This analysis indicated the following approximate implied per share equity value reference range for EFC:
	Low	High
EFC Implied Per Share Equity Value Reference Range	$14.72	$15.84

Exchange Ratio Analysis
As set forth in the Merger Agreement, at the effective time of the Merger, each share of Great Ajax Common Stock issued and outstanding immediately prior to the effective time (excluding any Cancelled Shares) will automatically be converted into the right to receive from EFC a fixed number of shares of EFC Common Stock equal to the Exchange Ratio of 0.5308. Piper Sandler reviewed the 0.5308x exchange ratio for the stock consideration provided in the proposed Merger and compared it with the reference ranges implied by the Great Ajax and EFC per share equity value reference ranges calculated in the financial analyses set forth above in this section. For each approach noted below, the high end and low end of such ranges were calculated as follows: (i) the high end of the implied exchange ratio reference range was calculated by dividing the applicable high value of the Great Ajax implied per share equity value reference range by the applicable low value of the EFC implied per share equity value reference range; and (ii) the low end of the implied exchange ratio reference range was calculated by dividing the applicable low value of the Great Ajax implied per share equity value reference range by the applicable high value of the EFC implied per share equity value reference range. The implied exchange ratio reference ranges are summarized below.
Valuation Methodology	Implied Exchange Ratio Reference Range
Peer Group Analysis – P/TBV	0.4229x – 0.5639x
Peer Group Analysis – 2023E Dividend Yield	0.6767x – 0.8459x
Precedent Transactions Analysis	0.3095x – 0.5056x
Dividend Discount Analysis	0.2906x – 0.3368x
Miscellaneous
Great Ajax selected Piper Sandler to act as exclusive financial advisor to the Great Ajax Board in connection with the proposed Merger based on Piper Sandler’s qualifications, experience and reputation. Piper Sandler is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements.
Great Ajax has agreed to pay Piper Sandler for its financial advisory services in connection with the proposed Merger a fee which at the time of announcement of the Merger was approximately $4.10 million and which fee is contingent upon consummation of the proposed Merger. Great Ajax paid Piper Sandler $1.25 million upon rendering its fairness opinion, which opinion fee will be credited in full towards the financial advisory fee which will become due and payable to Piper Sandler upon consummation of the Merger. In addition, Great Ajax has agreed to reimburse Piper Sandler for its expenses, including fees and expenses of legal counsel, and to indemnify Piper Sandler and certain related parties for certain liabilities and other items arising out of or related to its engagement.
In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler provided certain other investment banking services to Great Ajax. In summary, Piper Sandler acted as placement agent in connection with Great Ajax’s offer and sale of non-convertible debt, which transaction occurred in August 2022 and for which Piper Sandler received approximately $2.5 million in compensation. As Great Ajax is aware, in the two years preceding the date of Piper Sandler’s opinion, Piper Sandler provided certain investment banking services to EFC which included acting as sole book-running manager, sole initial purchaser, sales agent and co-manager on multiple securities offerings for EFC, for which Piper Sandler received approximately $9.4 million in aggregate compensation. Piper Sandler may in the future provide investment banking and other financial advice and services to EFC and its affiliates, including during the pendency of the Merger, for which advice and services Piper Sandler would expect to receive compensation.
Piper Sandler is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Great Ajax, EFC and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Great Ajax, EFC and their respective affiliates for its own account and for the accounts of its customers.

Opinion of Great Ajax Special Committee’s Financial Advisor, BTIG, LLC
The Great Ajax Special Committee retained BTIG to act as its financial advisor in connection with a potential transaction such as the Merger. In selecting BTIG, the Great Ajax Special Committee considered, among other things, (i)  the consensus of the Great Ajax Special Committee that BTIG would be the best suited based on the expertise and experience of the team proposed by BTIG and (ii) that BTIG is a reputable investment banking firm with experience advising companies in the financial services sector and providing strategic advisory services in general. BTIG, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.
On June 30, 2023, at a meeting of the Great Ajax Special Committee, BTIG delivered an oral opinion, subsequently confirmed by delivery of a written opinion dated as of June 30, 2023 (the “BTIG Opinion”), to the Great Ajax Special Committee to the effect that, based on and subject to the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained in such BTIG Opinion, as of the date of the BTIG Opinion the Merger Consideration to be received by the Great Ajax Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Great Ajax Stockholders (other than holders of Cancelled Shares). Following delivery of the BTIG Opinion to the Great Ajax Special Committee, on June 30, 2023, at the request of the Great Ajax Special Committee, BTIG provided a brief summary of the BTIG Opinion to the Great Ajax Board.
The full text of the BTIG Opinion is attached to this proxy statement/prospectus as Annex C and is incorporated herein by reference in its entirety. The summary of the BTIG Opinion set forth herein is qualified in its entirety by reference to the full text of the BTIG Opinion. Great Ajax Stockholders are urged to read the BTIG Opinion carefully and in its entirety for a discussion of, among other things, the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained in such BTIG Opinion. The BTIG Opinion was not intended to and does not constitute a recommendation as to how any Great Ajax Stockholder or any other person should vote or whether such Great Ajax Stockholder or such other person should take any other action in connection with the Merger or any other matter.
The BTIG Opinion was approved by BTIG’s opinion committee in accordance with BTIG’s customary practice. The BTIG Opinion was provided for the information of, and directed to, the Great Ajax Special Committee in connection with and for purposes of its evaluation of the Merger.
In arriving at the BTIG Opinion, BTIG, with respect to Great Ajax:
•
reviewed certain publicly available business and financial information relating to Great Ajax that BTIG deemed to be relevant;

•
reviewed and discussed with Great Ajax’s management certain non-public projected financial and operating data relating to Great Ajax prepared and furnished to BTIG by management of Great Ajax (referred to in this section as the “Great Ajax Projections”) as described under “Certain Great Ajax Unaudited Prospective Financial Information”;

•
discussed past and current operations, financial projections, including the Great Ajax Projections, and current financial condition of Great Ajax with management of Great Ajax (including their views on the risks and uncertainties of achieving the Great Ajax Projections);

•
reviewed the reported prices and the historical trading activity of Great Ajax Common Stock;

•
compared the financial performance of Great Ajax and its stock market trading multiples with those of certain other publicly traded companies that BTIG deemed relevant; and

•
compared the financial performance of Great Ajax and the valuation multiples implied by the Merger with those of certain other transactions that BTIG deemed relevant.

BTIG also, with respect to EFC:
•
reviewed certain publicly available business and financial information relating to EFC that BTIG deemed relevant, including publicly available research analysts’ estimated price targets;

•
reviewed the reported prices and the historical trading activity of the EFC Common Stock; and

•
compared the financial performance of EFC and its stock market trading multiples with those of certain other publicly traded companies that BTIG deemed relevant.

BTIG also:
•
reviewed a draft dated June 30, 2023 of the Merger Agreement, received at approximately 7:10 p.m. ET on June 30, 2023 (the “draft Merger Agreement”); and

•
performed such other analyses, reviewed such other information and considered such other factors as BTIG deemed appropriate.

In rendering the BTIG Opinion, BTIG assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available, supplied or otherwise made available to or discussed with BTIG by Great Ajax, and BTIG relied upon the assurances of the management of Great Ajax that they were not aware of any facts or circumstances that would make such information provided by Great Ajax inaccurate or misleading in any material respect. With respect to the Great Ajax Projections, BTIG was advised by the management of Great Ajax, and assumed, that the Great Ajax Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Great Ajax of the future financial performance of Great Ajax. BTIG assumed no responsibility for and BTIG expressed no view as to any such projections or estimates or the assumptions on which they are based. In addition, BTIG assumed, as advised by Great Ajax, the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver, amendment or delay of any of the terms or conditions thereof, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Code. BTIG also assumed, as advised by Great Ajax, that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on Great Ajax, EFC or the contemplated benefits expected to be derived in the proposed Merger. With the Great Ajax Special Committee’s consent, BTIG assumed that any adjustments to the Merger Consideration pursuant to Section 3.1(c) of the Merger Agreement or otherwise would not be material to BTIG’s analyses or its opinion and that the Contingent Cash Purchase Price will be zero dollars. BTIG also assumed, as advised by Great Ajax, that (a) the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by BTIG, and (b) the final Merger Agreement would reflect the Exchange Ratio of 0.5308.
BTIG further relied upon, without independent verification, the assessment of Great Ajax and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. BTIG expressed no view or opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent expressly specified in the BTIG Opinion), including, without limitation, the form or structure of the Merger or any adjustments to the Merger Consideration set forth in Section 3.1(c) of the Merger Agreement or otherwise. BTIG was not requested to, and it did not, participate in the negotiation of the terms of the Merger, nor was BTIG requested to, and it did not, provide any advice or services in connection with the Merger other than the delivery of the BTIG Opinion, and BTIG expressed no view or opinion as to any such matters. The BTIG Opinion is limited to the fairness, from a financial point of view, to the Great Ajax Stockholders (other than holders of Cancelled Shares) as of the date of the BTIG Opinion of the Merger Consideration to be received by the Great Ajax Stockholders pursuant to the Merger Agreement, and no view or opinion is expressed with respect to any consideration or other amounts to be received in connection with the Merger by the holders of any other class of securities or by any creditors or other constituencies of any party. In addition, BTIG expressed no view or opinion with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any termination fee and/or reimbursement of certain expenses that may be paid by Great Ajax to Great Ajax Manager prior to the Closing, as described under “The Merger Agreement  —  Amendment to Management Agreement,” or any compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, whether relative to the Merger Consideration or otherwise. BTIG did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Great Ajax or EFC, nor was it furnished with any such valuations or appraisals, and BTIG did not make any physical inspection of the properties or assets of Great Ajax or EFC. The BTIG Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the BTIG Opinion. Events occurring after the date of the BTIG Opinion may affect the BTIG Opinion and the assumptions used in preparing it, and BTIG did not assume any obligation to update, revise or reaffirm the BTIG Opinion.
The BTIG Opinion does not address the relative merits of the Merger in comparison to other strategies or transactions that might have been available to Great Ajax or in which Great Ajax might have engaged or as to the underlying business decision of Great Ajax to proceed with or effect the Merger. In addition, the BTIG Opinion does not in any manner address the prices or volumes at which the Great Ajax Common Stock or the EFC Common Stock will trade at any time, including following the announcement or consummation of the Merger.
The summary set forth below under “— Summary of Material Great Ajax Financial Analyses” and “— Summary of Material EFC Financial Analyses” is a summary of the material financial analyses performed by BTIG in arriving at the BTIG Opinion. These summaries do not purport to be a complete description of the analyses performed by BTIG, but describe, in summary form, the material elements of the presentation that BTIG made to the Great Ajax Special Committee on June 30, 2023, in connection with the BTIG Opinion. In accordance with customary investment banking practice, BTIG employed generally accepted valuation methods and financial analyses in reaching the BTIG Opinion.
None of the analyses performed by BTIG were assigned a greater significance by BTIG than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by BTIG. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BTIG, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BTIG. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BTIG. The summary text and tables set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by BTIG with respect to any of the analyses performed by it in connection with the BTIG Opinion. Rather, BTIG made its determination as to the fairness, from a financial point of view, as of the date of the BTIG Opinion of the Merger Consideration to be received by the Great Ajax Stockholders (other than holders of Cancelled Shares) pursuant to the Merger Agreement, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Except as otherwise noted, the information utilized by BTIG in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before June 28, 2023 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.
Summary of Material Great Ajax Financial Analyses
In conducting its analysis of Great Ajax, BTIG used three primary methodologies: selected public comparable company analysis; selected precedent transactions analysis; and dividend discount analysis. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to Great Ajax or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. BTIG used these analyses to determine the impact of various operating metrics on the implied per share common equity value of Great Ajax. Each of these analyses yielded a range of implied per share common equity values, and therefore, such implied per share equity value ranges developed from these analyses were viewed by BTIG collectively and not individually. In delivering the BTIG Opinion to the Great Ajax Special Committee, BTIG utilized the Great Ajax Projections and estimates regarding Great Ajax prepared by Great Ajax and supplied to BTIG by Great Ajax.

Selected Public Comparable Company Analysis.
BTIG reviewed, analyzed, and compared certain financial information relating to Great Ajax to corresponding publicly available financial information and market multiples for the following four publicly traded hybrid/credit mortgage real estate investment trusts (“REITs”) with current market capitalizations below $250 million (which are referred to in this section as the “Great Ajax selected companies”):
•
Angel Oak Mortgage REIT, Inc.

•
AG Mortgage Investment Trust, Inc.

•
Arlington Asset Investment Corp.

•
Western Asset Mortgage Capital Corporation

Using publicly available information and market data, BTIG reviewed closing stock prices on June 29, 2023 of the Great Ajax selected companies as multiples of common book value per share (“BVPS”) as of May 31, 2023. BTIG also reviewed dividend yields of the Great Ajax selected companies calculated as annualized dividends for the most recent publicly available completed quarter as a percentage of closing stock prices on June 29, 2023.
The minimum, mean and maximum BVPS multiples and dividend yields of the Great Ajax selected companies are indicated in the table below:
	Price-to-BVPS	Dividend Yield
Angel Oak Mortgage REIT, Inc.	0.61x	15.6%
AG Mortgage Investment Trust, Inc.	0.52x	11.8%
Arlington Asset Investment Corp.	0.43x	0.0%
Western Asset Mortgage Capital Corporation	0.53x	15.1%
Min	0.43x	0.0%
Mean	0.52x	10.6%
Max	0.61x	15.6%
Great Ajax	0.46x	13.8%
Taking into account the above summary data, BTIG applied a range of BVPS multiples, using the minimum and maximum of the multiples of the Great Ajax selected companies as of the most recently reported quarter, to Great Ajax’s BVPS as of May 31, 2023, and BTIG applied a range of dividend yields, using the maximum and average of the dividend yields of the Great Ajax selected companies, to Great Ajax’s current annualized dividend for the quarter ended June 30, 2023. This analysis indicated an implied per share equity value reference range of Great Ajax of $5.25 to $7.55 based on BVPS multiples and an implied per share equity value reference range of Great Ajax of $5.14 to $7.55 based on dividend yields, as compared to the implied value of the Merger Consideration of $7.29 per outstanding share of Great Ajax Common Stock.
BTIG selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry in which Great Ajax operates and various factors, including the size and operating profiles of the companies relative to Great Ajax. As noted above, no company used as a comparison is identical to Great Ajax. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.
Selected Precedent Transactions Analysis.
BTIG reviewed certain publicly available information for the following acquisitions between publicly traded mortgage REITs that were announced after January 1, 2013 (the “selected transactions”), and, for the purposes of the BTIG Opinion, BTIG analyzed the selected transactions that were announced after

March 17, 2022, the date that the Federal Reserve commenced with its monetary tightening policy, and subsequently raised the base Federal Funds rate by a total of 500 basis points.
Announced Date(1)	Target	Buyer	Equity Value ($m)	Equity Value/ Book Value
05/30/23	Arlington Asset Investment Corp.	Ellington Financial Inc.	$154	0.74x
02/27/23	Broadmark Realty Capital Inc.	Ready Capital Corporation	$787	0.85x
04/26/21	Tremont Mortgage Trust	RMR Mortgage Trust (nka: Seven Hills Realty Trust)	$54	0.60x
12/07/20	Anworth Mortgage Asset Corporation	Ready Capital Corporation	$302	0.97x
11/07/18	Owens Realty Mortgage, Inc.	Ready Capital Corporation	$183	0.96x
05/02/18	MTGE Investment Corp.	Annaly Capital Management, Inc.	$900	1.00x
04/26/18	CYS Investments, Inc.	Two Harbors Investment Corp.	$1,211	1.05x
04/11/16	Hatteras Financial Corp.	Annaly Capital Management, Inc.	$1,498	0.85x
03/02/16	JAVELIN Mortgage Investment Corp.	ARMOUR Residential REIT, Inc.	$85	0.87x
02/26/16	Apollo Residential Mortgage, Inc.	Apollo Commercial Real Estate Finance, Inc.	$465	0.89x
01/31/13	CreXus Investment Corp.	Annaly Capital Management, Inc.	$996	1.09x

(1)
The selected transactions used in BTIG’s financial analysis consisted of transactions that were announced after the Federal Reserve’s increase in interest rates on March 17, 2022.

BTIG chose the selected transactions based upon its experience and knowledge of companies in the mortgage REIT industry. Although none of the selected transactions are directly comparable to the Merger, nor are any of the target companies directly comparable to Great Ajax, BTIG selected transactions involving target companies with similar characteristics to the characteristics identified above in the selected public comparable company analysis.
Using publicly available information, BTIG reviewed the equity purchase value in each of the selected transactions as a multiple of each target company’s equity book value at the end of the most recently completed quarter prior to public announcement of the relevant selected transaction based on then publicly available information. Taking into account the above summary data, BTIG applied a range of book value multiples, using the minimum and maximum of the multiples of the two selected transactions identified in the table above as having been announced after March 17, 2022, to Great Ajax’s BVPS as of May 31, 2023. This analysis indicated an implied per share equity value reference range of $9.08 to $10.43, as compared to the implied value of the Merger Consideration of $7.29 per outstanding share of Great Ajax Common Stock.
Because the market conditions, rationale, and circumstances surrounding each of the selected transactions analyzed were specific to each transaction and because of the inherent differences between Great Ajax’s businesses, operations and prospects and those of the acquired companies above, BTIG believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, BTIG also made qualitative judgments concerning the differences between the characteristics of these selected transactions (including market conditions, rationale, and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions).

Dividend Discount Analysis.
In order to estimate the present per share value of Great Ajax Common Stock, BTIG performed a dividend discount analysis of Great Ajax based on the Great Ajax Projections. A dividend discount analysis is a valuation methodology used to derive a valuation of an entity by calculating the “present value” of estimated future dividends of the entity. “Present value” refers to the current value of future dividends and is obtained by discounting those future distributable cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
Using discount rates ranging from 10.97% to 14.97%, based on the cost of equity (based on the capital asset pricing model), BTIG calculated (i) a range of implied present values of the projected dividends per share that Great Ajax was forecasted to distribute from the third quarter of calendar year 2023 through calendar year 2025 and (ii) ranges of implied present values of implied terminal values per share for Great Ajax using two methodologies, one based on price-to-book value multiples and the other based on dividend yields. The implied terminal values per share were derived by (a) applying a range of price-to-book value multiples of 0.42x to 0.62x, based on the average price-to-book value multiple of the Great Ajax selected companies, to Great Ajax’s estimated book value as of December 31, 2025 and (b) applying a range of dividend yields of 8.6% to 12.6%, based on the average dividend yield of the Great Ajax selected companies, to Great Ajax’s estimated annualized dividend per share for the fourth quarter of calendar year 2025. This analysis indicated an implied per share equity value reference range for Great Ajax of $3.61 to $4.50 using the price-to-book value multiple-based terminal value methodology and an implied per share equity value reference range for Great Ajax of $3.04 to $3.73 using the dividend yield-based terminal value methodology, as compared to the implied value of the Merger Consideration of $7.29 per outstanding share of Great Ajax Common Stock.
Summary of Material EFC Financial Analyses
In conducting its analysis of EFC, BTIG used three primary methodologies: market-based analysis; selected public comparable company analysis; and equity research broker analysis. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company used in any analysis as a comparison is identical to EFC, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies to which they are being compared. BTIG used these analyses to determine the impact of various operating metrics on the implied per share common equity value of EFC. Each of these analyses yielded a range of implied per share common equity values, and therefore, such implied per share equity value ranges developed from these analyses were viewed by BTIG collectively and not individually. In connection with delivering the BTIG Opinion to the Great Ajax Special Committee, BTIG requested but did not receive certain non-public projected financial and operating data relating to EFC and, therefore, did not perform a dividend discount analysis of EFC.
Market-Based Analysis.
BTIG observed the following historical, market-based information with respect to EFC:
•
the low and high closing prices for EFC Common Stock during the two-year period ended June 29, 2023, which was $10.83 to $19.23 per share;

•
the low and high closing stock price-to-book value multiples of EFC during the two-year period ended June 29, 2023, which BTIG applied to EFC’s BVPS as of May 31, 2023, which indicated an implied per share equity value reference range of EFC Common Stock of $9.88 to $15.34, as compared to EFC’s closing common stock price of $13.74 as of June 29, 2023; and

•
the low and high dividend yield of EFC during the two-year period ended June 29, 2023, which BTIG applied to EFC’s current annualized dividend for the quarter ended March 31, 2023, which indicated an implied per share equity value reference range of EFC Common Stock of $10.83 to $19.23, as compared to EFC’s closing common stock price of $13.74 as of June 29, 2023.

Selected Public Comparable Company Analysis.
BTIG compared certain financial and stock market information for EFC to similar information for six selected publicly traded hybrid/credit mortgage REITs with current market capitalizations greater than $700 million. The selected companies were the following:
•
Rithm Capital Corp.

•
Chimera Investment Corporation

•
PennyMac Mortgage Investment Trust

•
MFA Financial, Inc.

•
New York Mortgage Trust, Inc.

•
Redwood Trust, Inc.

Using publicly available information and market data, BTIG reviewed closing stock prices on June 29, 2023 of the selected companies as multiples of BVPS as of each selected company’s most recent reported quarter. BTIG also reviewed dividend yields of the selected companies calculated as annualized dividends for the most recently publicly available completed quarter as a percentage of closing stock prices on June 29, 2023. BTIG then compared these multiples and dividend yields to the corresponding data of EFC based on reported book values per share for EFC Common Stock as of March 31, 2023, and closing stock prices on June 29, 2023. This analysis indicated the following minimum, mean, and maximum data for the selected companies, as compared to corresponding data for EFC:
	Price-to-BVPS	Dividend Yield
Rithm Capital Corp.	0.82x	10.4%
Chimera Investment Corporation	0.50x	12.7%
PennyMac Mortgage Investment Trust	0.83x	11.9%
MFA Financial, Inc.	0.69x	12.6%
New York Mortgage Trust, Inc.	0.64x	12.1%
Redwood Trust, Inc.	0.68x	10.0%
Min	0.50x	10.0%
Mean	0.70x	11.6%
Max	0.83x	12.7%
EFC	0.90x	13.1%
Taking into account the above summary data, BTIG applied a range of BVPS multiples, using the minimum and maximum of the multiples of the selected companies as of the most recently reported quarter, to EFC’s BVPS as of May 31, 2023, and BTIG applied a range of dividend yields, using the minimum and maximum of the dividend yields of the selected companies, to EFC’s current annualized dividend for the quarter ended March 31, 2023. This analysis indicated an implied per share equity value reference range of EFC Common Stock of $7.24 to $12.14 based on BVPS multiples and an implied per share equity value reference range of EFC Common Stock of $14.20 to $17.97 based on dividend yields, as compared to EFC’s closing common stock price of $13.74 as of June 29, 2023.
BTIG selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industries in which EFC operates and various factors, including the size and operating profiles of the companies to EFC. No company used as a comparison is identical to EFC. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.
Equity Research Broker Analysis.
BTIG observed certain publicly available equity research broker price targets for EFC Common Stock available as of June 29, 2023, and noted that the range of such price targets was $13.50 to $15.50 per share, as compared to EFC’s closing common stock price of $13.74 as of June 29, 2023.

Other Factors
BTIG also noted certain additional factors that were not considered part of BTIG’s material financial analyses with respect to the BTIG Opinion but were referenced for informational purposes, including, among other things, the following:
•
historical closing stock price-to-book value multiples of Great Ajax during the one-year period ended June 28, 2023, which had a median of 0.55x, as compared to the closing stock price-to-book value multiple of Great Ajax on June 28, 2023 of approximately 0.46x;

•
historical dividend yield of Great Ajax during the one-year period ended June 28, 2023, which had a median of 13.7%, as compared to the dividend yield of Great Ajax on June 28, 2023 of approximately 13.8%;

•
historical total return of Great Ajax during the one-year period prior to June 29, 2023, which was negative 33.0%;

•
historical total return of EFC during the one-year period prior to June 30, 2023, which was 7.9%; and

•
premiums paid in 22 selected acquisitions of publicly traded companies in the U.S. specialty finance industry with market capitalizations of $100 million to $1 billion, relative to the closing stock prices of the acquired companies one day, one week and one month prior to public announcement of the relevant transaction, as compared to the premium to be paid in the Merger relative to the closing stock prices of Great Ajax one day, one week and one month prior to June 28, 2023. The selected acquisitions consisted of completed transactions announced between April 2014 and May 2023.

Conclusion
Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the BTIG Opinion, BTIG was of the opinion that, as of the date of the BTIG Opinion, and subject to and based on the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained in such BTIG Opinion, the Merger Consideration to be received by the Great Ajax Stockholders pursuant to the Merger Agreement was fair, from a financial point of view, to the Great Ajax Stockholders (other than the holders of Cancelled Shares).
Miscellaneous
As noted above, the discussion under “— Summary of Material Great Ajax Financial Analyses” and “— Summary of Material EFC Financial Analyses” represents a summary of the material financial analyses presented by BTIG to the Great Ajax Special Committee in connection with the BTIG Opinion and is not a comprehensive description of all analyses undertaken by BTIG in connection with the BTIG Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BTIG believes that its analyses summarized above must be considered as a whole. BTIG further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BTIG’s analyses and the BTIG Opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.
In performing its analyses, BTIG considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Great Ajax and EFC. The estimates of the future performance of Great Ajax and EFC in or underlying BTIG’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BTIG’s analyses. These analyses were prepared solely as part of BTIG’s analysis of the fairness, from a financial point of view, as of June 30, 2023, of the Merger Consideration to be received by the Great Ajax Stockholders pursuant to the Merger Agreement, to the Great Ajax

Stockholders (other than holders of Cancelled Shares), and were provided to the Great Ajax Special Committee in connection with the delivery of the BTIG Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BTIG’s view of the actual values of Great Ajax or EFC.
The type and amount of consideration payable in the Merger was determined through negotiations between Great Ajax and EFC, rather than by any financial advisor, and was approved by the Great Ajax Board (following the unanimous recommendation of the Great Ajax Special Committee). The decision to enter into the Merger Agreement was solely that of the Great Ajax Board (following the unanimous recommendation of the Great Ajax Special Committee). As described above, the BTIG Opinion and analyses were only one of many factors considered by the Great Ajax Special Committee and the Great Ajax Board in their evaluation of the Merger and should not be viewed as determinative of the views of the Great Ajax Special Committee or the Great Ajax Board with respect to the Merger or the Merger Consideration.
Pursuant to the engagement letter between the Great Ajax Special Committee and BTIG, the Great Ajax Special Committee has agreed to pay BTIG a fee of $1,000,000 for its services, of which $500,000, including a $100,000 retainer payment that BTIG became entitled to receive upon execution of its engagement letter with the Great Ajax Special Committee, was paid upon delivery of the BTIG Opinion and the remainder of which is contingent upon the consummation of the Merger. In addition, Great Ajax has agreed to reimburse BTIG for certain of its out-of-pocket expenses, including legal fees, and has agreed to indemnify BTIG against certain liabilities, including under applicable laws.
BTIG, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.
In the two years prior to the date of the BTIG Opinion, BTIG and its affiliates have not provided financial advisory or investment banking services for EFC Manager, Great Ajax or Great Ajax Manager for which any compensation was received. In the two years prior to the date of the BTIG Opinion, BTIG and its affiliates have acted as co-manager for certain equity offerings of EFC and received customary fees for the rendering of these services. In the two years prior to the date of the BTIG Opinion, the lead banker on BTIG’s deal team worked at another investment banking firm which (x) raised capital for both EFC and Great Ajax and received fees for those engagements, (y) was engaged by EFC for various M&A transactions which did not result in completed transactions, and (z) had various general M&A conversations with EFC which may have included references to Great Ajax, and the lead banker on BTIG’s deal team was involved in these matters. BTIG and its affiliates may seek to provide financial advisory or investment banking services to EFC, EFC Manager, Great Ajax or Great Ajax Manager or any of their respective affiliates in the future, and would expect to receive customary fees for the rendering of any such services. BTIG and its affiliates provide investment banking and other services to a wide range of persons from which conflicting interests or duties may arise. BTIG, its affiliates, directors, members, managers, employees and officers may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of EFC, Great Ajax or any other company that may be involved in the Merger.
Certain Great Ajax Unaudited Prospective Financial Information
Great Ajax does not make public long-term projections as to future net income, performance, earnings, or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates. Such projections inherently become subject to substantially greater uncertainty as they extend further into the future. As a result, neither Great Ajax nor EFC can give you any assurance that actual results will not differ materially from the unaudited prospective financial information included in this proxy statement/prospectus. However, in connection with the Merger, the Great Ajax Manager prepared the Great Ajax Projections, which included certain unaudited prospective financial information regarding Great Ajax’s operations for fiscal years 2023 through 2025. The Great Ajax Manager provided the Great Ajax Projections to (i) the Great Ajax Board in connection with its evaluation of the transaction, (ii) Piper

Sandler in connection with its financial analysis described above under the section entitled “— Opinion of Great Ajax’s Financial Advisor, Piper Sandler & Co.,” (iii) the Great Ajax Special Committee in connection with its evaluation of the transaction and (iv) BTIG in connection with its financial analysis described above under the section entitled “— Opinion of Great Ajax Special Committee’s Financial Advisor, BTIG, LLC.” The below summary of the Great Ajax Projections is included for the sole purpose of providing Great Ajax Stockholders access to certain non-public information that was furnished to certain parties in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence the voting decision of any Great Ajax Stockholder.
The Great Ajax Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections. The inclusion of the Great Ajax Projections should not be regarded as an indication that such information is necessarily predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to rely on the Great Ajax Projections for any purpose. The Great Ajax Projections included in this proxy statement/prospectus have been prepared by the Great Ajax Manager as part of the effort to evaluate the Merger. Moss Adams LLP has neither examined, compiled nor performed any procedures with respect to the unaudited prospective financial information and, accordingly, Moss Adams LLP does not express an opinion or any other form of assurance with respect thereto. The Moss Adams LLP report included in Great Ajax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated into this proxy statement/prospectus by reference, relates to Great Ajax’s historical financial information, and does not extend to the unaudited Great Ajax Projections and should not be read to do so. Furthermore, the Great Ajax Projections do not take into account any circumstances or events occurring after the date they were prepared, and the unaudited prospective financial information may vary significantly from subsequent forecasts, financial plans, guidance, and/or actual results.
While presented with numeric specificity, this unaudited prospective financial information is forward-looking information that was based on numerous variables and assumptions (including assumptions related to the Great Ajax portfolio, interest rates, industry performance and general business, economic, market and financial conditions, as well as additional matters specific to Great Ajax’s business) that are inherently highly subjective, uncertain, and beyond the control of Great Ajax. The assumptions underlying the unaudited prospective financial information may not prove to have been, or may no longer be, accurate. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Great Ajax’s business (including its ability to achieve strategic goals, objectives, and targets over applicable periods), changes in the Great Ajax portfolio, changes in interest rates, industry performance, general business and economic conditions, and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, no assurance can be given that the projected results summarized below will be realized. Great Ajax Stockholders are urged to review the most recent SEC filings of Great Ajax for a description of the reported and anticipated results of operations and financial condition and capital resources, including those in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Great Ajax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 which are incorporated by reference into this proxy statement/prospectus.
The inclusion of this information should not be regarded as an indication that Great Ajax, EFC, the Combined Company, the Great Ajax Board, the EFC Board, Piper Sandler, the Great Ajax Special Committee, BTIG, EFC’s financial advisor or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Great Ajax, the Combined Company, or their respective directors, officers, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from this unaudited prospective financial information.

GREAT AJAX UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE BELOW UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES SUBJECT TO SUBSTANTIALLY GREATER UNCERTAINTY WITH EACH SUCCESSIVE YEAR.
Great Ajax and EFC may calculate certain non-GAAP financial metrics using different methodologies. Consequently, the financial metrics presented in Great Ajax’s prospective financial information disclosures and in the sections of this proxy statement/prospectus with respect to the opinions of the financial advisors to the Great Ajax Special Committee and Great Ajax may not be directly comparable to one another.
Great Ajax has not made and makes no representation to any Great Ajax Stockholder, in the Merger Agreement or otherwise, concerning the below unaudited prospective financial information, or regarding Great Ajax’s ultimate performance compared to the unaudited prospective financial information, or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Great Ajax urges all Great Ajax Stockholders not to place any reliance on such information and to review Great Ajax’s most recent SEC filings for a description of Great Ajax’s reported financial results.
Great Ajax Projections
The Great Ajax Projections were based on numerous variables and assumptions, including the following: (i) unchanged interest rates during the projection period, (ii) no new asset acquisitions during the projection period and a conditional prepayment rate (“CPR”) of 8% for the current mortgage loan portfolio, (iii) $35 million in debt securities sold quarterly, beginning in the third quarter of 2023 and ending in the second quarter of 2024, with the retained debt securities at 8% CPR; (iv) no runoff in investments in beneficial interests; (v) reduction of Great Ajax’s dividend to 10 cents per share in the third quarter of 2023; (vi) an increase of 25 basis points in bond real estate owned yields in 2023, before beginning a decline in 2024; (vii) no change in asset yields during the projection period; (viii) no change in share count during the projection period; and (ix) excluding the annual issuance of up to 40,000 Great Ajax Restricted Shares in the aggregate under the Great Ajax 2016 Plan in the ordinary course of business. The impact from the foregoing adjustments leads to a projected book value per common share of $11.27 as of December 31, 2023.
The Great Ajax Manager prepared the Great Ajax Projections, which included certain unaudited prospective financial information regarding Great Ajax’s operations for fiscal years 2023 through 2025. The Great Ajax Manager provided the Great Ajax Projections to (i) the Great Ajax Board in connection with its evaluation of the transaction, (ii) Piper Sandler in connection with its financial analysis described above under the section entitled “— Opinion of Great Ajax’s Financial Advisor, Piper Sandler & Co.,” (iii) the Great Ajax Special Committee in connection with its evaluation of the transaction and (iv) BTIG in connection with its opinion and related financial analyses described above under the section entitled “— Opinion of Great Ajax Special Committee’s Financial Advisor, BTIG, LLC.” The following table presents a summary of the Great Ajax Projections for the fiscal years ending 2023 through 2025.
	For the Year Ended December 31,
	2023	2024	2025
Diluted Operating Earnings per Share(1)	$(1.05)	$(0.46)	$(0.46)
Book Value per Common Share (end of period)	$11.27	$10.37	$9.42
Dividends per Common Share	$0.65	$0.40	$0.40

(1)
Diluted Operating Earnings per Share is a non-GAAP measure that Great Ajax defines as net income (loss) to common stockholders, excluding gains and losses as well as certain other non-core income and expenses and preferred dividends. Great Ajax’s presentation of Diluted Operating Earnings per Share may not be comparable to similarly-titled measures used by other companies, which may employ different calculations. As a result, Diluted Operating Earnings per Share should not be considered a substitute for Great Ajax’s GAAP net income (loss), as a measure of its financial performance, or any measure of Great Ajax’s liquidity under GAAP.
Interests of Great Ajax’s Directors and Executive Officers in the Merger
In considering the recommendation of the Great Ajax Board to approve the Great Ajax Merger Proposal, Great Ajax Stockholders should be aware that directors and executive officers of Great Ajax have interests in the Merger that may be different from, or in addition to, the interests of Great Ajax Stockholders generally and that may present actual or potential conflicts of interests. The Great Ajax Board and the Great Ajax Special Committee were aware of, and considered the interests of, Great Ajax’s directors and executive officers in reaching their respective decisions.
Unvested Restricted Shares
Pursuant to the Merger Agreement, as of the effective time of the Merger, each unvested Great Ajax Restricted Share that is issued and outstanding as of immediately prior to the effective time of the Merger will automatically vest in full and then immediately be cancelled in exchange for the right to receive the Merger Consideration with respect to such Great Ajax Restricted Share, subject to applicable income and employment tax withholdings.
Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
the relevant price per share of Great Ajax Common Stock is $6.84, which is the average closing price per share of Great Ajax Common Stock as quoted on the NYSE over the first five business days following the first public announcement of the Merger, which occurred prior to the opening of the market on July 3, 2023;

•
quantification of outstanding Great Ajax Restricted Shares is calculated based on the outstanding Great Ajax Restricted Shares held by each director or executive officer as of June 30, 2023, which is the latest practicable date prior to the date of this proxy statement/prospectus; and

•
other than right to receive the Merger Consideration in exchange for the cancellation of Great Ajax Restricted Shares, there are no payments, accelerated vesting or other benefits expected to be paid to, or received by, the named executive officers of Great Ajax.

Quantification of the Value of the Great Ajax Restricted Shares
The following table shows, with respect to each executive officer of Great Ajax and each member of the Great Ajax Board, (i) the number of Great Ajax Restricted Shares held by such individual as of the date of this proxy statement/prospectus that are unvested and expected to vest, and (ii) the estimated value of the Great Ajax Restricted Shares (on a pre-tax basis) as a result of the Merger, based on the assumptions described above, which will be cancelled in exchange for the right to receive the Merger Consideration with respect to such Great Ajax Restricted Shares. Solely for the purposes of the transaction-related compensation disclosure in accordance with Item 402(t) of Regulation S-K, such amounts have been calculated using the Exchange Ratio. Not included in this calculation are (A) any adjustments to the Exchange Ratio in accordance with the Merger Agreement and (B) if applicable, an amount of cash equal to the Contingent Cash Purchase Price, neither of which can be determined at this time. Thus, the actual value of the Great Ajax Restricted Shares cannot be determined with any certainty until the actual vesting of such Great Ajax Restricted Shares and the Closing.

Executive Officers and Directors	Number of Great Ajax Restricted Shares	Value of Great Ajax Restricted Shares
Lawrence A. Mendelsohn(1)	27,833	$190,378
Russell A. Schaub(2)	10,667	$72,962
Mary B. Doyle	16,667	$114,002
Steven L. Begleiter	—	$—
John C. Condas	5,000	$34,200
Paul Mason Friedman	5,000	$34,200
Mary P. Haggerty	5,000	$34,200
Jonathan Bradford Handley, Jr.	5,000	$34,200
J. Kirk Ogren, Jr.	5,000	$34,200

(1)
Mr. Mendelsohn is an employee of the Great Ajax Manager.

(2)
Mr. Schaub is an employee of Gregory.

Great Ajax Management Agreement
Great Ajax is currently externally managed by the Great Ajax Manager pursuant to the Great Ajax Management Agreement. In connection with the Merger, Great Ajax has agreed to use its reasonable best efforts to enter into, and cause the Great Ajax Manager to enter into, as soon as reasonably practicable after the date of the Merger Agreement, an amendment to the Great Ajax Management Agreement in form and substance reasonably acceptable to EFC providing for, among other things, (a) the termination of the Great Ajax Management Agreement prior to the Closing, and (b) the payment of the termination fee and reimbursement of all reimbursable expenses thereunder to the Great Ajax Manager prior to the Closing. Three of the members of the Great Ajax Board, Lawrence A. Mendelsohn, Russell A. Schaub and Steven L. Begleiter, indirectly own interests in the Great Ajax Manager, and therefore will receive a part of the payments that will be due to the Great Ajax Manager in connection with the termination of the Great Ajax Management Agreement. As of June 30, 2023, Great Ajax owned 19.8% of the limited liability company interests of the Great Ajax Manager and therefore the termination fee paid to the Great Ajax Manager will be reduced by the percentage of Great Ajax’s ownership of the limited liability company interests of the Great Ajax Manager.
To mitigate this conflict of interests, the Great Ajax Board appointed the Great Ajax Special Committee, comprised solely of Great Ajax Board independent directors, to review and evaluate the negotiated terms and conditions of the Merger Agreement and the transactions, including the Merger, contemplated in the Merger Agreement. The Great Ajax Special Committee, relying on the advice of its own financial and legal advisors, unanimously (i) determined that the transactions, including the Merger, contemplated by the Merger Agreement, are advisable and in the best interests of Great Ajax and the Great Ajax Stockholders (other than certain related parties and the holders of the Cancelled Shares), and (ii) recommended that the Great Ajax Board determine the same.
Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement generally provides that, from and after the effective time of the Merger, EFC and the surviving entity shall, jointly and severally, indemnify all present and former directors and officers of Great Ajax and any of its subsidiaries, and those who are or were serving at the request of Great Ajax or any of its subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, for losses, claims, damages, costs, fines, penalties, expenses, liabilities, judgments and amounts that are paid in settlement of, or incurred in connection with, any actual or threatened proceeding to which such person is a party or is otherwise involved, based, in whole or in part, on the fact that such person is or was a director or officer of Great Ajax or any of its subsidiaries, or is or was serving at the request of Great Ajax or any of its subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity (including, without limitation, all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the Merger Agreement or the transactions contemplated by the Merger Agreement), in each case, to the fullest extent permitted under applicable law.
In addition, the Merger Agreement also requires that, immediately prior to the Closing, EFC and the surviving entity put in place and prepay “tail” insurance policies with a claims period of at least six years from the Closing, with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as Great Ajax’s existing policies, for matters, acts or omissions existing or occurring at or prior to the Closing, provided, however, that EFC shall not be required to pay an annual premium for the “tail” insurance in excess of (for any one year) 300% of the annual premium paid by Great Ajax for such insurance as of the date of the Merger Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, EFC shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Closing, for a cost not exceeding such amount.
Interests of EFC’s Directors and Executive Officers in the Merger
Great Ajax Stockholders should be aware that executive officers of EFC (including one that also serves as an EFC director) have certain interests in the Merger that may be different from, or in addition to, the interests of Great Ajax Stockholders (and stockholders of the Combined Company) generally and that may present actual or potential conflicts of interest. The Great Ajax Board and the EFC Board were aware of these interests and considered them, among other matters, in reaching their decisions to adopt and approve the Merger Agreement and the transactions contemplated thereby.
The Combined Company will continue to be managed by EFC Manager under the terms of the EFC Management Agreement. Under the EFC Management Agreement, EFC Manager provides the day-to-day management of EFC’s operations, including providing EFC with a management team and all other personnel necessary to support its operations. In exchange for its services, EFC pays EFC Manager a management fee and reimburses it for certain expenses incurred by it and its affiliates in rendering management services to EFC. Currently, each of EFC’s executive officers and one of its directors serves as an officer of EFC Manager and is an employee of EMG.
Pursuant to the EFC Management Agreement, EFC pays EFC Manager a quarterly management fee, which includes a “base” component and “incentive” component. The “base” component of the management fee is paid quarterly in arrears in an amount equal to 1.50% per annum of the equity of the EFC Operating Partnership, as calculated pursuant to the EFC Management Agreement. As a result of the Merger and contribution of the surviving company of the Merger to the EFC Operating Partnership in exchange for EFC OP Units, the equity of the EFC Operating Partnership will effectively include the additional equity attributable to the acquisition of Great Ajax. As a result, following the Merger, the amount of the management fees payable by EFC to EFC Manager will also increase, which gives EMG and EFC Manager (and therefore, EFC’s management), an incentive, not shared by EFC stockholders, to negotiate and effect the Merger, possibly on terms less favorable to EFC than would otherwise have been achieved.
The EFC Management Agreement was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to EFC as if they had been negotiated with an unaffiliated third party.
Regulatory Approvals Required for the Merger
Other than the potential approval under New York Banking Law regarding the change in control of a New York Mortgage Loan Servicer registrant, EFC and Great Ajax are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Accounting Treatment
EFC will account for the Merger as a business combination in accordance with the provisions of ASC 805, “Business Combinations,” or “ASC 805.” In applying the acquisition method of accounting, EFC will be treated as the acquiror of Great Ajax for accounting purposes. The assets and liabilities of Great Ajax will be recorded at their respective fair values at the effective date of the Merger. The fair value of the consideration transferred will be measured based on the number of shares of EFC Common Stock that EFC issues to the common shareholders of Great Ajax multiplied by the closing price per share of EFC Common Stock on the business day immediately preceding the closing date of the Merger. If the fair value of the consideration transferred exceeds the fair value of the assets acquired and liabilities assumed, the excess will be recorded as goodwill. Alternatively, if the fair value of the assets acquired and liabilities assumed exceeds the fair value of consideration transferred, the transaction would result in a bargain purchase gain. The consolidated financial statements of the Combined Company issued after the Merger will reflect these fair value adjustments and the combined results of operations subsequent to the effective date of the Merger. Because EFC will be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Merger. For more information, see “The Merger — Accounting Treatment” beginning on page 95.
Appraisal Rights
The Great Ajax Charter provides that Great Ajax Stockholders generally have no appraisal rights unless the Great Ajax Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. The Great Ajax Board has made no such determination with respect to the Great Ajax Common Stock nor with respect to the Merger.
Exchange of Shares of Stock in the Merger
EFC has appointed Equiniti Trust Company, LLC to act as the exchange agent for the exchange of Great Ajax Common Stock for the Merger Consideration.
Prior to the effective time of the Merger, EFC or Merger Sub will deposit or cause to be deposited with the exchange agent the cash (solely as it relates to payments in lieu of fractional shares) and the number of shares of EFC Common Stock issuable to the Great Ajax Stockholders. EFC will deposit with the exchange agent, from time to time as needed, cash in an amount sufficient to pay any dividends or other distributions, any cash payments in lieu of fractional shares and, in the event there are insufficient funds to make EFC’s required cash payments, additional cash in an amount equal to such deficiency. EFC will also deposit with the exchange agent, as needed, cash in an aggregate amount sufficient to pay the Contingent Cash Purchase Price and, in the event there are insufficient funds to pay the Contingent Cash Purchase Price, EFC will deposit with the exchange agent, from time to time as needed, cash in an amount to equal such deficiency.
As soon as practicable after the effective time of the Merger, but in no event more than two business days after the date of the Closing, EFC will instruct the exchange agent to mail or otherwise deliver a letter of transmittal to each holder of record of shares of Great Ajax Common Stock converted into the right to receive the Merger Consideration. The letter of transmittal will advise the holder of the effectiveness of the Merger and the conversion of the holder’s Great Ajax Common Stock into the right to receive the Merger Consideration, and specify that delivery will be effected, and risk of loss and title to the shares of Great Ajax Common Stock will pass, upon proper delivery of the certificate representing such shares (or affidavit of loss in lieu of the certificate) to the exchange agent, or in the case of uncertificated shares, upon adherence to the procedures set forth in the letter of transmittal, and will provide instructions for use in effecting the surrender of stock certificates, or in the case of uncertificated shares, the transfer of such shares, in exchange for payment of the Merger Consideration.
Upon surrender of a certificate (or affidavit of loss in lieu of a certificate) or transfer of an uncertificated share to the exchange agent, together with the letter of transmittal (or, in the case of uncertificated shares, by book-receipt of an “agent’s message” by the exchange agent or such other evidence, if any, required to be obtained by the exchange agent in connection with the surrender and transfer of uncertificated shares), the holder of such certificate or such uncertificated share, as applicable, will receive the Merger Consideration (which shares of EFC Common Stock will be in uncertificated book-entry form), including a check or wire transfer in an amount equal to any Contingent Cash Purchase Price payable to such holder under the terms of the Merger Agreement, and any cash in lieu of fractional shares and any dividends and other distributions in respect of the EFC Common Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the Merger Consideration.
Holders of shares of EFC Common Stock are not required to take any action with respect to their shares of EFC Common Stock.
Dividends
EFC has paid regular monthly dividends to its common stockholders. All dividends are authorized by the EFC Board, in its sole discretion, and depend on EFC’s earnings, liquidity, financial condition, the REIT distribution requirements, EFC’s financial covenants, and other factors that the EFC Board may deem relevant from time to time. Holders of EFC Common Stock share proportionally on a per share basis in all declared dividends on EFC Common Stock. EFC currently intends to pay monthly dividends and distribute to its common stockholders dividends that will allow EFC to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax on its undistributed income. EFC plans to continue its current dividend policy until the Closing.
Great Ajax has paid regular quarterly dividends to its common stockholders. All dividends are authorized by the Great Ajax Board, in its sole discretion, and depend on, among other things, Great Ajax’s earnings, financial condition, Great Ajax’s working capital needs, new opportunities, and the REIT distribution requirements. Great Ajax Stockholders share proportionally on a per share basis in all declared dividends on Great Ajax Common Stock. Great Ajax currently intends to pay quarterly dividends and distribute to its common stockholders dividends that will allow Great Ajax to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income tax on its undistributed income. Great Ajax plans to continue its current dividend policy until the Closing.
The Merger Agreement permits EFC and its subsidiaries, from the date of the Merger Agreement until the earlier of the effective time of the Merger and the termination of the Merger Agreement, to continue to pay (i) regular monthly dividends with respect to the EFC Common Stock (including any EFC Common Stock subject to any awards under EFC’s equity compensation plan) consistent with past practice at a rate not to exceed $0.15 per share, (ii) (a) regular quarterly dividends payable with respect to any EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT consistent with past practice and the terms of such EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT and (b) regular quarterly dividends payable in respect of the EFC Series D Preferred Stock or the EFC Series E Preferred Stock consistent with the terms thereof, (iii) dividends or other distributions to EFC by any directly or indirectly wholly-owned subsidiary of EFC or the EFC Operating Partnership, and (iv) without duplication of the amounts described in clauses (i) through (iii), any dividends or other distributions necessary to maintain EFC’s or its subsidiaries (as applicable) REIT qualification under the Code, including to avoid the imposition of any corporate level tax or excise tax under the Code or required under the organizational documents of EFC or such subsidiary.
The Merger Agreement permits Great Ajax and its subsidiaries to pay (i) quarterly dividends with respect to Great Ajax Common Stock (including any Great Ajax Restricted Shares outstanding as of the date of the Merger Agreement) consistent with past practice at a rate not to exceed $0.20 per share, (ii) regular quarterly dividends payable in respect of the Great Ajax Preferred Stock consistent with past practice and the terms of such Great Ajax Preferred Stock, (iii) dividends or other distributions to Great Ajax by any directly or indirectly wholly-owned subsidiary of Great Ajax, and (iv) without duplication of the amounts described in clauses (i) through (iii), any dividends or other distributions necessary to maintain Great Ajax’s or its subsidiaries (as applicable) REIT qualification under the Code, including to avoid the imposition of any corporate level tax or excise tax under the Code or required under the organizational documents of Great Ajax or such subsidiary.
In addition, the Merger Agreement requires Great Ajax to declare a special dividend to its stockholders prior to the effective time of the Merger in an amount necessary, if any (the “Great Ajax Special Dividend Amount”), for Great Ajax to maintain its REIT qualification under the Code and avoid the imposition of income tax or excise tax under the Code. Pursuant to the Merger Agreement, prior to the effective time of the Merger, EFC is permitted to declare an interim dividend to its stockholders. The per share dividend payable by EFC is limited to an amount equal to (i) EFC’s then-most recent monthly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the date of the Closing, and divided by the actual number of days in the calendar month in which such dividend is declared, plus (ii) an additional amount equal to the quotient obtained by dividing (A) the Great Ajax Special Dividend Amount, if any, by (B) the Exchange Ratio. The payment date for each respective dividend, if any, will be the close of business on the last business day prior to the date of the Closing, subject to funds being legally available therefor, and the record date for which will be three business days before the payment date.
Following the Closing, EFC expects the Combined Company will continue EFC’s current dividend policy for stockholders, subject to the discretion and authorization of the EFC Board, which reserves the right to change the dividend policy of the Combined Company at any time and for any reason. See “Risk Factors  —  Risks Related to the Combined Company Following the Merger — Following the Merger, the Combined Company may not pay dividends at or above the rate currently paid by EFC.” On page 36.
Listing of EFC Capital Stock
It is a condition to the completion of the Merger that the shares of EFC Common Stock issuable in connection with the Merger be approved for listing on the NYSE, subject to official notice of issuance.
Deregistration of Great Ajax Capital Stock and Great Ajax Convertible Notes
After the Merger is completed, the Great Ajax Common Stock and Great Ajax Convertible Notes will no longer be listed on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety because it, and not the description below or elsewhere in this proxy statement/prospectus, is the legal document that governs the Merger.
A copy of the Merger Agreement has been included in this proxy statement/prospectus to provide you with information regarding the terms of the Merger. It is not intended to provide you with any other factual or financial information about EFC, Merger Sub or Great Ajax or any of their respective affiliates or businesses. Information about the parties can be found elsewhere in this proxy statement/prospectus and in the other filings each of EFC and Great Ajax has made with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 191.
The Merger
The Merger Agreement provides for the Merger of Great Ajax with and into Merger Sub, a wholly-owned subsidiary of EFC. At the effective time of the Merger, the separate corporate existence of Great Ajax will cease and Merger Sub will continue as the surviving company of the Merger as a direct, wholly-owned subsidiary of EFC. Following the consummation of the Merger, the surviving company of the Merger will be contributed to the EFC Operating Partnership in exchange for EFC OP Units.
Closing; Effective Time of the Merger
The Closing will take place at 9:00 a.m., New York, New York time, on a date that is two business days after satisfaction or (to the extent permitted by applicable law) waiver of the Closing conditions in the Merger Agreement, which are described under “Conditions to Complete the Merger” beginning on page 117 (other than those conditions that by their terms are required to be satisfied on the date of the Closing, but subject to the satisfaction or waiver of such conditions) by means of a virtual closing through the electronic exchange of signatures, or such other place as EFC and Great Ajax may agree to in writing.
The Merger will become effective at the time the articles of merger in connection with the Merger have been accepted for record by the Maryland Department, or at such later time (not to exceed 30 days from the date the articles of merger are accepted for record) as may be designated jointly by EFC and Great Ajax and specified in the articles of merger.
Organizational Documents
At the effective time of the Merger, the organizational documents of Merger Sub in effect immediately prior to the effective time of the Merger will be the organizational documents of the surviving company of the Merger.
Consideration for the Merger
Pursuant to the terms of the Merger Agreement, at the effective time of the Merger:
•
each share of Great Ajax Common Stock issued and outstanding immediately prior to the effective time (excluding any Cancelled Shares) will automatically be converted into the right to receive, from EFC:

•
a fixed number of shares of EFC Common Stock equal to the Exchange Ratio; and

•
if applicable, an amount of cash equal to the Contingent Cash Purchase Price, divided by the aggregate number of shares of Great Ajax Common Stock and Great Ajax Restricted Shares entitled to receive the Merger Consideration;

•
each outstanding Great Ajax Restricted Share will automatically become fully vested and all restrictions and limitations with respect thereto will lapse, and, as of the effective time of the Merger, be considered outstanding for all purposes of the Merger Agreement, including the right to receive the Merger Consideration; and

•
cash will be paid in lieu of any fractional shares of EFC Common Stock that would otherwise have been received as a result of the Merger.

Adjustment to Merger Consideration and Exchange Ratio
Pursuant to the terms of the Merger Agreement, the Merger Consideration and the Exchange Ratio will be (i) adjusted, among other things, downward to offset the dilutive effect, if any, or upward to account for the accretive effect, if any, on Great Ajax’s adjusted book value per share (which is equal to the difference between (x) the most recent month-end book value per share of Great Ajax preceding any such issuance and (y) $4.98) (the “Great Ajax Adjusted Book Value Per Share”) of any issuance of shares of Great Ajax Capital Stock pursuant to Great Ajax’s existing at-the-market program, (ii) adjusted upward to offset the dilutive effect, if any, or downward to account for the accretive effect, if any, on EFC’s adjusted book value per share (which is equal to the difference between (x) the most recent month-end book value per share of EFC preceding any such issuance and (y) $0.07) of any issuance of shares of EFC capital stock pursuant to EFC’s existing at-the-market programs, and (iii) adjusted downward to offset the dilutive effect on the Great Ajax Adjusted Book Value Per Share of any Specified Incentive Equity Issuance.
Contingent Cash Purchase Price
To the extent that Great Ajax effectuates the repurchase of certain securities on the terms set forth in the Great Ajax Disclosure Letter, EFC will deliver the Contingent Cash Purchase Price to Great Ajax Stockholders as part of the Merger Consideration at the Closing.
Tax Withholding
Payment of the Merger Consideration (including any Contingent Cash Purchase Price) under the Merger Agreement is subject to applicable withholding requirements.
No Dissenters’ Rights
No Great Ajax Stockholders will be entitled to dissenters’ or appraisal rights or other rights of objecting stockholders with respect to the Merger or any of the other transactions contemplated by the Merger Agreement.
Exchange Procedures
EFC has appointed Equiniti Trust Company, LLC to act as the exchange agent for the exchange of Great Ajax Common Stock for the Merger Consideration.
Prior to the effective time of the Merger, EFC or Merger Sub will deposit or cause to be deposited with the exchange agent the cash (solely as it relates to payments in lieu of fractional shares) and the number of shares of EFC Common Stock issuable to the Great Ajax Stockholders. EFC will deposit with the exchange agent, from time to time as needed, cash in an amount sufficient to pay any dividends or other distributions, any cash payments in lieu of fractional shares and, in the event there are insufficient funds to make EFC’s required cash payments, additional cash in an amount equal to such deficiency. EFC will also deposit with the exchange agent, as needed, cash in an aggregate amount sufficient to pay the Contingent Cash Purchase Price and, in the event there are insufficient funds to pay the Contingent Cash Purchase Price, EFC will deposit with the exchange agent, from time to time as needed, cash in an amount to equal such deficiency.
As soon as practicable after the effective time of the Merger, but in no event more than two business days after the date of the Closing, EFC will instruct the exchange agent to mail or otherwise deliver a letter of transmittal to each holder of record of shares of Great Ajax Common Stock converted into the right to receive the Merger Consideration. The letter of transmittal will advise the holder of the effectiveness of the Merger and the conversion of the holder’s Great Ajax Common Stock into the right to receive the Merger Consideration, and specify that delivery will be effected, and risk of loss and title to the shares of Great Ajax Common Stock will pass, upon proper delivery of the certificate representing such shares (or affidavit of loss in lieu of the certificate) to the exchange agent, or in the case of uncertificated shares, upon adherence to the procedures set forth in the letter of transmittal, and will provide instructions for use in effecting the surrender of stock certificates, or in the case of uncertificated shares, the transfer of such shares, in exchange for payment of the Merger Consideration.
Upon surrender of a certificate (or affidavit of loss in lieu of a certificate) or transfer of an uncertificated share to the exchange agent, together with the letter of transmittal (or, in the case of uncertificated shares, by book-receipt of an “agent’s message” by the exchange agent or such other evidence, if any, required to be obtained by the exchange agent in connection with the surrender and transfer of uncertificated shares), the holder of such certificate or such uncertificated share, as applicable, will receive the Merger Consideration (which shares of EFC Common Stock will be in uncertificated book-entry form), including a check or wire transfer in an amount equal to any Contingent Cash Purchase Price payable to such holder under the terms of the Merger Agreement, and any cash in lieu of fractional shares and any dividends and other distributions in respect of the EFC Common Stock to be issued or paid (after giving effect to any required tax withholdings). No interest will be paid or accrued on the Merger Consideration.
Holders of shares of EFC Common Stock are not required to take any action with respect to their shares of EFC Common Stock.
Representations and Warranties
The Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement to the other parties. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important confidential disclosures and qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, neither EFC stockholders nor Great Ajax Stockholders should rely on representations and warranties as characterizations of the actual state of facts or circumstances, and they should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality that are different from those generally applicable to equityholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures by EFC and Great Ajax. This description of the representations and warranties is included to provide EFC stockholders and Great Ajax Stockholders with information regarding the terms of the Merger Agreement.
In the Merger Agreement, Great Ajax made representations and warranties relating to, among other things:
•
due organization, valid existence, and where relevant, good standing, and power and authority of Great Ajax to own, lease and, to the extent applicable, operate its properties and carry on its business as conducted as of the signing date;

•
due organization, valid existence, and where relevant, good standing, and power and authority of Great Ajax subsidiaries and, to the knowledge of Great Ajax, Gregory and Gaea, to own, lease and, to the extent applicable, operate their properties and carry on their businesses as conducted as of the signing date;

•
capital structure and capitalization of Great Ajax and Great Ajax’s subsidiaries;

•
matters relating to the payment of dividends authorized or declared by Great Ajax and Great Ajax’s subsidiaries;

•
corporate power to execute and deliver the Merger Agreement and to perform Great Ajax’s obligations thereunder, subject, with respect to consummation of the Merger, to Great Ajax Stockholder Approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the filing of the articles of merger with, and acceptance for record by, the Maryland Department;
•
enforceability of the Merger Agreement against Great Ajax;

•
the Great Ajax Special Committee’s (i) determination that the Merger Agreement and the transactions contemplated thereunder, including the Merger, are advisable and in the best interests of Great Ajax and the Great Ajax Stockholders (other than certain related parties and holders of Cancelled Shares), and (ii) recommendation that the Great Ajax Board determines the same;

•
approval by the Great Ajax Board of the Merger Agreement;

•
absence of conflicts with, or violations or contraventions of Great Ajax’s organizational documents and any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit, or the creation of any lien upon any of the properties or assets of Great Ajax, or any of its subsidiaries, under certain contracts applicable to Great Ajax, or any of its subsidiaries;

•
consents, approvals, or filings with governmental authorities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;

•
Great Ajax’s SEC filings since December 31, 2021, financial statements, disclosure controls, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

•
absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on Great Ajax and certain other changes, developments and events since January 1, 2023 through the date of the Merger Agreement;

•
Great Ajax and Great Ajax subsidiaries conducting their business in all material respects in the ordinary course of business since January 1, 2023 through the date of the Merger Agreement;

•
material liabilities affecting Great Ajax and Great Ajax subsidiaries;

•
the accuracy of the information contained in this proxy statement/prospectus and supplied by Great Ajax for inclusion or incorporation by reference in this proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of EFC Common Stock issuable in the Merger are registered;

•
Great Ajax’s and each Great Ajax subsidiary’s, and to the knowledge of Great Ajax, Gregory and Gaea, compliance with applicable laws since January 1, 2022 and obtaining all permits, licenses, franchises, variances, exemptions, orders and approvals of all applicable governmental entities necessary for the lawful conduct of their respective businesses;

•
Great Ajax’s, Aspen’s, Gregory’s and the Great Ajax Manager’s employee benefit plans and other labor and employment matters affecting Great Ajax and its subsidiaries, Gregory, the Great Ajax Manager and Aspen;

•
tax matters affecting Great Ajax and Great Ajax’s subsidiaries;

•
absence of certain proceedings against Great Ajax or any Great Ajax subsidiary;

•
intellectual property matters affecting Great Ajax and Great Ajax’s subsidiaries;

•
real property owned or leased by Great Ajax and Great Ajax’s subsidiaries;

•
the material contracts of Great Ajax and Great Ajax’s subsidiaries, the enforceability of such material contracts on Great Ajax and the Great Ajax’s subsidiaries (as applicable) and the absence of notice of any violations or defaults under, any such material contract;

•
insurance policy matters affecting Great Ajax and Great Ajax’s subsidiaries;

•
environmental matters affecting Great Ajax and Great Ajax’s subsidiaries;

•
receipt by the Great Ajax Special Committee of an opinion from its financial advisor and receipt by the Great Ajax Board of an opinion from its financial advisor;

•
absence of any undisclosed broker’s, finder’s or other similar fees;

•
the Great Ajax Board’s actions to render any applicable takeover statutes inapplicable to the Merger;

•
certain matters relating to the Investment Company Act;

•
absence of any undisclosed related party transactions since January 1, 2021, involving Great Ajax , Great Ajax’s subsidiaries, Gaea or Gregory; and

•
absence and disclaimer of any other representations or warranties made by Great Ajax.

In the Merger Agreement, EFC and Merger Sub, jointly and severally, made representations and warranties relating to, among other things:
•
due organization, valid existence, and where relevant, good standing and power and authority of EFC and Merger Sub to own, lease and, to the extent applicable, operate its properties and to carry on its business as conducted as of the signing date;

•
due organization, valid existence and where relevant, good standing and power and authority of EFC’s subsidiaries to own, lease and, to the extent applicable, operate their properties and carry on their businesses as conducted as of the signing date;

•
capital structure and capitalization of EFC, Merger Sub and EFC’s other subsidiaries;

•
matters relating to the payment of dividends authorized or declared by EFC and EFC’s subsidiaries;

•
organizational power and authority to enter into the Merger Agreement and to perform EFC’s and Merger Sub’s obligations thereunder, subject, with respect to consummation of the Merger, to filing of the articles of merger with, and acceptance for record by, the Maryland Department;

•
enforceability of the Merger Agreement against EFC and Merger Sub;

•
approval of the Merger Agreement by the EFC Board and the board of directors and sole member of Merger Sub;

•
absence of conflicts with, or violations or contraventions of, EFC’s and Merger Sub’s organizational documents and any applicable laws, or violations, defaults or acceleration of any material obligation or loss of material benefit, or the creation of any lien upon any of the properties or assets of EFC or any of its subsidiaries, under certain contracts applicable to EFC or any of its subsidiaries;

•
consents, approvals, or filings with governmental authorities required in connection with executing and delivering the Merger Agreement or the consummation of the Merger;

•
EFC’s SEC filings since December 31, 2021, financial statements, disclosure controls, internal controls, SEC correspondence and accounting or auditing practices and the statements and documents contained therein;

•
absence of any material adverse effect, as defined below under the “Material Adverse Effect” section, on EFC and certain other changes, developments and events since January 1, 2023 through the date of the Merger Agreement;

•
EFC and EFC’s subsidiaries conducting their business in all material respects in the ordinary course of business since January 1, 2023 through the date of the Merger Agreement;

•
material liabilities affecting EFC and EFC’s subsidiaries;

•
the accuracy of the information contained in this proxy statement/prospectus and supplied by EFC for inclusion or incorporation by reference in this proxy statement/prospectus or the registration statement on Form S-4 pursuant to which the shares of EFC Common Stock issuable in the Merger are registered;

•
EFC’s and each EFC subsidiary’s compliance with applicable laws since January 1, 2022 and obtaining all permits, licenses, franchises, variances, exemptions, orders and approvals of all applicable governmental entities necessary for the lawful conduct of their respective businesses;

•
EFC’s employee benefit plans and other labor and employment matters affecting EFC and EFC’s subsidiaries;

•
tax matters affecting EFC and each EFC subsidiary;

•
absence of certain proceedings, judgments or orders of any governmental entity or arbitrator against EFC or any EFC subsidiary by or before any governmental authority;

•
intellectual property matters affecting EFC and EFC’s subsidiaries;

•
real property owned or leased by EFC or any EFC subsidiary;

•
the material contracts of EFC and EFC’s subsidiaries, the enforceability of such material contracts against EFC and any EFC subsidiary party to such contract and the absence of notice of any violations or defaults under, any such material contract;

•
insurance policy matters affecting EFC and EFC’s subsidiaries;

•
absence of any undisclosed broker’s, finder’s or other similar fees;

•
the EFC Board’s actions to render any takeover statutes inapplicable to the Merger;

•
certain matters relating to the Investment Company Act;

•
the ownership of Great Ajax equity, or any right to acquire such ownership of equity by EFC, any EFC subsidiaries or any of their respective affiliates and associates;

•
ownership and prior activities of Merger Sub; and

•
absence and disclaimer of any other representations or warranties made by EFC or Merger Sub.

The representations and warranties of all the parties to the Merger Agreement will expire upon the effective time of the Merger.
Material Adverse Effect
Many of the representations of the parties to the Merger Agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any fact, circumstance, occurrence, state of fact, effect, change, event or development that individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on (a) the financial condition, business, assets, properties or results of operations of EFC or Great Ajax, as applicable, and their respective subsidiaries, taken as a whole, or (b) will prevent the ability of the applicable party and its subsidiaries to consummate the Merger before the End Date, provided, however, that no fact, circumstance, occurrence, state of fact, effect, change, event or development (by itself or when aggregated or taken together with any and all other such effects) resulting from, arising out of, attributable to or related to any of the following will be deemed to be or constitute a material adverse effect and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be taken into account when determining whether a material adverse effect exists under clause (a) described above or has occurred or is reasonably expected to occur:
•
general economic conditions (or changes in such conditions) or conditions in the global economy generally;

•
conditions (or changes in such conditions) in the securities or mortgage markets (including the mortgage-backed securities markets), credit or debt markets, housing market, currency markets or other financial markets, including (i) changes in interest rates and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

•
conditions (or changes in such conditions) in any industry or industries in which EFC or Great Ajax (as applicable) operates (including changes in general market or mortgage prices and regulatory changes affecting the industry);

•
political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any COVID-19 Measures or other actions or events resulting therefrom));
•
earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires, other natural disasters or other weather conditions;

•
changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof);

•
the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby;

•
any actions taken or failure to take action, in each case, at the request of another party to the Merger Agreement (treating EFC and Merger Sub as one party);

•
compliance with the terms of, or the taking of any action expressly permitted or required by, the Merger Agreement;

•
any changes in EFC’s or Great Ajax’s stock price, dividends or the trading volume of EFC Common Stock or Great Ajax Common Stock, or any failure by EFC or Great Ajax to meet any analysts’ estimates or expectations of EFC’s or Great Ajax’s revenue, earnings or other financial performance or results of operations for any period, or any failure by EFC or Great Ajax or any of their respective subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

•
any proceedings made or brought by any of the current or former stockholders of EFC or Great Ajax (on their own behalf or on behalf of EFC or Great Ajax) against Great Ajax, EFC or Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement; and

•
with respect to a material adverse effect of EFC, anything set forth in the EFC Disclosure Letter, and with respect to a material adverse effect of Great Ajax, anything set forth in the Great Ajax Disclosure Letter.

The effects resulting from, arising out of, attributable to or related to the matters described in the first through sixth bullet points above will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur solely to the extent they disproportionately adversely affect the applicable party and its subsidiaries , taken as a whole, as compared to other persons that conduct business in the regions in the world and in the industries in which the applicable party and its subsidiaries conduct business (in which case, the incremental adverse effects (if any) will be taken into account when determining whether a material adverse effect exists, has occurred or is reasonably expected to occur solely to the extent they are disproportionate).
Conduct of Business by Great Ajax Pending the Merger
Under the Merger Agreement, Great Ajax has agreed that, except as (a) disclosed in the Great Ajax Disclosure Letter, (b) permitted or required by the Merger Agreement, (c) may be required by applicable law or (d) otherwise consented to by EFC in writing (which consent will not be unreasonably withheld, delayed or conditioned), between the date of the Merger Agreement and the earlier to occur of the effective time of the Merger and the date, if any, on which the Merger Agreement is terminated (the “Interim Period”), it (i) will, and will cause each of its subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses (A) in the ordinary course of business in all material respects and (B) in compliance in all material respects with applicable laws and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors, counterparties and employees, and (ii) will maintain its status as a REIT (without reliance on any “savings” clauses).
Great Ajax has also agreed that, except (a) as disclosed in the Great Ajax Disclosure Letter, (b) as permitted or required by the Merger Agreement, (c) as may be required by applicable law or (d) as otherwise consented to by EFC in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period, Great Ajax will not, and will not permit any Great Ajax subsidiary to, among other things, to:
•
authorize, declare, set aside or pay any dividends on or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Great Ajax or any Great Ajax subsidiary, except for:

•
quarterly dividends payable in respect of the Great Ajax Common Stock (including any Great Ajax Restricted Shares outstanding as of the date of the Merger Agreement) consistent with past practice at a rate not to exceed $0.20 per share;

•
regular quarterly dividends payable in respect of the Great Ajax Preferred Stock consistent with past practice and the terms of such Great Ajax Preferred Stock;

•
dividends or other distributions to Great Ajax by any directly or indirectly wholly-owned subsidiary of Great Ajax;

•
without duplication of the amounts described in the three immediately preceding bullet points, any dividends or other distributions necessary for Great Ajax or its subsidiaries (as applicable) to maintain its status as a REIT under the Code, including to avoid the imposition of corporate level tax or excise tax under the Code or required under the organizational documents of Great Ajax or its subsidiaries; or

•
any dividend to the extent authorized, declared and paid in accordance with the Merger Agreement;

•
split, combine or reclassify any capital stock of, or other equity interests in, Great Ajax or any Great Ajax subsidiary (other than for transactions by a wholly-owned subsidiary of Great Ajax);

•
purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Great Ajax, except as required by the organizational documents of Great Ajax (including as may be required to effect the Great Ajax Preferred Stock Redemptions or the Great Ajax Warrant Purchases) or any of its subsidiaries or any Great Ajax employee benefit plan or Great Ajax Warrant, in each case, existing as of the date of the Merger Agreement;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Great Ajax or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests other than (i) the issuance or delivery of Great Ajax Common Stock upon the lapse of any restrictions on any Great Ajax Restricted Shares that were outstanding on the date of the Merger Agreement and have such restrictions lapse in accordance with the Merger Agreement or the terms of the applicable documentation governing such Great Ajax Restricted Shares, (ii) the issuance of Great Ajax capital stock upon exercise of any Great Ajax Warrants or Great Ajax Convertible Notes outstanding on the date of the Merger Agreement, (iii) subject to the adjustment provisions in the Merger Agreement, the issuance of any Great Ajax capital stock pursuant to Great Ajax’s existing at-the-market program in an aggregate amount not to exceed $20,000,000 and (iv) the Specified Incentive Equity Issuances;

•
(A) amend or propose to amend Great Ajax’s organizational documents or (B) amend or propose to amend the organizational documents of any of Great Ajax’s subsidiaries;

•
(A) merge, consolidate, combine or amalgamate with any person other than another entity in which Great Ajax or its subsidiaries own at least a 90% equity interest, or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (i) transactions (I) between Great Ajax and a subsidiary of Great Ajax in which Great Ajax owns at least a 90% equity interest or (II) between or among subsidiaries of Great Ajax in which Great Ajax owns at least a 90% equity interest, (ii) after consultation with EFC, acquisitions, in the ordinary course of business, for which the consideration constitutes fair market value therefor and provided that such acquisitions do not exceed $25,000,000 in the aggregate unless, at the time of such acquisition, Great Ajax has cash and cash equivalents of not less than $45,000,000 (in which case such $25,000,000 cap shall not apply), (iii) transactions providing for the sale, funding, securitizing, resecuritizing, pledging or divestiture of mortgage backed securities or mortgage loans entered into by Great Ajax or any of its subsidiaries in its ordinary course of business, (iv) any purchase, restructuring or refinancing of mortgage assets held directly or indirectly by any existing joint venture that Great Ajax or any of its subsidiaries has formed so long as the cost or economic impact, as the case may be, of any such purchase, restructuring or refinancing of mortgage assets that is allocated to or borne by Great Ajax is proportionate to Great Ajax’s or any of its subsidiaries’ percentage interest in such joint venture, or (v) acquisitions of assets in the ordinary course of business, including, but not limited to, the acquisition of any mortgage-backed securities, U.S. Treasuries or other assets or securities permitted under Great Ajax’s investment guidelines, including derivative securities and other instruments used for the purpose of hedging interest rate risk; provided that, notwithstanding anything else in the relevant section of the Merger Agreement, in no event will Great Ajax or any of its subsidiaries directly or indirectly acquire assets constituting loans or securities (other than in connection with the acquisition of a joint venture or other minority equity interest, agency-backed mortgage-backed securities, treasury securities or money market securities) in an amount that exceeds $50,000,000 in the aggregate;
•
sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than (A) sales, leases or dispositions of assets that are Great Ajax Portfolio Securities (B) transactions providing for the sale, funding, securitizing, resecuritizing, pledging or divestiture of mortgage backed securities or mortgage loans entered into by Great Ajax or any of its subsidiaries in its ordinary course of business or (C) any sale, purchase, restructuring, refinancing or other transfer or disposition of mortgage assets held directly or indirectly by any existing joint venture that Great Ajax or any of its subsidiaries has formed so long as the cost or economic impact, as the case may be, of any such sale, purchase, restructuring, refinancing or other transfer or disposition of mortgage assets that is allocated to or borne by Great Ajax is proportionate to Great Ajax’s or any of its subsidiaries’ percentage interest in such joint venture;

•
adopt a plan of complete or partial liquidation or dissolution of Great Ajax or any of its subsidiaries;

•
change in any material respect Great Ajax’s accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Great Ajax or any Great Ajax subsidiary, except as required by GAAP or applicable law;

•
subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by Great Ajax or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any closing or similar agreement with any taxing authority, surrender any right to claim a material refund of taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;

•
subject to certain exceptions as specified in the Merger Agreement, (i) grant any increases in the compensation payable or to become payable to any of Great Ajax’s directors, officers or any other employees (including Business Employees), other than (x) in the ordinary course of business or (y) Specified Incentive Equity Issuances permitted in accordance with the terms of the Merger Agreement; (ii) establish, grant or provide any new cash bonuses or any new cash bonus plan, program, arrangement, agreement or practice for any directors, officers, employees (including Business Employees), consultants or other service providers; (iii) establish any employee benefit plan which was not in existence prior to the date of the Merger Agreement, or amend any Great Ajax employee benefit plan in existence on the date of the Merger Agreement if such amendment would have the effect of enhancing or materially increasing any benefits thereunder; (iv) accelerate the vesting, payment or settlement of any compensation, benefit or Great Ajax Restricted Shares; or (v) hire any new employees or transfer or terminate the service of any employee other than any such termination for cause;

•
establish or become obligated under any collective bargaining agreement, memorandum of understanding, or other contract with a labor union, labor organization, works council or similar representative of employees;

•
make any loans, advances or capital contributions to any other person in excess of $5,000,000 in the aggregate, except for (i) any sale, purchase, restructuring, refinancing or other transfer or disposition of mortgage assets held directly or indirectly by any existing joint venture that Great Ajax or any of its subsidiaries has formed so long as the cost or economic impact, as the case may be, of any such sale, purchase, restructuring, refinancing or other transfer or disposition of mortgage assets that is allocated to or borne by Great Ajax is proportionate to Great Ajax’s or any of its subsidiaries’ percentage interest in such joint venture, (ii) reverse repurchase transactions involving Great Ajax Portfolio Securities in the ordinary course of business, (iii) funding of commitments in the ordinary course of business and in accordance with the terms of any agreements in effect on the date of the Merger Agreement, (iv) loans among Great Ajax and its subsidiaries or among Great Ajax’s subsidiaries consistent with past practice, (v) advances for reimbursable employee expenses in the ordinary course of business, and (vi) advancement of reasonable legal expenses or (vii) any indemnification agreement in effect on the date of the Merger Agreement;

•
enter into certain contracts, or modify, amend, terminate or assign, or waive or assign any material rights under, certain contracts, in each case, subject to certain exceptions as specified in the Merger Agreement;

•
settle or offer or propose to settle, any proceeding against Great Ajax or any of its subsidiaries (excluding any audit, claim or other proceeding in respect of taxes) involving a payment or other transfer of value by Great Ajax or any of its subsidiaries exceeding $500,000 individually, or $2,000,000 in the aggregate, other than the settlement of any proceeding (i) reflected or reserved against on the balance sheet of Great Ajax (or in the notes thereto), (ii) that would not reasonably be expected to restrict the operations of Great Ajax or its subsidiaries after the effective time of the Merger or (iii) in connection with any shareholder litigation against Great Ajax and/or its employees, officers or directors relating to the Merger Agreement, the Merger and/or the other transactions contemplated by the Merger Agreement;

•
take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause Great Ajax or any subsidiary of Great Ajax that is treated as a REIT to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes or (ii) a “Qualified REIT Subsidiary” or a “Taxable REIT Subsidiary” as such terms are defined in the applicable provisions of the Code, as the case may be;

•
take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•
make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,000,000;

•
incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), subject to certain exceptions as specified in the Merger Agreement;

•
enter into any new line of business;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause Great Ajax or any of its subsidiaries to be required to be registered as an investment company under the Investment Company Act;

•
enter into any transactions or contracts with any affiliates of Great Ajax; or

•
authorize, agree or enter into any arrangement or understanding that is prohibited by any of the foregoing.

During the Interim Period, Great Ajax has also agreed that it will maintain, at all times, a minimum cash balance equal to or greater than $30,000,000 and, within five business days of the conclusion of each calendar month during the Interim Period, will distribute a certificate to EFC signed by the chief financial officer of Great Ajax to that effect.
Conduct of Business by EFC Pending the Merger
Under the Merger Agreement, EFC agreed that, except as (a) disclosed in the EFC Disclosure Letter, (b) permitted or required by the Merger Agreement, (c) may be required by applicable law or (d) otherwise consented to by Great Ajax in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period it (i) will, and will cause each EFC subsidiary to, use commercially reasonable efforts to (1) conduct its businesses (A) in the ordinary course of business in all material respects and (B) in compliance in all material respects with applicable laws and (2) to the extent consistent with clause (1), preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors, counterparties and employees and (ii) will maintain its status as a REIT.
EFC also agreed that, except (a) as disclosed in the EFC Disclosure Letter, (b) as permitted or required by the Merger Agreement, (c) as required in connection with the Arlington Merger, (d) as may be required by applicable law or (e) as otherwise consented to by Great Ajax in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Interim Period, EFC will not, and will not permit any EFC subsidiary to, among other things:
•
authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, EFC or any of its subsidiaries, except for:

•
regular monthly dividends payable in respect of the EFC Common Stock (including any EFC Common Stock subject to any awards under EFC’s equity compensation plan) consistent with past practice at a rate not to exceed $0.15 per share;

•
regular quarterly dividends payable in respect of the EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT consistent with past practice and the terms of such EFC Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT;

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regular quarterly dividends payable in respect of the EFC Series D Preferred Stock or the EFC Series E Preferred Stock consistent with the terms thereof;

•
dividends or other distributions to EFC by any directly or indirectly wholly-owned subsidiary of EFC or the EFC Operating Partnership;

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without duplication of the amounts described in the four immediately preceding bullet points, any dividends or other distributions necessary for EFC or its subsidiaries (as applicable) to maintain its status as a REIT under the Code, including to avoid the imposition of corporate level tax or excise tax under the Code or required under the organizational documents of EFC or such subsidiary of EFC; or

•
any dividend to the extent authorized, declared and paid in accordance with the Merger Agreement;

•
split, combine or reclassify any capital stock of, or other equity interests in, EFC or any EFC subsidiary (other than for transactions by a wholly-owned subsidiary of EFC);

•
purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, EFC, subject to certain exceptions as specified in the Merger Agreement;

•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, EFC or any of its subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, subject to certain exceptions as specified in the Merger Agreement, including, but not limited to, an exception for the issuance of EFC capital stock pursuant to EFC’s existing at-the-market program in an aggregate amount not to exceed $100,000,000 (which would be subject to the adjustment provisions in the Merger Agreement);
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(A) amend or propose to amend EFC’s organizational documents or (B) other than amendments to the organizational documents of the EFC Operating Partnership in connection with the contribution of the surviving company of the Merger to the EFC Operating Partnership following the Closing, amend or propose to amend the organizational documents of any EFC subsidiaries;

•
(A) merge, consolidate, combine or amalgamate with any person other than Great Ajax or another wholly-owned subsidiary of EFC or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (1) transactions between EFC and a wholly-owned subsidiary of EFC or between or among wholly-owned subsidiaries of EFC, (2) acquisitions not in the ordinary course of business for which the consideration does not exceed $100,000,000 individually or in the aggregate, (3) acquisitions in the ordinary course of business or (4) acquisitions permitted pursuant to certain other provisions of the Merger Agreement, but only in each case described in (A) and (B) if such action could reasonably be expected to impair, delay or impede EFC’s or Merger Sub’s ability to expeditiously consummate the transactions contemplated by the Merger Agreement;

•
sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (i) pursuant to an agreement of EFC or any of its subsidiaries in effect as of the date of the Merger Agreement, (ii) that are made in the ordinary course of business or (iii) that, if not made in the ordinary course of business, involve consideration in excess of $2,000,000 individually or $6,000,000 in the aggregate;

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adopt a plan of complete or partial liquidation or dissolution of EFC or any of its subsidiaries;

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change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of EFC and its subsidiaries, except as required by GAAP or applicable law;

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subject to certain exceptions as specified in the Merger Agreement, make or change any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any amended tax return if the filing of such amended tax return would result in a material increase in the taxes payable by EFC or any of its subsidiaries, settle or compromise any material liability for taxes or any tax audit or other proceeding relating to a material amount of taxes, enter into any closing or similar agreement with any taxing authority, surrender any right to claim a material refund of taxes, or, agree to any extension or waiver of the statute of limitations with respect to a material amount of taxes;

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subject to certain exceptions as specified in the Merger Agreement, (A) establish any new material EFC employee benefit plan or materially amend any material EFC employee benefit plan in existence as of the date of the Merger Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder or (B) grant any material increase in the compensation payable or to become payable to any of its directors, officers or any other employees;

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enter into certain contracts, or modify, amend, terminate or assign, or waive or assign any material rights under, certain contracts, in each case, subject to certain exceptions as specified in the Merger Agreement;

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settle or offer or propose to settle, any proceeding against EFC or any of its subsidiaries (excluding any audit, claim or other proceeding in respect of taxes) involving a payment or other transfer of value by EFC or any of its subsidiaries exceeding $1,000,000 individually, or $4,000,000 in the aggregate, other than the settlement of any proceeding (i) reflected or reserved against on the balance sheet of EFC (or in the notes thereto), (ii) that would not reasonably be expected to restrict the operations of EFC or its subsidiaries or (iii) in connection with any shareholder litigation against EFC and/or its employees, officers or directors relating to the Merger Agreement, the Merger and/or the other transactions contemplated by the Merger Agreement;

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take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause EFC to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as any of (i) a partnership or disregarded entity for U.S. federal income tax purposes, (ii) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code or (iii) a REIT, as the case may be;

•
take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

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other than in the ordinary course of business, incur, create, assume, refinance, replace or prepay in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), subject to certain exceptions as specified in the Merger Agreement;

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enter into any new line of business;

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take any action, or fail to take any action, which action or failure would reasonably be expected to cause EFC or any of the subsidiaries of EFC to be required to be registered as an investment company under the Investment Company Act;

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modify, amend, terminate or assign, or waive or assign any rights under, the EFC Management Agreement, in each case, in a manner materially adverse to EFC or its subsidiaries;

•
enter into any transactions or contracts with any affiliates (other than directors or officers in their capacities as such) of EFC, other than transactions entered into in the ordinary course of business; or

•
authorize, agree or enter into any arrangement or understanding to take any action that is prohibited by any of the foregoing.

EFC also agreed to manage its investment portfolios in all material respects in the ordinary course of business.
Agreement to Use Reasonable Best Efforts
Subject to the terms and conditions of the Merger Agreement, each of EFC, Merger Sub and Great Ajax will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate the Merger and the other transactions contemplated by the Merger Agreement, including:
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preparing and filing or otherwise providing, in consultation with the other parties to the Merger Agreement, and as promptly as practicable and advisable after the date of the Merger Agreement, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement;

•
taking all steps as may be necessary, subject to certain exceptions specified in the Merger Agreement, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals;

•
executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement; and

•
giving (or causing any of their respective affiliates to give) any required notices to third parties, and causing each of their respective subsidiaries and affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement.

No Solicitation; Change in Recommendation
Great Ajax Competing Proposals
During the Interim Period, Great Ajax will not, and will cause its subsidiaries and will instruct its and their affiliates and representatives not to, directly or indirectly:
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initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers for the making of, or that could reasonably be expected to lead to the making of, any Great Ajax Competing Proposal (as defined below);

•
enter into or engage in, continue or otherwise participate in any discussions or negotiations with any person regarding or otherwise in furtherance of, or that could reasonably be expected to lead to, a Great Ajax Competing Proposal (other than to state that the terms of the Merger Agreement prohibit such negotiations);

•
furnish any non-public information regarding Great Ajax or its subsidiaries, or access to the properties, assets or employees of Great Ajax or its subsidiaries, to any person in connection with or in response to a Great Ajax Competing Proposal;

•
release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation; provided, that Great Ajax is permitted to grant waivers of, and not enforce, any standstill provision or similar obligation in effect on the date of the Merger Agreement solely to the extent necessary to permit the counterparty thereto to make a Great Ajax Competing Proposal;

•
enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Great Ajax Competing Proposal (other than an Acceptable Non-Disclosure Agreement); or

•
withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to EFC, the Great Ajax Board’s recommendation that the Great Ajax Stockholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, or publicly recommend the approval or adoption of, or publicly approve or adopt, any Great Ajax Competing Proposal (the taking of any action discussed in this bullet being referred to as a “Great Ajax Change of Recommendation”).

A “Great Ajax Competing Proposal” refers to any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with EFC or any of its subsidiaries) involving:
•
any acquisition or purchase by any person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of Great Ajax, or any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of Great Ajax;

•
any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Great Ajax pursuant to which Great Ajax Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or

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any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a person or group of more than 25% of the consolidated assets of Great Ajax and its subsidiaries (measured by the fair market value thereof).

During the Interim Period, Great Ajax will advise EFC of the receipt by Great Ajax of any Great Ajax Competing Proposal made on or after the date of the Merger Agreement or any request for non-public information or data relating to Great Ajax or any of its subsidiaries made by any person that informs Great Ajax or any of its subsidiaries or representatives that it is considering making, or has made, a Great Ajax Competing Proposal, or any inquiry or request from any person for discussions or negotiations with Great Ajax or any of its subsidiaries or any of their or their affiliates’ respective representatives relating to a possible Great Ajax Competing Proposal (in each case within twenty-four hours thereof), and Great Ajax will provide to EFC (within such twenty-four hour time frame) (i) the identity of the person making the Great Ajax Competing Proposal, inquiry or request and (ii) either (A) a copy of any such Great Ajax Competing Proposal made in writing provided to Great Ajax or any of its subsidiaries or (B) a written summary of the material terms of such Great Ajax Competing Proposal, if not made in writing. Great Ajax will keep EFC reasonably informed with respect to the status and material terms of any such Great Ajax Competing Proposal and any material change to the status of any such discussions or negotiations.
During the Interim Period, Great Ajax will, and will cause its subsidiaries and instruct its representatives to immediately cease, and cause to be terminated, any discussion, correspondence or negotiations with any person conducted by Great Ajax or any of its subsidiaries or representatives with respect to a Great Ajax Competing Proposal or potential Great Ajax Competing Proposal, and will immediately terminate all physical and electronic data room access previously granted to any such person and request that such person return or destroy all information concerning Great Ajax and its subsidiaries to the extent permitted pursuant to any confidentiality agreement with such person.
Great Ajax Superior Proposals
Notwithstanding anything to the contrary in the Merger Agreement, Great Ajax, directly or indirectly through one or more of its representatives, may, prior to the receipt of approval of the Great Ajax Stockholder Approval, (a) enter into or engage in, continue or otherwise participate in any discussions or negotiations regarding or otherwise in furtherance of a Great Ajax Competing Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to a Great Ajax Competing Proposal with any person or (b) furnish any non-public information regarding Great Ajax or its subsidiaries, or access to the properties, assets or employees of Great Ajax or its subsidiaries, in connection with or in response to a Great Ajax Competing Proposal to any person, who has made a written, bona fide Great Ajax Competing Proposal that did not arise from a breach of Great Ajax’s obligations under the non-solicitation provisions of the Merger Agreement; provided, however, that:
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no non-public information that is prohibited from being furnished under certain provisions of the Merger Agreement may be furnished until Great Ajax receives an Acceptable Non-Disclosure Agreement from such person; and

•
prior to taking any such actions, the Great Ajax Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Great Ajax Competing Proposal is, or could reasonably be expected to lead to, a Great Ajax Superior Proposal (as defined below).

A “Great Ajax Superior Proposal” refers to a bona fide Great Ajax Competing Proposal (with references to “25%” therein being deemed replaced with references to “50%,” and references to “75%” therein being deemed to be replaced with references to “50%”) by a third party, which the Great Ajax Board or any committee thereof determines in good faith, after consultation with Great Ajax’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal that the Great Ajax Board considers in good faith and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Great Ajax Stockholders than the transactions contemplated by the Merger Agreement.
Great Ajax , directly or indirectly through one or more of its representatives, may prior to the receipt of the Great Ajax Stockholder Approval, in response to a bona fide written Great Ajax Competing Proposal from any person that did not arise from a breach of Great Ajax’s obligations under the non-solicitation provisions of the Merger Agreement, if the Great Ajax Board (or any committee thereof) so chooses, cause Great Ajax to effect a Great Ajax Change of Recommendation and/or terminate the Merger Agreement to enter into a definitive agreement with respect to a Great Ajax Superior Proposal, if prior to taking any such action:
•
the Great Ajax Board (or any committee thereof) determines in good faith, (x) after consultation with its financial advisors and outside legal counsel, that such Great Ajax Competing Proposal is a Great Ajax Superior Proposal and (y) after consultation with its outside legal counsel, that the failure to terminate the Merger Agreement to enter into a definitive agreement with respect to such Great

Ajax Superior Proposal or make a Great Ajax Change of Recommendation would be inconsistent with its legal duties as directors under applicable law; and
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Great Ajax will have given notice to EFC that Great Ajax has received such proposal, specifying the material terms and conditions of such proposal, and stating that Great Ajax intends to take such action (provided that the giving of such notice will not, in and of itself, constitute a Great Ajax Change of Recommendation), and either (i) EFC does not propose revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the Great Ajax Special Meeting and the third business day after the date on which such notice is given to EFC, or (ii) if EFC within the period described in the foregoing clause (i) proposes revisions to the terms and conditions of the Merger Agreement in a manner that would form a binding contract if accepted by Great Ajax, the Great Ajax Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, determines in good faith that the Great Ajax Competing Proposal remains a Great Ajax Superior Proposal with respect to EFC’s revised proposal; provided, however, that each time material modifications to the financial terms of a Great Ajax Competing Proposal determined to be a Great Ajax Superior Proposal are made, the time period prior to which Great Ajax may effect a Great Ajax Change of Recommendation and/or terminate the Merger Agreement will be extended for two business days after notification of such change to EFC.

Great Ajax may, directly or indirectly through one or more of its representatives, at any time prior to the receipt of the Great Ajax Stockholder Approval, seek clarification from any person who has made an unsolicited bona fide written Great Ajax Competing Proposal that did not result from a breach or violation of the non-solicitation provisions in the Merger Agreement, solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Great Ajax Board (or any committee thereof) to make an informed determination.
Intervening Event
Notwithstanding anything to the contrary in the Merger Agreement, Great Ajax may, at any time prior to the receipt of approval of the Great Ajax Stockholder Approval (other than in response to a Great Ajax Competing Proposal), make a Great Ajax Change of Recommendation if an Intervening Event has occurred and:
•
prior to taking such action, the Great Ajax Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable law; and

•
Great Ajax gives notice to EFC that Great Ajax intends to effect a Great Ajax Change of Recommendation (which notice will reasonably describe the reasons for such Great Ajax Change of Recommendation, including a description of the Intervening Event in reasonable detail; provided that the giving of such notice will not, in and of itself, constitute a Great Ajax Change of Recommendation), and either (i) EFC does not propose revisions to the terms and conditions of the Merger Agreement prior to the earlier to occur of the scheduled time for the Great Ajax Special Meeting and the third business day after the date on which such notice is given to EFC, or (ii) if EFC within the period described in the foregoing clause (i) proposes revisions to the terms and conditions of the Merger Agreement in a manner that would form a binding contract if accepted by Great Ajax, the Great Ajax Board (or a committee thereof), after consultation with its outside legal counsel, determines in good faith that notwithstanding such proposed changes the failure to make a Great Ajax Change of Recommendation would be inconsistent with its legal duties as directors under applicable law; provided, however, that, in the event the Great Ajax Board (or a committee thereof) does not make a Great Ajax Change of Recommendation in accordance with the foregoing procedures, but thereafter determines to make a Great Ajax Change of Recommendation in circumstances involving or relating to another Intervening Event, the foregoing procedures will apply anew.

An “Intervening Event” refers to a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Great Ajax Board after the date of the Merger Agreement that (x) materially affects the business, assets or operations of Great Ajax or EFC, as applicable, or their applicable subsidiaries (other than any event, occurrence, fact or change resulting from a breach of the Merger

Agreement by Great Ajax or its representatives), (y) was not known to or reasonably foreseeable by, the Great Ajax Board as of the date of the Merger Agreement, and (z) becomes known to the Great Ajax Board prior to receipt of the Great Ajax Stockholder Approval; provided, however, that in no event will any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (i) the receipt, existence of or terms of a Great Ajax Competing Proposal; (ii) a change in the market price or trading volume of the equity or debt securities of Great Ajax or of the equity or credit ratings or the ratings outlook for Great Ajax or its subsidiaries by any applicable rating agency; and (iii) the fact that, in and of itself, Great Ajax exceeds any internal or published projections, estimates or expectations of Great Ajax’s revenue, earnings or other financial performance or results of operation for any period (it being understood that the facts or circumstances giving rise to or contributing to any such change or fact described in clause (ii) or clause (iii) may constitute, or may be taken into account in determining whether there has been, an Intervening Event if not otherwise excluded by this definition).
Great Ajax Warrant Purchases
Great Ajax will use commercially reasonable efforts to cause each of the holders of the Great Ajax Warrants to sell such Great Ajax Warrants to Great Ajax immediately prior to the Closing, by exercising the Put Option thereunder in whole for the Put Price (as such terms are defined in each such Great Ajax Warrant), or take such other action to cause the Great Ajax Warrants to no longer be outstanding immediately prior to the Closing, at a cost not to exceed the Put Price, in each case, subject to the limitations set forth in the Great Ajax Disclosure Letter (collectively, the “Great Ajax Warrant Purchases”).
Great Ajax Preferred Stock Redemptions
Great Ajax will use commercially reasonable efforts to effect the redemption of each outstanding share of Great Ajax Series A Preferred Stock and Great Ajax Series B Preferred Stock immediately prior to the Closing, in each case, pursuant to the relevant articles supplementary for the redemption price set forth in the Great Ajax Disclosure Letter, or take such other action to cause each outstanding share of Great Ajax Series A Preferred Stock and Great Ajax Series B Preferred Stock to no longer be outstanding immediately prior to the Closing, at a cost not to exceed the redemption price set forth in the Great Ajax Disclosure Letter (collectively, the “Great Ajax Preferred Stock Redemptions”).
Gregory Assignment
Great Ajax, EFC and Gregory will cooperate and negotiate in good faith to enter into an assignment agreement, in form and substance reasonably satisfactory to Great Ajax and EFC, which assigns the rights and obligations of Great Ajax under the Servicing Agreement to EFC in order for Gregory to continue as the mortgage servicer for each of the mortgage loans owned by Great Ajax and any of its subsidiaries immediately prior to the date of the Closing and serviced by Gregory immediately prior to the date of the Closing so long as EFC or any of its affiliates maintains an ownership interest in such loan (such action, the “Gregory Assignment”).
Amendment to Management Agreement
The Merger Agreement requires Great Ajax to use its reasonable best efforts to enter into, and cause the Great Ajax Manager to enter into, as soon as reasonably practicable after the date of the Merger Agreement, an amendment to the Great Ajax Management Agreement in form and substance reasonably acceptable to EFC providing for, among other things, (a) the termination of the Great Ajax Management Agreement prior to the Closing, (b) the payment of the termination fee and reimbursement of all reimbursable expenses thereunder to the Great Ajax Manager prior to the Closing, (c) the Great Ajax Manager to deliver, or cause its affiliates deliver, to Great Ajax or EFC prior to the Closing all material contracts and material records pertaining to the business or operations of Great Ajax and in the Great Ajax Manager’s or any of its affiliates’ possession or control, (d) a customary release of claims and (e) certain other matters. As of June 30, 2023, Great Ajax owned 19.8% of the limited liability company interests of the Great Ajax Manager and therefore the termination fee paid to the Great Ajax Manager will be reduced by the percentage of Great Ajax’s ownership of the limited liability company interests of the Great Ajax Manager.

Arlington Merger
The Merger Agreement requires that, none of the parties to the Merger Agreement, will rely, either as a basis for not consummating the Merger, materially delaying the scheduling of the Great Ajax Stockholders Meeting or for terminating the Merger Agreement, on the failure, unreasonable delay or inability to consummate the transactions contemplated by the Arlington Merger or the failure, unreasonable delay or inability to satisfy any condition to the consummation of the Arlington Merger set forth in the Arlington Merger Agreement.
Material Insurance Policies
In the event that Great Ajax receives notice of any cancellation or termination of any material insurance policy of Great Ajax and its subsidiaries after the date of the Merger Agreement, Great Ajax will promptly notify EFC of such notice of cancellation or termination and consult with EFC with respect to the manner of addressing such notice of cancellation or termination.
Stockholder Meeting
Great Ajax will take all action necessary in accordance with applicable laws and the organizational documents of Great Ajax to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Great Ajax Stockholder Approval, with such meeting to be held as promptly as reasonably practicable following the clearance of this proxy statement/prospectus by the SEC. Great Ajax will use its reasonable best efforts to convene and hold such meeting within 35 calendar days following the clearance of this proxy statement/prospectus by the SEC.
Stockholder Vote
The approval of the Great Ajax Merger Proposal by the affirmative vote of holders of at least a majority of outstanding shares of Great Ajax Common Stock entitled to vote thereon at the Great Ajax Special Meeting in accordance with the MGCL and the organizational documents of Great Ajax is required to effect the Merger.
Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement generally provides that, from and after the effective time of the Merger, EFC and the surviving entity shall, jointly and severally, indemnify all present and former directors and officers of Great Ajax and any of its subsidiaries, and those who are or were serving at the request of Great Ajax or any of its subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, for losses, claims, damages, costs, fines, penalties, expenses, liabilities, or judgments and amounts that are paid in settlement of, or incurred in connection with, any actual or threatened proceeding to which such person is a party or is otherwise involved, based, in whole or in part, on the fact that such person is or was a director or officer of Great Ajax or any of its subsidiaries, or is or was serving at the request of Great Ajax or any of its subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity (including, without limitation, all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the Merger Agreement or the transactions contemplated by the Merger Agreement), in each case, to the fullest extent permitted under applicable law.
In addition, the Merger Agreement also requires that, immediately prior to the Closing, EFC and the surviving entity put in place and prepay “tail” insurance policies with a claims period of at least six years from the Closing, with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as Great Ajax’s existing policies, for matters, acts or omissions existing or occurring at or prior to the Closing, provided, however, that EFC shall not be required to pay an annual premium for the “tail” insurance in excess of (for any one year) 300% of the annual premium paid by Great Ajax for such insurance as of the date of the Merger Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, EFC shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Closing, for a cost not exceeding such amount. Listing
EFC has agreed to take all actions necessary to cause the EFC Common Stock to be approved for listing on the NYSE prior to the effective time of the Merger, subject to official notice of issuance.
Great Ajax Notes
At the effective time of the Merger, the surviving company of the Merger will assume the due and punctual performance and observance of Great Ajax’s covenants, agreements and obligations under and relating to the Great Ajax Notes issued by Great Ajax pursuant to the Great Ajax Notes Indentures (such assumption, the “Great Ajax Notes Assumption”). EFC, Merger Sub and Great Ajax will execute and deliver, or cause to be delivered, any and all documents, including any supplemental indentures, required by the Great Ajax Notes or the Great Ajax Notes Indentures, in order to effectuate the Great Ajax Notes Assumption.
Conditions to Complete the Merger
The respective obligation of each of EFC, Merger Sub and Great Ajax to consummate the Merger is subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived jointly by the aforementioned parties, in whole or in part, to the extent permitted by applicable law:
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the Great Ajax Stockholder Approval has been obtained, in accordance with applicable law, the rules and regulations of the NYSE and the organizational documents of Great Ajax;

•
no governmental entity having jurisdiction over any party has issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law will have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

•
this registration statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of this registration statement will have been issued by the SEC and remain in effect and no proceeding to that effect will have been commenced.

The obligations of EFC and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived exclusively by EFC or Merger Sub, as applicable, in whole or in part, to the extent permitted by applicable law:
•
certain representations and warranties of Great Ajax with respect to authority, Great Ajax material adverse effects and brokers being true and correct in all respects as of the date of the Closing, as though made on and as of the date of the Closing (except that representations and warranties that speak as of a specified date will have been true and correct in all respects only as of such date);

•
the representations and warranties of Great Ajax with respect to capital structure being true and correct in all but de minimis respects as of the specified dates set forth in such representations and warranties;

•
all other representations and warranties of Great Ajax set forth in Article IV of the Merger Agreement being true and correct as of the date of the Closing, as though made on and as of the date of the Closing (except that representations and warranties that speak as of a specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Great Ajax;

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Great Ajax has performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the effective time of the Merger;

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EFC has received a certificate of Great Ajax signed by an executive officer of Great Ajax, dated as of the date of the Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

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EFC has received a written opinion of Mayer Brown LLP (or other counsel to Great Ajax reasonably satisfactory to EFC), dated as of the date of the Closing and in form and substance reasonably satisfactory to EFC, to the effect that, commencing with Great Ajax’s taxable year ended December 31, 2019, Great Ajax has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Great Ajax to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code;

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EFC has received a written opinion of Hunton Andrews Kurth LLP (or other counsel to EFC reasonably satisfactory to Great Ajax), dated as of the date of the Closing and in form and substance reasonably satisfactory to EFC to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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since the date of the Merger Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Great Ajax;

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the Great Ajax Management Agreement must have been amended in accordance with the terms of the Merger Agreement and validly terminated in full and of no further force or effect in accordance with the terms of such amendment;

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the Great Ajax Preferred Stock Redemptions and the Great Ajax Warrant Purchases must have been effected and completed in all respects, such that no shares of Great Ajax Preferred Stock and no Great Ajax Warrants are outstanding immediately prior to the Closing; and

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Great Ajax Operating Partnership, Great Ajax II REIT Inc., GAJX Real Estate Corp., and AJX Mortgage Trust II are required to have obtained consents from certain counterparties relating to certain master repurchase agreements.

The obligation of Great Ajax to consummate the Merger is subject to the satisfaction at or prior to the effective time of the Merger of each of the following conditions, any or all of which may be waived exclusively by Great Ajax, in whole or in part, to the extent permitted by applicable law:
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certain representations and warranties of EFC and Merger Sub with respect to authority, EFC material adverse effect and brokers being true and correct in all respects as of the date of the Closing, as though made on and as of the date of the Closing (except that representations and warranties that speak as of a specified date will have been true and correct in all respects only as of such date);

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the representations and warranties of EFC and Merger Sub with respect to capital structure being true and correct in all but de minimis respects as of the specified dates set forth in such representations and warranties;

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all other representations and warranties of EFC and Merger Sub set forth in Article V of the Merger Agreement being true and correct as of the date of the Closing, as though made on and as of the date of the Closing (except that representations and warranties that speak as of specified date will have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “material adverse effect”) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on EFC;

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EFC and Merger Sub each have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under the Merger Agreement at or prior to the effective time of the Merger;

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Great Ajax has received a certificate of EFC signed by an executive officer of EFC, dated as of the date of the Closing, confirming that certain conditions in the Merger Agreement have been satisfied;

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Great Ajax has received a written opinion of Hunton Andrews Kurth LLP (or other counsel to EFC reasonably satisfactory to Great Ajax), dated as of the date of the Closing and in form and substance reasonably satisfactory to Great Ajax, to the effect that, commencing with EFC’s taxable year ended December 31, 2019, EFC has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled EFC to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit EFC to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the Merger and thereafter;

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Great Ajax has received a written opinion of Mayer Brown LLP (or other counsel to Great Ajax reasonably satisfactory to EFC), dated as of the date of the Closing and in form and substance reasonably satisfactory to Great Ajax, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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the EFC Common Stock, including the EFC Common Stock to be issued in the Merger, have been approved for listing on the NYSE, subject to official notice of issuance;

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since the date of the Merger Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on EFC; and

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the assignment agreement with respect to the Gregory Assignment has been entered into between Great Ajax, EFC and Gregory.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger and the other transactions contemplated in the Merger Agreement may be abandoned at any time prior to the effective time of the Merger, whether (except as expressly set forth below) before or after the Great Ajax Stockholder Approval has been obtained:
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by mutual written consent of Great Ajax and EFC;

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by either Great Ajax or EFC:

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if any governmental entity of competent jurisdiction has issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there has been adopted prior to the effective time of the Merger any law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;

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if the Merger has not been consummated on or before 5:00 p.m. Eastern Time, on the End Date; provided, however, that the right to terminate the Merger Agreement under this paragraph will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the Merger Agreement has been a primary cause of or resulted in the failure of the Merger to occur on or before such date;

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in the event of a breach by the other party (treating EFC and Merger Sub as one party) of any covenant or other agreement contained in the Merger Agreement or if any representation and warranty of the other party contained in the Merger Agreement fails to be true and correct which (x) would give rise to the failure of certain conditions to the Closing if it was continuing as of the date of the Closing and (y) cannot be or has not been cured by the earlier of (a) the End Date or (b) the date that is 30 days after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (other than a breach of certain covenants of Great Ajax described in the Merger Agreement, which will not be subject to any notice but will be subject to a 5 business day cure period) (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement; or

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if the Great Ajax Stockholder Approval has not been obtained at a duly held Great Ajax Special Meeting (including any adjournment or postponement thereof) at which a vote on the approval of the transactions, including the Merger, was taken.

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by EFC:

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prior to the time the Great Ajax Stockholder Approval is obtained, if the Great Ajax Board has effected a Great Ajax Change of Recommendation, whether or not in accordance with the non-solicitation provisions contained in the Merger Agreement.

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by Great Ajax:

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prior to the time the Great Ajax Stockholder Approval is obtained, if the Great Ajax Board (or a committee thereof) determines to terminate the Merger Agreement in connection with a Great Ajax Superior Proposal in order to enter a definitive agreement providing for the implementation of such Great Ajax Superior Proposal; provided, however, that such termination will not be effective unless Great Ajax concurrently therewith pays or causes to be paid the Great Ajax Termination Fee.

Termination Fee and Expenses
Expenses
Each party will pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby, whether or not the Merger is consummated.
Termination Fee Payable by Great Ajax
Great Ajax will pay EFC the Great Ajax Termination Fee:
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if Great Ajax terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Great Ajax Superior Proposal;

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if EFC terminates the Merger Agreement because the Great Ajax Board has effected a Great Ajax Change of Recommendation;

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if (i)(A) EFC or Great Ajax terminates the Merger Agreement because the Merger has not been consummated by the End Date (and Great Ajax Stockholder Approval has not been obtained) or (B) EFC terminates the Merger Agreement because Great Ajax has committed a Terminable Breach, (ii) on or before the date of any such termination a Great Ajax Competing Proposal has been publicly announced, publicly disclosed or otherwise publicly communicated to the Great Ajax Board and not withdrawn prior to such date and (iii) within nine months after the date of such termination, Great Ajax or any of its subsidiaries enters into a definitive agreement with respect to any Great Ajax Competing Proposal or consummates any Great Ajax Competing Proposal. For purposes of this paragraph, any reference in the definition of Great Ajax Competing Proposal to “25%” or “75%” will be deemed to be a reference to “50%;” or

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if (i) EFC or Great Ajax terminates the Merger Agreement because the Great Ajax Stockholder Approval has not been obtained, (ii) on or before the date of the Great Ajax Special Meeting a Great Ajax Competing Proposal has been publicly announced or publicly disclosed and not withdrawn prior to such date and (iii) within nine months after the date of such termination, Great Ajax or any subsidiary of Great Ajax enters into a definitive agreement to effect any Great Ajax Competing Proposal or consummates any Great Ajax Competing Proposal. For purposes of this paragraph, any reference in the definition of Great Ajax Competing Proposal to “25%” or “75%” will be deemed to be a reference to “50%.”

Directors and Management of EFC After the Merger
Upon consummation of the Merger, the directors and officers of EFC immediately prior to the Merger will continue to be the directors and officers of the Combined Company from and after the effective time of the Merger.

However, in connection with the Arlington Merger, EFC has agreed to take all necessary corporate action so that upon and immediately after the effective time of the Arlington Merger the number of directors that will comprise all of the members of the EFC Board will be six, consisting of five individuals who are directors of EFC immediately prior to the effective time of the Arlington Merger and the Arlington Director Designee. The Arlington Director Designee will serve until the 2024 annual meeting of EFC’s stockholders and until his or her successor is duly elected and qualifies, all in accordance with the organizational documents of EFC. Additionally, EFC has agreed to nominate the Arlington Director Designee to stand for election at the 2024 annual meeting of stockholders of EFC, to serve for a term until the 2025 annual meeting of stockholders of EFC. The Arlington Director Designee will be compensated in accordance with EFC’s non-employee director compensation policies as then in effect.
Amendment and Waiver
The Merger Agreement may be amended prior to the effective time of the Merger by the mutual agreement of the parties, by action taken or authorized by their respective boards of directors at any time before or after adoption of the Merger Agreement by the Great Ajax Stockholders, but, after any such adoption, no amendment will be made that pursuant to applicable law would require the further approval or adoption by such stockholders without first obtaining such further approval or adoption. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Great Ajax, EFC and Merger Sub.
At any time prior to the effective time of the Merger, any party to the Merger Agreement may waive the other party’s compliance with certain provisions of the Merger Agreement, to the extent legally allowed and except as otherwise set forth in the Merger Agreement.
Specific Performance
Each of the parties to the Merger Agreement will be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity to which each is entitled.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations relating to (i) the tax consequences related to the Merger and (ii) the qualification and taxation of EFC as a REIT and the acquisition, holding and disposition of EFC Common Stock. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:
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insurance companies;

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tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt Holders” below);

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financial institutions or broker-dealers;

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non-U.S. individuals and non-U.S. corporations (except to the extent discussed in “— Taxation of Non-U.S. Holders” below);

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U.S. expatriates;

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persons who mark-to-market EFC stock;

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subchapter S corporations;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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regulated investment companies and REITs and their investors;

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trusts and estates (except to the extent discussed herein);

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persons who receive EFC stock through the exercise of employee stock options or otherwise as compensation;

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persons holding EFC stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

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persons subject to the alternative minimum tax provisions of the Code;

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persons holding EFC stock through a partnership or similar pass-through entity; and

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persons holding a 10% or more (by vote or value) beneficial interest in EFC stock.

This summary assumes that stockholders hold their EFC stock as capital assets for U.S. federal income tax purposes, which generally means as property held for investment.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of EFC Common Stock or Great Ajax Common Stock, as applicable, who, for U.S. federal income tax purposes, is:
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a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

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an estate that is subject to U.S. federal income tax on its income regardless of its source; or

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any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of EFC Common Stock or Great Ajax Common Stock, as applicable, who is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes. A tax-exempt organization is a U.S. person who is exempt from U.S. federal income tax under Sections 401(a) or 501(a) of the Code.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Great Ajax Common Stock (or, following the Merger, EFC Common Stock), the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Great Ajax Common Stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the Merger and of the acquisition, ownership and disposition of EFC Common Stock by the partnership.
The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed the Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. EFC has not received any rulings from the IRS concerning its qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.
EFC AND GREAT AJAX URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER AND THE OWNERSHIP AND SALE OF EFC STOCK AND OF EFC’S ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Material U.S. Federal Income Tax Consequences of the Merger
U.S. Federal Income Tax Consequences of the Merger as a Reorganization
It is a condition to the completion of the Merger that Mayer Brown LLP and Hunton Andrews Kurth LLP each render an opinion to Great Ajax and EFC, respectively, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Great Ajax and EFC regarding factual matters, and covenants undertaken by Great Ajax and EFC. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.
Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code:
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Great Ajax will not recognize any gain or loss as a result of the Merger.

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A U.S. Great Ajax Stockholder will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the shares of EFC Common Stock and cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Great Ajax Common Stock (such cash including such holder’s share of the aggregate Contingent Cash Purchase Price, if any) exceeds such holder’s adjusted basis in its shares of Great Ajax Common Stock and (ii) the amount of cash (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Great Ajax Common Stock (other than cash received in lieu of a fractional share of EFC Common Stock) received by such holder in exchange for its Great Ajax Common Stock (such cash including such holder’s share of the aggregate Contingent Cash Purchase Price, if any).

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A U.S. holder will have an aggregate tax basis in the EFC Common Stock it receives in the Merger equal to the U.S. holder’s aggregate tax basis in its Great Ajax Common Stock surrendered pursuant to the Merger, increased by any gain recognized (excluding any gain attributable to the receipt of cash in lieu of a fractional share of EFC Common Stock) and decreased by the amount of any cash received (other than cash received in lieu of a fractional share of EFC Common Stock) reduced, if applicable, by the portion of the U.S. holder’s tax basis in its Great Ajax Common Stock surrendered in the Merger that is allocable to a fractional share of EFC Common Stock. If a U.S. holder acquired any of its shares of Great Ajax Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of EFC Common Stock received in the Merger. U.S. holders that hold multiple blocks of Great Ajax Common Stock should consult their tax advisors regarding the proper allocation of their basis among shares of EFC Common Stock received in the Merger under these Treasury Regulations.

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The holding period of the shares of EFC Common Stock received by a U.S. holder in connection with the Merger will include the holding period of the Great Ajax Common Stock surrendered in connection with the Merger.

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Cash received by a U.S. holder in lieu of a fractional share of EFC Common Stock in the Merger will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by EFC, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, a non-U.S. holder’s gain or loss from the Merger will be determined in the same manner as that of a U.S. holder. A non-U.S. Great Ajax Stockholder will not be subject to U.S. federal income taxation on any gain recognized from the receipt of the Merger Consideration, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder, (2) the non-U.S. holder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the non-U.S. holder’s Great Ajax Common Stock constitutes a United States real property interest (as defined below).
A non-U.S. Great Ajax Stockholder who has gain effectively connected with the conduct of trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable) will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on the after-tax amount of such effectively connected gain.
A non-U.S. Great Ajax Stockholder who is an individual present in the United States for 183 days or more in the taxable year of the Merger and who meets certain other requirements will be subject to a flat 30% tax on any gain derived from the Merger, which may be offset by U.S.-source capital losses of such non-U.S. holder, if any.
If the non-U.S. holder’s Great Ajax Common Stock constitutes a United States real property interest, such non-U.S. holder will be subject to U.S. federal income tax on the gain recognized in the Merger on a net basis in the same manner as a U.S. holder. The term United States real property interests includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property (“United States real property holding corporations”). A non-U.S. holder's Great Ajax Common Stock generally will not constitute a United States real property interest, and gain recognized by a non-U.S. holder generally will not be taxed under the Foreign Investment in Real Property Tax Act (“FIRPTA”) if (1) Great Ajax is not a United States real property holding corporation or (2) such non-U.S. holder has owned, actually or constructively, 10% or less of Great Ajax’s outstanding common stock during the five-year period ending on the date of the Merger (or, if shorter, the period during which the non-U.S. holder held the stock) and the Great Ajax Common Stock is considered regularly traded on an established securities market or

(3) Great Ajax is a domestically controlled qualified investment entity. A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. holders. If a non-U.S. holder is subject to tax on its exchange of Great Ajax Common Stock in the Merger, its gain will be measured by the excess of (i) the sum of the fair market value of the EFC Common Stock received plus any cash received over (ii) the non-U.S. holder’s adjusted tax basis in its Great Ajax Common Stock.
U.S. Federal Income Tax Consequences of the Merger Failing to Qualify as a Reorganization
If the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. Great Ajax Stockholder generally would recognize gain or loss, as applicable, equal to the difference between: the sum of the fair market value of EFC Common Stock, such holder’s share of the aggregate Contingent Cash Purchase Price, if any, and cash in lieu of any fractional shares of EFC Common Stock received by the Great Ajax Stockholder in the Merger; and the Great Ajax Stockholder’s adjusted tax basis in its Great Ajax Common Stock.
If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, so long as Great Ajax qualified as a REIT at the time of the Merger, Great Ajax generally would not incur a U.S. federal income tax liability so long as Great Ajax has made distributions (which would be deemed to include for this purpose the fair market value of EFC stock issued pursuant to the Merger) to Great Ajax shareholders in an amount at least equal to the net income or gain on the deemed sale of its assets to EFC and any other REIT taxable income recognized by it during the taxable year of the Merger. In the event that such distributions were not sufficient to eliminate all of Great Ajax’s taxable income recognized as a result of the deemed sale of its assets to EFC and any other REIT taxable income recognized by it during the taxable year of the Merger, EFC would be liable for any remaining tax owed by Great Ajax as a result of the Merger.
If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code and Great Ajax did not qualify as a REIT at the time of the Merger, Great Ajax would generally recognize gain or loss on the deemed transfer of its assets to EFC, and EFC could be liable for a very significant current tax liability and may be unable to qualify as a REIT.
Reporting Requirements
A U.S. Great Ajax Stockholder who receives EFC stock as a result of the Merger will be required to retain records pertaining to the Merger. Each Great Ajax Stockholder who is required to file a U.S. tax return and who is a “significant holder” that receives EFC stock in the Merger will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s basis in the Great Ajax stock surrendered and the fair market value of the EFC stock, such holder’s share of the aggregate Contingent Cash Purchase Price, if any, and cash in lieu of any fractional shares of EFC stock received in the Merger. A significant holder is a Great Ajax Stockholder who, immediately before the Merger, owned at least 5% of the outstanding stock of Great Ajax.
Backup Withholding
Certain U.S. Great Ajax Stockholders may be subject to backup withholding of U.S. federal income tax with respect to any cash received pursuant to the Merger. Backup withholding generally will not apply, however, to a U.S. Great Ajax Stockholder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax, and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
Tax Opinion from Counsel Regarding REIT Qualification of Great Ajax
It is a condition to the obligation of EFC to complete the Merger that EFC receive an opinion of Mayer Brown LLP (or other counsel reasonably acceptable to EFC) to the effect that, commencing with Great Ajax’s taxable year ended December 31, 2019, Great Ajax has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Great Ajax to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code. The opinion of Mayer Brown LLP (or other counsel reasonably acceptable to EFC) will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by Great Ajax regarding factual matters.
This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of Great Ajax to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of Great Ajax will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
Tax Opinion from Counsel Regarding REIT Qualification of EFC
It is a condition to the obligation of Great Ajax to complete the Merger that Great Ajax receive an opinion of Hunton Andrews Kurth LLP (or other counsel reasonably acceptable to Great Ajax) to the effect that, commencing with EFC’s taxable year ended December 31, 2019, EFC has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled EFC to meet, through the effective time of the Merger, the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit EFC to continue to qualify as a REIT under the Code for its taxable year which includes the effective time of the Merger and thereafter. The opinion of Hunton Andrews Kurth LLP (or other counsel reasonably acceptable to Great Ajax) will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by EFC regarding factual matters.
This opinion will not be binding on the IRS or the courts. Qualification and taxation as a REIT depend upon the ability of EFC to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements and the ongoing importance of factual determinations, there can be no assurance that the actual operating results of EFC will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
Taxation of EFC
EFC elected to be treated as a corporation effective as of January 1, 2019. EFC believes that, commencing with its taxable year ended December 31, 2019, it has been organized and operated in a manner so as to qualify as a REIT under the U.S. federal income tax laws, and it intends to continue to operate in such a manner, but no assurances can be given that EFC will operate in a manner so as to remain qualified as a REIT.
This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex. As described above, in connection with the Merger, Hunton Andrews Kurth LLP will issue an opinion regarding the REIT qualification of EFC. Investors should be aware that Hunton Andrews Kurth LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by EFC as to factual matters, including representations regarding the nature of EFC’s assets and the conduct of its business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Hunton Andrews Kurth LLP’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, EFC’s qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that it earns from specified sources, the percentage of its assets that fall within specified categories, the diversity of its stock ownership, and the percentage of its earnings that it distributes. Hunton Andrews Kurth LLP will not review EFC’s compliance with those tests on a continuing basis. Accordingly, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of the investments EFC makes, and the possibility of future changes in its circumstances, no assurance can be given that EFC’s actual results of operations for any particular taxable year will satisfy such requirements. In addition, EFC will be required to make estimates of, or otherwise determine the value of, its assets and the collateral for its assets, and the values of some assets may not be susceptible to a precise determination. There can be no assurance that the IRS would not challenge EFC’s valuations or valuation estimates of its assets or collateral. Hunton Andrews Kurth LLP’s opinion does not foreclose the possibility that EFC may have to use one or more of the REIT relief provisions discussed below, which could require it to pay an excise or penalty tax (which could be material) in order for it to maintain its REIT qualification. For a discussion of the tax consequences of EFC’s failure to qualify as a REIT, see “— Failure to Qualify.”
If EFC qualifies as a REIT, it generally will not be subject to U.S. federal income tax on its REIT taxable income that it currently distributes to its stockholders, but taxable income generated by any domestic TRSs will be subject to regular U.S. federal corporate income tax. However, EFC will be subject to U.S. federal tax in the following circumstances:
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EFC will pay U.S. federal income tax on its net taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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EFC will pay U.S. federal income tax at the highest corporate rate on:

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net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that it holds primarily for sale to customers in the ordinary course of business; and

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other non-qualifying income from foreclosure property.

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EFC will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business (as described below under “— Prohibited Transactions”).

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If EFC fails to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” but nonetheless continues to qualify as a REIT because it meets other requirements, it will be subject to a 100% tax on:

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the greater of the amount by which it fails the 75% gross income test or the 95% gross income test, multiplied, in either case, by

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a fraction intended to reflect its profitability.

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If EFC fails to satisfy the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “— Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, it disposes of the assets or otherwise complies with such asset tests within six months after the last day of the quarter in which it identifies such failure and it files a schedule with the IRS describing the assets that caused such failure, it will pay a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate tax rate and the net income from the non-qualifying assets during the period in which it failed to satisfy such asset tests.

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If EFC fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure, as described below under “— Failure to Qualify.”

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EFC may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet recordkeeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification.”

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If EFC fails to distribute during a calendar year at least the sum of: (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, it will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount it actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.
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EFC may elect to retain and pay U.S. federal income tax on its net long-term capital gain. In that case, a U.S. holder would be taxed on its proportionate share of EFC’s undistributed long-term capital gain (to the extent that EFC makes a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax EFC paid.

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EFC will be subject to a 100% excise tax on transactions between it and a TRS that are not conducted on an arm’s-length basis.

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The earnings of any domestic TRS will be subject to U.S. federal corporate income tax.

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If EFC acquires any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which it acquires a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, it will pay tax at the highest regular U.S. federal corporate income tax rate applicable if it recognizes gain on the sale or disposition of the asset during the 5-year period after it acquires the asset. The amount of gain on which EFC will pay tax is the lesser of:

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the amount of gain that it recognizes at the time of the sale or disposition; and

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the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset, assuming that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired.

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If EFC owns a residual interest in a real estate mortgage investment conduit, or “REMIC,” it will be taxable at the highest U.S. federal corporate income tax rate on the portion of any excess inclusion income that it derives from the REMIC residual interests equal to the percentage of its stock that is held in record name by “disqualified organizations.” Although the law is unclear, IRS guidance indicates that similar rules may apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that the excess inclusion income generated by a taxable mortgage pool or a residual interest in a REMIC is blocked by a TRS, EFC will not be subject to this tax. A “disqualified organization” includes (i) the United States; (ii) any state or political subdivision of the United States; (iii) any foreign government; (iv) any international organization; (v) any agency or instrumentality of any of the foregoing; (vi) any other tax-exempt organization (other than a farmer’s cooperative described in Section 521 of the Code) that is exempt from income taxation and is not subject to taxation under the unrelated business taxable income provisions of the Code; and (vii) any rural electrical or telephone cooperative. For a discussion of “excess inclusion income,” see “— Requirements for Qualification-Taxable Mortgage Pools and Excess Inclusion Income.”

In addition, notwithstanding EFC’s qualification as a REIT, it may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which EFC owns an interest will be subject to U.S. federal, state and local corporate income tax on its taxable income. In addition, EFC may be subject to a variety of taxes other than U.S. federal income tax, including state and local franchise, property and other taxes and foreign taxes. EFC could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification
A REIT is a corporation, trust, or association that meets each of the following requirements:
1.
It is managed by one or more trustees or directors.

2.
Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.
It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.
It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.
At least 100 persons are beneficial owners (determined without reference to any rules of attribution) of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year.

7.
It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.
It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

9.
It uses the calendar year as its taxable year.

10.
It has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

EFC must meet requirements 1 through 4, 8 and 9 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 applied to EFC beginning with its 2020 taxable year. If EFC complies with all the requirements for ascertaining the ownership of shares of its outstanding stock in a taxable year and has no reason to know that it violated requirement 6, EFC will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, however, and beneficiaries of such a trust will be treated as holding shares of EFC stock in proportion to their actuarial interests in the trust for purposes of requirement 6.
EFC believes that it has issued shares of stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, EFC’s certificate of incorporation restricts the ownership and transfer of shares of EFC stock so that it should continue to satisfy these requirements. These restrictions, however, may not ensure that EFC will, in all cases, be able to satisfy these share ownership requirements. If EFC fails to satisfy these share ownership requirements, its qualification as a REIT may terminate.
To monitor compliance with the share ownership requirements, EFC generally is required to maintain records regarding the actual ownership of shares of EFC stock. To do so, EFC must demand written statements each year from the record holders of significant percentages of its stock pursuant to which the record holders must disclose the actual owners of the shares of its capital stock (i.e., the persons required to include its dividends in their gross income). EFC must maintain a list of those persons failing or refusing to comply with this demand as part of its records. EFC could be subject to monetary penalties if it fails to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by the Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of EFC stock and other information. In addition, EFC must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT qualification, use a calendar year for U.S. federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.
Qualified REIT Subsidiaries
A corporation that is a “qualified REIT subsidiary” is disregarded as a corporation separate from its parent REIT for U.S. federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the stock of which is owned, directly or through one or more qualified REIT subsidiaries or disregarded entities, by the REIT. Thus, in applying the requirements described herein, all assets, liabilities, and items of income, deduction, and credit of any qualified REIT subsidiary that EFC owns will be treated as its assets, liabilities, and items of income, deduction, and credit.
Other Disregarded Entities and Partnerships
An unincorporated domestic entity, such as a limited liability company, that has a single owner for U.S. federal income tax purposes generally is not treated as an entity separate from its parent for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. An unincorporated domestic entity with two or more owners for U.S. federal income tax purposes generally is treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, EFC’s proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which it owns or acquires an equity interest, directly or indirectly, are treated as its assets and gross income for purposes of applying the various REIT qualification requirements. EFC’s proportionate share of the partnership’s assets for purposes of applying the 10% value test (see “— Asset Tests”) is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, EFC’s proportionate share is based on its proportionate interest in the capital interests in the partnership.
In the event that a disregarded subsidiary of EFC ceases to be wholly-owned, for example, if any equity interest in the subsidiary is acquired by a person other than EFC or another disregarded subsidiary of EFC, the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners for U.S. federal income tax purposes and would be treated as either a partnership or a taxable corporation (if previously a qualified REIT subsidiary). Such an event could, depending on the circumstances, adversely affect EFC’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”
EFC has control of the EFC Operating Partnership, and it intends to operate the EFC Operating Partnership in a manner consistent with the requirements for its qualification as a REIT. EFC may from time to time be a limited partner or non-managing member in some of its partnerships and limited liability companies. If a partnership or limited liability company in which it owns an interest takes or expects to take actions that could jeopardize its status as a REIT or require it to pay tax, EFC may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause EFC to fail a gross income or asset test, and that it would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, EFC could fail to qualify as a REIT unless it was entitled to relief, as described below.
Taxable REIT Subsidiaries
A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. A REIT generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless the REIT and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the gross value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to U.S. federal, state and local corporate income tax on its earnings, which may reduce the cash flow generated by EFC and its subsidiaries in the aggregate and EFC’s ability to make distributions to its stockholders.
For purposes of the asset and gross income tests, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives or is deemed to receive from such TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income, or income from inventory sales, that, if conducted by the REIT directly, would be subject to the tax on prohibited transactions, as described below under “— Prohibited Transactions”). Many of the investments that EFC made and activities it undertook prior to its REIT election have been contributed to or will be undertaken in one of its TRSs, there are TRSs in the Great Ajax structure, and certain of the historic Arlington assets will be held in a TRS (if the Arlington Merger is completed); thus, EFC has held and will hold a significant portion of its assets through, and derives a significant portion of its taxable income and gains in, TRSs.
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. If amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. EFC intends that all of its transactions with its TRS will be conducted on an arm’s-length basis, but there can be no assurance that EFC will be successful in this regard. The ability of EFC’s TRSs to deduct interest expense may be limited under rules applicable to corporations generally.
EFC has elected to treat certain of its domestic and foreign subsidiaries as TRSs, and it may form or invest in other domestic or foreign TRSs in the future. EFC may hold a significant amount of its assets in TRSs, subject to the limitation that securities of TRSs may not represent more than 20% of its total assets. While EFC intends to manage its affairs so as to satisfy the requirement that no more than 20% of the value of its total assets consist of stock or securities of TRSs, as well as the requirements that no more than 25% of the value of its total assets consist of stock or securities of its TRSs and other assets not qualifying for the 75% asset test and that taxable income from its TRSs plus other non-qualifying gross income not exceed 25% of its total gross income, there can be no assurance that EFC will be able to do so in all market circumstances.
EFC’s domestic TRSs are fully subject to U.S. federal, state and local corporate income tax on their taxable income. To the extent that EFC’s TRSs pay any taxes, they will have less cash available for distribution to it. If dividends are paid by domestic TRSs to EFC, then the dividends it designates and pays to its stockholders who are taxed at individual rates, up to the amount of dividends that EFC receives from such entities, generally will be eligible to be taxed at the reduced 20% maximum U.S. federal income tax rate applicable to qualified dividend income. See “— Taxation of U.S. Holders-Taxation of Taxable U.S. Holders on Distributions on EFC Capital Stock.” In addition, losses in EFC’s TRSs generally will not provide any tax benefit, except for being carried forward against future TRS taxable income in the case of a domestic TRS.
EFC’s foreign TRSs intend to operate in a manner that will not cause them to be subject to U.S. federal income tax. The Code and Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stocks and securities (or any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. EFC’s foreign TRSs intend to rely on such exemption and do not intend to operate so as to be subject to U.S. federal income tax on their net income. Therefore, despite their status as TRSs, EFC’s foreign TRSs generally will not be subject to U.S. federal corporate income tax on their earnings. No assurance can be given, however, that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that EFC’s foreign TRSs would have available to distribute to it and to pay to their creditors. Further, notwithstanding these rules, any gain recognized by a foreign corporation with respect to U.S. real property is subject to U.S. tax as if the foreign corporation were a U.S. taxpayer. It is not anticipated that EFC’s foreign TRSs will hold U.S. real property. EFC generally is required to include in income, on a current basis, the E&P of its foreign TRSs which earnings are not qualifying income for the purposes of the REIT 75% gross income test, regardless of whether such earnings are distributed to EFC. In addition, EFC does not benefit from any losses incurred in a foreign TRS until such TRS is liquidated or disposed.
EFC has formed a TRS in order to protect (“block”) certain stockholders from certain types of taxable income that could be detrimental to them, including “excess inclusion income,” a form of taxable income which can be generated by REMIC residual interests and “taxable mortgage pools,” as discussed in greater detail below. Specifically, to the extent that EFC forms, purchases or holds any REMIC residual interest or any equity interest in a taxable mortgage pool, any excess inclusion income generated by such interest should be blocked by EFC’s existing TRS or a future TRS. As a result, EFC should not generate excess inclusion income for its stockholders.
Ownership of Subsidiary REITs
The EFC Operating Partnership owns 100% of the common shares of a subsidiary REIT and expects to acquire 100% of the common shares of Great Ajax II REIT, Inc. in the Merger. Such subsidiary REITs are subject to the same various REIT qualification requirements and other limitations described herein that are applicable to EFC. If a subsidiary REIT were to fail to qualify as a REIT, then (1) the subsidiary REIT would become subject to regular U.S. federal corporate income tax, as described herein, see “—Failure to Qualify” below, and (2) its ownership of shares in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test, and the 10% value test generally applicable to EFC’s ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “— Asset Tests” below. If the subsidiary REIT were to fail to qualify as a REIT, it is possible that EFC would not meet the 10% vote test and the 10% value test with respect to its indirect interest in such entity, in which event EFC would fail to qualify as a REIT unless it could avail itself of certain relief provisions. While EFC believes that its subsidiary REIT has qualified as a REIT under the Code, it intends to join with each subsidiary REIT in filing a “protective” TRS election with respect to the subsidiary REIT. EFC cannot assure you that such “protective” TRS election would be effective to avoid adverse consequences to it. Moreover, even if the “protective” election were to be effective, the subsidiary REIT would be subject to regular U.S. federal corporate income tax, and EFC cannot assure you that it would not fail to satisfy the requirement that not more than 20% of the value of its total assets may be represented by the securities of one or more TRSs, as well as the requirement that taxable income from its TRSs plus other non-qualifying gross income not exceed 25% of its total gross income.
Taxable Mortgage Pools and Excess Inclusion Income
An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Code if:
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substantially all of its assets consist of debt obligations or interests in debt obligations;

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more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

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the entity has issued debt obligations that have two or more maturities; and

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the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are not considered to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes and cannot be included in any consolidated U.S. federal corporate income tax return. However, if a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then the REIT or the qualified REIT subsidiary will not be taxable as a corporation, but a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. Similarly, a portion of the income from a REMIC residual interest may be treated as excess inclusion income.
To the extent that EFC forms, purchases or holds any REMIC residual interest or any equity interest in a taxable mortgage pool, any excess inclusion income generated by such interest should be blocked by its existing TRS or a future TRS. As a result, EFC should not generate excess inclusion income for its stockholders.
Gross Income Tests
EFC must satisfy two gross income tests annually to maintain its qualification as a REIT.
First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:
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rents from real property;

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interest on debt secured by a mortgage on real property or on interests in real property and interest on debt secured by a mortgage on real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, and interest on qualified mezzanine loans;

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dividends or other distributions on, and gain from the sale of, shares in other REITs;

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gain from the sale of real estate assets;

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income and gain derived from foreclosure property (as described below);

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amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of shares of EFC stock or a public offering of EFC debt with a maturity date of at least five years and that EFC received during the one-year period beginning on the date on which it received such new capital.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) is treated as a “real estate asset” for the asset tests, the interest income and gain from the sale of such debt instruments is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.
Second, in general, at least 95% of EFC’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these, and amounts included in its gross income, for U.S. federal income tax purposes, under (i) Code Section 951(a) (in respect of its ownership of an interest in a controlled foreign corporation (within the meaning of Code Section 957(a))) and (ii) Code Section 1293(a) (in respect of its ownership of an interest in a passive foreign investment company (within the meaning of Code Section 1297(a))).

Certain income items do not qualify for either gross income test. Other types of income are excluded from both the numerator and the denominator in one or both of the gross income tests. Gross income from the following sources is excluded from both the numerator and denominator in both gross income tests:
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gain from a sale of property that EFC holds primarily for sale to customers in the ordinary course of business;

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income and gain from “hedging transactions,” as defined below in “— Hedging Transactions”;

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certain foreign currency gains, see “— Foreign Currency Gain”; and

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cancellation of indebtedness, or “COD,” income.

EFC will monitor the amount of its non-qualifying income and will seek to manage its investment portfolio to comply at all times with the gross income tests, but it cannot assure you that it will be successful in this effort. The following paragraphs discuss the specific application of the gross income tests to EFC.
Interest and Income from Mortgage Loans and Mortgage-Backed Securities
The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:
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an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.
Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. Treasury Regulations Section 1.856-5(c) (the “interest apportionment regulation”) provides that if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan (or, in some circumstances, upon a “significant modification”), and the denominator of which is the highest “principal amount” of the loan during the year. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property — that is, the amount by which the loan balance exceeds the applicable value of the real property that secures the loan. IRS guidance provides that a REIT does not need to redetermine the fair market value of the real property securing a loan in connection with a loan modification that is occasioned by a borrower default or made at a time when the REIT reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan.
EFC invests in residential mortgage-backed securities, or “RMBS,” including both non-Agency RMBS and Agency RMBS. EFC also invests in commercial mortgage-backed securities, or “CMBS” (and collectively with RMBS, “MBS”), residential and commercial mortgage loans, including non-performing and reperforming loans, and residential transition loans, or “RTLs.” Other than income from derivative instruments, as described below, EFC expects that all of the income of its non-Agency RMBS, Agency RMBS, CMBS, and mortgage loans will be qualifying income for purposes of the 95% gross income test. In the case of MBS treated as interests in a grantor trust for U.S. federal income tax purposes, EFC is be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans (and any mortgage loans that EFC owns directly) will be qualifying income for purposes of the 75% gross income test to the extent that the obligation is adequately secured (or solely secured) by real property, as discussed above. In the case of MBS treated as regular interests in a REMIC for U.S. federal income tax purposes, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income test. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of the interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. EFC believes that all of the income that it derives from interests in Agency REMICs will be qualifying income for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holders of the related REMIC securities. EFC expects that any interest income from an MBS that is not treated as an interest in a grantor trust or an interest in a REMIC will not be qualifying income for purposes of the 75% gross income test. Accordingly, EFC may choose to purchase or hold such assets in a TRS.
EFC purchases and sells Agency MBS through to-be-announced forward contracts, or “TBAs,” and recognizes income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. While there is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test, EFC treats income and gains from its TBAs under which it contracts to purchase a to-be-announced Agency MBS (“long TBAs”) as qualifying income for purposes of the 75% gross income test, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that, for purposes of the 75% gross income test, any gain recognized by EFC in connection with the settlement of its long TBAs should be treated as gain from the sale or disposition of an interest in mortgages on real property. The opinion of Hunton Andrews Kurth LLP is based on various assumptions related to EFC’s long TBAs and is conditioned on fact-based representations and covenants made by EFC’s management regarding its long TBAs. No assurance can be given that the IRS would not assert that EFC’s income and gain from TBAs is not qualifying income. If the IRS were to successfully challenge the opinion of Hunton Andrews Kurth LLP, EFC could be subject to a penalty tax or it could fail to remain qualified as a REIT if a sufficient portion of its income consists of income or gains from the disposition of TBAs. EFC will treat any income from short TBAs that were not identified as hedging transactions as non-qualifying income for purposes of the 75% gross income test.
To the extent that EFC receives any “exit fees” or other deferred amounts, other than principal, with respect to a mortgage loan, at maturity or otherwise, such amounts will be treated by it either (i) as interest and not as a fee for services for all tax and other purposes or (ii) as income that does not qualify for purposes of the 95% gross income test and the 75% gross income test. EFC will treat any origination fees received for loans as income that does not qualify for purposes of the 95% gross income test and the 75% gross income test. EFC may originate loans at a discount to par and treat the income attributable to such discount as interest income eligible to be qualifying income for purposes of the 95% gross income test and the 75% gross income test so long as (i) EFC does not provide any services to the borrower in connection with the origination of the loan, (ii) the related loan documents require the borrower to treat such discount in accordance with the rules for original issue discount contained in Code Sections 1271 through 1275, (iii) such discount is not referred to in the related loan documents as an origination (or other similar) fee, and (iv) EFC treats such discount for all purposes, including for tax and financial accounting purposes, as interest income and not as an origination (or other similar) fee.
Certain of EFC’s subsidiaries have made elections under Section 475(f) of the Code to mark their securities to market. There are limited authorities under Section 475(f) of the Code as to what constitutes a trader for U.S. federal income tax purposes. Under other sections of the Code, the status of a trader in securities depends on all of the facts and circumstances, including the nature of the income derived from the taxpayer’s activities, the frequency, extent and regularity of the taxpayer’s securities transactions, and the taxpayer’s investment intent. There can be no assurance that these subsidiaries will continue to qualify as a trader in securities eligible to make the mark-to-market election. Neither EFC nor any of its subsidiaries has received, or is seeking, an opinion from counsel or a ruling from the IRS regarding these subsidiaries’ qualification as a trader. If these subsidiaries’ qualification for, or EFC’s application of, the mark-to-market election were successfully challenged by the IRS, in whole or in part, it could, depending on the circumstances, result in retroactive (or prospective) changes in the amount or timing of gross income EFC recognizes. As a result of its election under Section 475(f) of the Code, each of these subsidiaries will be required each year to mark-to-market certain securities that it holds, and thereby recognize gain or loss as if it had sold those securities for their fair market value. The mark-to-market election also requires these subsidiaries to recognize any accrued market discount on debt securities held at the end of each year. While there is limited analogous authority, EFC treats any mark-to-market gains as qualifying income for purposes of the 75% gross income test to the extent that the gain is recognized with respect to a qualifying real estate asset, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that any such gains recognized with respect to assets that would produce qualifying income for purposes of the 75% and/or 95% gross income test, as applicable, if they were actually sold should be treated as qualifying income to the same extent for purposes of the 75% and/or 95% gross income test, as applicable, and any such gains should not be subject to the prohibited transaction tax. The opinion of Hunton Andrews Kurth LLP is based on various assumptions and is conditioned on fact-based representations and covenants made by EFC’s management. No assurance can be given that the IRS would not assert that any mark-to-market gains were not qualifying income. Furthermore, the law is unclear as to the treatment of mark-to-market gains and losses under the various REIT tax rules, including, among others, the prohibited transaction and qualified liability hedging rules. There are limited and, in some cases, no authorities on the interaction of a REIT engaged in the trade or business of trading in securities, the election under Section 475(f) of the Code, the qualified liability hedging rules and the REIT tax rules. If the IRS were to successfully treat EFC’s mark-to-market gains as subject to the prohibited transaction tax or to successfully challenge the treatment or timing of recognition of its mark-to-market gains or losses with respect to its qualified liability hedges or with respect to positions held in its subsidiaries, it could owe material U.S. federal income or penalty tax or, in some circumstances, even fail to qualify as a REIT.
EFC may in the future invest in interests in mortgage servicing rights representing a portion of the interest payments collected from a pool of mortgage loans, net of a basic servicing fee paid to the mortgage servicer, or “Excess MSRs.” EFC expects to acquire Excess MSRs in the Arlington Merger (if the Arlington Merger is completed). The IRS has issued private letter rulings to other REITs holding that Excess MSRs produce qualifying income for purposes of the 75% gross income test. Any income that is qualifying income for the 75% gross income test is also qualifying income for the 95% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Based on those private letter rulings and other IRS guidance regarding Excess MSRs, EFC generally intends to treat its investments in Excess MSRs as producing qualifying income for purposes of both the 75% and 95% gross income tests to the extent the underlying mortgage loans produce qualifying income for purposes of those tests. However, EFC does not intend to seek its own private letter ruling. Thus, the IRS could take the position that its Excess MSRs do not produce qualifying income, presumably by treating a portion of the income it receives from an Excess MSR as reasonable compensation for servicing the underlying mortgage loans. A successful challenge of EFC’s treatment of its Excess MSRs could result in EFC being treated as failing the 95% gross income test and possibly the 75% gross income test. This could cause EFC to be subject to a penalty tax and could impact its ability to qualify as a REIT. EFC intends to hold any interest in an MSR that is not an Excess MSR in a TRS.
EFC may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in the ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, EFC’s mezzanine loans may not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that EFC acquires meet most but do not meet all the requirements for the safe harbor described above, the interest income on such loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. In the event that EFC owns a mezzanine loan or similar debt that does not meet the safe harbor, and it nevertheless treats the income on such loans as qualifying income for the 75% gross income test, the IRS could challenge the treatment of the income from such loan or debt as qualifying income for the 75% gross income test and, if such a challenge were sustained, EFC could fail to qualify as a REIT. EFC intends to invest in mezzanine loans in a manner that will enable it to continue to satisfy the REIT gross income and asset tests.
EFC owns and may acquire distressed mortgage loans. Revenue Procedure 2014-51 indicates that interest income on a distressed mortgage loan secured by real property and other property will be treated as qualifying income based on the ratio of: (i) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan; and (ii) the face amount of the loan (and not the purchase price or current value of the loan). The face amount of a distressed mortgage loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan. As noted above, if a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. EFC believes that most of the mortgage loans that it acquires at a discount under the circumstances contemplated by Revenue Procedure 2014-51 are secured only by real property (including mortgage loans secured by both real property and personal property where the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage). Accordingly, EFC believes that the interest apportionment regulation generally does not apply to its loans. Nevertheless, if the IRS were to assert successfully that EFC’s mortgage loans were secured by other property and, thus, that the interest apportionment rules and Revenue Procedure 2014-51 applied, its ability to satisfy the various asset and gross income requirements applicable to REITs could be adversely affected. EFC intends to invest in distressed mortgage loans in a manner consistent with qualifying as a REIT.
EFC invests in residential transition loans, which generally are short-term loans secured by a mortgage on a residential property where the proceeds of the loan will be used, in part, to renovate the property. The interest from such loans will be qualifying income for purposes of the REIT gross income tests, provided that the loan value of the real property securing such loan is equal to or greater than the highest outstanding principal amount of the loan during any taxable year, and other requirements are met. Under the REIT provisions, where improvements will be constructed with the proceeds of the loan, the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property) that will secure the loan and that are to be constructed from the proceeds of the loan. There can be no assurance that the IRS would not challenge EFC’s estimate of the loan value of the real property.
EFC may invest opportunistically in other types of mortgage and real estate-related assets. To the extent EFC invests in such assets, it intends to do so in a manner that will enable it to satisfy the 75% and 95% gross income tests described above.
Hedging Transactions
From time to time, EFC will enter into “hedging transactions” with respect to one or more of its assets or liabilities. EFC’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, short U.S. treasury positions, futures and forward contracts, short TBAs, and currency forward contracts. Except to the extent provided by Treasury Regulations, income and gain from hedging transactions will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided EFC satisfies the identification requirements and other requirements discussed below. A hedging transaction includes (i) any transaction entered into in the normal course of its trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, or a “liability hedge,” (ii) any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain) or (iii) any transaction entered into to “offset” a transaction described in (i) or (ii) if a portion of the hedged indebtedness is extinguished or the related property is disposed. EFC is required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. EFC is required to match the tax character and timing of income, deduction, gain or loss from hedging transactions as closely as possible with the tax character and timing of income, deduction, gain or loss from the item or items being hedged, but there is limited authority on the interaction of these rules with an election under Section 475(f) of the Code. To the extent that EFC hedges for other purposes, or to the extent that a portion of the hedged assets are not treated as “real estate assets” (as described below under “— Asset Tests”), or it fails to satisfy the identification requirements with respect to a hedging transaction, the income from the related transactions will likely be treated as non-qualifying income for purposes of both gross income tests, and thus cannot exceed 5% of its annual gross income.
EFC intends to structure any hedging transactions so that the income from such transactions is excluded from gross income for purposes of both the 75% and 95% gross income tests, including the satisfaction of the identification, tax character matching and other requirements described above, but these requirements involve the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist, and EFC cannot assure you that that the IRS will not successfully assert a contrary position. EFC may conduct some or all of its hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that EFC’s hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that its hedging activities will not adversely affect its ability to satisfy the REIT qualification requirements.
Even if the income from EFC’s hedging transactions is excluded from gross income for purposes of the 75% and 95% gross income tests, such income and any loss will be taken into account in determining its REIT taxable income and its distribution requirement. If the IRS disagrees with EFC’s calculation of the amount or timing of recognition of gain or loss with respect to its hedging transactions, including the impact of the EFC Operating Partnership’s election under Section 475(f) of the Code and the treatment of hedging expense and losses under Section 163(f) of the Code, EFC’s distribution requirement could increase, which could require that it correct any shortfall in distributions by paying deficiency dividends to its stockholders in a later year.
Dividends
EFC’s share of any dividends received from any corporation (including dividends from any TRS, but excluding dividends from any REIT) in which it owns an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. EFC’s share of any dividends received from its subsidiary REIT and any other REIT in which it owns an equity interest will be qualifying income for purposes of both gross income tests. Income inclusions with respect to equity investments in EFC’s foreign TRSs are qualifying income for purposes of the 95% gross income test but not the 75% gross income test.
Fee Income
EFC may earn income from fees in certain circumstances. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property, the fees are not determined by income and profits and the fees are not compensation for services. Other fees, including certain amounts received in connection with mortgage servicing rights, generally are not qualifying income for purposes of either gross income test, and thus, along with any other nonqualifying income, cannot exceed 5% of EFC’s annual gross income. EFC may conduct some or all of its fee-generating activities, including holding any interest in an MSR that is not an Excess MSR, through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax. Any fees earned by a TRS, like other income earned by a TRS, will not be included in EFC’s gross income for purposes of the gross income tests.
Foreign Currency Gain
Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) any obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.
Rents from Real Property
Rents EFC receives from its real property will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:
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First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents EFC receives from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which EFC owns directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, EFC generally must not operate or manage its real property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom it does not derive revenue. EFC may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, EFC may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property. Furthermore, EFC may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

EFC intends that any rent it receives in respect of its real estate owned or other real property will be treated as qualifying “rents from real property.” EFC may hold some or all of its real estate owned or other real property in a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax.
Prohibited Transactions
A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, but including mortgage loans, that the REIT holds “primarily for sale to customers in the ordinary course of a trade or business.” Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends on the facts and circumstances in effect from time to time, including those related to a particular asset. The EFC Operating Partnership has made an election under Section 475(f) of the Code to mark its securities to market. While there is limited analogous authority, EFC does not treat mark-to-market gains that it recognizes pursuant to Section 475(f) of the Code as gains from the sale of property to customers in the ordinary course of business, based on an opinion from Hunton Andrews Kurth LLP substantially to the effect that any such gains should not be subject to the prohibited transaction tax. The opinion of Hunton Andrews Kurth LLP is based on various assumptions and is conditioned on fact-based representations and covenants made by EFC’s management. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case EFC would be subject to the prohibited transaction tax on the sale of those assets. EFC might be subject to this tax if it disposes of or securitizes mortgage loans or MBS in a manner that was treated as dealer activity for U.S. federal income tax purposes. To the extent EFC intends to dispose of an asset that may be treated as held primarily for sale to customers in the ordinary course of a trade or business, EFC may contribute the asset to a TRS prior to the disposition, the income from which may then be subject to U.S. federal, state and local corporate income tax. However, no assurance can be given that the IRS will respect the transaction by which property that may be characterized as held primarily for sale to customers in the ordinary course of a trade or business is contributed to a TRS; if such transaction is not respected, then EFC may be treated as having engaged in a prohibited transaction, and its net income therefrom would be subject to a 100% tax.
Foreclosure Property
EFC will be subject to tax at the maximum U.S. federal corporate income tax rate on any income (including foreign currency gain) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:
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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

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for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:
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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property);

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a TRS.

Failure to Satisfy Gross Income Tests
If EFC fails to satisfy one or both of the gross income tests for any taxable year, it nevertheless may qualify as a REIT for that year if it is entitled to qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:

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its failure to meet those tests is due to reasonable cause and not to willful neglect; and

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following such failure for any taxable year, a schedule of the sources of its income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

EFC cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving EFC, it will not qualify as a REIT. As discussed above in “— Taxation of EFC,” even if the relief provisions apply, EFC would incur a 100% tax on the gross income attributable to the greater of the amount by which it fails the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect its profitability.
Asset Tests
To maintain its qualification as a REIT, EFC also must satisfy the following asset tests at the end of each quarter of each taxable year.
First, at least 75% of the value of its total assets must consist of:
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cash or cash items, including certain receivables and investments in money market funds;

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U.S. government securities;

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interests in real property, including leaseholds and options to acquire real property and leaseholds, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

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interests in mortgage loans secured by real property and interests in mortgage loans secured by real property and personal property if the fair market value of the personal property does not exceed 15% of the total fair market value of all such property;

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stock in other REITs and debt instruments issued by “publicly offered REITs” (however, see the Sixth asset test below);

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investments in stock or debt instruments during the one-year period following EFC’s receipt of new capital that it raises through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the U.S. federal income tax laws, determined as if it held such assets, EFC will be treated as holding directly its proportionate share of the assets of such REMIC.

Second, of EFC’s investments not included in the 75% asset class, the value of its interest in any one issuer’s securities (other than any TRS securities) may not exceed 5% of the value of its total assets (the “5% asset test”).
Third, of EFC’s investments not included in the 75% asset class, it may not own more than 10% of the total voting power or 10% of the total value of any one issuer’s outstanding securities (the “10% vote test” and the “10% value test,” respectively).
Fourth, no more than 20% of the value of EFC’s total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of EFC’s total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).
Sixth, no more than 25% of the value of EFC’s total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.

For purposes of these asset tests, EFC is treated as holding its proportionate share of the assets of any partnership and disregarded entity that it owns, including the EFC Operating Partnership. For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. The term securities, however, generally includes debt securities issued by a partnership or another REIT (other than a “publicly offered REIT”), except that, for purposes of the 10% value test, the term “securities” does not include:
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“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which EFC or any “controlled TRS” hold non-”straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by EFC exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and

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a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

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any loan to an individual or an estate;

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any “section 467 rental agreement,” other than an agreement with a related party tenant;

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any obligation to pay “rents from real property”;

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certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;

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any security (including debt securities) issued by another REIT;

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any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes in which EFC is a partner to the extent of its proportionate interest in the equity and certain debt securities issued by that partnership; or

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any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

For purposes of the 10% value test, EFC’s proportionate share of the assets of a partnership is its proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
EFC invests in non-Agency RMBS, Agency RMBS, CMBS, residential and commercial mortgage loans, including non-performing and reperforming loans, and residential transition loans, among other things. In the case of MBS treated as interests in a grantor trust for U.S. federal income tax purposes, EFC will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans (and any mortgage loans that it owns directly) generally will qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property as described in the following paragraph. In the case of MBS treated as regular interests in a REMIC for U.S. federal income tax purposes, such interests generally will qualify as real estate assets for purposes of the 75% asset test. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of EFC’s interest in the REMIC will qualify as a real estate asset for purposes of the REIT asset tests. To the extent any of EFC’s investments in Agency RMBS are not treated as real estate assets, EFC expects such

Agency RMBS will be treated as government securities (and, therefore, as qualifying assets for purposes of the 75% asset test) because they are issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States. EFC’s investments in non-Agency RMBS and CMBS that are not interests in a grantor trust or REMIC or government securities will not be treated as qualifying assets for purposes of the 75% asset test and will be subject to the 5% asset test, the 10% value test, the 10% vote test and the 25% securities test described above.
EFC may in the future invest in Excess MSRs. EFC expects to acquire Excess MSRs in the Arlington Merger (if the Arlington Merger is completed). The IRS has issued private letter rulings to other REITs holding that Excess MSRs are qualifying assets for purposes of the 75% asset test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Based on those private letter rulings and other IRS guidance regarding Excess MSRs, EFC generally intends to treat its investments in Excess MSRs as qualifying assets for purposes of the 75% asset test to the extent the underlying mortgage loans are qualifying for purposes of such test, as described above. However, EFC does not intend to seek its own private letter ruling. Thus, the IRS could take the position that Excess MSRs are not qualifying assets, presumably by recharacterizing Excess MSRs as an interest in reasonable compensation for servicing the underlying mortgage loans. A successful challenge of EFC’s treatment of Excess MSRs could result in it being treated as failing the 75% asset test. This could cause EFC to be subject to a penalty tax and could impact its ability to qualify as a REIT. EFC intends to hold any interest in an MSR that is not an Excess MSR in a TRS.
EFC also invests in distressed loans. As discussed above under “— Gross Income Tests,” under the applicable Treasury Regulations, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan (or, in some circumstances, upon a “significant modification”), and the denominator of which is the highest “principal amount” of the loan during the year. If a mortgage is secured by both real property and personal property and the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage, the mortgage is treated as secured solely by real property for this purpose. Although the law is not entirely clear, if apportionment of interest is required, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. As noted above, EFC believes that most of the mortgage loans that it acquires at a discount under the circumstances contemplated by Revenue Procedure 2014-51 are secured only by real property (including mortgage loans secured by both real property and personal property where the value of the personal property does not exceed 15% of the aggregate value of the property securing the mortgage). Accordingly, EFC believes that the interest apportionment rules and Revenue Procedure 2014-51 generally do not apply to its loans. Nevertheless, if the IRS were to assert successfully that EFC’s mortgage loans were secured by other property and, thus, that the interest apportionment rules and Revenue Procedure 2014-51 applied, its ability to satisfy the various asset and gross income requirements applicable to REITs could be adversely affected. For loans secured by real property and other property, Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the loan on the relevant quarterly REIT asset testing date or (ii) the greater of (a) the fair market value of the real property securing the loan on the relevant quarterly REIT asset testing date or (b) the fair market value of the real property securing the loan on the date the REIT committed to originate or acquire the loan. EFC intends to invest in mortgage loans, including distressed loans, in a manner consistent with qualifying and maintaining its qualification as a REIT.
EFC may invest in mezzanine loans. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote test or value test). See “— Gross Income Tests.” Although the mezzanine loans EFC acquires may not meet all of the requirements for that safe harbor, EFC may treat such loans as real estate assets for the purposes of the REIT asset tests. EFC expects any mezzanine loans it acquires generally will be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% value test. In the event that EFC acquires or owns a mezzanine loan or similar debt that does not meet the safe harbor, the

IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset tests, and if such a challenge were sustained, EFC could fail to qualify as a REIT. EFC intends to invest in mezzanine loans in a manner that will enable it to continue to satisfy the REIT asset tests.
EFC enters into repurchase agreements under which it nominally sells certain of its assets to a counterparty and simultaneously enters into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, EFC believes that these transactions would be treated as secured debt, and that it will be treated for REIT asset and income test purposes as the owner of the assets that are the subject of such agreements, notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that EFC did not own its assets subject to sale and repurchase agreements during the term of such agreements, in which case EFC could fail to qualify as a REIT.
EFC purchases Agency MBS through TBAs. While there is no direct authority with respect to the qualification of TBAs as real estate assets or U.S. government securities for purposes of the 75% asset test, EFC treats its long TBAs as qualifying assets for purposes of the REIT asset tests, based on an opinion of Hunton Andrews Kurth LLP substantially to the effect that for purposes of the REIT asset tests, its ownership of a long TBA should be treated as ownership of real estate assets. The opinion of Hunton Andrews Kurth LLP is based on various assumptions related to EFC’s long TBAs and is conditioned on fact-based representations and covenants made by EFC’s management regarding its long TBAs. No assurance can be given that the IRS would not assert that EFC’s long TBAs are not qualifying assets. If the IRS were to successfully challenge the opinion of Hunton Andrews Kurth LLP, EFC could be subject to a penalty tax or it could fail to remain qualified as a REIT if a sufficient portion of its assets consists of TBAs. EFC will treat short TBAs as non-qualifying assets for purposes of the 75% gross asset test.
Derivative instruments, other than long TBAs as discussed in the prior paragraph, generally are not qualifying assets for purposes of the 75% asset test. Thus, derivative instruments such as interest rate swaps, futures contracts, and other similar instruments, even if used in and identified as “hedging transactions” as described in “— Hedging Transactions,” are non-qualifying assets for purposes of the 75% asset test. Therefore, EFC will limit its investment in such derivative instruments and any other non-qualifying assets to no more than 25% of its total assets at the end of any calendar quarter, or it may make such investments through a TRS or other corporate entity, the income from which may be subject to U.S. federal, state or local corporate income tax.
Many of the investments that EFC made and activities it undertook prior to its REIT election have been contributed to or will be undertaken in one of its TRSs, there are TRSs in the Great Ajax structure, and certain of the historic Arlington assets will be held in a TRS (if the Arlington Merger is completed); thus, EFC has held and will hold a significant portion of its assets through, and derive a significant portion of its taxable income and gains in, TRSs. While EFC intends to manage its affairs so as to satisfy the requirement that no more than 20% of the value of its total assets consists of stock or securities of its TRSs, as well as the requirements that no more than 25% of the value of its total assets consist of stock or securities of its TRSs and other assets not qualifying for the 75% asset test and that taxable dividends from its TRSs plus other non-qualifying gross income not exceed 25% of its total gross income, there can be no assurance that it will be able to do so in all market circumstances. Even if EFC is able to do so, compliance with these rules may reduce its flexibility in operating its business. In addition, the two rules may conflict with each other in that EFC’s ability to reduce the value of its TRSs below 20% of its total assets by causing a TRS to distribute a dividend to it may be limited by its need to comply with the REIT 75% gross income test, which requires that, in general, 75% of its gross income come from certain real estate-related sources (and TRS dividends are not qualifying income for such test). There can be no assurance that EFC will be able to comply with either or both of these tests in all market conditions. EFC’s inability to comply with both of these tests could have a material adverse effect on its business, financial condition, liquidity, results of operations, qualification as a REIT and ability to make distributions to its stockholders.
As discussed above, EFC may invest opportunistically in other types of mortgage-related assets. To the extent EFC invests in such assets, it intends to do so in a manner that will enable it to satisfy each of the asset tests described above. However, EFC cannot assure you that it will be able to satisfy the asset tests described above. EFC will monitor the status of its assets for purposes of the various asset tests and seek to manage its portfolio to comply at all times with such tests. No assurance, however, can be given that EFC will continue to be successful in this effort. In this regard, to determine its compliance with these requirements, EFC will have to value its investment in its assets to ensure compliance with the asset tests. Although EFC seeks to be prudent in making these valuations, no assurances can be given that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case EFC might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.
If EFC fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT qualification so long as:
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it satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If EFC does not satisfy the conditions described above, it still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
If EFC violates the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, it will not lose its REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the total value of its assets or $10 million) and (ii) it disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which it identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, EFC will not lose its REIT qualification if it (i) disposes of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which it identified such failure, (ii) files a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pays a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate income tax rate and the net income from the non-qualifying assets during the period in which it failed to satisfy the asset tests. If these relief provisions are inapplicable to a particular set of circumstances involving EFC, it will fail to qualify as a REIT.
EFC intends to monitor the status of its assets and its future acquisition of assets to ensure that it complies with those requirements, but it cannot assure you that it will be successful in this effort. No independent appraisals will be obtained to support its estimates of and conclusions as to the value of its assets and securities, or in many cases, the real estate collateral for the mortgage loans that support its MBS. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. As a result, no assurance can be given that the IRS will not contend that EFC’s ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Distribution Requirements
Each taxable year, EFC must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to:
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the sum of

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90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain, and

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90% of its after-tax net income, if any, from foreclosure property, minus

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the sum of certain items of non-cash income.

EFC must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) it declares the distribution before it timely files its U.S. federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after such declaration or (ii) it declares the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and it actually pays the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year to the extent of undistributed earnings and profits as of December 31 of the prior taxable year. In both instances, these distributions relate to EFC’s prior taxable year for purposes of the 90% distribution requirement.
If EFC ceases to be a “publicly offered REIT,” then in order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide it with a REIT-level tax deduction, its distributions must not be considered to be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares of stock within a particular class and (ii) in accordance with the preferences among different classes of stock as set forth in EFC’s organizational documents.
EFC will pay U.S. federal income tax on taxable income, including net capital gain, that it does not distribute to stockholders. Furthermore, if EFC fails to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
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85% of its REIT ordinary income for such year,

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95% of its REIT capital gain income for such year, and

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any undistributed taxable income from prior periods,

it will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributes.
EFC may elect to retain and pay income tax on the net long term capital gain it recognizes in a taxable year. See “— Taxation of Taxable U.S. Holders on Distributions on EFC Capital Stock.” If EFC so elects, it will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above. EFC intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax.
It is possible that, from time to time, EFC may experience timing differences between the actual receipt of cash, including distributions from its subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. Possible examples of those timing differences include the following:
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Because EFC may deduct capital losses only to the extent of its capital gains, it may have taxable income that exceeds its economic income.

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EFC will recognize taxable income in advance of the related cash flow with respect to its investments that are deemed to have original issue discount, such as many of its CMBS. EFC generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred. EFC may be required to recognize such income when it is accrued in its financial statements, if earlier.

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The EFC Operating Partnership and certain other subsidiaries have elected to mark their securities to market under Section 475(f) of the Code. As a result, EFC will recognize income each year without any corresponding cash (unless the asset is actually sold during the year).

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If EFC acquires distressed loans at a discount and then significantly modifies those loans, it would recognize gain, without the receipt of any cash, on the resulting deemed exchange equal to the difference between the adjusted issue price of the modified loan (which will generally be the face amount of the modified loan) and its adjusted tax basis in the original loan.

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EFC may acquire investments that are treated as having “market discount” for U.S. federal income tax purposes, because the investments are debt instruments that it acquires for an amount less than their principal amount. As a result of its subsidiaries’ elections under Section 475(f) of the Code, EFC will be required to include market discount in income currently, even if no cash is received. The recognition of market discount results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related economic income. Further, to the extent that such an investment does not fully amortize according to its terms, EFC may never receive the economic income attributable to previously recognized market discount.
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EFC may engage in foreclosures or other transactions that result in the conversion of its non-performing residential or commercial mortgage loans to real property. Such transactions could also give rise to taxable income without a corresponding receipt of cash.

In addition, because EFC uses TRSs for certain non-REIT qualifying income and activities, there could be a situation where EFC has REIT taxable income that cannot be offset by losses at the TRS level, resulting in REIT taxable income that must be distributed to stockholders in excess of economic income.
Although several types of non-cash income are excluded in determining the annual distribution requirement, EFC will incur U.S. federal corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if it does not distribute those items on a current basis. As a result of the foregoing, EFC may have less cash than is necessary to distribute all of its taxable income and thereby avoid U.S. federal corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, EFC may need to borrow funds, sell assets or make taxable distributions of its stock or debt securities.
EFC may satisfy the 90% distribution test with taxable distributions of its stock or debt securities. The IRS has issued a revenue procedure authorizing “publicly offered REITs” to treat certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. EFC has no current intention to make a taxable dividend payable partly in cash and partly in its stock.
Determination of EFC’s REIT taxable income involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. If the IRS disagrees with EFC’s determination, it could affect its satisfaction of the distribution requirements. Under certain circumstances, EFC may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. EFC may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although EFC may be able to avoid U.S. federal corporate income tax on amounts distributed as deficiency dividends, it will be required to pay interest and may be required to pay a penalty to the IRS based upon the amount of any deduction it takes for deficiency dividends.
Recordkeeping Requirements
EFC must maintain certain records in order to maintain its qualification as a REIT. In addition, to avoid a monetary penalty, EFC must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding stock. EFC intends to continue to comply with these requirements.
Failure to Qualify
If EFC fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, it could avoid disqualification if its failure is due to reasonable cause and not to willful neglect, and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “—Asset Tests.”
If EFC fails to qualify as a REIT in any taxable year, and no relief provision applies, it would be subject to U.S. federal income tax on its taxable income at regular corporate rates. Further, if EFC fails to qualify as a REIT, it might need to borrow money or sell assets in order to pay any resulting tax. EFC’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. In calculating its taxable income in a year in which it fails to qualify as a REIT, EFC would not be able to deduct amounts paid out to stockholders. In fact, EFC would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of EFC’s current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced U.S. federal income tax rate of 20% on such dividends. EFC’s failure to qualify as a REIT could impair its ability to expand its business and raise capital, and it would adversely affect the value of its capital stock. Unless EFC qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. EFC cannot predict whether in all circumstances it would qualify for such statutory relief.
Taxation of the EFC Operating Partnership
EFC holds substantially all of its assets through the EFC Operating Partnership. Under the Code, a partnership generally is not subject to U.S. federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining such partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale or exchange of such partner’s interest in the partnership.
As noted above, for purposes of the REIT income and asset tests, EFC is treated as receiving or holding its proportionate share of the EFC Operating Partnership’s income and assets, respectively. EFC controls, and intends to continue to control, the EFC Operating Partnership and intends to operate it consistently with the requirements for qualification as a REIT.
EFC may issue equity compensation to its directors and employees in the form of interests in the EFC Operating Partnership that do not generate a tax deduction for the EFC Operating Partnership.
The discussion above assumes that the EFC Operating Partnership will be treated as a “partnership” for U.S. federal income tax purposes. Generally, a domestic unincorporated entity with two or more partners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. EFC intends to comply with one or more exceptions to treatment of the EFC Operating Partnership as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent EFC from qualifying as a REIT.
Taxation of U.S. Holders
Taxation of Taxable U.S. Holders on Distributions on EFC Capital Stock
As long as EFC qualifies as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of EFC’s current or accumulated earnings and profits, its earnings and profits will be allocated first to its preferred stock dividends, and then to its common stock dividends. A U.S. holder will not qualify for the dividends received deduction generally available to corporations.
For taxable years beginning before January 1, 2026, individuals, trusts and estates may deduct up to 20% of certain pass-through income, including ordinary REIT dividends that are not “capital gain dividends” or “qualified dividend income,” subject to certain limitations (the “pass-through deduction”). For taxable years beginning before January 1, 2026, the maximum U.S. federal income tax rate for U.S. holders taxed at individual rates is 37%. For taxpayers qualifying for the full pass-through deduction, the effective maximum U.S. federal income tax rate on ordinary REIT dividends for taxable years beginning before January 1, 2026 would be 29.6% (exclusive of the 3.8% Medicare tax). To qualify for the pass-through deduction, the shareholder receiving such dividend must hold the dividend-paying REIT shares for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the shares become ex-dividend, and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property.
The maximum U.S. federal income tax rate for “qualified dividend income” received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic taxable C corporations and certain qualified foreign corporations. Because EFC is not generally subject to U.S. federal income tax on the portion of its REIT taxable income distributed to its stockholders (see “— Taxation of EFC” above), dividends paid to a U.S. holder generally will not be eligible for the 20% rate on qualified dividend income. As a result, EFC’s ordinary REIT dividends will be taxed at a higher rate than those of domestic taxable C corporations. However, the 20% tax rate for qualified dividend income will apply to EFC’s ordinary REIT dividends (i) attributable to dividends received by it from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which it has paid U.S. federal corporate income tax (e.g., to the extent that EFC distributes less than 100% of its taxable income) and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by EFC from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold shares of EFC stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which its capital stock become ex-dividend.
Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from EFC.
A U.S. holder generally will take into account distributions that EFC properly designates as capital gain dividends as long-term capital gain, to the extent that they do not exceed EFC’s actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held shares of EFC capital stock. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
EFC may elect to retain and pay income tax on the net long-term capital gain that it recognizes in a taxable year. In that case, to the extent EFC designates such amount on a timely notice to such stockholder, a U.S. holder would be taxed on its proportionate share of EFC’s undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax EFC paid. The U.S. holder would increase the basis in its capital stock by the amount of its proportionate share of EFC’s undistributed long-term capital gain, minus its share of the tax it paid.
A U.S. holder will not incur tax on a distribution in excess of EFC’s current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s capital stock. Instead, the distribution will reduce the adjusted basis of each such share of capital stock. As stated above, for purposes of determining whether a distribution is made out of EFC’s current or accumulated earnings and profits, its earnings and profits will be allocated first to its preferred stock dividends, and then to its common stock dividends. A U.S. holder will recognize a distribution in excess of both EFC’s current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her capital stock as long-term capital gain, or short-term capital gain if the shares of capital stock have been held for one year or less, assuming the shares are a capital asset in the hands of the U.S. holder. In addition, if EFC declares a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution, to the extent of undistributed earnings and profits as of December 31 of such year, shall be treated as both paid by EFC and received by the U.S. holder on December 31 of such year, provided that EFC actually pays the distribution during January of the following calendar year, as described in “— Distribution Requirements.”
Stockholders may not include in their individual income tax returns any of EFC’s net operating losses or capital losses. Instead, these losses are generally carried over by EFC for potential offset against its future income or capital gains. Such carry forwards do not reduce earnings and profits in the year of offset.
Taxable distributions from EFC and gain from the disposition of shares of its capital stock will not be treated as passive activity income and, therefore, a U.S. holder generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which such U.S. holder is a limited partner, against such income. In addition, taxable distributions from EFC and gain from the disposition of its shares of capital stock generally will be treated as investment income for purposes of the investment interest limitations. EFC will notify stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, qualified dividend income and capital gain.
EFC may recognize phantom income, which is taxable income in excess of its economic income, in various situations, including the earlier years that it holds certain investments or in the year that it modifies certain loan investments, and it may only experience an offsetting excess of economic income over its taxable income in later years, if at all. As a result, U.S. holders at times may be required to pay U.S. federal income tax on distributions taxable as dividends that economically represent a return of capital rather than a dividend. Taking into account the time value of money, this acceleration or increase of U.S. federal income tax liabilities may reduce a U.S. holder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased shares of EFC Common Stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such common stock might be somewhat less than 7% as a result of EFC’s phantom income. In general, as the ratio of EFC’s phantom income to its total income increases, the after-tax rate of return received by a taxable U.S. holder will decrease.
To the extent that EFC has available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of EFC” and “— Distribution Requirements.” Such losses, however, are not passed through to U.S. holders and do not offset income of U.S. holders from other sources, nor do they affect the character of any distributions that are actually made by EFC, which are generally subject to tax in the hands of U.S. holders to the extent that it has current or accumulated earnings and profits.
Taxation of Taxable U.S. Holders on the Disposition of EFC Capital Stock
In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of shares of EFC capital stock as long-term capital gain or loss if the U.S. holder has held such capital stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid by such U.S. holder on such gains, and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of capital stock held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from EFC that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of EFC capital stock may be disallowed if the U.S. holder purchases additional shares of EFC capital stock (or substantially similar capital stock) within 30 days before or after the disposition.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gains or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of EFC capital stock.

With respect to distributions that EFC designates as capital gain dividends and any retained capital gain that it is deemed to distribute, it will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. The highest marginal individual income tax rate currently is 37%. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses, including capital losses recognized upon the disposition of EFC stock. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Information Reporting Requirements and Withholding
EFC or the applicable withholding agent will report to U.S. holders and to the IRS the amount and the tax character of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding with respect to distributions unless such holder:
•
is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•
provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. U.S. holders are urged to consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status. Under the Foreign Account Tax Compliance Act, or “FATCA,” a U.S. withholding tax at a 30% rate will be imposed on dividends received by U.S. holders who own EFC capital stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. EFC will not pay any additional amounts in respect of amounts withheld.
Taxation of Tax-Exempt Holders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or “UBTI.” While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that EFC distributes to tax-exempt stockholders generally should not constitute UBTI so long as the shares of EFC stock are not otherwise used in an unrelated trade or business. However, if a tax-exempt stockholder were to finance its investment in EFC stock with debt, a portion of the income that it receives from EFC would constitute UBTI pursuant to the “debt-financed property” rules.
Although REIT dividends that are attributable to excess inclusion income would constitute UBTI in the hands of most tax-exempt stockholders, EFC should not generate excess inclusion income for its stockholders. Specifically, to the extent that EFC forms, purchases or holds any equity interest in taxable mortgage pools or REMIC residual interests, any excess inclusion income generated by such interest should be blocked by an existing TRS or a future TRS.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans, exempt from taxation under special provisions of the U.S. federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from EFC as UBTI.
In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of EFC stock could be required to treat a percentage of the dividends that it receives from EFC as UBTI if it is a “pension-held REIT.” EFC will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of its capital stock or (b) a group of pension trusts individually holding more than 10% of its capital stock collectively own more than 50% of the value of EFC capital stock. However, the restrictions on ownership and transfer of EFC capital stock are designed to, among other things, prevent a tax-exempt entity from owning more than 10% of the value of EFC capital stock, thus making it unlikely that EFC will become a pension-held REIT.
Taxation of Non-U.S. Holders
The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders are complex. This section is only a summary of such rules. EFC urges non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of its capital stock, including any reporting requirements.
Taxation of Non-U.S. Holders on Distributions of EFC Capital Stock
The portion of distributions received by non-U.S. holders payable out of EFC’s earnings and profits that are not attributable to gains from sales or exchanges of “United States real property interests” (as defined below) and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the distribution will not incur the 30% withholding tax, but the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions, and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of EFC capital stock. It is expected that the applicable withholding agent will withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that EFC does not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:
•
a lower treaty rate applies and the non-U.S. holder files with the applicable withholding agent an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate, or

•
the non-U.S. holder files with the applicable withholding agent an IRS Form W-8ECI claiming that the distribution is effectively connected income.

Capital gain dividends received or deemed received by a non-U.S. holder from EFC that are not attributable to gain from its sale or exchange of “United States real property interests,” as defined below, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder’s investment in EFC capital stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).
A non-U.S. holder will not incur tax on a distribution on shares of EFC capital stock in excess of its current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of the non-U.S. holder’s capital stock. Instead, the excess portion of the distribution will reduce such non-U.S. holder’s adjusted tax basis of its capital stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both EFC’s current and accumulated earnings and profits and the adjusted basis of the non-U.S. holder’s capital stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its shares of EFC capital stock, as described below. Because EFC generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. However, a non-U.S. holder may obtain a refund of amounts that the applicable withholding agent withheld if EFC later determines that a distribution in fact exceeded its current and accumulated earnings and profits.
Under FATCA, U.S. withholding tax at a 30% rate will be imposed on dividends paid on EFC capital stock received by non-U.S. holders or U.S. holders who own EFC capital stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. EFC will not pay any additional amounts in respect of amounts withheld.
For any year in which EFC qualifies as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from its sale or exchange of “United States real property interests” under FIRPTA. The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include mortgage loans or mortgage-backed securities. As a result, EFC does not anticipate that it will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, subject to exceptions discussed below, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, the applicable withholding agent must withhold 21% of any such distribution that EFC could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount withheld.
Capital gain distributions on shares of EFC capital stock that are attributable to its sale of real property will be treated as ordinary dividends, rather than as gain from the sale of a United States real property interest, as long as (i) (a) the applicable class of EFC capital stock is “regularly traded” on an established securities market in the United States and (b) the non-U.S. holder does not own more than 10% of the applicable class of EFC capital stock during the one-year period preceding the distribution date or (ii) the non-U.S. holder was treated as a “qualified shareholder” or “qualified foreign pension fund,” each as defined below.
As a result, non-U.S. holders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. EFC believes its common stock currently is treated as being regularly traded on an established securities market in the United States. If EFC capital stock is not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 10% of the applicable class of EFC capital stock at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to its sale of real property generally would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of EFC capital stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire shares of EFC capital stock within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.
Taxation of Non-U.S. Holders on Dispositions of EFC Capital Stock
A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of shares of EFC capital stock as long as EFC is not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. EFC does not anticipate that it will be a United States real property holding corporation based on its investment strategy. In the unlikely event that at least 50% of the assets EFC holds were determined to be United States real property interests, gains from the sale of shares of EFC capital stock by a non-U.S. holder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of shares of EFC capital stock if EFC were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock are held directly or indirectly by non-U.S. persons. EFC believes that it is likely a domestically controlled qualified investment entity, and that a sale of shares of EFC capital stock would not be subject to taxation under FIRPTA. However, EFC does not intend to maintain records to determine whether it is a domestically controlled qualified investment entity for this purpose and no assurance can be given that EFC is or will remain a domestically controlled qualified investment entity.
If the applicable class of EFC capital stock is regularly traded on an established securities market in the United States, an additional exception to the tax under FIRPTA on gain from stock sales will be available, even if EFC does not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells shares of EFC capital stock. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if:
•
the applicable class of EFC capital stock is considered regularly traded under applicable U.S. Treasury Regulations on an established securities market, such as the NYSE; and

•
the non-U.S. holder owned, actually or constructively, 10% or less of the applicable class of EFC capital stock at all times during a specified testing period.

As noted above, EFC believes its common stock is currently treated as being regularly traded on an established securities market. If the gain on the sale of shares of EFC capital stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.
Backup withholding generally will not apply to payments of dividends made by EFC or its paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of capital stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
Subject to the exception discussed below, any distribution to a “qualified shareholder” (as defined below) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA and thus will not be subject to special withholding rules under

FIRPTA. While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, the portion of REIT distributions attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding. REIT distributions received by a “qualified shareholder” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax.
In addition, a sale of shares of EFC capital stock by a “qualified shareholder” who holds such capital stock directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income taxation under FIRPTA. As with distributions, the portion of amounts realized attributable to certain investors in a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to U.S. federal income taxation and FIRPTA withholding on a sale of shares of EFC capital stock.
A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.
A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (iii) is designated as such by the Secretary of the U.S. Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.
Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a “qualified foreign pension fund”) who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA and thus will not be subject to special withholding rules under FIRPTA. REIT distributions received by a “qualified foreign pension fund” that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax. In addition, a sale of shares of EFC capital stock by a “qualified foreign pension fund” that holds such capital stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA.
A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established by such country or an employer to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information reporting about its beneficiaries is provided or otherwise available to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Additional changes to the tax laws are likely to continue to occur. EFC cannot predict the long-term effect of any recent changes or any future tax law changes on REITs and their stockholders. Stockholders are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in EFC capital stock.
State, Local and Foreign Taxes
EFC and/or its subsidiaries and stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which EFC, its subsidiaries, or its stockholders transact business, own property or reside. EFC or its subsidiaries may derive income or own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of EFC and its stockholders may differ from the U.S. federal income tax treatment of EFC and its stockholders described above. Consequently, stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws upon an investment in EFC stock.

COMPARATIVE SHARE PRICES
Shares of EFC Common Stock are listed on the NYSE under the trading symbol “EFC.” Shares of Great Ajax Common Stock are listed on the NYSE under the trading symbol “AJX.” As of June 30, 2023, the latest practicable trading day before the date of this proxy statement/prospectus, there were 67,161,740 shares of EFC Common Stock outstanding and 23,627,677 shares of Great Ajax Common Stock outstanding.
The following table presents trading information for EFC Common Stock and Great Ajax Common Stock on June 30, 2023, the last trading day before public announcement of the Merger Agreement, and July 27, 2023, the latest practicable trading day before the date of this proxy statement/prospectus.
Date	EFC Common Stock			Great Ajax Common Stock
	High	Low	Close	High	Low	Close
June 30, 2023	$13.91	$13.76	$13.80	$6.24	$6.10	$6.13
July 27, 2023	$14.05	$13.67	$13.68	$7.12	$6.93	$6.93
For illustrative purposes, the following table provides Great Ajax equivalent per share information on each of the specified dates. Great Ajax equivalent per share amounts are calculated by multiplying the per share price of each share of EFC Common Stock by the Exchange Ratio of 0.5308 (which is subject to certain adjustments as provided in the Merger Agreement), and rounded up or down to the nearest cent.
Date	EFC Common Stock			Great Ajax Common Stock
	High	Low	Close	High	Low	Close
June 30, 2023	$13.91	$13.76	$13.80	$7.38	$7.30	$7.33
July 27, 2023	$14.05	$13.67	$13.68	$7.46	$7.26	$7.26
The Exchange Ratio in the Merger is fixed (subject to certain adjustments as provided in the Merger Agreement) and will not be adjusted for changes in the market price of EFC Common Stock or Great Ajax Common Stock. Because of this, the implied value of the consideration to Great Ajax Stockholders in the Merger is based on the trading price of shares of EFC Common Stock and will fluctuate between now and the completion of the Merger. As a result, you should obtain recent market prices of EFC Common Stock and Great Ajax Common Stock prior to voting your shares of Great Ajax Common Stock. For more information, see the section entitled “Risk Factors” beginning on page 31 of this proxy statement/prospectus.
Great Ajax Stockholders are encouraged to obtain current market quotations for EFC Common Stock and Great Ajax Common Stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of EFC Common Stock before or after the effective date of the Merger. For more information, see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 191 of this proxy statement/prospectus.
Market Prices and Dividend Data
The following tables set forth the high and low prices of EFC Common Stock and Great Ajax Common Stock as reported on the NYSE, and the cash dividends per share, for the calendar quarters indicated.

EFC
	High	Low	Dividend
2023
Third Quarter (through July 27, 2023)	$14.21	$12.98	$0.15(1)
Second Quarter	$13.91	$11.64	$0.45
First Quarter	$14.42	$10.82	$0.45
2022
Fourth Quarter	$14.62	$10.81	$0.45
Third Quarter	$16.38	$11.28	$0.45
Second Quarter	$17.83	$12.74	$0.45
First Quarter	$18.13	$16.42	$0.45
2021
Fourth Quarter	$18.95	$15.68	$0.45
Third Quarter	$19.37	$17.37	$0.45
Second Quarter	$19.60	$15.95	$0.44
First Quarter	$17.00	$14.44	$0.30

(1)
Includes the previously announced monthly dividend of $0.15 per share of EFC Common Stock, payable on August 25, 2023, to EFC common stockholders of record as of July 31, 2023, which was declared by the EFC Board on July 10, 2023.

Great Ajax
	High	Low	Dividend
2023
Third Quarter (through July 27, 2023)	$7.19	$6.68	$0.00
Second Quarter	$6.93	$5.15	$0.20
First Quarter	$9.24	$5.91	$0.25
2022
Fourth Quarter	$8.69	$7.02	$0.27
Third Quarter	$11.21	$7.46	$0.27
Second Quarter	$11.64	$8.68	$0.26
First Quarter	$13.65	$10.78	$0.26
2021
Fourth Quarter	$14.74	$12.30	$0.34
Third Quarter	$14.27	$12.56	$0.21
Second Quarter	$13.27	$11.00	$0.19
First Quarter	$13.00	$9.62	$0.17

DESCRIPTION OF EFC CAPITAL STOCK
General
The following is a summary of some of the terms of EFC’s capital stock, the EFC Charter, the EFC Bylaws and certain provisions of the DGCL. You should read the EFC Charter and the EFC Bylaws and the applicable provisions of the DGCL for complete information on EFC’s capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the DGCL and the provisions of the EFC Charter and the EFC Bylaws. To obtain copies of these documents, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 191.
The description of EFC capital stock in this section applies to the capital stock of the Combined Company after the Merger. For additional information, see “Comparison of Rights of EFC Stockholders and Great Ajax Stockholders” beginning on page 163.
Shares Authorized
The EFC Charter provides that EFC may issue up to 200,000,000 shares of EFC Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share, of which (i) 8,600,000 shares are classified and designated as EFC Series A Preferred Stock, (ii) 8,800,000 shares are classified and designated as EFC Series B Preferred Stock and (iii) 4,600,000 shares are classified and designated as EFC Series C Preferred Stock.
Shares Outstanding
As of June 30, 2023, there were (i) 67,161,740 shares of EFC Common Stock outstanding, (ii) 4,600,000 shares of EFC Series A Preferred Stock outstanding, (iii) 4,820,421 shares of EFC Series B Preferred Stock outstanding and (iv) 4,000,000 shares of EFC Series C Preferred Stock outstanding. Upon consummation of the Merger, the Combined Company is expected to have approximately 78,872,980 shares of EFC Common Stock (or 91,372,957 shares of EFC Common Stock assuming the prior completion of the Arlington Merger), 4,600,000 shares of EFC Series A Preferred Stock, 4,820,421 shares of EFC Series B Preferred Stock, 4,000,000 shares of EFC Series C Preferred Stock, 379,668 shares of EFC Series D Preferred Stock newly classified and issued in connection with the Arlington Merger (assuming the prior completion of the Arlington Merger) and 957,133 shares of EFC Series E Preferred Stock newly classified and issued in connection with the Arlington Merger (assuming the prior completion of the Arlington Merger), issued and outstanding.
Common Stock
Voting Rights
The holders of EFC Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of EFC’s stockholders. Generally, all matters to be voted on by EFC stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of EFC Common Stock present in person or represented by proxy, voting together as a group.
Dividends
In general, holders of EFC Common Stock will share ratably (based on the number of shares of EFC Common Stock held) in any dividend declared by the EFC Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of distributions and to any restrictions on the payment of distributions imposed by the terms of any outstanding preferred stock.
Liquidation
Upon any dissolution, liquidation, winding up or similar event of EFC, after payment or provision for payment of the debts and other liabilities of EFC and subject to the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having liquidation preferences, if any, the holders of EFC Common Stock will be entitled to receive EFC’s remaining assets available for distribution ratably in proportion with the number of shares of EFC Common Stock held by them.
Holders of EFC Common Stock have no conversion, sinking fund, redemption or preemptive rights.
Restrictions on Transfer
See “Certain Provisions of the DGCL, the EFC Charter and the EFC Bylaws — Restrictions on Ownership and Transfer” below for a description of restrictions on transfers of EFC’s capital stock, including EFC Common Stock.
Transfer Agent and Registrar
The transfer agent and registrar for EFC Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8300.
Listing
EFC Common Stock is listed on the NYSE under the ticker symbol “EFC.”
Certain Provisions of the DGCL, the EFC Charter and the EFC Bylaws
Certain provisions of the DGCL, EFC Charter and the EFC Bylaws may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the shares of EFC Common Stock might receive a premium for their shares over the then prevailing market price of those shares or which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions.
Business Combinations
Section 203 of the DGCL, provides that an “interested stockholder” (a person other than the corporation or any direct or indirect majority-owned subsidiary of the corporation who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of a corporation) may not engage in “business combinations” (which is broadly defined to include a number of transactions, such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder without certain statutorily mandated approvals.
The EFC Charter does not contain a provision electing not to be governed by Section 203 of the DGCL, so EFC is subject to such provision.
Provisions in the EFC Charter and EFC Bylaws that may have an Anti-Takeover Effect
Some of the provisions in the EFC Charter and EFC Bylaws that could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, control of EFC include, among others:
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allowing only the EFC Board to fill newly created directorships;

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requiring advance notice for EFC stockholders to nominate candidates for election to the EFC Board or to propose business to be considered by EFC stockholders at a meeting of EFC stockholders;

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requiring that (subject to certain exceptions) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of the outstanding shares of EFC (See “— Restrictions on Ownership and Transfer” below); and

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limitations on the ability of EFC stockholders to call special meetings of EFC stockholders.

Certain provisions of the EFC Management Agreement also could make it more difficult for third parties to acquire control of EFC by various means, including limitations on EFC’s right to terminate the EFC Management Agreement and a requirement that, under certain circumstances, EFC make a substantial payment to EFC Manager in the event of a termination.
Restrictions on Ownership and Transfer
In order to preserve EFC’s ability to maintain its REIT status, the EFC Charter, subject to certain exceptions, contains restrictions on the amount of shares of EFC capital stock that a person may own and may prohibit certain entities from owning shares of EFC capital stock. The EFC Charter provides that (i) no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of the outstanding shares of any class or series of EFC capital stock, (ii) no person may beneficially or constructively own shares of EFC capital stock to the extent such ownership would result in EFC being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT and (iii) any transfer of shares that would result in EFC capital stock being held by less than 100 persons will be void ab initio.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of EFC capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of EFC capital stock which are transferred to the trust (as described below), will be required to give notice immediately to EFC, or in the case of proposed or attempted transactions will be required to give at least 15 days written notice to EFC, and provide EFC with such other information as EFC may request in order to determine the effect of such transfer, including, without limitation, the effect on its status as a REIT.
The EFC Board, in its sole discretion, may exempt a person from the foregoing restrictions and may establish an excepted holder limit for such person. The person seeking an exemption must provide to the EFC Board such representations, covenants and undertakings as the EFC Board may deem appropriate. The EFC Board may also condition any such exemption on the receipt of a ruling from the IRS or an opinion of counsel as it deems necessary or advisable.
Any attempted transfer of EFC securities (other than those described in the preceding paragraph) which, if effective, would result in any person violating the ownership limit or in EFC being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such securities. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in the EFC Charter) prior to the date of the transfer. If, for any reason, the transfer to the trust would not be effective to prevent such a violation, the EFC Charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any securities held in the trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to capital stock held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution paid prior to EFC’s discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law and pursuant to the EFC Charter, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to EFC’s discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if EFC has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from EFC that the shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in the EFC Charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the sales proceeds (net of any commissions and other expenses of sale) received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to EFC’s discovery that the shares have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the securities will be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess will be paid to the trustee upon demand.
In addition, the securities held in the trust will be deemed to have been offered for sale to EFC, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date EFC, or its designee, accepts the offer. EFC will have the right to accept the offer until the trustee has sold the shares. Upon a sale to EFC, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
All certificates representing the shares bear a legend referring to the restrictions described above.
These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the shares or might otherwise be in the best interests of EFC stockholders.

COMPARISON OF RIGHTS OF EFC STOCKHOLDERS AND GREAT AJAX STOCKHOLDERS
EFC is a Delaware corporation and Great Ajax is a Maryland corporation. The rights of EFC stockholders are governed by the DGCL, the EFC Charter and the EFC Bylaws. The rights of Great Ajax Stockholders are governed by the MGCL, the Great Ajax Charter and the Great Ajax Bylaws. Upon consummation of the Merger, the rights of the former Great Ajax Stockholders who receive EFC Common Stock will be governed by the DGCL, the EFC Charter and the EFC Bylaws.
The following is a summary of the material differences as of the date of this proxy statement/prospectus between the rights of EFC stockholders and the rights of Great Ajax Stockholders under the governing documents of EFC and Great Ajax and the above-described laws which govern EFC and Great Ajax, respectively. The following summary is qualified in its entirety by reference to the relevant provisions of the (i) DGCL, (ii) MGCL, (iii) EFC Charter, (iv) Great Ajax Charter, (v) EFC Bylaws and (vi) Great Ajax Bylaws.
This section does not include a complete description of all differences between the rights of EFC stockholders and Great Ajax Stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the DGCL and the MGCL, as well as the governing instruments of each of EFC and Great Ajax , each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information and Incorporation by Reference” beginning on page 191.
	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders
Authorized Capital Stock
EFC is authorized to issue 300,000,000 shares of stock, consisting of (i) 200,000,000 shares of EFC Common Stock and (ii) 100,000,000 shares of EFC Preferred Stock, $0.001 par value per share, of which (1) 8,600,000 shares are classified and designated as EFC Series A Preferred Stock, (2) 8,800,000 shares are classified and designated as EFC Series B Preferred Stock and (3) 4,600,000 shares are classified and designated as EFC Series C Preferred Stock.
As of June 30, 2023, there were (i) 67,161,740 shares of EFC Common Stock outstanding, (ii) 4,600,000 shares of EFC Series A Preferred Stock outstanding, (iii) 4,820,421 shares of EFC Series B Preferred Stock outstanding and (iv) 4,000,000 shares of EFC Series C Preferred Stock outstanding. Upon consummation of the Merger, the Combined Company is expected to have approximately 78,872,980 shares of EFC Common Stock (or 91,372,957 shares of EFC Common Stock assuming the prior completion of the Arlington Merger),

Great Ajax is authorized to issue 150,000,000 shares of stock consisting of (i) 125,000,000 shares of Great Ajax Common Stock and (ii) 25,000,000 shares of Great Ajax Preferred Stock, $0.01 par value per share, of which (1) 2,732,400 are classified and designated as Great Ajax Series A Preferred Stock and (2) 3,267,600 shares are classified and designated as Great Ajax Series B Preferred stock. The Great Ajax Board, with the approval of a majority of the entire Great Ajax Board and without any action by the Great Ajax Stockholders, may amend the Great Ajax Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Great Ajax has authority to issue. The Great Ajax Board has the power from time to time to classify or reclassify, in one more class or series, any unissued shares of Great Ajax Preferred Stock.
As of June 30, 2023, there were (i) 23,627,677 shares of Great Ajax Common Stock outstanding, (ii) 424,949

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders
	4,600,000 shares of EFC Series A Preferred Stock, 4,820,421 shares of EFC Series B Preferred Stock, 4,000,000 shares of EFC Series C Preferred Stock, 379,668 shares of EFC Series D Preferred Stock newly classified and issued in connection with the Arlington Merger (assuming the prior completion of the Arlington Merger) and 957,133 shares of EFC Series E Preferred Stock newly classified and issued in connection with the Arlington Merger (assuming the prior completion of the Arlington Merger), issued and outstanding.	shares of Great Ajax Series A Preferred Stock outstanding, and (iii) 1,135,590 shares of Great Ajax Series B Preferred Stock outstanding.
Size of Board
The EFC Bylaws provide that the number of directors may be fixed only by the EFC Board and may not be less than three and not more than thirteen. The number of directors may be increased or decreased by a majority of the EFC Board.
The EFC Board currently consists of five directors.

The Great Ajax Charter provides that the number of directors may be increased or decreased in accordance with the Great Ajax Bylaws. The Great Ajax Bylaws provide that the number of directors may be established, increased or decreased by the Great Ajax Board and may not be less than the minimum number required by the MGCL (which is one) and not more than fifteen; provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.
The Great Ajax Board currently consists of eight directors.

Election of Directors	The EFC Bylaws provide that a plurality of all votes cast at a meeting of stockholders duly called at which a quorum is present is sufficient to elect a director.	The Great Ajax Bylaws provide that a plurality of all votes cast at a meeting of stockholders duly called at which a quorum is present is sufficient to elect a director.
Removal of Directors	The EFC Charter provides that, subject to any rights of holders of any series of preferred stock to elect directors under certain circumstances, a director may be removed with or without cause by the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding EFC Common Stock.	The Great Ajax Charter provides that, except as provided in a special election meeting (as defined in the Great Ajax Bylaws) and subject to any rights of holders of any series of preferred stock of Great Ajax to elect or remove directors, a director may be removed at any time, but only for cause with the affirmative vote of holders of at least two-thirds of the votes entitled to be cast generally in the election of directors.
Vacancies on the Board of Directors	The EFC Bylaws provide that, subject to applicable law and except as may be provided by the EFC Board in setting the terms of any class or series of shares, any vacancies in the EFC Board	Pursuant to Section 3-804(c) of the MGCL, and except as may be provided by the Great Ajax Board in setting the terms of any class or series of preferred stock of Great Ajax and at any special

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders
	resulting from death, resignation, retirement, disqualification, removal from office or other cause may only be filled by the majority vote of the remaining directors in office, even if the remaining directors do not constitute a quorum.	election meeting, any vacancies in the Great Ajax Board may only be filled by a majority of the remaining directors, even if the remaining directors do not constitute quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.
Amendment of Charter	The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of the outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).
Except for amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Great Ajax Charter, any amendment to the Great Ajax Charter shall be valid only if the Great Ajax Board has declared such amendment as advisable and such amendment is approved by the affirmative vote of holders of at least a majority of outstanding shares of Great Ajax Common Stock entitled to vote on the matter.
Notwithstanding the above, any amendment to (i) Section 4.7 (relating to removal of directors) of the Great Ajax Charter, or (ii) the last sentence of Article VII (relating to the vote required to amend the removal provision or such sentence) of the Great Ajax Charter will be valid only if declared advisable by the Great Ajax Board and approved by the affirmative vote of not less than two-thirds of all the votes entitled to be cast on the matter.

Amendment of Bylaws
The EFC Board may amend, modify or repeal the EFC Bylaws, or adopt any new provision authorized under Delaware law without stockholder approval.
EFC stockholders may amend, modify or repeal the EFC Bylaws, or adopt any new provision authorized under Delaware law by the affirmative vote of the holders of a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors.
The Great Ajax Board has the exclusive power to adopt, alter, or repeal any provision of the Great Ajax Bylaws and to make new Bylaws; provided that, for so long as that certain registration rights agreement (the “Registration Rights Agreement”) among Great Ajax, FBR Capital Markets & Co., and the Participants, as defined therein, remains in effect, any amendment to the special election meeting provisions of the Great Ajax Bylaws or the last sentence of Article XIV of the Great Ajax Bylaws (related to the vote to amend the special election meeting provisions or such sentence) must be approved by the

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders
holders of at least three-fourths of the outstanding shares of Great Ajax Common Stock entitled to vote thereon (excluding shares beneficially owned by the Management Holders (as defined in the Registration Rights Agreement).
Dividends and Share Repurchases
The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and if the redemption or repurchase would not impair the capital of the corporation.
The EFC Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of EFC Preferred Stock or any class or series of stock having a preference over or the right to participate with the EFC Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the EFC Common Stock out of the assets of EFC legally available for such purpose at such times and in such amounts as the EFC Board in its discretion determines. The EFC Bylaws provide that dividends may be paid in cash, in property or in shares of EFC’s capital stock.
In addition, the EFC Charter authorizes the EFC Board to conduct a capital

Under the MGCL and the Great Ajax Charter, subject to any preferential dividend rights of any outstanding preferred stock, Great Ajax is permitted to pay dividends and make other distributions (including share repurchases) to its stockholders from time to time as authorized by the Great Ajax Board. However, the MGCL provides that a Maryland corporation may not pay a dividend or make any other distribution to its stockholders if, after giving effect to the dividend or other distribution, (i) such corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) such corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Under the MGCL, notwithstanding clause (ii) in the immediately preceding sentence, a corporation may make a distribution from: the net earnings of the corporation for the fiscal year in which the distribution is made, the net earnings of the corporation for the preceding fiscal year, or the sum of the net earnings of the corporation for the preceding eight fiscal quarters.
The Great Ajax Bylaws provide that subject to the provisions of law and the Great Ajax Charter, dividends and other distributions upon the stock of Great Ajax may be authorized by the Great Ajax Board. Dividends and other distributions may be paid in cash,

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders
	reduction, including the repurchase of any number of issued and outstanding shares; provided, however, that EFC may not purchase or redeem any shares for cash or other property if any such purchase or redemption would be inconsistent with the requirements of the DGCL.	property or stock of Great Ajax, subject to the provisions of law and the Great Ajax Charter.
Certain Business Combinations
Section 203 of the DGCL, provides that an “interested stockholder” (a person other than the corporation or any direct or indirect majority-owned subsidiary of the corporation who, together with affiliates and associates, owns, or, if such person is an affiliate or associate of the corporation, within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of a corporation) may not engage in “business combinations” (which is broadly defined to include a number of transactions, such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder without certain statutorily mandated approvals.
The EFC Charter does not contain a provision electing not to be governed by Section 203 of the DGCL, so EFC is subject to such provision.
Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned, directly or indirectly, 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, is prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. Pursuant to the MGCL, the Great Ajax Board has by resolution exempted business

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders
combinations between Great Ajax and any other person from these provisions of the MGCL, provided that the business combination is first approved by the Great Ajax Board.
Stockholder Rights Plans	EFC does not have a stockholder rights plan in effect. However, such plans have generally been upheld by the decisions of courts applying Delaware law.	Great Ajax does not have a stockholder rights plan in effect. However, such plans have been legislatively validated by Maryland law.
Subtitle 8	No such provisions exist under Delaware law.
Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) provides that a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred, and (v) a majority vote requirement for the calling of a stockholder-requested special meeting of stockholders.
Pursuant to Subtitle 8, Great Ajax has elected in the Great Ajax Charter to provide that vacancies on the Great Ajax Board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred.

Ownership and Transfer Restrictions	Except with regard to persons exempted by the EFC Board, the EFC Charter restricts the amount of shares of EFC capital stock that a person may own and may prohibit certain entities from owning shares of EFC capital stock. The EFC Charter provides that no person may own, or be deemed to own by virtue	Except with regard to persons exempted by the Great Ajax Board, the Great Ajax Charter restricts the amount of shares of Great Ajax capital stock that a person may own and may prohibit certain entities from owning shares of Great Ajax capital stock. The Great Ajax Charter provides that no person may

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders

of the attribution provisions of the Code, more than 9.8% of the aggregate value or number (whichever is more restrictive) of the outstanding shares of any class or series of EFC capital stock.
In addition, no person may beneficially or constructively own shares of EFC capital stock to the extent such ownership would result in EFC being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT.
Any attempted transfer of EFC capital stock that, if effective, would result in a violation of the foregoing restrictions will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries.
In addition, any transfer of shares that would result in EFC capital stock being held by less than 100 persons will be void ab initio.

own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate outstanding shares of all classes and series of Great Ajax capital stock or 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Great Ajax Common Stock. In addition, the Great Ajax Charter further prohibits: any person from (a) beneficially owning shares of Great Ajax capital stock that would result in Great Ajax being “closely held” under Section 856(h) of the Code or otherwise cause Great Ajax to fail to qualify as a REIT, and (b) transferring shares of Great Ajax capital stock if such transfer would result in Great Ajax capital stock being owned by fewer than 100 persons.
Any attempted transfer of Great Ajax capital stock that, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries.
In addition, any transfer of shares that would result in Great Ajax capital stock being held by less than 100 persons will be void ab initio.

Voting Rights	Each record holder of EFC Common Stock is entitled to one vote per share held by such record holder on matters on which EFC’s stockholders are entitled to vote.	The Great Ajax Charter provides that, subject to the rights of holders of any Great Ajax Preferred Stock, each Great Ajax Stockholder is entitled to one vote per share of Great Ajax Common Stock held by such holder on matters on which Great Ajax Stockholders are entitled to vote.
Special Meetings of Stockholders	The EFC Bylaws provide that a special meeting of stockholders may be called by the Chair of the EFC Board, the President, the Chief Executive Officer or the EFC Board. The EFC Bylaws further provide that, subject to the satisfaction of certain procedural and information requirements, a special	The Great Ajax Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Great Ajax Board, the President, the Chief Executive Officer or the Great Ajax Board. The Great Ajax Bylaws further provide that, subject to the satisfaction of certain procedural and information

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders
	meeting of stockholders will be called by the Secretary of EFC upon written request of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting.	requirements, a special meeting of stockholders will be called by the Secretary of Great Ajax upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
Stockholder Action by Written Consent Without a Meeting	The EFC Charter provides that EFC’s stockholders may take action on any matter that is to be voted on, consented to or approved by EFC’s stockholders without a meeting, without prior notice and without a vote if a unanimous written consent, setting forth the action so taken, is signed by all of EFC’s stockholders.	Under the MGCL, holders of common stock may take action only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting unless the charter provides for a lesser percentage. The Great Ajax Charter does not provide otherwise.
Notice of Stockholder Meetings	The EFC Bylaws provide that, not less than ten nor more than 60 days before the date of each meeting, EFC must provide written notice of such meeting to each stockholder entitled to vote at such meeting. The notice must state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.	The Great Ajax Bylaws provide that, not less than ten nor more than 90 days before the date of each meeting, Great Ajax must provide written or printed notice to each stockholder of record entitled to vote at such meeting. The notice must state the place, if any, and time of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
Quorum	The EFC Bylaws provide that a quorum for the transaction of business at any meeting of stockholders consists of the holders of record of a majority of the voting power of the capital stock of EFC entitled to vote generally in the election of directors, present in person or by proxy, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series will constitute a quorum of such class or series for the transaction of such business.	The Great Ajax Bylaws provide that a quorum for the transaction of business at any meeting of stockholders consists of the holders of shares of stock of Great Ajax entitled to cast a majority of the votes entitled to be cast at such meeting (without regard to class), present in person or by proxy, except that when specified business is to be voted on by a class of stock voting as a class, the holders of shares entitled to cast a majority of the votes entitled to be cast by such class on such a matter will constitute a quorum of such class for the transaction of such business. If such quorum shall not be present, the chairman of the meeting or the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time to a date not

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders
more than 120 days after the original record date.
Advanced Notice Requirements of Stockholder Nominations and Proposals	The EFC Bylaws provide that nominations of individuals for election to the EFC Board and the proposal of other business to be considered by stockholders may be made at an annual meeting of stockholders by a stockholder who (i) was a stockholder of record at the time of giving advance notice, on the record date for the meeting and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) complies with the other advance notice procedures set forth in the EFC Bylaws. The notice must be provided to the Secretary of EFC not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.	The Great Ajax Bylaws provide that nominations of individuals for election to the Great Ajax Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders by a Great Ajax Stockholder who (i) was a stockholder of record at the time of giving of advance notice and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the other advance notice procedures set forth in the Great Ajax Bylaws. The notice generally must be provided to the Secretary of Great Ajax not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.
Limitation of Liability and Indemnification of Directors and Officers	The EFC Charter provides that EFC directors and officers will not be liable to EFC, or any subsidiary of EFC, or any holder of shares, for any acts or omissions arising from the performance of any of such person’s duties or obligations in connection with EFC or the EFC Charter, including with respect to any acts or omissions made while serving at the request of EFC as an officer, director, member, partner, partnership representative, fiduciary or trustee of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. In addition, as permitted by Section 102(b)(7) of the DGCL, the EFC Charter provides that EFC directors will not be personally liable to EFC or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under
The Great Ajax Charter provides that Great Ajax’s present and former directors and officers will not be liable to Great Ajax, or any holder of shares of Great Ajax, for money damages, to the maximum extent permitted by Maryland Law.
The Great Ajax Bylaws provide that, to the maximum extent permitted by Maryland law, Great Ajax shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or former officer of Great Ajax and who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director of Great Ajax and at the request of Great Ajax, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party

Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders

the DGCL as the same exists or may hereafter be amended.
The EFC Charter provides that, to the fullest extent permitted by law, EFC may indemnify its directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of EFC) by reason of the fact that the person is or was EFC’s director, officer, employee or agent, or is or was serving at EFC’s request as a director, officer, employee, partnership representative or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of EFC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of EFC, no indemnification will be made if the person seeking indemnification has been adjudged to be liable to EFC, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court deems proper.
In addition, the EFC Charter provides that, to the extent that a present or former director or officer of EFC has been successful on the merits or to the proceeding by reason of his or her service in that capacity. Great Ajax may, with the approval of the Great Ajax Board, provide such indemnification and advance for expenses to a person who served a predecessor of Great Ajax in any of the capacities described in (a) or (b) above and to any employee or agent of Great Ajax.

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders
otherwise in defense of any action, suit or proceeding referred to in the EFC Charter, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on EFC’s behalf in furtherance of EFC’s interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on EFC’s behalf.
Voting Rights for Significant Transactions	In addition to the provisions described above in “Certain Business Combinations,” the DGCL requires, with limited exceptions, the approval of a majority of the outstanding stock of the corporation entitled to vote thereon to adopt an agreement of merger, consolidation, sale of substantially all of the corporation’s assets or other significant transaction.
Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.
Under the Great Ajax Charter, these actions must be approved by a majority of all the votes entitled to be cast on the matter.

Appraisal Rights	Under the DGCL, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock, as appraised by the Court of Chancery of the State of	As permitted by the MGCL, the Great Ajax Charter provides that Great Ajax Stockholders generally have no appraisal rights unless the Great Ajax Board determines that appraisal rights apply, with respect to all or any classes or series

	Rights of EFC Stockholders (which will be the rights of common stockholders of the Combined Company following the Merger)	Rights of Great Ajax Stockholders
	Delaware; provided, however, that dissenters’ rights are inapplicable (i) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation, and (ii) to any class of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation or depository receipts in respect thereof, (2) stock of another corporation which is either listed on a national securities exchange or held of record by more than 2,000 holders, or depository receipts in respect thereof, (3) cash in lieu of fractional shares or depository receipts of such corporations, or (4) or any combination of the above.	of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. The Great Ajax Board has made no such determination with respect to the Great Ajax Common Stock nor with respect to the Merger.
Exclusive Forum Provision	The EFC Charter provides that the Court of Chancery of the State of Delaware is to be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of EFC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or stockholder of EFC to EFC or EFC’s stockholders, (iii) any action asserting a claim against EFC arising out of or relating to any provision of the DGCL, the EFC Charter or the EFC Bylaws, or (iv) any action asserting a claim against EFC governed by the internal affairs doctrine.	None in the Great Ajax Charter of Great Ajax Bylaws.

DESCRIPTION OF POLICIES OF EFC
The following is a discussion of EFC’s investment policies and its policies with respect to certain other activities. These policies may be amended or revised from time to time at the discretion of the EFC Board without stockholder approval. No assurance can be given that EFC’s investment objectives will be attained. Since EFC entered into the Merger Agreement, its ability to pursue and implement certain of the objectives and policies described below have been constrained by the restrictions contained in the covenants of the Merger Agreement. See “The Merger Agreement — Conduct of Business by EFC Pending the Merger” beginning on page 109. In addition, EFC is subject to similar constraints on its ability to pursue and implement certain of the objectives and policies described below under the terms of the Arlington Merger Agreement until the completion of the Arlington Merger.
Investment Objectives, Strategies and Policies
EFC acquires and manages mortgage-related, consumer-related, corporate-related, and other financial assets. EFC utilizes an opportunistic strategy with the primary objective of generating attractive, risk-adjusted total returns for its stockholders by making investments that EFC believes compensate it appropriately for the risks associated with such investments. EFC pursues value across various types of mortgage-related, consumer-related, corporate-related, and other financial assets, through investments primarily in securities and loans.
EFC believes its strategy is adaptable to changing market environments, subject to maintaining its qualification as a REIT for U.S. federal income tax purposes and maintaining its exclusion from registration as an investment company under the Investment Company Act. As a result, although EFC focuses on the targeted assets described below under “— EFC’s Targeted Asset Classes,” EFC’s acquisition and management decisions depend on prevailing market conditions and its targeted asset classes may vary over time in response to market conditions. EFC may engage in a high degree of trading volume in implementing its strategy. EFC Manager is authorized to follow very broad investment guidelines and, as a result, EFC cannot predict its portfolio composition. EFC may change its strategy and policies without a vote of stockholders. Moreover, although EFC’s independent directors may periodically review EFC’s investment guidelines and its portfolio, they generally do not review EFC’s proposed asset acquisitions or asset management decisions.
EFC’s Targeted Asset Classes
Agency RMBS
The residential mortgage-backed securities, or “RMBS,” for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity, or “Agency RMBS,” held by EFC consist primarily of whole pool (and to a lesser extent, partial pool) pass-through certificates, the principal and interest of which are guaranteed by a federally chartered corporation, such as Fannie Mae or Freddie Mac, or by a U.S. government agency, such as Ginnie Mae, and which are backed by adjustable rate mortgages, or “ARMs,” Hybrid ARMs, or fixed-rate mortgages. In addition to investing in pass-through certificates which are backed by traditional mortgages, EFC has also invested in Agency RMBS backed by reverse mortgages. Reverse mortgages are mortgage loans for which neither principal nor interest is due until the borrower dies, the home is sold, or other trigger events occur. Mortgage pass-through certificates are securities representing undivided interests in pools of mortgage loans secured by real property where payments of both interest and principal, plus prepaid principal, on the securities are made monthly to holders of the security, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities. Whole pool pass-through certificates are mortgage pass-through certificates that represent the entire ownership of (as opposed to merely a partial undivided interest in) a pool of mortgage loans.
EFC’s Agency RMBS assets are typically concentrated in specified pools. Specified pools are fixed-rate Agency pools consisting of mortgages with special characteristics, such as mortgages with low loan balances, mortgages backed by investor properties, mortgages originated through the government-sponsored “Making Homes Affordable” refinancing programs, and mortgages with various other characteristics. EFC’s Agency strategy also includes RMBS that are backed by ARMs or Hybrid ARMs and reverse mortgages, and collateralized mortgage obligations, or “CMOs,” including interest only securities, or “IOs,” principal only securities, or “POs,” and inverse interest only securities, or “IIOs.”
CLOs
Collateralized loan obligations, or “CLOs,” are a form of asset-backed security collateralized by syndicated corporate loans. EFC has retained, and may retain in the future, tranches from CLO securitizations for which EFC has participated in the accumulation of the underlying assets, typically by providing capital to a vehicle accumulating assets for such CLO securitization. Such vehicles may enter into warehouse financing facilities in order to facilitate such accumulation. Securitizations can effectively provide EFC with long-term, locked-in financing on the related collateral pool, with an effective cost of funds well below the expected yield on the collateral pool. EFC’s CLO holdings may include both debt and equity interests.
CMBS
EFC acquires commercial mortgage-backed securities, or “CMBS,” which are securities collateralized by mortgage loans on commercial properties. The majority of CMBS issued are fixed rate securities backed by fixed rate loans made to multiple borrowers on a variety of property types, though single-borrower CMBS and floating rate CMBS have also been issued.
The majority of CMBS utilize senior/subordinate structures, similar to those found in non-Agency RMBS. Subordination levels vary so as to provide for one or more AAA credit ratings on the most senior classes, with less senior securities rated investment grade and non-investment grade, including a first loss component which is typically unrated. This first loss component is commonly referred to as the “B-piece,” which is the most subordinated (and therefore highest yielding and riskiest) tranche of a CMBS securitization. Much of EFC’s focus within the CMBS sector has been on B-pieces, but EFC also acquires other CMBS with more senior credit priority.
Commercial Mortgage Loans and Other Commercial Real Estate Debt
EFC directly originates and participates in the origination of commercial mortgage “bridge” loans, which are loans secured by liens on commercial properties, and which have shorter terms and higher interest rates than more traditional commercial mortgage loans. Bridge loans are often secured by properties in transition, where the borrower is in the process of either re-developing or stabilizing operations at the property.
EFC also acquires seasoned commercial mortgage bridge loans, as well as longer-term commercial mortgage loans. Some of the seasoned commercial mortgage loans that EFC acquires may be non-performing, underperforming, or otherwise distressed; these loans are typically acquired at a discount both to their unpaid principal balances and to the value of the underlying real estate.
EFC’s commercial mortgage loans may be fixed or floating rate and will generally have maturities ranging from one to ten years. EFC typically originates and acquires first lien loans but may also originate and acquire subordinated loans. As of June 30, 2023, all of EFC’s commercial mortgage loans were first-lien loans. Commercial real estate debt typically limits the borrower’s right to freely prepay for a period of time through provisions such as prepayment fees, lockout, yield maintenance, or defeasance provisions.
Within both EFC’s loan origination and acquisition strategies, EFC generally focuses on smaller balance loans and/or loan packages that are less-competitively-bid. These loans typically have balances that are less than $30 million, and are secured by real estate and, in some cases, a personal guarantee from the borrower.
Consumer Loans and ABS
EFC acquires U.S. consumer whole loans and asset-backed securities, or “ABS,” including ABS backed by U.S. consumer loans. EFC’s U.S. consumer loan portfolio consists of unsecured loans and secured auto loans. EFC is currently purchasing newly originated consumer loans under flow agreements with certain originators, as well as seasoned consumer loans in the secondary market, and EFC continues to evaluate new opportunities.
MSRs
Mortgage servicing rights, or “MSRs,” represent the right to service one or more mortgage loans in exchange for a specified revenue stream, typically a portion of the interest payments due on such mortgage loans together with certain other ancillary revenue. While the owner of an MSR is ultimately responsible for servicing the underlying loans in accordance with applicable regulations, the actual loan servicing functions are often subcontracted out to third-party licensed subservicers.
The revenue stream associated with an MSR is often bifurcated into two components: a “base servicing fee,” representing the actual or approximate cost of performing the loan servicing functions; and the remaining revenue, or “Excess MSR.”
EFC may in the future acquire, from EFC’s subsidiary Longbridge Financial, LLC (“Longbridge”) or other mortgage loan servicers or originators, Excess MSRs associated with either reverse mortgage loans or traditional mortgage loans. In addition, in connection with the Arlington Merger, EFC will acquire Arlington’s MSR-related asset portfolio, including its in-place servicing structure. The MSRs underlying Arlington’s MSR-related assets consist solely of residential mortgage loans guaranteed by Fannie Mae or Freddie Mac, with a focus on recently-originated loans and/or lower-coupon loans that generally exhibit a lower propensity for prepayment in a rising interest rate environment as compared to older and/or higher-coupon loans. The MSRs underlying Arlington’s MSR-related assets have been purchased by Arlington’s mortgage servicing counterparty in either bulk purchases in the secondary market or through flow agreements with various loan originators.
Non-Agency RMBS
EFC acquires non-Agency RMBS backed by prime jumbo, Alt-A, mortgage loans that are not deemed “qualified mortgage,” or “QM,” loans under the rules of the Consumer Financial Protection Bureau, or “non-QM,” manufactured housing, subprime residential, and single-family-rental mortgage loans. The loans backing EFC’s non-Agency RMBS can be performing or non-performing. EFC’s non-Agency RMBS holdings can include investment-grade and non-investment grade classes, including non-rated classes.
Non-Agency RMBS are generally debt obligations issued by private originators of, or investors in, residential mortgage loans. Non-Agency RMBS generally are issued as CMOs and are backed by pools of whole mortgage loans or by mortgage pass-through certificates. Non-Agency RMBS generally are securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. In senior/subordinated structures, the subordinated tranches generally absorb all losses on the underlying mortgage loans before any losses are borne by the senior tranches. In excess spread/over-collateralization structures, losses are first absorbed by any existing over-collateralization, then borne by subordinated tranches and excess spread, which represents the difference between the interest payments received on the mortgage loans backing the RMBS and the interest due on the RMBS debt tranches, and finally by senior tranches and any remaining excess spread. EFC has also acquired, and may acquire in the future, both Agency-issued and non-Agency-issued credit risk transfer securities, or “CRTs,” which have credit risks similar to those of subordinated RMBS tranches, as well as non-QM RMBS, including retained tranches from non-QM RMBS securitizations in which EFC has participated.
EFC has also acquired, and may acquire in the future, European RMBS, including retained tranches from European RMBS securitizations in which EFC has participated.
Residential Mortgage Loans
EFC’s residential mortgage loans include newly originated non-QM loans, residential transition loans, as well as legacy residential NPLs and RPLs (each as defined below). A non-QM loan is not necessarily high-risk, or subprime, but is instead a loan that does not conform to the complex “qualified mortgage,’ or “QM,” rules of the Consumer Financial Protection Bureau. For example, many non-QM loans are made to creditworthy borrowers who cannot provide traditional documentation for income, such as borrowers who are self-employed. There is also demand from certain creditworthy borrowers for loans above the QM 43% debt-to-income ratio limit that still meet all ability-to-repay standards. EFC holds an equity investment in a non-QM originator, and to date EFC has purchased the majority of its non-QM loans from this originator, although EFC could potentially purchase a greater share of non-QM loans from other sources in the future.
The residential transition loans that EFC originates or purchases include: (i) “fix and flip” loans, which are made to real estate investors for the purpose of acquiring residential homes, making value-add improvements to such homes, and reselling the newly rehabilitated homes for a potential profit, and (ii) loans made to real estate investors for a “business purpose,” such as purchasing a rental investment property, financing or refinancing a fully rehabilitated home awaiting sale, or securing short-term financing pending qualification for longer-term lower-rate financing. EFC’s residential transition loans are secured by non-owner occupied properties, and are typically structured as fixed-rate, interest-only loans with terms to maturity between 6 and 24 months. EFC’s underwriting guidelines focus on both the “as is” and “as repaired” property values, borrower experience as a real estate investor, and asset verification.
EFC is also active in the market for residential non-performing mortgage loans, or “NPLs,” and re-performing loans, or “RPLs.” The market for large residential NPL and RPL pools has remained highly concentrated, with the great majority having traded to only a handful of large players who typically securitize the residential NPLs and RPLs that they purchase. As a result, EFC has continued to focus its acquisitions on less-competitively-bid, and more attractively-priced mixed legacy pools sourced from motivated sellers. In addition, in connection with the Merger, EFC expects to acquire Great Ajax’s investment portfolio of first-lien residential RPLs and NPLs, most of which are financed through term, non-mark-to-market, non-recourse securitizations, which would expand EFC’s current RPL/NPL strategy.
Reverse Mortgage Loans and Reverse MSRs
Reverse mortgage loans are residential mortgage loans for which neither principal nor interest is due until the borrower dies, the home is sold, or other trigger events occur. Reverse mortgage loans can have either fixed interest rates or adjustable interest rates. In the case of most fixed-rate reverse mortgage loans, the borrower must draw the loan proceeds up front in one lump sum, while many adjustable-rate mortgage loans provide the borrower with a line of credit that can be drawn over time.
EFC’s acquisition of a controlling stake in Longbridge in early October 2022, and its resulting consolidation of Longbridge, resulted in Longbridge’s existing reverse mortgage loans, as well as the reverse mortgage loans that Longbridge continues to acquire in connection with its business, being included in EFC’s total assets on its balance sheet.
Longbridge acquires reverse mortgage loans both through its origination activities and through secondary market purchases. Historically, the majority of loans acquired by Longbridge have been home equity conversion mortgage loans, or “HECMs,” which are insured by FHA and eligible for inclusion in Government National Mortgage Association-guaranteed HECM-backed MBS, or “HMBS.” Longbridge is an approved issuer of HMBS, and it pools and securitizes the majority of its HECM loans into HMBS, which it then sells in the secondary market while retaining the servicing rights on the underlying HECM loans. In addition, Longbridge opportunistically acquires, in the secondary market, HECM loans that have been mandatorily repurchased from HMBS pools (“HECM Buyout Loans”) by other HECM servicers upon the outstanding principal balance of such loans reaching or exceeding 98% of their respective maximum claim amount. Depending on their status, HECM Buyout Loans are either eligible to be assigned to HUD in connection with an FHA insurance claim (“assignable buyout loans,” or “ABOs”), or ineligible to be assigned to HUD (“non-assignable buyout loans,” or “NABOs”).
Longbridge also originates and purchases proprietary reverse mortgage loans, which typically carry loan balances or credit lines that exceed FHA limits or have other characteristics that make them ineligible for FHA insurance.
EFC’s consolidation of Longbridge also resulted in Longbridge’s existing MSRs, as well as the MSRs that Longbridge continues to acquire in connection with its business, being included in EFC’s total assets on its balance sheet. The majority of Longbridge’s existing MSRs relate to HECM loans that Longbridge pooled and securitized into HMBS and then sold into the secondary market with servicing rights retained. In accordance with GAAP, so long as Longbridge retains such mortgage servicing rights and the obligations relating thereto, such HECM loans do not meet the requirement for sale accounting in accordance with GAAP and remain on Longbridge’s balance sheet. The sold HMBS securities are accounted for as secured borrowings.
Strategic Equity Investments in Loan Originators
EFC has made, and in the future may make additional, equity investments in loan originators and other related entities; historically, EFC’s investments have generally represented non-controlling interests, although EFC is not restricted from holding controlling interests in such entities. EFC has also acquired debt investments and/or warrants in certain of these loan originators. EFC has also entered into various other arrangements, such as entering into flow agreements or providing guarantees or financing lines, with certain of the loan originators in which EFC has invested.
TBAs and Other Mortgage-Related Derivatives
In addition to investing in specified pools of Agency RMBS, EFC utilizes forward settling to-be-announced transactions, or “TBAs,” whereby EFC agrees to purchase or sell, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. TBAs are liquid, have quoted market prices, and represent the most actively traded class of mortgage-backed securities, or “MBS.” TBA trading is based on the assumption that mortgage pools that are eligible to be delivered at TBA settlement are fungible and thus the specific mortgage pools to be delivered do not need to be explicitly identified at the time a trade is initiated.
EFC generally engages in TBA transactions for purposes of managing certain risks associated with its investment strategies. Other than with respect to TBA transactions entered into by its TRSs, most of EFC’s TBA transactions are treated for tax purposes as hedging transactions used to hedge indebtedness incurred to acquire or carry real estate assets, or “qualifying liability hedges.” The principal risks that EFC uses TBAs to mitigate are interest rate and yield spread risks. For example, EFC may hedge the interest rate and/or yield spread risk inherent in its long Agency RMBS by taking short positions in TBAs that are similar in character. Alternatively, EFC may opportunistically engage in TBA transactions because EFC finds them attractive in their own right, from a relative value perspective or otherwise. For accounting purposes, in accordance with GAAP, EFC classifies TBA transactions as derivatives.
EFC also takes long and short positions in various other mortgage-related derivative instruments, including mortgage-related credit default swaps. A credit default swap is a credit derivative contract in which one party (the protection buyer) pays an ongoing periodic premium (and often an upfront payment as well) to another party (the protection seller) in return for compensation for default (or similar credit event) by a reference entity. In this case, the reference entity can be an individual MBS or an index of several MBS, such as an ABX, PrimeX, or CMBX index. Payments from the protection seller to the protection buyer typically occur if a credit event takes place. A credit event can be triggered by, among other things, the reference entity’s failure to pay its principal obligations or a severe ratings downgrade of the reference entity.
Other Investment Assets
EFC’s other investment assets include real estate, including residential and commercial real property, strategic equity and/or debt investments in entities related to EFC’s business, corporate debt and equity securities, corporate loans, which can include litigation finance loans, and other non-mortgage-related derivatives. EFC does not typically purchase real property directly; rather, EFC’s real estate ownership usually results from foreclosure activity with respect to its acquired residential and commercial loans.
Hedging Instruments
Interest Rate Hedging
EFC opportunistically hedges its interest rate risk by using various hedging strategies, subject to maintaining its qualification as a REIT. The interest rate hedging instruments that EFC uses and may use in the future include, without limitation:

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TBAs;

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interest rate swaps (including floating-to-fixed, fixed-to-floating, floating-to-floating, or more complex swaps such as floating-to-inverse floating, callable or non-callable);

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CMOs;

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U.S. Treasury securities;

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swaptions, caps, floors, and other derivatives on interest rates;

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futures and forward contracts; and

•
options on any of the foregoing.

Because fluctuations in short-term interest rates may expose EFC to fluctuations in the spread between the interest EFC earns on certain of its investments and the interest EFC pays on certain of its borrowings, EFC may seek to manage such exposure by entering into short positions in interest rate swaps. An interest rate swap is an agreement to exchange interest rate cash flows, calculated on a notional principal amount, at specified payment dates during the life of the agreement. Typically, one party pays a fixed interest rate and receives a floating interest rate and the other party pays a floating interest rate and receives a fixed interest rate. Each party’s payment obligation is computed using a different interest rate. In an interest rate swap, the notional principal is generally not exchanged. EFC generally enters into these transactions to offset the potential adverse effects of rising interest rates on short-term repurchase agreements. EFC’s repurchase agreements generally have maturities of up to 364 days and carry interest rates that are determined by reference to a benchmark rate such as the Secured Overnight Financing Rate, or “SOFR.” As each then-existing fixed-rate repurchase agreement, or “repo,” borrowing matures, it will generally be replaced with a new fixed-rate repo borrowing based on market interest rates established at that future date.
In the case of interest rate swaps, most of EFC’s agreements are structured such that EFC receives payments based on a variable interest rate and make payments based on a fixed interest rate. The variable interest rate on which payments are received is generally calculated based on various reset mechanisms for a benchmark rate such as SOFR. To the extent that the benchmark rates used to calculate the payments EFC receives on its interest rate swaps continue to be highly correlated with EFC’s repo borrowing costs, EFC’s interest rate swap contracts should help to reduce the variability of EFC’s overall repo borrowing costs, thus reducing risk to the extent EFC holds fixed-rate assets that are financed with repo borrowings.
Credit Risk Hedging
EFC enters into credit-hedging positions in order to protect against adverse credit events with respect to EFC’s credit investments, subject to maintaining EFC’s qualification as a REIT. EFC’s credit hedging portfolio can vary significantly from period to period, and can encompass a wide variety of financial instruments, including corporate debt or equity-related instruments, RMBS- or CMBS-related instruments, or instruments involving other markets. EFC’s hedging instruments can include both “single-name” instruments (i.e., instruments referencing one underlying entity or security) and hedging instruments referencing indices.
Currently, EFC’s credit hedges consist primarily of financial instruments tied to corporate credit, such as credit default swaps, or “CDS,” on corporate bond indices, short positions in and CDS on corporate bonds, and positions involving exchange traded funds, or “ETFs,” of corporate bonds. EFC’s credit hedges also currently include CDS tied to individual MBS or an index of several MBS, such as CDS on CMBS indices, or “CMBX.”
Foreign Currency Hedging
To the extent that EFC holds instruments denominated in currencies other than U.S. dollars, EFC may enter into transactions to offset the potential adverse effects of changes in currency exchange rates, subject to maintaining EFC’s qualification as a REIT. In particular, EFC may use currency forward contracts and other currency-related derivatives to mitigate this risk.

Investment Process
EFC’s investment process benefits from the resources and professionals of EFC Manager and EMG. The process is managed by an investment and risk management committee. The investment and risk management committee operates under investment guidelines and meets periodically to develop a set of preferences for the composition of EFC’s portfolio. The primary focus of the investment and risk management committee, as it relates to EFC, is to review and approve EFC’s investment policies and EFC’s portfolio holdings and related compliance with EFC’s investment policies and guidelines, and to give guidance and oversight to the various investment teams that make EFC’s day-to-day investment decisions. The investment and risk management committee has authority delegated by the EFC Board to authorize transactions consistent with EFC’s investment guidelines.
EMG has focused investment teams for many of EFC’s targeted asset classes. EFC’s asset acquisition process includes sourcing and screening of asset acquisition opportunities, credit analysis, due diligence, structuring, financing, and hedging, each as appropriate, to seek attractive total returns commensurate with EFC’s risk tolerance. EFC’s asset acquisition process is also informed by EFC’s objective to maintain EFC’s exclusion from registration as an investment company under the Investment Company Act, and to maintain EFC’s qualification as a REIT for U.S. federal income tax purposes.
EFC’s Financing Strategies and Use of Leverage
EFC finances its assets with what EFC believes to be a prudent amount of leverage, the level of which varies from time to time based upon the particular characteristics of EFC’s portfolio, availability of financing, and market conditions. As of June 30, 2023, the majority of EFC’s recourse borrowings consisted of repurchase agreements, or “repos.” Currently, the majority of EFC’s repos are collateralized by Agency RMBS, non-QM residential mortgage loans, and residential transition loans. In a repo, EFC sells an asset to a counterparty at a discounted value, or the “Loan Amount,” and simultaneously agrees to repurchase the same asset from such counterparty at a specified later date at a price equal to the Loan Amount plus an interest charge. Despite being legally structured as sales and subsequent repurchases, repos are accounted for as collateralized borrowings under GAAP. During the term of a repo, EFC generally receives the income and other payments distributed with respect to the underlying assets, and pays interest to the counterparty. While the proceeds of EFC’s repo financings are often used to purchase the assets subject to the transaction, EFC’s financing arrangements do not restrict EFC’s ability to use proceeds from these arrangements to support EFC’s other liquidity needs. EFC’s repo arrangements are typically documented under the Securities Industry and Financial Markets Association’s, or “SIFMA’s,” standard form master repurchase agreement with the ability for both parties to demand margin (i.e., to demand that the other party post additional collateral or repay a portion of the funds advanced) should the value of the underlying assets and posted collateral change. As the value of EFC’s collateral fluctuates, under most of EFC’s master repurchase agreements, EFC and its repo counterparties are required to post additional collateral to each other from time to time as part of the normal course of EFC’s business. EFC’s repo financing counterparties generally have the right, to varying degrees, to determine the value of the underlying collateral for margining purposes, subject to the terms and conditions of EFC’s agreement with the counterparty.
In addition to using repos to finance many of EFC’s assets, EFC has also entered into securitization transactions and secured borrowing facilities to finance other assets. For those secured financings, other than repos, for which the associated transfer of assets is not accounted for as a sale, the associated borrowings are included under the captions Other secured borrowings and Other secured borrowings, at fair value, on EFC’s Consolidated Balance Sheet. In addition, EFC has issued senior notes, or “Senior Notes,” that are unsecured and are effectively subordinated to EFC’s secured indebtedness, to the extent of the value of the collateral securing such indebtedness. Finally, EFC has also raised equity capital to finance acquisitions of EFC’s targeted assets, including through public offerings of EFC Common Stock, EFC Series A Preferred Stock, EFC Series B Preferred Stock, and EFC Series C Preferred Stock.
EFC may utilize other types of borrowings in the future, including more complex financing structures. EFC also may raise capital, without the need for stockholder approval, by issuing additional debt securities, additional preferred or common stock, warrants, or other securities. EFC has not in the past, but may in the future, offer equity or debt securities in exchange for assets.

EFC’s use of leverage, especially in order to increase the amount of assets supported by EFC’s capital base, may have the effect of increasing losses when these assets underperform. EFC’s investment policies require no minimum or maximum leverage, and EFC Manager’s investment and risk management committee has the discretion, without the need for further approval by the EFC Board, to change both EFC’s overall leverage and the leverage used for individual asset classes. Because EFC’s strategy is flexible, dynamic, and opportunistic, EFC’s overall leverage will vary over time. As a result, EFC does not have a targeted debt-to-equity ratio.
Other Policies and Investments
EFC has not in the past, but may in the future, invest in securities of other issuers for the purpose of exercising control over such entities.
As previously described in this proxy statement/prospectus, EFC engages in the purchase and sale (or turnover) of investments and makes loans to other persons. EFC has not in the past and will not in the future underwrite the securities of other issuers.
On June 13, 2018, the EFC Board approved the adoption of a share repurchase program under which EFC is authorized to repurchase up to 1.55 million shares of common stock (the “2018 Repurchase Plan”). On March 21, 2023, the EFC Board approved the adoption of a share repurchase program under which EFC is authorized to repurchase up to $50 million of the EFC Common Stock (the “2023 Repurchase Plan”), extending EFC’s ability to repurchase common stock beyond the 1.55 million shares previously authorized in 2018. Both the 2018 Repurchase Plan and 2023 Repurchase Plan are open-ended in duration and allow EFC to make repurchases from time to time on the open market or in negotiated transactions, including under Rule 10b5-1 plans. Repurchases under the plans are at EFC’s discretion, subject to applicable law, share availability, price and financial performance, among other considerations. During the year ended December 31, 2022, EFC repurchased 128,184 shares at an average price per share of $12.94 and a total cost of $1.7 million. During the year ended December 31, 2020, EFC repurchased 290,050 shares at an average price per share of $10.54 and a total cost of $3.1 million. EFC did not repurchase any shares during the year ended December 31, 2021. As of March 31, 2023, EFC has authorization to repurchase an additional $46.1 million of EFC Common Stock under the 2023 Repurchase Plan; all shares authorized under the 2018 Repurchase Plan have been repurchased.
In addition, on February 21, 2022, the EFC Board approved the adoption of a share repurchase program under which EFC is authorized to repurchase up to $30.0 million of shares of EFC Series A Preferred Stock and EFC Series B Preferred Stock (the “Preferred Share Repurchase Program”). The Preferred Share Repurchase Program, which is open-ended in duration, allows EFC to make repurchases from time to time on the open market or in negotiated transactions, including under 10b5-1 plans. Repurchases are at EFC’s discretion, subject to applicable law, share availability, price and EFC’s financial performance, among other considerations. As of March 31, 2023, EFC has not yet repurchased any shares of EFC Series A Preferred Stock or EFC Series B Preferred Stock under the Preferred Share Repurchase Program.
EFC is subject to the information reporting requirements of the Exchange Act, pursuant to which EFC files periodic reports, proxy statements and other information, including audited financial statements, with the SEC.
Changes in Strategies and Policies
EFC’s strategies and policies may be amended or waived at the discretion of the EFC Board without a vote of EFC’s stockholders. EFC has no present intention to modify any of these objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting EFC make its stated strategies and policies unworkable or imprudent.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF EFC
The following table sets forth, as of June 30, 2023, certain ownership information with respect to EFC Common Stock for those persons known to EFC to be the beneficial owners of more than 5% of shares of EFC Common Stock and all of EFC’s directors, each of EFC’s named executive officers and all of EFC’s directors and executive officers as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes:
•
all EFC Common Stock the investor actually owns beneficially or of record;

•
all EFC Common Stock over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and

•
all EFC Common Stock the investor has the right to acquire within 60 days after June 30, 2023 (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	EFC Common Stock Beneficially Owned
Name and Address	Number	Percentage of Outstanding Shares of EFC Common Stock(1)
5% Stockholders:
BlackRock, Inc.(2)	10,641,444	15.8%
The Vanguard Group, Inc.(3)	3,734,986	5.6%
Directors and Executive Officers:(4)
Michael W. Vranos(5)	3,380,825	5.0%
Ronald I. Simon, Ph.D.(6)	43,024	*
Edward Resendez(7)	37,435	*
Laurence Penn(8)	613,694	*
Lisa Mumford(9)	78,521	*
Stephen J. Dannhauser(10)	4,066	*
JR Herlihy(11)	53,672	*
Christopher Smernoff(12)	41,717	*
All executive officers and directors as a group (10 persons)(13)	3,750,037	5.5%

*
Denotes beneficial ownership of less than 1% of shares of EFC Common Stock.

(1)
Based on an aggregate amount of 67,161,740 shares of EFC Common Stock issued and outstanding as of June 30, 2023. Assumes that all long-term incentive plan units of the EFC Operating Partnership (“OP LTIP Units”) and EFC OP Units beneficially owned by a person are exercised for shares of EFC Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the OP LTIP Units or EFC OP Units beneficially owned by other persons are exercised for shares of EFC Common Stock.

(2)
Derived from a Schedule 13G/A filed with the SEC on January 31, 2023 by BlackRock, Inc. as a parent holding company or control person of certain named funds (“BlackRock”). The address for BlackRock is 55 East 52nd Street, New York, NY 10055. BlackRock is the beneficial owner of 10,641,444 shares and has the sole power to dispose or direct the disposition of 10,641,444 of such shares and sole power to vote or direct the vote of 10,514,174 of such shares.

(3)
Derived from a Schedule 13G filed with the SEC on February 9, 2023. The address for The Vanguard Group, Inc., or “Vanguard,” is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard is the beneficial owner of 3,734,986 shares and has the sole power to dispose or direct the disposition of 3,643,101 shares, shared dispositive power over 91,885 shares, and shared voting power over 42,222 shares.

(4)
The address for all officers and directors is Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, CT 06870.

(5)
Includes shares of EFC Common Stock beneficially owned by EMG Holdings, L.P., or “EMGH,”

EFC Manager, VC Investments LLC, or “VC,” and Mr. Vranos. Mr. Vranos has sole voting and dispositive power over 1,981,511 shares of EFC Common Stock. Mr. Vranos has shared voting and dispositive power over 1,399,314 shares of EFC Common Stock (including 319,241 OP LTIP Units and 28,521 EFC OP Units). VC has shared voting and dispositive power over 1,313,662 shares of EFC Common Stock (including 319,241 OP LTIP Units and 28,521 EFC OP Units). EMGH has shared voting and dispositive power of 1,313,662 shares of EFC Common Stock (including 319,241 OP LTIP Units and 28,521 EFC OP Units). EFC Manager has shared voting and dispositive power over 84,920 shares of EFC Common Stock. VC is the managing member of EFC Manager and the general partner of EMGH. Mr. Vranos is the managing member of, and holds a controlling interest in VC. The address for each entity is 53 Forest Avenue, Old Greenwich, CT 06870.
(6)
Dr. Simon and his spouse are beneficiaries of a trust that holds all of Dr. Simon’s shares of EFC Common Stock.

(7)
Includes 34,935 OP LTIP Units.

(8)
Includes 469,372 shares of EFC Common Stock, which Mr. Penn may be deemed to beneficially own. These shares are held in an investment account at EMGH and are also included in the amounts disclosed for Mr. Vranos in footnote 5. Also includes 38,759 shares of EFC Common Stock that Mr. Penn has shared dispositive power over. These 38,759 shares of EFC Common Stock are also included in the amounts disclosed for Mr. Vranos in footnote 5.

(9)
Consists of 78,521 OP LTIP Units.

(10)
Consists of 4,066 OP LTIP Units.

(11)
Consists of 53,672 OP LTIP Units.

(12)
Consists of 41,717 OP LTIP Units.

(13)
Includes 532,152 OP LTIP Units and 28,521 EFC OP Units.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS OF GREAT AJAX
The following table sets forth the total number and percentage of Great Ajax Common Stock beneficially owned as of June 30, 2023, by: (1) each holder of more than 5% of Great Ajax Common Stock; (2) each director of Great Ajax; (3) Great Ajax’s executive officers; and (4) all executive officers and directors of Great Ajax as a group. The information with respect to beneficial ownership is based on publicly available information and information provided to Great Ajax by its stockholders. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of warrants, options or other rights. The percentages below are based on 23,627,677 shares of Great Ajax Common Stock outstanding as of June 30, 2023.
Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of Great Ajax’s principal executive office, 13190 SW 68th Parkway, Suite 110, Tigard, OR 97223.
	Shares Beneficially Owned
	Number	Percent
Wellington Management Group LLP(1)	3,956,047	16.7%
FMR LLC(2)	3,488,907	14.8%
Bay Pond Partners, L.P.(3)	2,069,232	8.8%
Almitas Capital LLC(4)	1,833,077	7.8%
BlackRock Inc(5)	1,390,077	5.9%
Ithan Creek Master Investors(6)	1,318,288	5.6%
Lawrence Mendelsohn(7)(8)(9)(10)(11)(12)(13)	367,882	1.6%
Russell Schaub(13)(14)(15)(16)	137,991	*
Aspen Yo LLC(11)	127,730	*
Great Ajax Manager(17)	127,315	*
Jonathan Bradford Handley, Jr.(13)(18)	134,429	*
Mary Doyle(13)	95,759	*
J. Kirk Ogren, Jr.(13)(19)	70,321	*
Paul Friedman(13)(20)	43,126	*
John C. Condas(13)	42,658	*
Mary Haggerty(13)	19,882	*
Steven L. Begleiter(21)	—	*
Executive officers and directors as a group (9 persons)(22)	912,048	3.9%

*
Less than 1%.

(1)
As of December 31, 2022, as reported on Schedule 13G. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. The shares indicated in the table are held of record by investment advisory clients of Wellington Management Group LLP. Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP may be deemed to beneficially own the shares indicated in the table, and have shared voting power and dispositive power with respect to such shares. The business address of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210.

(2)
As of December 31, 2022, as reported on Schedule 13G. FMR LLC is a parent holding company. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. 3,488,907 shares are held by Abigail P. Johnson and 2,727,578 shares are held by Fidelity Real Estate Income Fund. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)
As of December 31, 2022, as reported on Schedule 13G. The business address of Bay Pond Partners, L.P. is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(4)
As of December 31, 2022, as reported on Schedule 13G. The business address for Almitas Capital LLC is 1460 4th Street, Suite 300 Santa Monica, California 90401.

(5)
As of December 31, 2022, as reported on Schedule 13G. BlackRock, Inc. is a parent holding company. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
As of December 31, 2022, as reported on Schedule 13G. The address of Ithan Creek Master Investors (Cayman) L.P. is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(7)
Includes 690 shares owned by or for the benefit of his spouse and child who lives in his home.

(8)
Includes 16,061 shares owned by Flanders Street Capital Partners I., L.P. which is managed by Flanders Street Capital Management which is wholly owned by Mr. Mendelsohn. Mr. Mendelsohn disclaims beneficial ownership of the securities held by Flanders Street Capital Partners I., L.P., except to the extent of his pecuniary interest therein.

(9)
Includes 14,953 shares owned by the Mendelsohn Family Limited Partnership, which is managed by Mr. Mendelsohn and certain members of his family which are partners of Mendelsohn Family Limited Partnership. Mr. Mendelsohn disclaims beneficial ownership of the securities held by Mendelsohn Family Limited Partnership, except to the extent of his pecuniary interest therein.

(10)
Includes 4,742 and 1,088 shares owned by RPM Capital LLC and AIM Capital LLC respectively, which are managed by Mr. Mendelson.

(11)
Includes 127,315 shares owned by the Great Ajax Manager and 415 shares owned by Aspen Yo LLC (“Aspen”). Also, share amount predates shares distributed to Aspen Yo LLC on June 14, 2023. Aspen is an affiliate of the Great Ajax Manager and the indirect parent of Gregory. Mr. Mendelsohn controls 50% of the manager of Aspen and has certain economic and/or management rights with respect to 9.2% of the interests in Aspen; Steven Rosenberg, the President of Gregory and the founder of Aspen Capital, controls the other 50% of the manager of Aspen and he or his affiliates own 24.7% of the interests in Aspen. The business address of Aspen is 13190 SW 68th Parkway, Suite 110, Tigard, Oregon 97223. Mr. Mendelsohn disclaims beneficial ownership of the securities held by the Great Ajax Manager and Gregory except to the extent of his pecuniary interest therein.

(12)
Includes 69,184 shares owned through Aspen Uranus LLC but does not include 8,000 of Great Ajax’s Great Ajax Convertible Notes owned through Aspen Uranus LLC. The notes have a stated principal amount of $25.00 per note and are convertible, under certain circumstances, into Great Ajax Common Stock at a rate of 1.7405 shares per note as of June 30, 2023.

(13)
Share amount reflects the individual’s most recent Form 4 filed with the SEC.

(14)
Includes 1,386 shares owned by or for the benefit of his spouse and children who live in his home.

(15)
Includes 4,685 shares owned by Shackleton RBS3 LLC, which is managed by Mr. Schaub.

(16)
Share amount predates the shares distributed on August 31, 2022, November 29, 2022, March 31, 2023 and May 31, 2023, through Great Ajax’s dividend reinvestment plan, in which Mr. Schaub, his spouse and children participate. Also, share amount predates shares distributed to Shackleton RBS3 LLC on August 23, 2022 and November 16, 2022.

(17)
Share amount predates shares distributed from the Great Ajax Manager on June 9, 2023.

(18)
In addition to the shares shown here, Mr. Handley also owns 10,000 of Great Ajax Convertible Notes.

The notes have a stated principal amount of $25.00 per note and are convertible, under certain circumstances, into Great Ajax Common Stock at a rate of 1.7405 shares per note as of June 30, 2023.
(19)
In addition to the shares shown here, Mr. Ogren also owns 1,500 of Great Ajax Convertible Notes. The notes have a stated principal amount of $25.00 per note and are convertible, under certain circumstances, into Great Ajax Common Stock at a rate of 1.7405 shares per note as of June 30, 2023.

(20)
In addition to the shares shown here, Mr. Friedman also owns 800 of Great Ajax Convertible Notes. The notes have a stated principal amount of $25.00 per note and are convertible, under certain circumstances, into Great Ajax Common Stock at a rate of 1.7405 shares per note as of June 30, 2023.

(21)
Mr. Begleiter is a Managing Director of Flexpoint Ford, LLC, the manager of the investment fund that owns Flexpoint Great Ajax Holdings LLC. However, Mr. Begleiter does not have voting or dispositive power over the Great Ajax Common Stock owned by Flexpoint Great Ajax Holdings LLC.

(22)
See notes (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (17), (18), (19), (20) and (21).

The following table sets forth the total number and percentage of Great Ajax Series A Preferred Stock beneficially owned as of June 30, 2023, by each holder of more than 5% of the Great Ajax Series A Preferred Stock. No directors or executive officers of Great Ajax hold any shares of Great Ajax Series A Preferred Stock. The information with respect to beneficial ownership is based on information obtained from Equiniti Trust Company, LLC, the transfer agent for the Great Ajax Series A Preferred Stock.
	Shares Beneficially Owned
	Number	Percent
Cede & Co (Fast Account)(1)	187,534	44.1%
Magnetar Constellation Fund V LLC(2)	124,410	29.3%
Flexpoint Special Assets Fund LP(3)	113,005	26.6%

(1)
As of June 30, 2023, as reported by Equiniti Trust Company, LLC, the address of Cede & Co (Fast Account) is P.O. Box 20, Bowling Green Station, New York, New York 10004.

(2)
As of June 30, 2023, as reported by Equiniti Trust Company, LLC, the address of Magnetar Constellation Fund V LLC is c/o Magnetar Financial LLC, 1603 Orrington Ave, 13th Floor, Evanston, Illinois 60201.

(3)
As of June 30, 2023, as reported by Equiniti Trust Company, LLC, the address of Flexpoint Special Assets Fund LP is 676 N Michigan Ave, Suite 3300, Chicago, Illinois 60611.

The following table sets forth the total number and percentage of Great Ajax Series B Preferred Stock beneficially owned as of June 30, 2023, by each holder of more than 5% of the Great Ajax Series B Preferred Stock. No directors or executive officers of Great Ajax hold any shares of Great Ajax Series B Preferred Stock. The information with respect to beneficial ownership is based on information obtained from Equiniti Trust Company, LLC, the transfer agent for the Great Ajax Series B Preferred Stock.
	Shares Beneficially Owned
	Number	Percent
Magnetar Xing He Master Fund LTD(1)	954,545	84.1%
Magnetar Constellation Master Fund V LTD(1)	181,045	15.9%

(1)
As of June 30, 2023, as reported by Equiniti Trust Company, LLC, the address of Magnetar Xing He Master Fund LTD, Magnetar SC Fund LTD, Magnetar Constellation Master Fund LTD, Magnetar Constellation Master Fund V LTD is c/o Magnetar Financial LLC, 1603 Orrington Ave, 13th Floor, Evanston, Illinois 60201.

EXPERTS
EFC
The financial statements of Ellington Financial Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Ellington Financial Inc. for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Longbridge Financial, LLC incorporated in this proxy statement/prospectus by reference to Exhibits 99.2 and 99.4 of the Annual Report on Form 10-K of Ellington Financial Inc. for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of LendSure Mortgage Corp. incorporated in this proxy statement/prospectus by reference to Exhibit 99.1 of Ellington Financial Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of Richey May & Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Great Ajax
The consolidated financial statements and related financial statement schedule of Great Ajax Corp. incorporated by reference herein from the Annual Report on Form 10-K of Great Ajax Corp. for the year ended December 31, 2022 and the effectiveness of Great Ajax’s internal control over financial reporting as of December 31, 2022, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule are so incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
Arlington
The financial statements of Arlington Asset Investment Corp. incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Arlington Asset Investment Corp. for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS
The validity of the shares of EFC Common Stock to be issued in the Merger will be passed upon by Vinson & Elkins L.L.P. It is a condition to the Merger that (i) EFC and Great Ajax receive opinions from Mayer Brown LLP (or other counsel reasonably satisfactory to EFC) and Hunton Andrews Kurth LLP (or other counsel reasonably satisfactory to Great Ajax), respectively, concerning the qualification of Great Ajax and EFC, respectively, as a REIT under the Code and (ii) EFC and Great Ajax receive opinions from Hunton Andrews Kurth LLP (or other counsel reasonably satisfactory to Great Ajax) and Mayer Brown LLP (or other counsel reasonably satisfactory to EFC), respectively, concerning the qualification of the Merger as a reorganization under Section 368(a) of the Code.

STOCKHOLDER PROPOSALS
2024 Great Ajax Annual Meeting of Stockholders
Great Ajax held its 2023 annual meeting of Great Ajax Stockholders on June 6, 2023. If the Merger is completed, Great Ajax will not hold any further annual meetings of Great Ajax Stockholders. However, if the Merger Agreement is terminated for any reason, Great Ajax expects to hold its annual meeting of stockholders in 2024 (the “2024 Great Ajax Annual Meeting”).
Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in Great Ajax’s proxy materials for the 2024 Great Ajax Annual Meeting must be received at Great Ajax’s principal executive offices no later than December 23, 2023.
To the extent Great Ajax holds the 2024 Great Ajax Annual Meeting, Article II, Section 11(a)(2) of the Great Ajax Bylaws currently provides that in order for a nomination or proposal of business to be properly brought before an annual meeting by a stockholder (other than a stockholder proposal included in Great Ajax’s proxy statement pursuant to Rule 14a-8), such Great Ajax Stockholder must deliver a written notice of the nomination or proposal of business to the Great Ajax Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. If the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting, notice by the Great Ajax Stockholder must be delivered not earlier than the close of business on the 120th day prior to the date of mailing of the notice for the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the date of mailing of the notice for the annual meeting or (ii) the tenth day following the day on which public announcement of the date of mailing of the notice of the annual meeting is first made. In addition, to comply with the universal proxy rules, Great Ajax Stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 21, 2024.
Any such nomination or proposal of business should be delivered or mailed to: Great Ajax Corp., 13190 SW 68th Parkway, Suite 110, Tigard, OR 97223, Attention: Secretary. Any Great Ajax Stockholder filing the notice of nomination or proposal of business must comply with all the requirements of the Great Ajax Bylaws. A copy of the Great Ajax Bylaws are on file with the SEC and may be obtained from the Great Ajax Secretary by written request to the same address.
If you have questions or need more information about Great Ajax’s annual meeting of stockholders, you may write to:
Great Ajax Corp.
13190 SW 68th Parkway, Suite 110
Tigard, OR 97223
Attention: Secretary

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE
EFC, Great Ajax and Arlington each file annual, quarterly and current reports, proxy statements and other information with the SEC. EFC’s, Great Ajax’s and Arlington’s SEC filings are available to the public at the website maintained by the SEC at http://www.sec.gov. You also may obtain free copies of the documents filed with the SEC by EFC, Great Ajax and Arlington by going to EFC’s, Great Ajax’s and Arlington’s websites at www.ellingtonfinancial.com, www.greatajax.com, and www.arlingtonasset.com respectively. EFC’s, Great Ajax’s and Arlington’s website addresses are provided as inactive textual references only. The information provided on EFC’s, Great Ajax’s and Arlington’s websites is not part of this proxy statement/prospectus, and is not incorporated by reference into this proxy statement/prospectus.
EFC has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of EFC Common Stock to be issued to Great Ajax Stockholders in the Merger. The registration statement, including the exhibits and schedules thereto, contains additional information about EFC Common Stock. The rules and regulations of the SEC allow EFC and Great Ajax to omit certain information included in the registration statement from this proxy statement/prospectus.
The SEC allows EFC and Great Ajax to “incorporate by reference” into this proxy statement/prospectus the information they file with the SEC, which means EFC and Great Ajax can disclose important information to you by referring you to those documents. In addition, the SEC allows EFC to “incorporate by reference” into this proxy statement/prospectus the information that Arlington has filed with the SEC, which means that EFC can disclose important information about Arlington to you by referring you to those documents. Information incorporated by reference is deemed to be part of this proxy statement/prospectus. Later information filed with the SEC will update and supersede this information.
This proxy statement/prospectus incorporates by reference the EFC documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by EFC with the SEC:
•
EFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•
The information specifically incorporated by reference into EFC’s Annual Report on Form 10-K for the year ended December 31, 2022 from EFC’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2023;

•
EFC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

•
EFC’s Current Reports on Form 8-K filed on January 5, 2023, January 10, 2023, January 25, 2023, February 2, 2023, February 6, 2023, February 7, 2023, March 7, 2023, March 21, 2023, April 10, 2023, May 8, 2023 (except with respect to Items 2.02 and 7.01 and the associated Exhibit 99.1), May 16, 2023, May 22, 2023, May 30, 2023 (except with respect to Item 7.01 and the associated Exhibits 99.1 and 99.2), June 7, 2023, July 3, 2023 (except with respect to Item 7.01 and the associated Exhibits 99.1 and 99.2) July 10, 2023 and, July 24, 2023; and

•
The description of EFC Common Stock incorporated by reference to its Registration Statement on Form 8-A/A filed with the SEC on March 4, 2019 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

EFC also incorporates by reference into this proxy statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement that contains this proxy statement/prospectus and prior to the date of the Great Ajax Special Meeting; provided, however, that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as otherwise specified in the documents containing such information.
You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from EFC by requesting them in writing or by telephone at the following address:

Ellington Financial Inc.
53 Forest Avenue,
Old Greenwich, Connecticut 06870
Attention: Secretary
(203) 409-3585
These documents are available from EFC without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
This proxy statement/prospectus also incorporates by reference the Great Ajax documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Great Ajax with the SEC:
•
Great Ajax’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•
The information specifically incorporated by reference into Great Ajax’s Annual Report on Form 10-K for the year ended December 31, 2022 from Great Ajax’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2023;

•
Great Ajax’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023; and

•
Great Ajax’s Current Report on Form 8-K filed with the SEC on March 2, 2023 (except with respect to Item 7.01 and the associated Exhibit 99.2), May 4, 2023 (except with respect to Item 7.01 and the associated Exhibit 99.2) and July 3, 2023 (except with respect to Item 7.01 and the associated Exhibit 99.1).

Great Ajax also incorporates by reference into this proxy statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement that contains this proxy statement/prospectus and prior to the date of the Great Ajax Special Meeting; provided, however, that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as otherwise specified in the documents containing such information.
You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above, or Great Ajax will provide you with copies of these documents, without charge, by requesting them in writing or by telephone at the following address:
Great Ajax Corp.
13190 SW 68th Parkway, Suite 110
Tigard, OR 97223
(503) 505-5670
Attention: Chief Financial Officer
EFC also incorporates by reference into this proxy statement/prospectus the Arlington documents listed below that Arlington has previously filed with the SEC:
•
Arlington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 ;

•
Amendment No. 1 to Arlington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022; and

•
Arlington’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

EFC also incorporates by reference into this proxy statement/prospectus additional documents that Arlington may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement that contains this proxy statement/prospectus and prior to the date of the Great Ajax Special Meeting; provided, however, that EFC is not incorporating any information furnished, rather than filed, under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
The preliminary financial data included in this proxy statement/prospectus has been prepared by, and is the responsibility of, EFC's management. PricewaterhouseCoopers LLP has not audited, reviewed,

examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
If you would like to request copies of this proxy statement/prospectus and any documents that are incorporated by reference into this proxy statement/prospectus, please do so by [•], 2023, in order to receive them before the Great Ajax Special Meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•], 2023, and you should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this proxy statement/prospectus to Great Ajax Stockholders nor the EFC Stock Issuance to Great Ajax Stockholders in the Merger pursuant to the Merger Agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in or incorporated by reference into this proxy statement/prospectus regarding EFC has been provided by EFC, and information contained in or incorporated by reference into this proxy statement/prospectus regarding Great Ajax has been provided by Great Ajax. EFC and Great Ajax have both contributed to the information relating to the Merger contained in this proxy statement/prospectus.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements, proxy cards and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is permitted by Maryland law and potentially means extra convenience for stockholders and cost savings for companies.
Great Ajax and certain brokers may be householding proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from Great Ajax or your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record of Great Ajax, direct your written request to Great Ajax Corp., 13190 SW 68th Parkway, Suite 110, Tigard, OR 97223, Attention: Corporate Secretary, or contact us by telephone at (503) 505-5670. Great Ajax Stockholders who share a single address, but receive multiple copies of Great Ajax’s proxy statement, may request that in the future they receive a single copy by notifying Great Ajax at the telephone and address set forth in the preceding sentences. In addition, Great Ajax will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
In addition to the Merger described in this proxy statement/prospectus, EFC entered into the Arlington Merger Agreement on May 29, 2023. The following unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) combine the historical consolidated financial position and results of operations of EFC, Great Ajax, and Arlington. The Pro Forma Financial Statements are based upon the historical financial statements of EFC, Great Ajax, and Arlington, after giving effect to both the Closing and the closing of the Arlington Merger, which are each expected to occur in the fourth quarter of 2023 (collectively, the “Subject Mergers”), including associated transaction costs and various other adjustments that are described in the footnotes following the Pro Forma Financial Statements, and are intended to reflect the impact of the Subject Mergers. Neither Subject Merger is conditioned on the occurrence of the other and the consummation of each is independent.
The Pro Forma Financial Statements are presented for illustrative purposes only. The Pro Forma Financial Statements should not be assumed to be an indication of the actual results that would have been achieved had the Subject Mergers been completed as of the dates indicated or that may be achieved in the future. The Pro Forma Financial Statements have been prepared by EFC in accordance with Article 11 of Regulation S-X.
Each Subject Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, and EFC will be treated as the acquirer of both Great Ajax and Arlington for accounting purposes. Under the acquisition method of accounting, assets acquired and liabilities assumed, are recorded by the acquirer based on their estimated fair values. In cases where the purchase price exceeds the fair value of the net identifiable assets acquired, the acquirer records goodwill. Conversely, in cases where the fair value of the net identifiable assets acquired exceeds the purchase price, the acquirer records a bargain purchase gain.
With respect to the Merger, based on the closing price of $13.68 per share of EFC Common Stock as of July 27, 2023, the total estimated purchase price is $171.6 million; the Great Ajax Total Consideration (as defined below) does not include any amounts constituting Contingent Cash Purchase Price that EFC has agreed to pay to Great Ajax Stockholders, depending upon certain potential repurchases of Great Ajax securities prior to the Closing on certain terms. With respect to the Arlington Merger, based on the closing price of $13.68 per share of EFC Common Stock as of July 27, 2023, the total estimated purchase price to be paid by EFC is $177.4 million; separately, EFC Manager will pay approximately $3.0 million in cash to Arlington shareholders as part of the consideration in the Arlington Merger, which is not included in EFC’s estimated purchase price of Arlington. In addition, the estimated purchase price of Arlington does not include $12.6 million of shares of EFC Common Stock to be issued to Arlington employees related to the accelerated vesting of certain Arlington Equity-Based Awards.
EFC’s management has made a preliminary allocation of the estimated purchase prices for each of Great Ajax and Arlington based on various preliminary estimates as of March 31, 2023. Such allocations of the estimated purchase price are preliminary pending finalization of such estimates and analyses. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented below as a result of the timing of the closing of the transactions and changes in assumptions. The assumptions used to calculate the transaction accounting adjustments in the Pro Forma Financial Statements, including estimates of fair value of assets acquired and liabilities assumed, were made by EFC. These assumptions of EFC of transaction accounting adjustments, including estimates of fair value of assets acquired and liabilities assumed, may differ from assumptions used by Great Ajax or by Arlington.
The unaudited pro forma condensed combined balance sheet relating to the Subject Mergers reflects such transactions as if they had been consummated on March 31, 2023 and includes transaction accounting adjustments for valuations of certain assets and liabilities made by EFC’s management. The unaudited pro forma condensed combined statements of operations reflect the Subject Mergers, as well as the Longbridge Acquisition (as defined below), as if they had been consummated on January 1, 2022, and combine EFC’s historical results for the three-month period ended March 31, 2023 and the year ended December 31, 2022 with both Great Ajax’s and Arlington’s historical results for the same periods, and Longbridge’s historical results for the period January 1, 2022 to October 2, 2022. EFC began consolidating Longbridge on October 3, 2022, upon EFC’s acquisition of a controlling equity interest in Longbridge (the “Longbridge Acquisition”).

The Pro Forma Financial Statements are based upon available information, preliminary estimates and certain assumptions that EFC believes are reasonable under the circumstances, as set forth in the notes to the Pro Forma Financial Statements. The Pro Forma Financial Statements do not take into account any synergies or cost savings that may result from the Subject Mergers. Certain reclassification adjustments have been made to the presentation of Great Ajax’s, Arlington’s and Longbridge’s historical financial statements to conform them to the presentation of EFC. The Pro Forma Financial Statements should be read in conjunction with, and are qualified by reference to, the historical consolidated financial statements and notes thereto and those of EFC, Great Ajax, Arlington, and Longbridge, which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference” in this proxy statement/prospectus.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
(UNAUDITED)(1)
	March 31, 2023
(In thousands)	Ellington Financial Inc.	Great Ajax Corp.	Transaction Accounting Adjustments (Great Ajax)		Pro Forma Combined (EFC and Great Ajax)	Arlington Asset Investment Corp.	Transaction Accounting Adjustments (Arlington)		Pro Forma Combined (EFC, Great Ajax, and Arlington)
Assets
Securities, at fair value	$1,389,547	$220,264	$4,962	A	$1,614,773	$566,494	$(439)	A	$2,180,828
Loans, at fair value	11,812,567	970,665	(80,346)	B	12,702,886	29,142	(2,780)	B	12,729,248
Other assets	909,411	248,712	(118,959)	C	1,039,164	212,368	(26,540)	D	1,224,992
Total Assets	14,111,525	1,439,641	(194,343)		15,356,823	808,004	(29,759)		16,135,068
Liabilities
Repurchase agreements	2,285,898	418,653	—		2,704,551	484,348	—		3,188,899
Other secured borrowings, at fair value	1,534,592	—	424,720	E	1,959,312	160	—		1,959,472
HMBS related obligations, at fair value	7,975,916	—	—		7,975,916	—	—		7,975,916
Other liabilities	940,356	688,433	(469,922)	F	1,158,867	108,351	(7,655)	G	1,259,563
Total Liabilities	12,736,762	1,107,086	(45,202)		13,798,646	592,859	(7,655)		14,383,850
Equity
Preferred equity	323,920	34,554	(34,554)	H	323,920	32,821	(3,050)	I	353,691
Common equity	67	245	(233)	J	79	284	(272)	K	91
Additional paid in capital	1,308,107	325,462	(153,905)	L	1,479,746	2,024,979	(1,864,781)	M	1,639,862
Retained earnings (accumulated deficit)	(282,262)	(544)	10,511	N	(272,295)	(1,842,939)	1,845,999	N	(269,235)
Treasury stock	—	(9,532)	9,532	O	—	—	—		—
Accumulated other comprehensive income (loss)	—	(19,763)	19,763	O	—	—	—		—
Total Stockholders’ Equity	1,349,832	330,422	(148,886)		1,531,368	215,145	(22,104)		1,724,409
Non-controlling interests	24,931	2,133	(255)	P	26,809	—	—		26,809
Total Equity	1,374,763	332,555	(149,141)		1,558,177	215,145	(22,104)		1,751,218
Total Liabilities and Equity	$14,111,525	$1,439,641	$(194,343)		$15,356,823	$808,004	$(29,759)		$16,135,068

(1)
The Merger and the Arlington Merger are independent, not conditioned on each other and may close at different times.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)(1)
	Three-Month Period Ended March 31, 2023
(In thousands, except per share information)	Ellington Financial Inc.	Great Ajax Corp.	Transaction Accounting Adjustments (Great Ajax)(2)		Pro Forma Combined (EFC and Great Ajax)	Arlington Asset Investment Corp.	Transaction Accounting Adjustments (Arlington)		Pro Forma Combined (EFC, Great Ajax, and Arlington)
Net Interest Income
Interest income	$87,174	$18,456	$—		$105,630	$13,993	$—		$119,623
Interest expense	(59,617)	(15,056)	—		(74,673)	(8,347)	—		(83,020)
Total net interest income	27,557	3,400	—		30,957	5,646	—		36,603
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(36,767)	(2,927)	—		(39,694)	(3,544)	—		(43,238)
Realized gains (losses) on financial derivatives, net	(25,447)	—	—		(25,447)	10,042	—		(15,405)
Unrealized gains (losses) on securities and loans, net	99,257	—	—		99,257	59,744	—		159,001
Unrealized gains (losses) on financial derivatives, net	2,763	(1,622)	—		1,141	(15,452)	—		(14,311)
Net change from reverse mortgage loans held for investment, at fair value	163,121	—	—		163,121	—	—		163,121
Net change related to HMBS obligations, at fair value	(131,534)	—	—		(131,534)	—	—		(131,534)
Unrealized gains (losses) on other secured borrowings, at fair value	(29,680)	—	—		(29,680)	(54,602)	—		(84,282)
Unrealized gains (losses) on senior notes, at fair value	6,510	—	—		6,510	—	—		6,510
Other, net	3,452	966	—		4,418	(32)	—		4,386
Total other income (loss)	51,675	(3,583)	—		48,092	(3,844)	—		44,248
Expenses
Base management fee to affiliate	4,956	1,828	(1,129)	Q	5,655	—	739	Q	6,394
Investment related expenses	8,676	1,862	—		10,538	—	—		10,538
Compensation and benefits	14,670	517	—		15,187	1,597	—		16,784
Other expenses	9,600	1,788	—		11,388	2,314	—		13,702
Total expenses	37,902	5,995	(1,129)		42,768	3,911	739		47,418
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings (Losses) from Investments in Unconsolidated Entities	41,330	(6,178)	1,129		36,281	(2,109)	(739)		33,433
Income tax expense (benefit)	21	93	—		114	109	—		223
Earnings (losses) from investments in unconsolidated entities	3,444	(1,093)	—		2,351	—	—		2,351
Net Income (Loss)	44,753	(7,364)	1,129		38,518	(2,218)	(739)		35,561
Net income (loss) attributable to non-controlling interests	720	30	—		750	—	—		750
Dividends on preferred stock	5,117	547	(547)	R	5,117	660	—		5,777
Net Income (Loss) Attributable to Common Stockholders	$38,916	$(7,941)	$1,676		$32,651	$(2,878)	$(739)		$29,034
Basic and Diluted Net Income (Loss) per Share of Common Stock(3)	$0.43	$(0.09)	$0.02		$0.36	$(0.03)	$(0.01)		$0.32

(1)
The Merger and the Arlington Merger are independent, not conditioned on each other and may close at different times.

(2)
The unaudited pro forma condensed combined statements of operations reflect the Subject Mergers as if they had been consummated on January 1, 2022. EFC expects to elect the fair value option for the majority of Great Ajax’s assets and liabilities consistent with EFC’s policies, and this unaudited pro forma condensed combined statement of operations does not reflect any adjustments for any changes in fair value subsequent to January 1, 2022 during the periods presented.

(3)
Based on 91,740,793 weighted average shares of EFC Common Stock and outstanding convertible non-controlling interest units, which are participating non-controlling interests of EFC, for the three-month period ended March 31, 2023. Such weighted average shares include the shares to be issued as a result of the Subject Mergers and related transactions. See Note Z in the notes to the Pro Forma Financial Statements for additional information.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(UNAUDITED)(1)
	Year Ended December 31, 2022
(In thousands, except per share information)	Ellington Financial Inc.	Longbridge Financial LLC(2)	Great Ajax Corp.	Transaction Accounting Adjustments (Longbridge)		Transaction Accounting Adjustments (Great Ajax)(3)		Pro Forma Combined (EFC, Longbridge, and Great Ajax)	Arlington Asset Investment Corp.	Transaction Accounting Adjustments (Arlington)		Pro Forma Combined (EFC, Longbridge, Great Ajax, and Arlington)
Net Interest Income
Interest income	$282,218	$6,865	$82,582	$—		$—		$371,665	$43,119	$—		$414,784
Interest expense	(141,777)	(11,732)	(44,346)	—		—		(197,855)	(21,511)	—		(219,366)
Total net interest income	140,441	(4,867)	38,236	—		—		173,810	21,608	—		195,418
Other Income (Loss)
Realized gains (losses) on securities and loans, net	(105,449)	11,292	(4,774)	—		—		(98,931)	(45,585)	—		(144,516)
Realized gains (losses) on financial derivatives, net	120,489	2,111	(12,344)	—		—		110,256	4,149	—		114,405
Unrealized gains (losses) on securities and loans, net	(475,807)	(2,896)	—	—		—		(478,703)	(28,130)	—		(506,833)
Unrealized gains (losses) on financial derivatives, net	53,891	7,121	(11,143)	—		—		49,869	1,341	—		51,210
Net change from reverse mortgage loans held for investment, at fair value	199,189	(91,901)	—	—		—		107,288	—	—		107,288
Net change related to HMBS obligations, at fair value	(162,381)	98,516	—	—		—		(63,865)	—	—		(63,865)
Unrealized gains (losses) on other secured borrowings, at fair value	258,140	—	—	—		—		258,140	54,599	—		312,739
Unrealized gains (losses) on senior notes, at fair value	18,165	—	—	—		—		18,165	—	—		18,165
Bargain purchase gain	7,932	—	—	—		14,827	S	22,759	—	19,582	S	42,341
Other, net	5,384	18,363	2,302	—		—		26,049	22,550	—		48,599
Total other income (loss)	(80,447)	42,606	(25,959)	—		14,827		(48,973)	8,924	19,582		(20,467)
Expenses
Base management fee to affiliate	16,847	—	8,326	—		(5,530)	Q	19,643	—	2,954	Q	22,597
Investment related expenses	30,949	20,139	8,152	—		—		59,240	6,073	—		65,313
Compensation and benefits	19,599	37,400	1,146	—		—		58,145	6,708	12,610	T	77,463
Other expenses	17,570	10,462	5,535	477	U	4,860	V	38,904	8,207	3,912	W	51,023
Total expenses	84,965	68,001	23,159	477		(670)		175,932	20,988	19,476		216,396
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings (Losses) from Investments in Unconsolidated Entities	(24,971)	(30,262)	(10,882)	(477)		15,497		(51,095)	9,544	106		(41,445)
Income tax expense (benefit)	(17,716)	—	2,835	—		—		(14,881)	4,118	—		(10,763)
Earnings (losses) from investments in unconsolidated entities	(63,614)	—	(1,218)	37,103	X	—		(27,729)	—	—		(27,729)
Net Income (Loss)	(70,869)	(30,262)	(14,935)	36,626		15,497		(63,943)	5,426	106		(58,411)
Net income (loss) attributable to non-controlling interests	(822)	—	75	—		—		(747)	—	—		(747)
Dividends on preferred stock	15,292	—	5,474	—		(5,474)	R	15,292	2,784	—		18,076
Discount on retirement of preferred stock	—	—	8,194	—		(8,194)	Y	—	—	—		—
Net Income (Loss) Attributable to Common Stockholders	$(85,339)	$(30,262)	$(28,678)	$36,626		$29,165		$(78,488)	$2,642	$106		$(75,740)
Basic and Diluted Net Income (Loss) per Share of Common Stock(4)	$(1.02)	$(0.35)	$(0.34)	$0.43		$0.34		$(0.94)	$0.03	$0.01		$(0.91)

(1)
The Merger and the Arlington Merger are independent, not conditioned on each other and may close at different times.

(2)
Represents pro forma financial information for the period January 1, 2022 to October 2, 2022. EFC began consolidating Longbridge on October 3, 2022 upon consummating the Longbridge Acquisition.

(3)
The unaudited pro forma condensed combined statements of operations reflect the Subject Mergers as if they had been consummated on January 1, 2022. EFC expects to elect the fair value option for the majority of Great Ajax’s assets and liabilities consistent with EFC’s policies, and this unaudited pro forma condensed combined statement of operations does not reflect any adjustments for what the changes in fair value may have been subsequent to January 1, 2022 during the periods presented.

(4)
Based on 84,868,501 weighted average shares of EFC Common Stock and outstanding convertible non-controlling interest units, which are participating non-controlling interests of EFC, for the year ended December 31, 2022. Such weighted average shares include the shares to be issued as a result of the Subject Mergers and related transactions. See Note Z in the notes to the Pro Forma Financial Statements for additional information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1. Basis of Presentation
The Merger
Under the terms of the Merger Agreement, in connection with the Merger, each outstanding share of Great Ajax Common Stock (other than Cancelled Shares) will be converted into the right to receive from EFC (i) a number of shares of EFC Common Stock based on the Exchange Ratio and (ii) if applicable, an amount of cash equal to the Contingent Cash Purchase Price, divided by the aggregate number of shares of Great Ajax Common Stock and Great Ajax Restricted Shares entitled to receive the Merger Consideration.
The total estimated fair value of consideration for the Merger is $171.6 million, which is equal to the estimated fair value of EFC Common Stock to be issued (the “Great Ajax Total Consideration”). The Great Ajax Total Consideration does not include any amounts constituting Contingent Cash Purchase Price that EFC has agreed to pay to Great Ajax Stockholders, depending upon certain potential repurchases of Great Ajax securities prior to the Closing on certain terms. EFC performed a preliminary allocation of the Great Ajax Total Consideration and presented the underlying assets acquired and liabilities assumed based on EFC’s estimates of the fair values of such assets and liabilities using the most current information available. This allocation is preliminary and subject to change. In conjunction with the preliminary purchase price allocation, EFC would expect to recognize a bargain purchase gain of $14.8 million, which is calculated as the recognized amount of the identifiable net assets acquired less the fair value of the consideration transferred and less the fair value of the non-controlling interest.
The following table (shown in thousands) summarizes the preliminary purchase price allocation, based on EFC’s estimated valuations, of Great Ajax’s net assets acquired as if the transaction occurred on March 31, 2023:
Purchase price
Common stock(1)	$171,569
Total consideration	$171,569
Allocated to:
Assets:
Securities, at fair value	$225,225
Loans, at fair value	890,318
Investment in non-consolidated entities, at fair value	128,812
Other assets	5,803
Total assets acquired	1,250,158
Liabilities:
Repurchase agreements	418,653
Other secured borrowings, at fair value	424,719
Senior notes	208,226
Other liabilities	10,286
Total liabilities assumed	1,061,884
Total identifiable net assets	188,274
Non-controlling interests	1,878
Total net assets acquired	186,396
Bargain purchase gain	$14,827

(1)
Assumes issuance of 12,541,571 shares of EFC Common Stock based on the Exchange Ratio and the closing stock price of EFC Common Stock on July 27, 2023, as reported by the NYSE, of $13.68.

The following table (shown in thousands other than per share amounts) shows a range of the estimated Great Ajax Total Consideration and the resulting bargain purchase gain (or goodwill) based on hypothetical per share prices of EFC Common Stock:
	20% Decrease	10% Decrease	Current Share Price	10% Increase	20% Increase
Price per share of EFC Common Stock	$10.94	$12.31	$13.68	$15.05	$16.42
Total consideration transferred	137,205	154,387	171,569	188,751	205,933
Bargain purchase gain / (goodwill)	49,191	32,009	14,827	(2,355)	(19,537)
The Arlington Merger
Under the terms of the Arlington Merger Agreement, in connection with the Arlington Merger, each outstanding share of Arlington Common Stock (other than shares of Arlington Common Stock held by EFC or Arlington Merger Sub or by any wholly owned subsidiary of EFC, Arlington Merger Sub or Arlington immediately prior to the effective time of the Arlington Merger) will be converted into the right to receive (i) from EFC, a number of shares of EFC Common Stock based on the Arlington Exchange Ratio and (ii) from EFC Manager, $0.09 in cash (approximately $3.0 million in aggregate).
The total estimated fair value of consideration for the Arlington Merger is $177.4 million, which is equal to the estimated fair value of EFC Common Stock, EFC Series D Preferred Stock and EFC Series E Preferred Stock to be issued (the “Arlington Total Consideration”). The Arlington Total Consideration does not include the approximately $3.0 million in cash to be paid to Arlington shareholders by EFC Manager, nor does it include $12.6 million of shares of EFC Common Stock to be issued to Arlington employees related to the accelerated vesting of certain Arlington Equity-Based Awards. EFC performed a preliminary allocation of the Arlington Total Consideration and presented the underlying assets acquired and liabilities assumed based on EFC’s estimates of the fair values of such assets and liabilities using the most current information available assuming the transaction closed on March 31, 2023. This allocation is preliminary and subject to change. In conjunction with the preliminary purchase price allocation, EFC would expect to recognize a bargain purchase gain of $19.6 million, which is calculated as the recognized amount of the identifiable net assets acquired less the fair value of the consideration transferred.
The following table (shown in thousands) summarizes the preliminary purchase price allocation, based on EFC’s estimated valuations, of Arlington’s net assets acquired as if the transaction occurred on March 31, 2023:
Purchase price(1)(2)
Common stock(3)	$147,599
Preferred equity(4)	29,772
Total consideration	$177,371
Allocated to:
Assets:
Securities, at fair value	$566,055
Mortgage servicing receivables, at fair value	175,801
Other assets	40,302
Total assets acquired	782,158
Liabilities:
Repurchase agreements	484,348
Senior notes	78,853
Other liabilities	22,004
Total liabilities assumed	585,205
Total net assets acquired	196,953
Bargain purchase gain	$19,582

(1)
Like EFC, Arlington has elected to be taxed as a REIT under the Code. As of March 31, 2023, Arlington had an estimated federal net operating loss carryforward of $164.0 million, of which $14.5 million is expected to expire in 2028 if unused, with the remainder having no expiration. As of March 31, 2023, Arlington also had an estimated federal net capital loss carryforward of $136.2 million, of which $105.2 million is expected to expire in 2023 if unused, $14.2 million is expected to expire in 2026 if unused, and $16.9 million is expected to expire in 2027 if unused. As a result of these loss carryforwards existing in an entity electing REIT tax status, Arlington has not utilized nor has it recognized deferred tax assets related to these loss carryforwards. EFC is evaluating the attributes of these loss carryforwards, including the extent to which, and likelihood, that the Combined Company will utilize them in part or in whole. There is significant uncertainty as to the likelihood that the Combined Company will utilize these loss carryforwards, either in part or in whole. Given this uncertainty, EFC has not recognized any net deferred tax assets in this preliminary purchase price allocation. If EFC determines that it is likely to utilize these loss carryforwards, in part or in whole, this could have a material effect on the purchase price allocation once finalized.

(2)
EFC continues to evaluate the terms and conditions of Arlington employment contracts and Arlington Equity-Based Awards and the related accounting.

(3)
Assumes issuance of 10,789,427 shares of EFC Common Stock based on the Arlington Exchange Ratio and the closing stock price of EFC Common Stock on July 27, 2023, as reported by the NYSE, of $13.68.

(4)
Assumes the issuance of 379,668 shares of EFC Series D Preferred Stock at $19.45 per share and 957,133 shares of EFC Series E Preferred Stock at $23.39 per share. Fair value estimates of the EFC Series D Preferred Stock and the EFC Series E Preferred Stock are based on the closing stock prices on July 27, 2023 for the Arlington Series B Preferred Stock and Arlington Series C Preferred Stock, respectively, as reported by the NYSE.

The following table shows (shown in thousands other than per share amounts) a range of estimated Arlington Total Consideration and the resulting bargain purchase gain (or goodwill) based on hypothetical per share prices of EFC Common Stock, Arlington Series B Preferred Stock, and Arlington Series C Preferred Stock:
	20% Decrease	10% Decrease	Current Share Price	10% Increase	20% Increase
Price per share of EFC Common Stock	$10.94	$12.31	$13.68	$15.05	$16.42
Price per share of Arlington Series B Preferred Stock	15.56	17.51	19.45	21.40	23.34
Price per share of Arlington Series C Preferred Stock	18.71	21.05	23.39	25.73	28.07
Total consideration transferred	141,852	159,613	177,371	195,133	212,891
Bargain purchase gain / (goodwill)	55,101	37,340	19,582	1,820	(15,938)
2. Pro Forma Transaction Accounting Adjustments:
The accompanying Pro Forma Financial Statements have been prepared as if the Subject Mergers had occurred as of March 31, 2023 for balance sheet purposes, and as of January 1, 2022 for income statement purposes, and reflect the following pro forma adjustments.
A.
Adjustments to reflect EFC’s estimated fair value of each of Great Ajax’s and Arlington’s investments in securities at March 31, 2023.

B.
Adjustments to reflect EFC’s estimated fair value of each of Great Ajax’s and Arlington’s investments in loans at March 31, 2023.

C.
Adjustment includes reductions in cash for various transactions that will occur prior to the Closing of $11.0 million for estimated transaction expenses for both EFC and Great Ajax,

$39.0 million for the redemption of the Great Ajax Preferred Stock at its stated liquidation preference, $12.6 million for the net payment of the termination fee due to the Great Ajax Manager as part of the Merger, and $18.9 million primarily related to the extinguishment of a put option liability related to the Great Ajax Warrants. Also includes a $(37.4) million adjustment primarily related to Great Ajax’s investments in unconsolidated entities to reflect EFC’s estimates of the fair value of such investments, at March 31, 2023.
D.
Adjustment includes an $8.8 million reduction to cash for estimated transaction expenses related to both EFC and Arlington and $10.2 million for severance and certain change of control-related expenses at Arlington, $(7.3) million adjustment to reflect EFC’s estimated fair value of an MSR financing receivable at March 31, 2023, and other adjustments of $(0.3) million primarily relating to the write-off of certain prepaid expenses at Arlington that will provide no future benefit to the Combined Company.

E.
Represents reclass of other secured borrowings which is included in other liabilities to other secured borrowings at fair value of $454.7 million net of an adjustment of $(29.9) million to reflect EFC’s estimates of the fair value of such liabilities at March 31, 2023.

F.
Adjustment primarily includes the reclass of $454.7 million of other secured borrowings of Great Ajax into other secured borrowings at fair value (see also footnote (E) above), $13.8 million for the extinguishment of a put option liability related to the Great Ajax Warrants, and $1.5 million to reflect EFC’s estimated fair value, at March 31, 2023, of various long-term debt instruments of Great Ajax.

G.
Represents an adjustment to reflect EFC’s estimated fair value, at March 31, 2023, of various long-term debt instruments of Arlington.

H.
Adjustment reflects the redemption of the Great Ajax Preferred Stock.

I.
Includes adjustment related to the issuance, at fair value, of shares of EFC Series D Preferred Stock and EFC Series E Preferred Stock in exchange for the retirement of shares of Arlington Series B Preferred Stock and Arlington Series C Preferred Stock.

J.
Represents adjustment related to the issuance of 12,541,571 shares of EFC Common Stock in exchange for the retirement of 23,627,677 shares of Great Ajax Common Stock which includes the accelerated vesting of Great Ajax outstanding share-based compensation awards.

K.
Represents adjustment for the net par value related to the issuance of 11,711,240 shares of EFC Common Stock in exchange for the retirement of 32,360,432 shares of Arlington Common Stock, which includes the accelerated vesting of outstanding Arlington Equity-Based Awards for employees and directors of Arlington.

L.
Represents the elimination of Great Ajax’s additional paid-in-capital balance of $325.5 million partially offset by the increase in additional paid-in-capital balance related to the issuance of shares of EFC Common Stock (see footnote J) of $171.6 million.

M.
Represents the elimination of Arlington’s additional paid-in-capital balance of $2,025.0 million partially offset by the increase in additional paid-in-capital balance related to the issuance of shares of EFC Common Stock (see footnote K) of $160.2 million.

N.
Adjustment for the elimination of retained deficit and cumulative retained earnings adjustments related to the Subject Mergers and related transactions.

O.
Represents the elimination of amounts related to Great Ajax treasury stock and accumulated other comprehensive income.

P.
Represents reduction of non-controlling interests at Great Ajax to reflect an adjustment to EFC’s estimated fair value on the related investments.

Q.
The decrease in management fee expense as a result of the Merger reflects a difference in the calculation methodologies for the periods presented, as well as the net effect of the transaction accounting adjustments on equity acquired as of January 1, 2022. The increase in management fee expense as a result of the Arlington Merger is due to the assumption that the equity acquired was subject to an external management fee as of January 1, 2022.
R.
Represents the elimination of dividends on the Great Ajax Preferred Stock. Under the terms of the Merger, Great Ajax has agreed to use commercially reasonable efforts to redeem all of the Great Ajax Preferred Stock immediately prior to the Closing. Such redemption is assumed to have occurred as of January 1, 2022.

S.
Represents expected bargain purchase gain related to the Subject Mergers.

T.
Additional compensation expense of $12.6 million related to the accelerated vesting of certain Arlington Equity-Based Awards to be assumed by EFC as a result of the Arlington Merger.

U.
Represents adjustment for the amortization expense related to intangible assets acquired from the Longbridge Acquisition.

V.
Estimated transaction fees of $4.9 million incurred by EFC related to the Merger.

W.
Estimated transaction fees of $3.9 million incurred by EFC related to the Arlington Merger.

X.
Reflects the reversal of net unrealized gains (losses) recognized by EFC related to EFC’s pre-existing non-controlling equity interest in Longbridge, for which EFC had elected the fair value option as provided for under ASC 825, Financial Instruments.

Y.
Represents the elimination of “Discount on retirement of preferred shares” related to Great Ajax. Under the terms of the Merger, Great Ajax must use commercially reasonable efforts to redeem all of the Great Ajax Preferred Stock immediately prior to the Closing. Such redemption is assumed to have occurred as of January 1, 2022.

Z.
The components used in the computation of basic and diluted net income (loss) per share of common stock consist of net income (loss) less dividends on EFC’s outstanding preferred stock and any net income (loss) attributable to joint venture partners of EFC, which have non-participating non-controlling interests. For the three-month period ended March 31, 2023 and the year ended December 31, 2022, net income (loss) attributable to joint venture partners excluded from the computation of basic and diluted net income (loss) per share of common stock was $0.2 million and $0.3 million, respectively.

Annex A
AGREEMENT AND PLAN OF MERGER
among
ELLINGTON FINANCIAL INC.,
EF ACQUISITION I LLC
and
GREAT AJAX CORP.
Dated as of June 30, 2023

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of June 30, 2023 (this “Agreement”), by and among Ellington Financial Inc., a Delaware corporation (“Parent”), EF Acquisition I LLC, a Maryland limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and Great Ajax Corp., a Maryland corporation (the “Company”).
WHEREAS, the Company is a Maryland corporation and Parent is a Delaware corporation, each operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes (“REIT”);
WHEREAS, the Company, Parent and Merger Sub wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the Surviving Company (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLC Act”);
WHEREAS, a special committee (the “Special Committee”) of independent directors of the board of directors of the Company (the “Company Board”) unanimously (i) determined that the transactions contemplated hereby (collectively, the “Transactions”), including the Merger, are advisable and in the best interests of the Company and the Company Shareholders (other than certain related parties and the holders of the Cancelled Shares (as hereinafter defined)), and (ii) recommended that the Company Board determine the same;
WHEREAS, the Company Board, acting on the recommendation of the Special Committee, unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company and the Company Shareholders, (ii) directed that the Transactions, including the Merger, be submitted for consideration at the Company Shareholders Meeting for their approval, (iii) recommended that the holders of Company Common Stock vote in favor of the approval of the Transactions, including the Merger (such recommendation made in this clause (iii), the “Company Board Recommendation”), and (iv) approved and authorized the Company to enter into, execute and deliver the Agreement;
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger and the issuance of the shares of Parent Common Stock (the “Parent Stock Issuance”), are in the best interests of Parent, and (ii) approved this Agreement and the Transactions, including the Merger and the Parent Stock Issuance;
WHEREAS, Parent, in its capacity as the sole member of Merger Sub (the “Merger Sub Sole Member”), has by written consent (i) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and the Merger Sub Sole Member, (ii) approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (iii) approved the Transactions, including the Merger;
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Parent Stock Issuance and to prescribe various terms of and conditions to the Merger and the Parent Stock Issuance; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
Section 1.1   Certain Definitions.   As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
Section 1.2   Terms Defined Elsewhere.   As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:
Definition	Section
Agreement	Preamble
Articles of Merger	2.2(b)
Aspen	4.10(b)
Book-Entry Shares	3.3(b)(i)
Business Employees	4.11(a)
Cancelled Shares	3.1(b)(iii)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Company	Preamble
Company Additional Dividend Amount	6.16(a)
Company Adjusted Book Value Per Share	3.1(c)
Company Affiliate	9.10(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Change of Recommendation	6.3(b)
Company Common Stock	3.1(b)(i)
Company Contracts	4.16(b)
Company Disclosure Letter	Article IV
Company Leased Real Property	4.15
Company Manager Plans	4.10(b)
Company Material Adverse Effect	4.1(a)
Company Notes Assumption	6.21
Company Owned Real Property	4.15
Company Permits	4.9
Company Plans	4.10(a)
Company Portfolio Securities	6.1(b)(iv)
Company Preferred Stock Redemptions	6.22
Company Restricted Share	3.2(a)
Company SEC Documents	4.5(a)
Company Shareholders Meeting	4.4
Company Warrant Purchases	6.22
Contingent Cash Purchase Price	3.1(d)
Creditors’ Rights	4.3(a)
D&O Insurance	6.9(d)
Effective Time	2.2(b)
End Date	8.1(b)(ii)

Definition	Section
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
GAAP	4.5(b)
Gaea	4.1(a)
Gregory	4.10(b)
Hedging Contracts	4.16(a)(iv)
Indemnified Liabilities	6.9(a)
Indemnified Persons	6.9(a)
Letter of Transmittal	3.3(b)(i)
Maryland Department	2.2(b)
Material Company Insurance Policies	4.17
Material Parent Insurance Policies	5.17
Merger	Recitals
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
Merger Sub Sole Member	Recitals
MGCL	Recitals
MLLC Act	Recitals
Non-Disclosure Agreement	6.6(b)
Parent	Preamble
Parent Affiliate	9.10(b)
Parent Board	Recitals
Parent Contracts	5.16(b)
Parent Disclosure Letter	Article V
Parent Equity Plan	5.2(a)
Parent Material Adverse Effect	5.1(a)
Parent Permits	5.9
Parent Plans	5.10(a)
Parent SEC Documents	5.5(a)
Parent Stock Issuance	Recitals
pdf	9.5
Proxy Statement	4.4
Qualified REIT Subsidiary	4.1(b)
Qualifying Income	8.3(h)(i)
Registration Statement	4.8
REIT	Recitals
REOs	4.15
Special Committee	Recitals
Specified Incentive Equity Issuances	6.1(b)(ii)
Surviving Company	2.1
Taxable REIT Subsidiary	4.1(b)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.14
Transactions	Recitals

ARTICLE II
THE MERGER
Section 2.1   The Merger.   Upon the terms and subject to the conditions of this Agreement, and in accordance with the MGCL and the MLLC Act, at the Effective Time, the Company shall be merged with and into Merger Sub, with Merger Sub surviving the Merger (Merger Sub, as the surviving company in the Merger, sometimes being referred to herein as the “Surviving Company”). As a result of the Merger, the Surviving Company shall be a direct, wholly-owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the MLLC Act. Immediately following the Merger, the Surviving Company shall be contributed to the Parent Operating Partnership in exchange for limited liability company interests in the Parent Operating Partnership.
Section 2.2   Closing.
(a)   The closing of the Merger (the “Closing”), shall take place at 9:00 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) by means of a virtual closing through the electronic exchange of signatures, or such other date and place as Parent and the Company may agree to in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.
(b)   As soon as practicable on the Closing Date, Parent and the Company shall (i) cause the Merger to be consummated by filing with the State Department of Assessments and Taxation of Maryland (the “Maryland Department”) articles of merger (the “Articles of Merger”) in connection with the Merger, in such form as is required by, and executed in accordance with, the MLLC Act and the MGCL, and (ii) the parties shall make all other filings or recordings required under the MLLC Act and the MGCL in connection with the Merger. The Merger shall become effective at the time the Articles of Merger have been accepted for record by the Maryland Department, or at such later time (not to exceed 30 days from the date the Articles of Merger are accepted for record) as may be designated jointly by Parent and the Company and specified in the Articles of Merger (such date and time the Merger becomes effective, the “Effective Time”), it being understood and agreed that, unless otherwise agreed to by the parties in writing and specified in the Articles of Merger, the Effective Time shall occur on the Closing Date.
Section 2.3   Effect of the Merger.   At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL, including Section 3-114 thereof, and the MLLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, assets, rights, privileges, immunities, purposes, powers and franchises of each of the Company and Merger Sub shall transfer to, vest in, and devolve on the Surviving Company without further act or did, reversion or impairment and all debts, obligations and liabilities of each of the Company and Merger Sub shall become the debts, obligations and liabilities of the Surviving Company.
Section 2.4   Organizational Documents.   At the Effective Time and by virtue of the Merger, the Organizational Documents of Merger Sub in effect immediately prior to the Effective Time (which shall reflect all provisions necessary to comply with Section 6.9(a)) shall be the Organizational Documents of the Surviving Company, until thereafter amended, subject to Section 6.9(b), in accordance with their respective terms and applicable Law.
Section 2.5   Managers and Officers of the Surviving Company.   From and after the Effective Time, the manager or managers and officers of Merger Sub immediately prior to the Effective Time shall be the manager or managers and officers of the Surviving Company, and such manager or managers and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.
Section 2.6   Tax Consequences.   It is intended that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code and (b) this

Agreement be, and hereby is adopted as, a “plan of reorganization” for the Merger for purposes of Section 354 and Section 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local law), the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.6, and no party shall take a position inconsistent with such treatment.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND THE MEMBERSHIP INTERESTS OF MERGER SUB; EXCHANGE
Section 3.1   Effect of the Merger on Capital Stock and Membership Interests.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of any securities of Parent, Merger Sub or the Company:
(a)   Membership Interests of Merger Sub.   All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as membership interests of the Surviving Company.
(b)   Capital Stock of the Company.
(i)   Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares), shall automatically be converted into the right to receive from Parent (A) that number of newly and validly issued, fully-paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio and (B) if applicable, that amount of cash equal to the Contingent Cash Purchase Price (as defined below) divided by the aggregate number of shares of Company Common Stock and Company Restricted Shares entitled to received Merger Consideration pursuant to this Article III (collectively, the “Merger Consideration”).
(ii)   All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be cancelled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case, to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.
(iii)   All shares of Company Common Stock held by Parent or Merger Sub or by any wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (collectively, the “Cancelled Shares”).
(c)   Adjustment to Merger Consideration and Exchange Ratio.   The Merger Consideration and the Exchange Ratio shall be (i) equitably adjusted, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock and/or Parent Common Stock), subdivision, reorganization, reclassification, recapitalization, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock and/or Parent Common Stock outstanding after the date hereof and prior to the Effective Time, (ii) adjusted downward to offset the dilutive effect, if any, or upward to account for the accretive effect, if any, on the Company’s adjusted book value per share (which is equal to the difference between (x) the most recent month-end book value per share of the Company preceding any such issuance and (y) $4.98) (the “Company Adjusted Book Value Per Share”) of any issuance of shares of Company Capital Stock pursuant to the Company’s existing at-the-market program, (iii) adjusted upward to offset the dilutive effect, if any, or downward to account for the accretive effect, if any, on Parent’s adjusted book value per share (which is equal to the difference between (x) the most recent month-end book value per share of Parent preceding any such issuance and (y) $0.07) of any issuance of shares of Parent Capital Stock pursuant to Parent’s existing at-the-market programs, and (iv) adjusted downward to offset the dilutive effect on the Company Adjusted Book Value Per Share of any Specified Incentive Equity Issuance, and thereafter all references to the Merger Consideration and the Exchange Ratio, as applicable, shall be deemed to be the Merger Consideration and Exchange Ratio, as so adjusted. Nothing in this Section 3.1(c) shall be construed to permit the Company, Parent or any of their respective Subsidiaries to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(d)   Contingent Cash Purchase Price.   To the extent the Company effectuates the repurchase of certain securities on the terms set forth on Section 3.1(d) of the Company Disclosure Letter, Parent shall deliver to the Company Shareholders an amount of cash as set forth on Section 3.1(d) of the Company Disclosure Letter (“Contingent Cash Purchase Price”) as part of the Merger Consideration at Closing.
Section 3.2   Treatment of Company Equity-Based Awards.
(a)   Company Restricted Shares.   Each share of Company Common Stock issued by the Company under a Company Equity Plan that is unvested and/or is subject to a repurchase option or obligation, risk of forfeiture or other lapse restriction (each, a “Company Restricted Share”) that is issued and outstanding as of immediately prior to the Effective Time (i) shall, as of immediately prior to the Effective Time, become fully vested and all restrictions and limitations with respect thereto shall lapse as of immediately prior to the Effective Time and (ii) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be considered outstanding for all purposes of this Agreement, including the right to receive the Merger Consideration in accordance with Section 3.1(b), subject to Section 3.3.
(b)   Company Actions.   Prior to the Effective Time, the parties agree that the Company shall, and shall be permitted under this Agreement to, take, or cause to be taken, such actions and adopt such resolutions as are required to effectuate the treatment of the Company Restricted Shares pursuant to the terms of this Section 3.2, and to take all actions reasonably required to effectuate any provision of this Section 3.2.
Section 3.3   Payment for Securities; Exchange.
(a)   Exchange Agent; Exchange Fund.   Prior to the Closing Date, Parent and Merger Sub shall enter into an agreement with the Company’s transfer agent to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration including cash sufficient to pay any Contingent Cash Purchase Price pursuant to Section 3.1(d), cash in lieu of fractional shares pursuant to Section 3.3(h) and any dividends or other distributions pursuant to Section 3.3(g), to which such holders shall become entitled pursuant to this Article III. On or prior to the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock for issuance in accordance with this Article III through the Exchange Agent, the cash (solely as it relates to payments in lieu of fractional shares) and number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any Contingent Cash Purchase Price pursuant to Section 3.1(d), any dividends and other distributions pursuant to Section 3.3(g) and to make any cash payments in lieu of fractional shares pursuant to Section 3.3(h) and, in the event there are insufficient funds to make the payments contemplated by this Article III, additional cash in an amount which is equal to the deficiency in an amount required to make such payments in full. Parent shall instruct the Exchange Agent to, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.1(d), this Section 3.3(a), Section 3.3(g) and Section 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of

Parent Common Stock deposited with the Exchange Agent (including as payment for any Contingent Cash Purchase Price in accordance with Section 3.1(d), fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall be referred to herein as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration, including the Contingent Cash Purchase Price, and cash in lieu of fractional shares. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.
(b)   Exchange Procedures.
(i)   Parent shall instruct the Exchange Agent to, as soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, mail or otherwise deliver to each record holder, as of immediately prior to the Effective Time, of (A) a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (B) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted pursuant to Section 3.1 or Section 3.2 into the right to receive the Merger Consideration at the Effective Time, (1) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the holders of Company Common Stock may vary in certain respects due to differences in the respective securities) and (2) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1 or Section 3.2.
(ii)   Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal (or, in the case of Book-Entry Shares, by book-receipt of an “agent’s message” by the Exchange Agent or such other evidence, if any, required to be obtained by the Exchange Agent in connection with the surrender of Book-Entry Shares), duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the Merger Consideration pursuant to the provisions of this Article III (which shares of Parent Common Stock shall be in uncertificated book-entry form), including a check or wire transfer in the amount equal to any Contingent Cash Purchase Price payable pursuant to Section 3.1(d), and (B) a check or wire transfer in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, including any Contingent Cash Purchase Price pursuant to Section 3.1(d), cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).
(c)   Termination of Rights.   All Merger Consideration (including any Contingent Cash Purchase Price pursuant to Section 3.1(d)), any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g), in each case paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent or the Surviving Company for any reason, they shall be cancelled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Cancelled Shares), including any cash payable in respect of any Contingent Cash Purchase Price pursuant to Section 3.1(d), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.
(d)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the former Company Shareholders on the 365th day after the Closing Date shall be delivered to the Surviving Company upon demand, and any former Company Shareholders who have not theretofore received the Merger Consideration to which they are entitled under this Article III, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, shall thereafter look only to the Surviving Company and Parent for payment of their claim for such amounts.
(e)   No Liability.   None of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.
(f)   Lost, Stolen or Destroyed Certificates.   If any Certificate (other than a Certificate representing Cancelled Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall instruct the Exchange Agent to issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, including any cash payable in respect of any Contingent Cash Purchase Price pursuant to Section 3.1(d), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(g).
(g)   Distributions with Respect to Parent Common Stock.   No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.
(h)   No Fractional Shares of Parent Common Stock.   No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the daily volume weighted average prices of one share of Parent Common Stock for the five consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall instruct the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.
(i)   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from (i) the consideration (including Merger Consideration (including any Contingent Cash Purchase Price) payable in respect of the Company Restricted Shares) to be paid by Parent, the Surviving Company or the Exchange Agent hereunder and (ii) any other amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax Law. If Parent, the Surviving Company or the Exchange Agent reasonably believes after consultation with counsel that such deduction or withholding is required under applicable Law, the applicable withholding Person shall use commercially reasonable efforts to provide the Company with written notice at least five Business Days prior to withholding any amount pursuant to this Section 3.3(i) such that the Company and/or the holders of the Company Common Stock and/or Company Restricted Shares shall have the opportunity to eliminate or reduce such deduction or withholding obligation by filing appropriate documentation or taking other appropriate action, and subject to their respective obligations under applicable Law, Parent and the Surviving Company shall, and such parties shall instruct the Exchange Agent to, cooperate in good faith with the Company and/or such holders as necessary to eliminate or reduce such deduction or withholding, in each case, to the extent permitted under applicable Law. Any such amounts so deducted or withheld shall be paid over to the relevant Taxing Authority in accordance with applicable Law by the Exchange Agent, the Surviving Company or Parent, as the case may be, and such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(j)   Dissenters’ Rights.   No dissenters’ or appraisal rights or other rights of objecting shareholders shall be available with respect to the Merger or the other Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the

Company SEC Documents filed or furnished with the SEC and publicly available on EDGAR at least two (2) Business Days prior to the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
Section 4.1   Organization, Standing and Power.
(a)   Each of the Company and its Subsidiaries and, to the knowledge of the Company, Gregory and Gaea Real Estate Corp., a Maryland corporation (“Gaea”), is, as applicable, a corporation, trust, general or limited partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its respective properties and to carry on its respective business as now being conducted, other than, in each case, where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”). Each of the Company and its Subsidiaries and, to the knowledge of the Company, Gregory and Gaea, is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting requires such qualification or license, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Organizational Documents.
(b)   Section 4.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Subsidiary of the Company, including a list of each Subsidiary that is a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”), together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by the Company in such Subsidiary, (iii) the amount of its authorized capital stock or other equity interests and (iv) the amount of its outstanding capital stock or other equity interests.
(c)   Section 4.1(c) of the Company Disclosure Letter sets forth an accurate and complete list of Persons, other than the Subsidiaries of the Company, in which the Company or any Subsidiary of the Company has a direct equity interest and a description of such interest.
Section 4.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 125,000,000 shares of Company Common Stock and (ii) 25,000,000 shares of Company Preferred Stock. At the close of business on June 30, 2023: (A) 23,627,677 shares of Company Common Stock were issued and outstanding, including 282,979 Company Restricted Shares issued pursuant to the Company 2016 Plan and 25,000 Company Restricted Shares issued pursuant to the Company 2014 Plan; (B) 424,949 shares of the Company Series A Preferred Stock were issued and outstanding; (C) 1,135,590 shares of the Company Series B Preferred Stock were issued and outstanding; (D) 940,990 shares of Company Common Stock were reserved and available for issuance pursuant to the Company 2016 Plan and 35,000 shares of Company Common Stock were reserved and available for issuance pursuant to Company 2014 Plan; (E) no shares of Company Common Stock were reserved for issuance in connection with the conversion of the Company Convertible Notes; and (F) no shares of Company Common Stock were reserved for issuance in connection with the exercise of the Company Warrants. Except as set forth in this Section 4.2, at the close of business on June 30, 2023, there are no other shares of outstanding Company Capital Stock issued, reserved for issuance or outstanding.
(b)   All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Company Capital Stock have been issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of the Company. The Company owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock of, or other equity interests, in the Subsidiaries of the Company and the amount of equity interests in the Persons listed on Section 4.1(c) of the Company Disclosure Letter, free and clear of all Liens, other than Permitted Liens, except as otherwise provided in Section 4.1(b) and Section 4.1(c) of the Company Disclosure Letter. As of the close of business on June 30, 2023, except as set forth in this Section 4.2 and the Organizational Documents of the Company (including the Company Articles Supplementary), except for stock grants or other awards granted in accordance with Section 6.1(b) and except for the Company Warrants and Company Convertible Notes, there are no outstanding: (i) shares of Company Capital Stock; (ii) Voting Debt; (iii) securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt; (iv) contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of the Company; or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case, obligating the Company or any Subsidiary of the Company to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock, any Voting Debt or other voting securities of the Company or (B) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. Except as set forth in the Organizational Documents of the Company, there are no shareholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock.
(c)   Except as set forth in Section 4.2(c) of the Company Disclosure Letter, the Company has not exempted any Person from the share ownership limits set forth in the Organizational Documents of the Company or established or increased an “excepted holder limit,” which exemption or “excepted holder limit” remains in effect.
(d)   All dividends or other distributions on the shares of Company Capital Stock and any material dividends or other distributions on (i) any securities of any Subsidiary of the Company or (ii) any securities of any Person listed on Section 4.1(c) of the Company Disclosure Letter and payable to the Company or any Subsidiary of the Company, which have been authorized or declared prior to the date hereof, including any dividend equivalents payable prior to the date hereof pursuant to the terms of an award of Company Restricted Shares, have been paid in full (except to the extent such dividends or distributions have been declared and are not yet due and payable). As of the date of this Agreement, there are no declared and unpaid dividends with respect to any shares of Company Capital Stock or declared and unpaid material dividends with respect to any securities of any Subsidiary of the Company (including any material dividends payable to the Company from a Subsidiary of the Company) or any securities of any Person listed on Section 4.1(c) of the Company Disclosure Letter and payable to the Company or any Subsidiary of the Company.
Section 4.3   Authority; No Violations; Approvals.
(a)   The Company has all requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder, subject, with respect to the consummation of the Merger, to clauses (i) through (ii) below. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the consummation of the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to (i) receipt of the Company Shareholder Approval and (ii) the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Special Committee (i) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company and the Company Shareholders (other than certain related parties and the holders of the Cancelled Shares), and (ii) recommended that the Company Board determine the same. The Company Board, at a meeting duly called and held, acting on the recommendation of the Special Committee, (A) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company and the Company Shareholders, (B) directed that the Transactions, including the Merger, be submitted for consideration at the Company Shareholders Meeting for their approval, (C) made the Company Board Recommendation, and (D) approved and authorized the Company to enter into, execute and deliver the Agreement. As of the date hereof, none of the foregoing actions by the Company Board have been rescinded, withdrawn or modified in any way. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company Capital Stock that is necessary to approve the Transactions, including the Merger.
(b)   Except as set forth in Section 4.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) assuming that the Company Shareholder Approval is obtained, contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company, any of its Subsidiaries under, any provision of any Company Contract to which the Company, any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Company Shareholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.4   Consents.   No Consent from any Governmental Entity is required to be obtained or made by the Company, any of its Subsidiaries, any of the Persons set forth in Section 4.1(c) of the Company Disclosure Letter or, to the knowledge of the Company, Gregory in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing with the SEC of (i) a proxy statement in preliminary and definitive form (including any amendments or supplements, the “Proxy Statement”) relating to the meeting of the holders of Company Common Stock to consider the approval of the Merger and the other Transactions (including any postponement, adjournment or recess thereof, the “Company Shareholders Meeting”) and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL and the MLLC Act; (c) such filings as may be required under the rules and regulations of NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; (e) such filings and approvals as may be required by New York Banking Law regarding the change in control of a New York Mortgage Loan Servicer registrant; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.5   SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)   Since December 31, 2021, the Company has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Company SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The consolidated audited and unaudited interim financial statements of the Company included or incorporated by reference in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review and the Company does not have outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is the subject of any confidential treatment request by the Company.
(c)   Other than any off-balance sheet arrangements disclosed in the Company SEC Documents filed or furnished prior to the date hereof, neither the Company nor any Subsidiary of the Company is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as described in Instruction 8 to Item 303(b) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.
(d)   The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2022, to the date of this Agreement, the Company’s auditors and the Company Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and, in each case, neither the Company nor any of its Representatives has failed to disclose such information to the Company’s auditors or the Company Board.
Section 4.6   Absence of Certain Changes or Events.
(a)   From January 1, 2023 through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(b)   From January 1, 2023 through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of and other actions taken in connection with, this Agreement, the Company and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
Section 4.7   No Undisclosed Material Liabilities.   There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of the Company dated as of December 31, 2022 (including the notes thereto) contained in the Company SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2022; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix); and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.8   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement shall, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information (i) supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of the Company and not obtained from or incorporated by reference to the Company’s filings with the SEC.
Section 4.9   Company Permits; Compliance with Applicable Law.   Except as set forth in Section 4.9 of the Company Disclosure Letter, the Company and its Subsidiaries and, to the knowledge of the Company, Gregory and Gaea, hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries and, to the knowledge of the Company, Gregory and Gaea, are in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, Gregory or Gaea, is in violation or breach of, or default under, any Company Permit, nor has the Company or any Subsidiary of the Company, nor, to the knowledge of the Company, Gregory or Gaea, received any claim or notice indicating that the Company, any Subsidiary of the Company, Gregory or Gaea, as applicable, is currently not in compliance with the terms of any Company Permits, except for violations, breaches and defaults, and failures to be in compliance with the terms of any Company Permits that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries and, to the knowledge of the Company, Gregory and Gaea, are not currently being conducted, and at no time since January 1, 2022, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or, to the knowledge of the Company, Gregory or Gaea, is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.10   Compensation; Benefits.
(a)   Set forth in Section 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the Employee Benefit Plans sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has, or could reasonably be expected to have, any liability (such Employee Benefit Plans, other than the Company Manager Plans and whether or not material, the “Company Plans”). True, correct and complete copies of each of the Company Plans (or, in the case of any unwritten Company Plan, a written description thereof) and any amendments thereto and, as applicable, any related trust agreements, insurance contracts or other funding arrangements, favorable determination or opinion letters, and the most recent report on Form 5500 and summary plan description with respect to each such Company Plan, in each case, have been furnished or made available to Parent or its Representatives.
(b)   Set forth in Section 4.10(b) of the Company Disclosure Letter is a list, as of the date hereof, of all of the Employee Benefit Plans sponsored, maintained, contributed to, or required to be contributed to by Company Manager, Aspen ML LLC, an Oregon limited liability company (“Aspen”), or Gregory Funding LLC, a Delaware limited liability company, the Company’s servicer (“Gregory”), or with respect to which Company Manager, Aspen, or Gregory has, or could reasonably be expected to have, any liability (such Employee Benefit Plans, whether or not material, the “Company Manager Plans”). True, correct and complete copies of each of the Company Manager Plans (or, in the case of any unwritten Company Manager Plan, a written description thereof) have been furnished or made available to Parent or its Representatives.
(c)   Each Company Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws.
(d)   Each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination letter, or may rely on a favorable opinion letter, issued by the IRS, and to the knowledge of the Company, no events have occurred that would reasonably be expected to result in any such letter being revoked or in the loss of the qualified status of any such Company Plan.
(e)   As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f)   All material contributions required to be made to the Company Plans pursuant to their terms have been timely made.
(g)   There are no material unfunded benefit obligations with respect to any Company Plan that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.
(h)   None of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates, contributes to, has an obligation to contribute to or otherwise has any liability (actual or contingent) with respect to, and no Company Plan or Company Manager Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA or Section 412 of the Code.
(i)   Except for continuation coverage to be provided, and for no longer than continuation coverage is required to be provided, pursuant to Section 4980B of the Code or any similar state Law for which any director, officer or employee (including any former director, officer or employee) is responsible for the full cost of such coverage, neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Plan or Company Manager Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer or employee (including any former director, officer or employee) of the Company, Company Manager or any of their respective Affiliates.
(j)   Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former service provider of the Company, Company Manager or any of their respective Affiliates for any Tax incurred by such service provider under Sections 409A or 4999 of the Code.
(k)   Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event), (i) result in any payment or benefit from the Company or any of its Subsidiaries becoming due, or increase in the amount of any compensation due, to any current or former officers, employees or consultants of the Company, Company Manager or any of their respective Affiliates, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Company Plan) or vesting of or otherwise trigger any compensation or benefits payable to or in respect of any current or former employee, director or consultant of the Company, Company Manager or any of their respective Affiliates or (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.
(l)   Except as set forth in Section 4.10(l) of the Company Disclosure Letter, no payment or benefit (or portion thereof) that is required to be made by the Company or any of its Subsidiaries under any Company Plan or this Agreement, or would be required to be made by the Surviving Company or Parent under any Company Plan or this Agreement as a result of the Transactions, with respect to any “disqualified individual” (as defined within Treas. Reg. 1.280G-1, Q&A 15), individually or in the aggregate, could be an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
Section 4.11   Employment and Labor Matters.
(a)   The Company has provided Parent true, correct and complete lists of each employee of (w) the Company, or any of its Subsidiaries, (x) Gregory, (y) the Company Manager and (z) Aspen, in each case, with respect to its employees that provide services for the Company or any of its Subsidiaries, as of the date hereof (the “Business Employees”) that specifies for each such Business Employee, to the extent applicable, his or her: (i) name, (ii) job title, (iii) hire date and service date (if different than hire date), (iv) status as exempt or non-exempt under the Fair Labor Standards Act, (v) current annualized salary or hourly rate of pay, as applicable, (vi) eligibility to receive other compensation (including bonus, commissions, profit-sharing, pension benefits and any other non-wage compensation), (vii) leave status (including type of leave, start date of leave, and expected return date), (viii) whether the Business Employee is on a visa or work permit, the sponsoring entity, and date of expiration, as applicable, and (ix) primary location of employment. The Company has also provided Parent a true, correct and complete list of each individual who provides material services to the Company or any of its Subsidiaries in the capacity of an independent contractor (other than those providing legal, accounting or similar professional services), along with his or her: (i) name and, if applicable, the entity through which he or she provides services, (ii) nature of the services performed, and (iii) compensation rate for such services. Collectively, the individuals listed within the three lists provided by the Company to Parent and referenced in this Section 4.11(a) represent the entirety of individuals, other than temporary employees or interns, whose employment materially involves providing services with respect to the management or operation of the businesses of the Company and its Subsidiaries.
(b)   The Company and each of its Subsidiaries and, to the knowledge of the Company, Gregory and Aspen, are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Laws respecting labor and employment, including all such Laws respecting wages, hours, overtime pay, non-discrimination, non-retaliation, non-harassment, civil rights, fair employment practices, equal opportunity, recordkeeping, meal and rest breaks, employee training, immigration and employment eligibility verification, payroll withholdings and deductions, employee privacy, classification and payment of employees, independent contractors and consultants, pay and employment equity, collective bargaining, employee leave, plant closings and mass layoffs, workers’ compensation, occupational health and safety, immigration, and the terms and conditions of employment.
(c)   Except as set forth in Section 4.11(c) of the Company Disclosure Letter, there are not, and since January 1, 2022 have not been, (i) any Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any Proceeding pending or threatened against Gregory or Aspen, in each case, in connection with the employment or engagement of, on behalf of, or otherwise relating to, any current or former employee or independent contractor of the Company, any of its Subsidiaries, Gregory or Aspen, including any of the Business Employees.
(d)   Neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, Gregory or Aspen, is or has ever been a party to, or bound by, any collective bargaining agreement, memorandum of understanding, or other contract with a labor union, works council, labor organization, or similar representative of employees. Neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, Gregory, or Aspen, is or has ever been subject to any strikes, work stoppages, picketing, walkouts, slowdowns, labor grievances or lockouts, unfair labor practice charges or other material labor disputes. There is no organizing activity, or demands for recognition or certification, with respect to the formation of a collective bargaining unit or election or recognition of a collective bargaining representative presently being made or, to the knowledge of the Company, threatened involving any Business Employee.
Section 4.12   Taxes.
(a)   The Company and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf) all material amounts of Taxes required to be paid by them, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)   The Company: (i) for its taxable years commencing with the Company’s taxable year that ended on December 31, 2014, and through and including its taxable year ended December 31, 2022, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger; and (iv) has not taken or, to its knowledge, omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT and, to the knowledge of the Company, no such challenge is pending or has been threatened in writing.
(c)   Each of the Company’s Subsidiaries has been since the later of its acquisition or its formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.
(d)   Neither the Company nor any of its Subsidiaries holds any asset the disposition of which would be subject to Tax pursuant to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.
(e)   (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of the Company, threatened in writing with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no material deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled; and (v) neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)   Since the Company’s formation, (i) neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid and (ii) neither the Company nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of the Company, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.
(g)   The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)   There are no material Tax Liens upon any property or assets of the Company or any of its Subsidiaries except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(i)   Except as set forth in Section 4.12(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.
(j)   There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.
(k)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law.
(l)   Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(m)   From and after December 31, 2014, neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(n)   Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of the Company is there any other fact or circumstance that could be reasonably expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(o)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
(p)   No written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(q)   This Section 4.12 constitutes the exclusive representations and warranties of the Company with respect to Tax matters.
Section 4.13   Litigation.   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no, and since January 1, 2022 has been no, (a) Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree or injunction, ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or, to the knowledge of the Company, Gregory or Gaea.
Section 4.14   Intellectual Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company or its Subsidiaries own or are licensed or otherwise possess valid rights to use all Company Intellectual Property used in the conduct the business of the Company and its Subsidiaries as it is currently conducted, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Company Intellectual Property rights owned by the Company or any Subsidiary of the Company and (d) to the knowledge of the Company, no Person is currently infringing or misappropriating Company Intellectual Property. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.15   Real Property.   Other than real property held from time to time as “real estate owned” or “REO” property (including commercial, residential and reverse mortgage “REOs”), neither the Company nor any Subsidiary of the Company owns any real property, other than as and to the extent disclosed in Section 4.15 of the Company Disclosure Letter or the Company SEC Documents filed or furnished with the SEC prior to the date hereof (collectively, “Company Owned Real Property”). Neither the Company nor any Subsidiary of the Company has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Company SEC Documents filed or furnished with the SEC prior to the date hereof (collectively, “Company Leased Real Property”).
Section 4.16   Material Contracts.
(a)   Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:
(i)   other than (A) contracts providing for the acquisition, purchase, sale, funding, securitizing, resecuritizing, pledging or divestiture of mortgage backed securities and mortgage loans entered into by the Company or its Subsidiaries in the ordinary course of business, and (B) repurchase contracts entered pursuant to the Company’s existing master repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements, in each case in the ordinary course of the Company’s business, each merger, business combination, acquisition, purchase, sale or divestiture contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $250,000;
(ii)   each contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Subsidiary of the Company or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)   each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset);
(iv)   each contract to which the Company or a Subsidiary of the Company is a party that involves or constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, unless entered into for bona fide hedging purposes (collectively, “Hedging Contracts”);
(v)   each employment contract to which the Company or a Subsidiary of the Company is a party other than employment contracts that can be terminated at any time with less than two days’ notice and without financial liability to the Company or any of its Subsidiaries;

(vi)   each contract containing any non-compete, non-solicit, exclusivity or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries (including Parent upon consummation of the Transactions) to compete or otherwise engage in any line of business or with any Person or geographic area;
(vii)   each contract pursuant to which the Company or any Subsidiary of the Company may be obligated to issue or repurchase any Company Capital Stock or any capital stock or other equity interests in any Subsidiary of the Company (including the Company Warrants and the Company Convertible Notes);
(viii)   each partnership, joint venture, limited liability company, grantor trust, strategic alliance agreement or other similar agreement to which the Company or a Subsidiary of the Company is a party (other than any such agreement solely between or among the Company and its wholly-owned Subsidiaries);
(ix)   each contract between or among the Company or any Subsidiary of the Company, on the one hand, and the Company Manager or any officer, director or Affiliate (other than a wholly-owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;
(x)   each contract that obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of the Company or any of its Subsidiaries;
(xi)   each vendor, supplier or third party consulting or similar contract not otherwise described in this Section 4.16(a) that (A) cannot be voluntarily terminated pursuant to its terms within 60 days after the Effective Time and (B) under which it is reasonably expected the Company or any of its Subsidiaries will be required to pay fees, expenses or other costs in excess of $250,000 following the Effective Time; and
(xii)   each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) not otherwise described in this Section 4.16(a) with respect to the Company or any Subsidiary of the Company.
(b)   Collectively, the contracts set forth in Section 4.16(a) are herein referred to as the “Company Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and assuming each Company Contract has been duly authorized by each party thereto (excluding the Company and each of its Subsidiaries), each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder. Complete and accurate copies of each Company Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to Parent. Neither the Company nor any of its Subsidiaries has received written notice of any material violation of or material default under any Company Contract.
(c)   Except as set forth on Section 4.16(c) of the Company Disclosure Letter, to the Company’s knowledge, each mortgage loan owned by the Company or any Subsidiary of the Company or owned by any securitization vehicle sponsored by the Company or any Subsidiary of the Company is enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.17   Insurance.   To the knowledge of the Company, (a) all current, material insurance policies of the Company and its Subsidiaries (collectively, the “Material Company Insurance Policies”) are in full force and effect and (b) all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy that is reasonably likely to result in the cancellation or termination of such Material Company Insurance Policy.
Section 4.18   Environmental Matters.
(a)   The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance with all Environmental Laws and have not (i) received from any Person any (A) written notice or (B) request for information pursuant to Environmental Law or (ii) been subject to any environmental claim, which, in each case, either remains pending, threatened, or unresolved, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   No Company Owned Real Property or Company Leased Real Property is currently listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar Law.
(c)   There are no Hazardous Materials present at any Company Owned Real Property or Company Leased Real Property in quantities or concentrations requiring remedial or corrective action under any Environmental Law except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   The Company has previously made available to Parent true and complete copies of any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any currently operated or leased real property which are in the reasonable possession, custody, or control of the Company.
Section 4.19   Opinions of Financial Advisors.   The Company Board has received an opinion from Piper Sandler & Co. addressed to the Company Board and the Special Committee has received a written opinion (or an oral opinion to be confirmed in writing) from BTIG LLC addressed to the Special Committee, each to the effect that as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair from a financial point of view to the holders of Company Common Stock (other than holders of Cancelled Shares).
Section 4.20   Brokers.   Except for the fees and expenses payable to Piper Sandler & Co. and BTIG LLC, which shall be paid by the Company, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.21   State Takeover Statute.   The Company Board has taken all action necessary to render inapplicable to the Merger and the other Transactions: (a) the provisions of Subtitle 6 of Title 3 of the MGCL, (b) the provisions of Subtitle 7 of Title 3 of the MGCL and (c) to the extent applicable to the Company, any other Takeover Law.
Section 4.22   Investment Company Act.   Neither the Company nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
Section 4.23   Related Party Transactions.   Except as set forth in Section 4.23 of the Company Disclosure Letter and as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2021 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company, any of its Subsidiaries, Gaea or Gregory, on the one hand, and any Affiliates (other than Subsidiaries of the Company and Gaea) of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. Section 4.23 of the Company Disclosure Letter sets forth each agreement between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of Company, on the other hand.

Section 4.24   No Additional Representations.
(a)   Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, Aspen, Gaea or Gregory or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries, Aspen, Gaea or Gregory or their respective properties, assets or businesses or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.
(b)   Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub or their respective Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”) and except as disclosed in the Parent SEC Documents filed or furnished with the SEC and publicly available on EDGAR at least two (2) Business Days prior to the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 5.1   Organization, Standing and Power.
(a)   Each of Parent and its Subsidiaries (including Merger Sub) is, as applicable, a corporation, partnership or limited liability company duly organized, validly existing and, where relevant, in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized, validly existing, in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”). Each of Parent and its Subsidiaries (including Merger Sub) is duly qualified or licensed to do business and, where relevant, is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification, licensing or good standing necessary, other than where the failure to so qualify, be licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents.
(b)   Section 5.1(b) of the Parent Disclosure Letter sets forth an accurate and complete list of each Significant Subsidiary of Parent, including a list of each Significant Subsidiary that is a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT, together with (i) the jurisdiction of incorporation or organization, as the case may be, of such Significant Subsidiary, (ii) the type and percentage of interest held, directly or indirectly, by Parent in such Significant Subsidiary, (iii) the amount of such Significant Subsidiary’s authorized capital stock or other equity interests and (iv) the amount of such Significant Subsidiary’s outstanding capital stock or other equity interests.
Section 5.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 100,000,000 shares of Parent Preferred Stock. At the close of business on June 30, 2023: (A) 67,161,740 shares of Parent Common Stock were issued and outstanding; (B) 13,420,421 shares of Parent Preferred Stock were issued and outstanding; (C) 815,933 shares of Parent Common Stock were reserved for issuance pursuant to equity or equity-based awards outstanding under, or that may be granted in the future under, the equity compensation plan of Parent (as amended from time to time, the “Parent Equity Plan”); and (D) 40,576,092 shares of Parent Common Stock were reserved for issuance in connection with the conversion of Parent Preferred Stock. Except as set forth in this Section 5.2, at the close of business on June 30, 2023, there are no other shares of outstanding Parent Capital Stock issued, reserved for issuance or outstanding.
(b)   All outstanding shares of Parent Capital Stock have been, and all shares of Parent Common Stock to be issued in connection with the Merger, when so issued in accordance with the terms of this Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws and other applicable Law, the Delaware General Corporation Law and the Organizational Documents of Parent. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) free and clear of any Liens and (C) issued in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in any applicable contracts of Parent or its Subsidiaries. Parent owns, of record and beneficially, directly or indirectly, all of the issued and outstanding shares of capital stock, membership interests, partnership interests or other equity interests, as applicable, of the Subsidiaries of Parent, including Merger Sub, free and clear of all Liens, other than Permitted Liens. As of the close of business on June 30, 2023, except as set forth in this Section 5.2, there is or are no outstanding: (i) shares of Parent Capital Stock; (ii) Voting Debt; (iii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt; (iv) contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of any Subsidiary of Parent, except as set forth in Section 5.2(b) of the Parent Disclosure Letter; or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent or any Subsidiary of Parent to (1) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent or (2) grant, extend or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no shareholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.
(c)   As of the date of this Agreement, all of the outstanding membership interests of Merger Sub are validly issued and fully paid and are wholly-owned by Parent.

(d)   All dividends or other distributions on the shares of Parent Capital Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been declared and are not yet due and payable). As of the date of this Agreement, except as disclosed in the Parent SEC Documents, there are no declared and unpaid dividends with respect to any shares of Parent Capital Stock or declared and unpaid material dividends with respect to any securities of any Subsidiary of Parent.
Section 5.3   Authority; No Violations; Approvals.
(a)   Each of Parent and Merger Sub has all requisite organizational power to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the consummation of the Merger, have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject to, with respect to consummation of the Merger, the filing of the Articles of Merger with, and acceptance for record by, the Maryland Department. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and legally binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Parent Board, at a meeting duly called and held unanimously, (i) determined that this Agreement and the Transactions, including the Parent Stock Issuance, are in the best interests of Parent and (ii) approved this Agreement and the Transactions, including the Parent Stock Issuance. The Merger Sub Sole Member has (A)(1) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Merger Sub and (2) approved this Agreement and declared that the Transactions, including the Merger, are advisable, and (B) executed a written consent pursuant to which it has authorized and approved this Agreement and the Transactions, including the Merger. As of the date hereof, none of the foregoing actions by the Parent Board or the Merger Sub Sole Member have been rescinded, withdrawn or modified in any way. There is no vote of the holders of any class or series of Parent Capital Stock necessary to approve the Transactions, including the Merger and the Parent Stock Issuance.
(b)   Except as set forth in Section 5.3(b) of the Parent Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub, (ii) result in a violation of, or default under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Liens upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any Parent Contract to which Parent or any of its Subsidiaries is a party or by which Parent, Merger Sub, any of their respective Subsidiaries or their respective properties or assets are bound, or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.4   Consents.   No Consent from any Governmental Entity, is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions, except for: (a) the filing with the SEC of (i) the Registration Statement and (ii) such reports under the Exchange Act and the Securities Act, and such other compliance with the Exchange Act and the Securities Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (b) the filing of the Articles of Merger and any other required filings with, and the acceptance for record by, the Maryland Department pursuant to the MGCL and the MLLC Act; (c) such filings as may be required under the rules and regulations of the NYSE; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; (e) such filings and approvals as may be required by New York Banking Law regarding the change in control of a New York Mortgage Loan Servicer registrant; and (f) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5   SEC Documents; Financial Statements; Internal Controls and Procedures.
(a)   Since December 31, 2021, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)   The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. As of the date hereof, none of the Parent SEC Documents is the subject of any confidential treatment request by Parent.
(c)   Other than any off-balance sheet arrangements disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as described in Instruction 8 to Item 303(b) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.
(d)   Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2022, to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.
Section 5.6   Absence of Certain Changes or Events.
(a)   From January 1, 2023, through the date of this Agreement, there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b)   From January 1, 2023, through the date of this Agreement, except for events giving rise to, and the discussion and negotiation of and other actions taken in connection with, this Agreement, Parent and each of its Subsidiaries have conducted their business in the ordinary course of business in all material respects.
Section 5.7   No Undisclosed Material Liabilities.   There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities reflected or reserved against on the consolidated balance sheet of Parent dated as of December 31, 2022 (including the notes thereto), contained in the Parent SEC Documents filed or furnished prior to the date hereof; (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2022; (c) liabilities incurred in connection with the preparation, negotiation and consummation of the Transactions; and (d) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.8   Information Supplied.   None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement shall, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Company specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to Parent’s filings with the SEC.
Section 5.9   Parent Permits; Compliance with Applicable Law.   Parent and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Subsidiary of Parent received any claim or notice indicating that Parent or any Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not currently being conducted, and at no time since January 1, 2022, have been conducted, in violation of any applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 5.9, the provisions of this Section 5.9 shall not apply to matters addressed in Section 5.10, Section 5.11 or Section 5.12.
Section 5.10   Compensation; Benefits.
(a)   Set forth in Section 5.10(a) of the Parent Disclosure Letter is a list, as of the date hereof, of all of the material Employee Benefit Plans sponsored, maintained, contributed to, or required to be contributed to by Parent or any of its Subsidiaries or with respect to which Parent or any of its Subsidiaries has, or could reasonably be expected to have, any material liability (such Employee Benefit Plans, whether or not material, the “Parent Plans”). True, correct and complete copies of each of the Parent Plans (or, in the case of any unwritten Parent Plan, a written description thereof) and any amendments thereto and, as applicable, the most current versions of any related trust agreements, insurance contracts or other funding arrangements, favorable determination or opinion letters, and the most recent report on Form 5500 and summary plan description with respect to each such Parent Plan, in each case, have been furnished or made available to the Company or its Representatives.
(b)   Each Parent Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws.
(c)   As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   All material contributions required to be made to the Parent Plans pursuant to their terms have been timely made.
(e)   There are no material unfunded benefit obligations with respect to any Parent Plan that have not been properly accrued for in Parent’s financial statements or disclosed in the notes thereto in accordance with GAAP.
(f)   Neither Parent nor any of its Subsidiaries or any of their ERISA Affiliates contributes to, has an obligation to contribute to or otherwise has any liability (actual or contingent) with respect to, and no Parent Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.
(g)   Except as contemplated by this Agreement or set forth in Section 5.10(g) of the Parent Disclosure Letter, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event), (i) result in any payment or benefit from Parent or any of its Subsidiaries becoming due, or increase in the amount of any compensation due, to any of their respective officers, employees or consultants, (ii) materially increase any benefits otherwise payable under any Parent Plan, (iii) to the knowledge of Parent, result in the acceleration of the time of payment (including the funding of a trust or transfer of any assets to fund any benefits under any Parent Plan) or vesting of or otherwise trigger any compensation or benefits payable to or in respect of any employee, director or consultant of Parent or its Subsidiaries or (iv) limit or restrict the right of Parent or any of its Subsidiaries to merge, amend or terminate any Parent Plan.
Section 5.11   Labor Matters.
(a)   As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) Parent does not have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.
(b)   As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened.
(c)   As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent or any of its Subsidiaries.
(d)   Parent and each of its Subsidiaries are, and since January 1, 2022, have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and bonus, equal employment opportunity, hours, overtime pay, non-discrimination, non-retaliation, non-harassment, civil rights, labor relations, occupational health and safety, employee privacy, worker classification and payroll taxes, and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries.
Section 5.12   Taxes.
(a)   Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were and are correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf) all material amounts of Taxes required to be paid by them other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.
(b)   Parent: (i) for its taxable years commencing with Parent’s taxable year that ended on December 31, 2019, and through and including its taxable year ended December 31, 2022, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2023, until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2023, and thereafter; and (iv) has not taken or, to its knowledge, omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity to its qualification as a REIT and, to the knowledge of Parent, no such challenge is pending or has been threatened in writing.
(c)   Each of Parent’s Subsidiaries has been since the latest of January 1, 2019, its acquisition or its formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a Qualified REIT Subsidiary, (iii) a Taxable REIT Subsidiary or (iv) a REIT.
(d)   Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to Tax pursuant to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.
(e)   (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or, to the knowledge of Parent, threatened in writing with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened in writing, by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(f)   Since January 1, 2019, (i) neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which has not been previously paid and (ii) neither Parent nor any of its Subsidiaries has incurred any material liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the knowledge of Parent, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.
(g)   Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h)   There are no material Tax Liens upon any property or assets of Parent or any of its Subsidiaries except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(i)   Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.
(j)   There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.
(k)   Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, or otherwise by Law.
(l)   Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(m)   From and after December 31, 2019, neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.
(n)   Neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the knowledge of Parent is there any other fact or circumstance that could be reasonably expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(o)   Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
(p)   No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.
(q)   Merger Sub has at all times been treated as disregarded as separate from Parent for U.S. federal income tax purposes.
(r)   This Section 5.12 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.

Section 5.13   Litigation.   Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties, rights or assets or (b) judgment, decree, or injunction, ruling or order, in each case, of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.
Section 5.14   Intellectual Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or the Subsidiaries of Parent own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any Subsidiary of Parent, and (d) to the knowledge of Parent, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.15   Real Property.   Other than REOs, neither Parent nor any Subsidiary of Parent owns any real property, other than as and to the extent disclosed in Section 5.15 of the Parent Disclosure Letter or the Parent SEC Documents filed or furnished with the SEC prior to the date hereof. Neither Parent nor any Subsidiary of Parent has leased or subleased any real property and does not have any obligation to pay any rent or other fees for any real property other than as and to the extent disclosed in the Parent SEC Documents filed or furnished with the SEC prior to the date hereof.
Section 5.16   Material Contracts.
(a)   Section 5.16(a) of the Parent Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:
(i)   other than (A) contracts providing for the acquisition, purchase, sale, funding, pledging or divestiture of any asset described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Targeted Asset Classes” in Parent’s Annual Report on Form 10-K filed with the SEC on March 1, 2023 entered into by Parent or its Subsidiaries in the ordinary course of business, and (B) repurchase and reverse repurchase contracts entered pursuant to Parent’s existing master repurchase agreements (as in effect as of the date hereof) to finance the purchase price of assets or refinance Parent’s repurchase obligations pursuant to such master repurchase agreements, in each case in the ordinary course of Parent’s business, each merger, business combination, acquisition, purchase, sale or divestiture contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $500,000;
(ii)   each contract that grants any right of first refusal or right of first offer or that materially limits the ability of Parent, any Subsidiary of Parent or any of their respective Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any businesses, securities or assets (other than provisions requiring notice of or consent to assignment by any counterparty thereto);
(iii)   each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000;
(iv)   each contract that involves or constitutes a material interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a forward, swap or other hedging transaction of any type, unless entered into for bona fide hedging purposes;
(v)   each contract containing any non-compete, exclusivity or similar type of provision that materially restricts the ability of Parent or any of its Subsidiaries to compete in any line of business or with any Person or geographic area;

(vi)   each contract pursuant to which Parent or any Subsidiary of Parent may be obligated to issue or repurchase any Parent Capital Stock or any capital stock or other equity interests in any Subsidiary of Parent;
(vii)   each partnership, joint venture, limited liability company, strategic alliance agreement or other similar agreement to which Parent or a Subsidiary of Parent is a party (other than any such agreement solely between or among Parent and its wholly-owned Subsidiaries and/or wholly-owned Subsidiaries of the Parent Operating Partnership); and
(viii)   each contract, other than any Parent Plan, between or among Parent or any Subsidiary of Parent, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of Parent or the Parent Operating Partnership) of Parent or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand.
(b)   Collectively, the contracts set forth in Section 5.16(a) are herein referred to as the “Parent Contracts.” Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and assuming each Parent Contract has been duly authorized by each party thereto (excluding Parent and each of its Subsidiaries), each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Complete and accurate copies of each Parent Contract in effect as of the date hereof (including all amendments and modifications) have been furnished to or otherwise made available to the Company. Neither Parent nor any of its Subsidiaries has received written notice of any material violation of or material default under any Parent Contract.
Section 5.17   Insurance.   To the knowledge of Parent, (a) all current, material insurance policies of Parent and each of its Subsidiaries (collectively, the “Material Parent Insurance Policies”) are in full force and effect and (b) all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy that is reasonably likely to result in the cancellation or termination of such Material Parent Insurance Policy.
Section 5.18   Brokers.   Except for the fees and expenses payable to Keefe, Bruyette & Woods, Inc., which shall be paid by Parent, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 5.19   State Takeover Statute.   The Parent Board has taken all action necessary to render exempt or inapplicable to the Merger and the other Transactions (a) the anti-takeover provisions of the Delaware General Corporation Law and (b) to the extent applicable to Parent, any other Takeover Law. Except as set forth in Section 4.21, no other Takeover Laws are applicable to this Agreement, the Merger or the other Transactions.
Section 5.20   Investment Company Act.   Neither Parent nor any of its Subsidiaries is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.
Section 5.21   Ownership of Company Capital Stock.   Except as set forth on Section 5.21 of the Parent Disclosure Letter, neither Parent nor any Subsidiary of Parent nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns or in the past three years has owned, directly or indirectly, or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock, Company

Preferred Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, Company Preferred Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock or Company Preferred Stock except pursuant to this Agreement. Neither Parent nor any its Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Subsidiaries of Parent has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock or Company Preferred Stock during the last two years.
Section 5.22   Business Conduct.   Merger Sub was formed on June 23, 2023. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.
Section 5.23   No Additional Representations.
(a)   Except for the representations and warranties made in this Article V, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries (including Merger Sub) or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective properties, assets or businesses or (ii) except for the representations and warranties made by Parent in this Article V, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.
(b)   Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company, its Subsidiaries, Aspen, Gaea or Gregory whatsoever, express or implied, beyond those expressly given by the Company in Article IV, the Company Disclosure Letter or in any other document or certificate delivered by the Company or its Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company, its Subsidiaries, Aspen, Gaea or Gregory furnished or made available to Parent or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).
ARTICLE VI
COVENANTS AND AGREEMENTS
Section 6.1   Conduct of Company Business Pending the Merger.
(a)   The Company agrees that, except (i) as set forth in Section 6.1(a) of the Company Disclosure Letter, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses (I) in the ordinary course of business in all material respects and (II) in compliance in all material respects with applicable Laws and (2) preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors, counterparties and employees and (B) the Company shall maintain its status as a REIT (without reliance on any “savings” clauses); provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).
(b)   Except (w) as set forth in Section 6.1(b) of the Company Disclosure Letter, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)   (A) authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except for: (1) quarterly dividends payable in respect of the Company Common Stock (including Company Restricted Shares outstanding as of the date of this Agreement) consistent with past practice at a rate not to exceed $0.20 per share; (2) regular quarterly dividends payable in respect of the Company Preferred Stock consistent with past practice and the terms of such Company Preferred Stock; (3) dividends or other distributions to the Company by any directly or indirectly wholly-owned Subsidiary of the Company; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions necessary for the Company or its Subsidiaries (as applicable) to maintain its status as a REIT under the Code, including to avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of the Company or such Subsidiary; or (5) any dividend to the extent authorized, declared and paid in accordance with Section 6.16; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries (other than for transactions by a wholly-owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the Organizational Documents of the Company (including as may be required to effect the Company Preferred Stock Redemptions or the Company Warrant Purchases) or any Subsidiary of the Company, any Company Plan or any Company Warrant, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests (including the grant of new equity-based awards under the Company Equity Plans), other than: (A) the issuance or delivery of Company Common Stock upon the lapse of any restrictions on any Company Restricted Shares that are outstanding as of the date of this Agreement and have such restrictions lapse in accordance with this Agreement or the terms of the applicable documentation governing such Company Restricted Shares; (B) the issuance of Company Capital Stock upon exercise of any Company Warrants or Company Convertible Notes outstanding on the date hereof; (C) subject to the adjustment provisions in Section 3.1(c), the issuance of Company Capital Stock pursuant to the Company’s existing at-the-market program in an aggregate amount not to exceed $20,000,000; (D) subject to the adjustment provisions in Section 3.1(c), the annual issuance of up to 40,000 Company Restricted Shares in the aggregate under the Company 2016 Plan in the ordinary course of business; or (E) subject to the adjustment provisions in Section 3.1(c), the quarterly issuance of Company Restricted Shares under the Company 2014 Plan in the ordinary course of business (such issuances pursuant to the foregoing clauses (D) and (E), collectively, the “Specified Incentive Equity Issuances”).
(iii)   (A) amend or propose to amend the Company’s Organizational Documents or (B) amend or propose to amend the Organizational Documents of any of the Company’s Subsidiaries;
(iv)   (A) merge, consolidate, combine or amalgamate with any Person other than another entity in which the Company or its Subsidiaries own at least a 90% equity interest or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) transactions (I) between the Company and a Subsidiary of the Company in which the Company owns at least a 90% equity interest or (II) between or among Subsidiaries of the Company in which the Company owns at least a 90% equity interest, (2) after consultation with Parent, acquisitions, in the ordinary course of business, for which the consideration constitutes fair market value therefor and provided that such acquisitions do not exceed $25,000,000 in the aggregate unless, at the time of such acquisition, the Company has cash and cash equivalents of not less than $45,000,000 (in which case such $25,000,000 cap shall not apply), (3) transactions providing for the sale, funding, securitizing, resecuritizing, pledging or divestiture of mortgage backed securities or mortgage loans entered into by the Company or any Subsidiary in its ordinary course of business, (4) any purchase, restructuring or refinancing of mortgage assets held directly or indirectly by any existing joint venture that the Company or any of its Subsidiaries has formed so long as the cost or economic impact, as the case may be, of any such purchase, restructuring or refinancing of mortgage assets that is allocated to or borne by the Company is proportionate to the Company’s or any of its Subsidiaries’ percentage interest in such joint venture, or (5) acquisitions of assets in the ordinary course of business, including but not limited to the acquisition of any mortgage-backed securities, U.S. Treasuries or other assets or securities permitted under the Company’s investment guidelines, including derivative securities and other instruments used for the purpose of hedging interest rate risk; provided that, notwithstanding the foregoing or any other provisions of this Section 6.1(b), in no event shall the Company or any of its Subsidiaries directly or indirectly acquire assets constituting loans or securities (other than in connection with the acquisition of a joint venture or other minority equity interest, agency-backed mortgage-backed securities, treasury securities or money market securities) in an amount that exceeds $50,000,000 in the aggregate (collectively, “Company Portfolio Securities”);
(v)   sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than (A) sales, leases or dispositions of assets that are Company Portfolio Securities, (B) transactions providing for the sale, funding, securitizing, resecuritizing, pledging or divestiture of mortgage backed securities or mortgage loans entered into by the Company or any Subsidiary in its ordinary course of business or (C) any sale, purchase, restructuring, refinancing or other transfer or disposition of mortgage assets held directly or indirectly by any existing joint venture that the Company or any of its Subsidiaries has formed so long as the cost or economic impact, as the case may be, of any such sale, purchase, restructuring, refinancing or other transfer or disposition of mortgage assets that is allocated to or borne by the Company is proportionate to the Company’s or any of its Subsidiaries’ percentage interest in such joint venture;
(vi)   adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;
(vii)   change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law;
(viii)   except (A) in the ordinary course of business, (B) if required by Law or (C) if and to the extent necessary (1) to preserve the Company’s qualification as a REIT under the Code or the qualification of any Subsidiary of the Company as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by the Company or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)   (A) grant any increases in the compensation payable or to become payable to any of its directors, officers or any other employees (including Business Employees), other than (x) in the ordinary course of business or (y) Specified Incentive Equity Issuances permitted in Section 6.1(b)(ii)(D) or Section 6.1(b)(ii)(E); (B) establish, grant or provide any new cash bonuses or any new cash bonus plan, program, arrangement, agreement or practice for any directors, officers, employees (including Business Employees), consultants or other service providers; (C) establish any Employee Benefit Plan which was not in existence prior to the date of this Agreement, or amend any Company Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or materially increasing any benefits thereunder; (D) accelerate the vesting, payment or settlement of any compensation, benefit or Company Restricted Shares; or (E) hire any new employees or transfer or terminate the service of any employee other than any such termination for cause;
(x)   establish or become obligated under any collective bargaining agreement, memorandum of understanding, or other contract with a labor union, labor organization, works council or similar representative of employees;
(xi)   make any loans, advances or capital contributions to any other Person in excess of $5,000,000 in the aggregate, except for (A) any sale, purchase, restructuring, refinancing or other transfer or disposition of mortgage assets held directly or indirectly by any existing joint venture that the Company or any of its Subsidiaries has formed so long as the cost or economic impact, as the case may be, of any such sale, purchase, restructuring, refinancing or other transfer or disposition of mortgage assets that is allocated to or borne by the Company is proportionate to the Company’s or any of its Subsidiaries’ percentage interest in such joint venture, (B) reverse repurchase transactions involving Company Portfolio Securities in the ordinary course of business, (C) funding of commitments in the ordinary course of business and in accordance with the terms of any agreements in effect as of the date hereof, (D) loans among the Company and its Subsidiaries or among the Company’s Subsidiaries consistent with past practice, (E) advances for reimbursable employee expenses in the ordinary course of business, (F) advancement of reasonable legal expenses or (G) any indemnification agreement in effect on the date hereof;
(xii)   (A) enter into any contract that would be a Company Contract or (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Company Contract (or any contract that, if existing as of the date hereof, would be a Company Contract), except in the ordinary course of business, and, for the avoidance of doubt, with respect to clauses (A) and (B), except for: (1) repurchase or reverse repurchase agreements and/or master repurchase agreements to finance the purchase price of assets in the ordinary course of business or refinance the Company’s or any of its Subsidiaries’ repurchase obligations pursuant to such agreements when due; (2) any derivative financial agreements or instruments (including any swaps, swap options, caps and short positions) entered into or incurred by the Company or any Subsidiary of the Company in the ordinary course of business for the purpose of fixing or hedging interest rate risk and not for speculative purposes; (3) to the extent not prohibited by other provisions in this Section 6.1(b), contracts providing for the acquisition, purchase, sale or divestiture of debt securities by the Company or any of its Subsidiaries in the ordinary course of business and that are materially consistent with the contracts or forms thereof provided to Parent prior to the date hereof, provided that the fair market value of transactions pursuant to this clause (3) does not exceed $25,000,000 in the aggregate; (4) any termination, renewal or extension in accordance with the terms of any existing Company Contract that occurs automatically without any action (other than notice of renewal or extension) by Company or any Subsidiary of the Company; (5) any trade agreements entered into, modified, amended, terminated or assigned in the ordinary course of business; and (6) any master securities lending agreements, master securities forward transaction agreements and ISDA master agreements entered into, amended, terminated or assigned in the ordinary course of business provided that, in each case, no such action will result in a Company Material Adverse Effect or otherwise impede the Transactions;

(xiii)   other than the settlement of any Proceeding (A) reflected or reserved against on the balance sheet of the Company (or in the notes thereto), (B) that would not reasonably be expected to restrict the operations of the Company and its Subsidiaries after the Effective Time or (C) in connection with any shareholder litigation against the Company and/or its employees, officers or directors relating to this Agreement, the Merger and/or the other Transactions in accordance with Section 6.10, settle, or offer or propose to settle, any Proceeding against the Company or any of its Subsidiaries (excluding any audit, claim or other proceeding in respect of Taxes) involving a payment or other transfer of value by the Company or any of its Subsidiaries exceeding $500,000 individually, or $2,000,000 in the aggregate;
(xiv)   take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause the Company or any Subsidiary of the Company that is treated as a REIT to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xv)   take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(xvi)   make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,000,000;
(xvii)   incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) the incurrence of any Indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries, (B) any sale, purchase, restructuring, refinancing or other transfer or disposition of mortgage assets held directly or indirectly by any existing joint venture that the Company or any of its Subsidiaries has formed so long as the cost or economic impact, as the case may be, of any such sale, purchase, restructuring, refinancing or other transfer or disposition of mortgage assets that is allocated to or borne by the Company is proportionate to the Company’s or any of its Subsidiaries’ percentage interest in such joint venture, (C) transactions pursuant to the Company’s master repurchase agreements to finance the purchase price of assets (subject to the limitations set forth herein) in the ordinary course of business or refinance the Company’s repurchase obligations pursuant to such master repurchase agreements when due, (D) guarantees by the Company of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of the Company of Indebtedness of the Company or any other Subsidiaries of the Company, which Indebtedness is incurred in compliance with the immediately preceding clause (C), (E) the incurrence of any Indebtedness in connection with repurchase agreements entered into in the ordinary course of business or (F) any derivative financial instruments or arrangements entered into or incurred by the Company or any of its Subsidiaries in the ordinary course of business for the purpose of fixing or hedging interest rate and not for speculative purposes, in each case, only as may be reasonably required in the ordinary course of business and in accordance with the Company’s past practices;
(xviii)   enter into any new line of business;
(xix)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause the Company or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;
(xx)   enter into any transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of the Company; or
(xxi)   authorize, agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.1(b).

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law (including by making dividend or other distribution payments to the Company Shareholders in accordance with this Agreement) or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, the Company shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.
(c)   From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall maintain, at all times, a minimum cash balance equal to or greater than $30,000,000. Within five (5) business days of the conclusion of each calendar month until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall distribute to Parent, and Parent shall receive from the Company, a certificate of the Company signed by the chief financial officer of the Company to that effect.
Section 6.2   Conduct of Parent Business Pending the Merger.
(a)   Parent agrees that, except as (i) set forth in Section 6.2(a) of the Parent Disclosure Letter, (ii) permitted or required by this Agreement, (iii) may be required by applicable Law or (iv) otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, (A) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its businesses (I) in the ordinary course of business in all material respects and (II) in compliance in all material respects with applicable Laws and (2) to the extent consistent with clause (1), preserve substantially intact its present business organization and preserve its existing relationships with its key business relationships, vendors, counterparties and employees and (B) Parent shall maintain its status as a REIT; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).
(b)   Except (w) as set forth in Section 6.2(b) of the Parent Disclosure Letter, (w) as permitted or required by this Agreement, (x) as required in connection with the Parent/AAIC Merger, (y) as may be required by applicable Law or (z) as otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)   (A) authorize, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent or any of its Subsidiaries, except for: (1) regular monthly dividends payable in respect of the Parent Common Stock (including Parent Common Stock subject to any awards under the Parent Equity Plan) consistent with past practice at a rate not to exceed $0.15 per share; (2) (a) regular quarterly dividends payable in respect of the Parent Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT consistent with past practice and the terms of such Parent Preferred Stock and preferred shares of beneficial interest of Ellington Financial REIT and (b) regular quarterly dividends payable in respect of Parent’s 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock or Parent’s 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock consistent with the terms thereof; (3) dividends or other distributions to Parent by any directly or indirectly wholly-owned Subsidiary of Parent or the Parent Operating Partnership; (4) without duplication of the amounts described in clauses (1) through (3), any dividends or other distributions necessary for Parent or its Subsidiaries (as applicable) to maintain its status as a REIT under the Code, including to avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code (including the Minimum Distribution Dividend) or required under the Organizational Documents of Parent or such Subsidiary; or (5) any dividend to the extent authorized, declared and paid in accordance with Section 6.16; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries (other than for transactions by a wholly-owned Subsidiary of the Company); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the Organizational Documents of Parent or any Subsidiary of Parent or pursuant to any Parent Plan, in each case, existing as of the date hereof (or granted following the date of this Agreement in accordance with the terms of this Agreement);
(ii)   offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plan; (C) issuances of Parent Common Stock (including offers to issue or proposals to offer) in connection with acquisitions (including by merging, consolidating, combining or amalgamating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) of any assets or any business or any corporation, partnership, association or other business organization or division other than in the ordinary course of business, provided that, in the case of this clause (C), such issuances of shares of Parent Common Stock shall not exceed, individually or in the aggregate, (1) prior to the consummation of the Parent/AAIC Merger, 19.99% of Parent’s issued and outstanding shares as of the date hereof and (2) following the consummation of the Parent/AAIC Merger, 19.99% of Parent’s issued and outstanding shares as of the date of closing of the Parent/AAIC Merger; (D) in connection with acquisitions (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) of any assets or any business or any corporation, partnership, association or other business organization or division in the ordinary course of business; and (E) subject to the adjustment provisions in Section 3.1(c), the issuance of Parent Capital Stock pursuant to the Parent’s existing at-the market programs in an aggregate amount not to exceed $100,000,000;
(iii)   (A) amend or propose to amend Parent’s Organizational Documents or (B) other than amendments to the Organizational Documents of the Parent Operating Partnership in connection with the contribution of the Surviving Company by Parent to the Parent Operating Partnership pursuant to Section 2.1, amend or propose to amend the Organizational Documents of any of Parent’s Subsidiaries;
(iv)   (A) merge, consolidate, combine or amalgamate with any Person other than the Company or another wholly-owned Subsidiary of Parent or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets or any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (1) transactions between the Company and a wholly-owned Subsidiary of the Company or between or among wholly-owned Subsidiaries of the Company, (2) acquisitions not in the ordinary course of business for which the consideration does not exceed $100,000,000 individually or in the aggregate, (3) acquisitions in the ordinary course of business or (4) acquisitions permitted pursuant to any other provision of this Section 6.2(b), including, but not limited to, the provisions of Section 6.2(b)(ii), but only in each case described in (A) and (B) if such action could reasonably be expected to impair, delay or impede Parent’s or Merger Sub’s ability to expeditiously consummate the Transactions;
(v)   sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets (A) pursuant to an agreement of Parent or any of its Subsidiaries in effect on the date of this Agreement, (B) that are made in the ordinary course of business or (C) that, if not made in the ordinary course of business, involve consideration in excess of $2,000,000 individually or $6,000,000 in the aggregate;

(vi)   adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries;
(vii)   change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;
(viii)   except (A) in the ordinary course of business, (B) if required by Law or (C) if and to the extent necessary (1) to preserve Parent’s qualification as a REIT under the Code or the qualification of any Subsidiary of Parent as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent or any of its Subsidiaries, settle or compromise any material liability for Taxes or any Tax audit or other proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;
(ix)   except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) establish any new material Parent Plan or materially amend any material Parent Plan in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder or (B) grant any material increase in the compensation payable or to become payable to any of its directors, officers or any other employees; provided, however, that no action will be a violation of this Section 6.2(b)(ix) if it is (1) permitted under Section 6.1(b)(ii), (2) taken in order to comply with applicable Law or (3) required by, and taken pursuant to, a Parent Plan in existence on the date of this Agreement;
(x)   (A) enter into any contract that would be a Parent Contract, except (1) in the ordinary course of business and (2) with respect to acquisitions permitted pursuant to any other provision of this Section 6.2(b), including, but not limited to, the provisions of Section 6.2(b)(ii) and Section 6.2(b)(iv) or (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Parent Contract (or any contract that, if existing as of the date hereof, would be a Parent Contract), except in the ordinary course of business;
(xi)   other than the settlement of any Proceeding (A) reflected or reserved against on the balance sheet of Parent (or in the notes thereto), (B) that would not reasonably be expected to restrict the operations of Parent and its Subsidiaries or (C) in connection with any shareholder litigation against Parent and/or its employees, officers or directors relating to this Agreement, the Merger and/or the other Transactions in accordance with Section 6.10, settle, or offer or propose to settle, any Proceeding against Parent or any of its Subsidiaries (excluding any audit, claim or other proceeding in respect of Taxes) involving a payment or other transfer of value by Parent or any of its Subsidiaries exceeding $1,000,000 individually, or $4,000,000 in the aggregate;
(xii)   take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause Parent to fail to qualify as a REIT or any of its Subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes, (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code or (C) a REIT, as the case may be;
(xiii)   take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(xiv)   other than in the ordinary course of business, incur, create, assume, refinance, replace or prepay in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise); provided, however, that the foregoing shall not restrict (A) Indebtedness incurred in the ordinary course of business under Parent’s existing credit, warehouse and repurchase facilities, (B) the incurrence of any Indebtedness among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (C) guarantees by Parent of Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of Parent of Indebtedness of Parent or any other Subsidiaries of Parent, which Indebtedness is incurred in compliance with the immediately preceding clause (B), (D) any derivative financial instruments or arrangements entered into or incurred by Parent or any of its Subsidiaries for the purpose of fixing or hedging interest rate and not for speculative purposes or (E) Indebtedness incurred in connection with acquisitions permitted pursuant to any other provision of this Section 6.2(b), including, but not limited to, the provisions of Section 6.2(b)(ii) and Section 6.2(b)(iv);
(xv)   enter into any new line of business;
(xvi)   take any action, or fail to take any action, which action or failure would reasonably be expected to cause Parent or any of its Subsidiaries to be required to be registered as an investment company under the Investment Company Act;
(xvii)   modify, amend, terminate or assign, or waive or assign any rights under, the management agreement with Parent Manager, in each case, in a manner materially adverse to Parent or its Subsidiaries;
(xviii)   enter into any transactions or contracts with any Affiliates (other than directors or officers in their capacities as such) of Parent, other than transactions entered into in the ordinary course of business; or
(xix)   authorize, agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 6.2(b).
(c)   From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall manage its investment portfolios in all material respects in the ordinary course of business.
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel, is reasonably necessary for Parent (or any Subsidiary of Parent treated as a REIT) to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, (ii) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law (including by making dividend or other distribution payments to the Parent Shareholders in accordance with this Agreement) or (iii) avoid being required to register as an investment company under the Investment Company Act; provided that prior to taking any action under this paragraph, Parent shall provide the Company with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with the Company.
Section 6.3   No Solicitation by the Company.
(a)   From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, the Company will, and will cause its Subsidiaries and instruct its Representatives to, immediately cease, and cause to be terminated, any discussion, correspondence or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or Representatives with respect to a Company Competing Proposal or potential Company Competing Proposal, and shall immediately terminate all physical and electronic data room access previously granted to any such Person and request any such Person to return or destroy all information concerning the Company and its Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person.
(b)   Except as otherwise permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article VIII, and except as otherwise provided in this Section 6.3, the Company will not, and will cause its

Subsidiaries and will instruct its and their respective Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers for the making of, or that could reasonably be expected to lead to the making of, any Company Competing Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or that could reasonably be expected to lead to, a Company Competing Proposal (other than to state that the terms of this Agreement prohibit such negotiations), (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation; provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar obligation in effect on the date hereof solely to the extent necessary to permit the counterparty thereto to make a Company Competing Proposal, (v) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Company Competing Proposal (other than an Acceptable Non-Disclosure Agreement as provided in Section 6.3(d)(ii)) or (vi) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Company Competing Proposal (the taking of any action described in clause (vi) of this Section 6.3(b) being referred to as a “Company Change of Recommendation”).
(c)   From and after the date of this Agreement, the Company shall advise Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person that informs the Company or any of its Subsidiaries or Representatives that it is considering making, or has made, a Company Competing Proposal or any inquiry or request from any Person for discussions or negotiations with the Company, a Subsidiary of the Company or any of their or their Affiliates’ respective Representatives relating to a possible Company Competing Proposal (in each case within twenty-four (24) hours thereof), and the Company shall provide to Parent (within such twenty-four (24) hour time frame) (i) the identity of the person making the Company Competing Proposal, inquiry or request and (ii) either (A) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its Subsidiaries or (B) a written summary of the material terms of such Company Competing Proposal, if not made in writing. The Company shall keep Parent reasonably informed on a current basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations.
(d)   Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:
(i)   make such disclosures as the Company Board or any committee thereof determines in good faith are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable Laws; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as expressly permitted by Section 6.3(d)(iii) or Section 6.3(e), effect a Company Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements;
(ii)   prior to the receipt of the Company Shareholder Approval, engage in the activities prohibited by Section 6.3(b)(ii)-(iii) with any Person who has made a written, bona fide Company Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b)(iii) may be furnished until the Company receives an executed Acceptable Non-Disclosure Agreement from such Person, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal;

(iii)   prior to the receipt of the Company Shareholder Approval, in response to a bona fide written Company Competing Proposal from any Person that did not arise from a breach of the obligations set forth in this Section 6.3, if the Company Board (or any committee thereof) so chooses, cause the Company to effect a Company Change of Recommendation and/or terminate this Agreement pursuant to Section 8.1(d), if prior to taking any such action (A) the Company Board (or any committee thereof) determines in good faith, (x) after consultation with its financial advisors and outside legal counsel, that such Company Competing Proposal is a Company Superior Proposal and (y) after consultation with its outside legal counsel, that the failure to terminate this Agreement to enter into a definitive agreement with respect to such Company Superior Proposal or make a Company Change of Recommendation would be inconsistent with its legal duties as directors under applicable Law, and (B) the Company shall have given notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal, and stating that the Company intends to take such action (provided that the giving of such notice shall not, in and of itself, constitute a Company Change of Recommendation), and either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Shareholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (2) if Parent within the period described in the foregoing clause (1) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by the Company, the Company Board (or any committee thereof), after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Company Competing Proposal remains a Company Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the financial terms of a Company Competing Proposal determined to be a Company Superior Proposal are made, the time period set forth in this clause (B) prior to which the Company may effect a Company Change of Recommendation and/or terminate this Agreement pursuant to Section 8.1(d) shall be extended for two Business Days after notification of such change to Parent; and
(iv)   prior to the receipt of the Company Shareholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a bona fide written Company Competing Proposal (provided that the Company Competing Proposal by such Person did not result from a breach or violation of this Section 6.3) solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under Section 6.3(d)(ii).
(e)   Notwithstanding anything in this Agreement to the contrary, the Company Board (or a committee thereof) shall be permitted, at any time prior to the receipt of the Company Shareholder Approval, other than in response to a Company Competing Proposal (which is addressed in Section 6.3(d)(iii)), to make a Company Change of Recommendation if (i) an Intervening Event has occurred, (ii) prior to taking such action, the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its legal duties as directors under applicable Law and (iii) the Company shall have given notice to Parent that the Company intends to effect a Company Change of Recommendation (which notice will reasonably describe the reasons for such Company Change of Recommendation, including a description of the Intervening Event in reasonable detail; provided that the giving of such notice shall not, in and of itself, constitute a Company Change of Recommendation), and either (A) Parent shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Company Shareholders Meeting and the third Business Day after the date on which such notice is given to Parent, or (B) if Parent within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by the Company, the Company Board (or a committee thereof), after consultation with its outside legal counsel, shall have determined in good faith that notwithstanding such proposed changes the failure to make a Company Change of Recommendation would be inconsistent with its legal duties as directors under applicable Law; provided, however, that in the event the Company Board (or a committee thereof) does not make a Company Change of Recommendation in accordance with the foregoing procedures, but thereafter determines to make a Company Change of Recommendation pursuant to this Section 6.3(e) in circumstances involving or relating to another Intervening Event, the foregoing procedures referred to in this Section 6.3(e) shall apply anew.
Section 6.4   Preparation of Proxy Statement and Registration Statement.
(a)   Parent will promptly furnish to the Company such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain the Company Shareholder Approval. The Company will promptly furnish to Parent such data and information relating to it, its Subsidiaries and the holders of Company Capital Stock, as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Proxy Statement) and any amendments or supplements thereto.
(b)   Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC a mutually acceptable Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Shareholders Meeting and Parent shall prepare and file with the SEC the Registration Statement (of which the Proxy Statement will be a part). The Company and Parent shall use reasonable best efforts to cause the Proxy Statement and the Registration Statement to be filed with the SEC within 30 calendar days following the date hereof. The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act within 60 calendar days following receipt of comments, if any, of the SEC or its staff following the initial filing of the Registration Statement, excluding any additional review period by the SEC or its staff, if applicable, and Parent and the Company shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to documents filed by a party that are incorporated by reference in the Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the other party, its Subsidiaries and its Affiliates, their business, financial condition or results of operations or the Transactions; and provided, further that the Company, in connection with any Company Change of Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference) and make other filings with the SEC, to effect such Company Change of Recommendation.
(c)   Parent and the Company each shall make all necessary filings with respect to the Merger and the other Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offer or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)   If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders.
Section 6.5   Company Shareholders Meeting.   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC. The Company shall use reasonable best efforts to convene and hold such meeting within 35 calendar days following the clearance of the Proxy Statement by the SEC. Except as permitted by Section 6.3, the Company shall, through the Company Board, include in the Proxy Statement the Company Board Recommendation for the approval of the Merger and the other Transactions at the Company Shareholders Meeting and the Company shall solicit from the Company Shareholders proxies in favor of the approval of the Merger and the other Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders and (ii) may adjourn the Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum or to obtain the Company Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Shareholders Meeting shall not be adjourned to a date that is more than 30 days after the date for which the meeting was previously scheduled; and provided, further, that the Company Shareholders Meeting shall not be adjourned to a date on or after two Business Days prior to the End Date. Notwithstanding the foregoing, the Company may adjourn the Company Shareholders Meeting to a date no later than the second Business Day after the expiration of any of the periods contemplated by Section 6.3(d)(iii)(B). Unless this Agreement has been terminated in accordance with Article VIII, the Company’s obligations to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 6.5 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Competing Proposal, or by any Company Change of Recommendation.
Section 6.6   Access to Information.
(a)   Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, employees and offices of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel, in each case as such other party may reasonably request in connection with consummating the Transactions. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 6.6(a), each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the ordinary course of business. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.6(a) for any purpose unrelated to the consummation of the Transactions.
(b)   The Non-Disclosure Agreement, dated as of May 19, 2023, between the Company and Ellington Management Group, L.L.C., a Delaware limited liability company, on behalf of Parent (the “Non-Disclosure Agreement”), shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Non-Disclosure Agreement.
Section 6.7   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or pursuant to any contract or agreement to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other Transactions, (ii) taking all steps as may be necessary, subject to the limitations in this Section 6.7, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals and (iii) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other Transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.
(b)   In connection with and without limiting the foregoing, each of the parties shall give any required notices to third parties, and each of the parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other Transactions. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Entity and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the parties and their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity.
(c)   Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger and the other Transactions, neither the Company nor any Subsidiary of the Company shall pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent. The parties shall cooperate to obtain such consents.

Section 6.8   Employee Matters.   Parent, its Subsidiaries or Parent Manager may extend offers of employment to those Business Employees, employees of any Subsidiary or employees of the Company Manager of Parent’s choosing (including, for the avoidance of doubt, to any, some, none or all Business Employees) prior to the Closing Date for employment immediately following the Effective Time. Such employment or consulting agreements shall be privately negotiated between Parent and each such employee.
Section 6.9   Indemnification; Directors’ and Officers’ Insurance.
(a)   Parent agrees that all rights existing as of the date of this Agreement to indemnification, advancement of expenses and exculpation from Indemnified Liabilities in favor of current and/or former directors or officers of the Company or any of its Subsidiaries as provided in the Organizational Documents of the Company or any such Subsidiary, any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by Parent and the Surviving Company) will continue in full force and effect in accordance with their terms, and Parent will cause the Surviving Company to perform its respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent and the Surviving Company shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise (the “Indemnified Persons”) against and from all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities, judgments and amounts that are paid in settlement of, or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is, was or becomes a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case, to the fullest extent permitted under applicable Law (and Parent and the Surviving Company shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to such Indemnified Person, and Parent and the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) the Surviving Company shall use its reasonable best efforts to assist in the defense of any such matter. With respect to any determination of whether any Indemnified Person is entitled to indemnification by Parent or Surviving Company under this Section 6.9, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Parent or Surviving Company, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Parent, Surviving Company, the Company or the Indemnified Person within the last three years. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Company not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement, unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Proceeding and does not include the imposition of equitable relief on, or the admission of fault or wrongdoing by, any Indemnified Person.

(b)   For a period of six (6) years following the Effective Time, Parent and the Surviving Company shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Company or its Subsidiaries in any manner that would affect adversely the rights thereunder or under the Organizational Documents of the Surviving Company or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and expense advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Company and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior the Effective Time.
(c)   To the extent permitted by applicable Law, Parent and the Surviving Company shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.9(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.9 or under any Organizational Documents of the Company or any of its Subsidiaries, any employment agreement or indemnification agreement in effect on the date hereof or otherwise, regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.
(d)   Parent and the Surviving Company shall put in place, and Parent shall fully prepay immediately prior to the Effective Time, “tail” insurance policies (collectively, the “D&O Insurance”) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of (for any one year) 300% of the annual premium paid by the Company for such insurance as of the date of this Agreement; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available, with respect to facts, acts, events or omissions occurring prior to the Effective Time, for a cost not exceeding such amount.
(e)   In the event that Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Company or such Subsidiary of the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification, exculpation, insurance coverage or expense advancement or any other right pursuant to this Section 6.9, and his, her or its heirs and representatives. The rights of the Indemnified Persons under this Section 6.9 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Company shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.9.
Section 6.10   Shareholder Litigation.   In the event any Transaction Litigation is commenced, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other party’s advice with respect to such Transaction Litigation; provided, that neither the Company nor Parent shall agree to settle any Transaction Litigation without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 6.11   Public Announcements.   The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled Affiliates or Subsidiaries shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company or Parent, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions in connection with or following a Company Change of Recommendation; provided, however, each party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.11.
Section 6.12   Control of Business.   Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.13   Transfer Taxes.   All Transfer Taxes incurred in connection with the Transactions, if any, shall be paid by Parent or the Surviving Company when due, whether levied on Parent or any other Person, and Parent or the Surviving Company shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Prior to the Closing, the parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.
Section 6.14   Notification.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (a) of any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, and each party shall keep the other party reasonably informed on a current basis regarding any such matters, (b) of any notice or other communication received by such party from any Person (other than a Governmental Entity) alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Company or Parent, and each party shall keep the other party reasonably informed on a current basis regarding any such matters, (c) of any Proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Merger or any other Transaction (“Transaction Litigation”), and (d) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subsidiaries of the Company or any of the Subsidiaries of Parent, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that, in each case, the delivery of any notice pursuant to this Section 6.14 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.
Section 6.15   Tax Matters.   The parties shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties shall use their respective reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel described in Section 7.2(d) and Section 7.2(e) and Section 7.3(d) and Section 7.3(e), respectively. Provided that the opinions of counsel described in Section 7.2(e) and Section 7.3(e) have been received, the parties shall treat the Merger as a “reorganization” under Section 368(a) of the Code, and no party shall take any position for tax purposes inconsistent therewith, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).
Section 6.16   Additional Dividends.
(a)   Prior to the Effective Time, the Company shall authorize and declare a dividend to its shareholders in accordance with this Section 6.16(a), the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for any such dividends shall be three Business Days before the payment date. Any per share dividend amount payable by the Company with respect to the Company Common Stock pursuant to this Section 6.16(a) shall be equal to the amount (the “Company Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable is equal to the Minimum Distribution Dividend. The Company and Parent shall cooperate in good faith to determine whether it is necessary to authorize and declare a Company Additional Dividend Amount and the amount (if any) of the Company Additional Dividend Amount.
(b)   Prior to the Effective Time, Parent may authorize and declare a dividend to its shareholders in accordance with this Section 6.16(b), the payment date for which shall be the close of business on the last Business Day prior to the Closing Date, subject to funds being legally available therefor. The record date for any such dividends shall be three Business Days before the payment date. Any per share dividend amount payable by Parent with respect to the Parent Common Stock pursuant to this Section 6.16(b) shall be an amount equal to (i) Parent’s then-most recent monthly dividend (on a per share basis), multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the Closing Date, and divided by the actual number of days in the calendar month in which such dividend is declared, plus (ii) an additional amount equal to the quotient obtained by dividing the Company Additional Dividend Amount (if any) by the Exchange Ratio.
Section 6.17   Takeover Laws.   The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on the Merger and the other Transactions.
Section 6.18   Listing.   Parent shall take all actions necessary to cause the Parent Common Stock be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.
Section 6.19   Delisting.   Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock and the Company Convertible Notes from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
Section 6.20   Obligations of Merger Sub and the Surviving Company.   Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement.
Section 6.21   Assumption of Company Notes.   As of the Effective Time and subject to the terms and conditions set forth herein: (a) the Surviving Company will assume the due and punctual performance and observance of the Company’s covenants, agreements and obligations under and relating to the Company Notes issued by the Company pursuant to the Company Notes Indentures (such transfer and assumption as described in this clause (a), the “Company Notes Assumption”); and (b) Parent, Merger Sub and the Company shall execute and deliver, or cause to be delivered, any and all documents, instruments and agreements, including any supplemental indentures, guarantees, officer’s certificates and opinions of counsel required by the Company Notes or the Company Notes Indentures, in order to effectuate the Company Notes Assumption.

Section 6.22   Company Warrant Purchases.   The Company shall use commercially reasonable efforts to cause each of the holders of the Company Warrants to sell such Company Warrants to the Company immediately prior to Closing, by exercising the Put Option thereunder in whole for the Put Price (as such terms are defined in each such Company Warrant), or take such other action to cause the Company Warrants to no longer be outstanding immediately prior to Closing, at a cost not to exceed the Put Price, in each case, subject to the limitations set forth on Section 6.22 of the Company Disclosure Letter (collectively, the “Company Warrant Purchases”).
Section 6.23   Company Preferred Stock Redemptions.   The Company shall use commercially reasonable efforts to effect the redemption of each outstanding share of Company Series A Preferred Stock and Company Series B Preferred Stock immediately prior to Closing, in each case, pursuant to Section 6(b) of the Company Articles Supplementary for the redemption price set forth on Section 6.23 of the Company Disclosure Letter, or take such other action to cause each outstanding share of Company Series A Preferred Stock and Company Series B Preferred Stock to no longer be outstanding immediately prior to Closing, at a cost not to exceed the redemption price set forth on Section 6.23 of the Company Disclosure Letter (collectively, the “Company Preferred Stock Redemptions”).
Section 6.24   Gregory Assignment.   The Company, Parent and Gregory shall cooperate and negotiate in good faith to enter into the assignment agreement referred to in Section 7.3(h).
Section 6.25   Material Company Insurance Policies.   In the event that the Company receives notice of any cancellation or termination of any Material Company Insurance Policy after the date hereof, the Company shall promptly notify Parent of such notice of cancellation or termination and consult with Parent with respect to the manner of addressing such notice of cancellation or termination.
Section 6.26   Amendment of Company Management Agreement.   The Company shall use its reasonable best efforts to enter into, and cause the Company Manager to enter into, as soon as reasonably practicable after the date of this Agreement, an amendment to the Company Management Agreement in form and substance reasonably acceptable to Parent providing for, among other things, (a) the termination of the Company Management Agreement prior to Closing, (b) the payment of the termination fee and reimbursement of all reimbursable expenses thereunder to the Company Manager prior to the Closing, (c) the Company Manager to deliver, or cause its Affiliates deliver, to the Company or Parent prior to the Closing all material contracts and material records pertaining to the business or operations of the Company and in the Company Manager’s or any of its Affiliates’ possession or control, (d) a customary release of claims, and (e) certain other matters.
Section 6.27   Parent/AAIC Merger.   Parent and Merger Sub each acknowledge and agree that the consummation of the Transactions, including the Merger, shall not be materially delayed or expressly or implicitly conditioned on the consummation of the transactions or the satisfaction or waiver of any of the conditions to the consummation of the Parent/AAIC Merger set forth in the Parent/AAIC Merger Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1   Conditions to Each Party’s Obligation to Consummate the Merger.   The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:
(a)   Shareholder Approval.   The Company Shareholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of the Company.
(b)   No Injunctions or Restraints.   No Governmental Entity having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(c)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding to that effect shall have been commenced.
Section 7.2   Additional Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by Parent or Merger Sub, as applicable, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of the Company.   (i) The representations and warranties of the Company set forth in Section 4.3(a) (Authority), Section 4.6(a) (Company Material Adverse Effect) and Section 4.20 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all respects only as of such date), (ii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specified dates set forth therein, and (iii) all other representations and warranties of the Company set forth in Article IV shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.
(c)   Compliance Certificate.   Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Section 7.2(a), Section 7.2(b), Section 7.2(f), Section 7.2(g) and Section 7.2(h) have been satisfied.
(d)   REIT Opinion.   Parent shall have received a written opinion of Mayer Brown LLP (or other counsel to Company reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2019, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by the Company, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(e)   Section 368 Opinion.   Parent shall have received a written opinion of Hunton Andrews Kurth LLP (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to Parent to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(f)   Absence of Company Material Adverse Effect.   Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(g)   Company Management Agreement.   The Company Management Agreement shall have been amended in accordance with Section 6.26 and validly terminated in full and shall be of no further force or effect in accordance with the terms of such amendment.

(h)   Company Preferred Stock Redemptions and Company Warrant Purchases.   The Company Preferred Stock Redemptions and the Company Warrant Purchases shall have been effected and completed in all respects, such that no shares of Company Preferred Stock and no Company Warrants shall be outstanding, immediately prior to Closing.
(i)   JPM Master Repurchase Agreements.   All consents required from J.P. Morgan Securities LLC or JPMorgan Chase Bank, as applicable, pursuant to the JPM Master Repurchase Agreements in connection with the consummation of the Transactions shall have been obtained by the Company Operating Partnership, Great Ajax II REIT Inc., GAJX Real Estate Corp., and AJX Mortgage Trust II, as applicable, and delivered to Parent; provided, however, that in the event such consents shall not have been obtained, the condition set forth in this Section 7.2(i) shall be deemed to be satisfied if on or prior to the Closing Date the Company shall have transferred all bonds and loans financed under this repurchase facility to another such facility.
Section 7.3   Additional Conditions to Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:
(a)   Representations and Warranties of Parent and Merger Sub.   (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.3(a) (Authority), Section 5.6(a) (Parent Material Adverse Effect) and Section 5.18 (Brokers) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct in all respects only as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specified dates set forth therein, and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.
(c)   Compliance Certificate.   The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.3(a), Section 7.3(b) and Section 7.3(g) have been satisfied.
(d)   REIT Opinion.   The Company shall have received a written opinion of Hunton Andrews Kurth LLP (or other counsel to Parent reasonably satisfactory to the Company), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2019, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by Parent, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable.
(e)   Section 368 Opinion.   The Company shall have received a written opinion of Mayer Brown LLP (or other counsel to the Company reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(e), counsel shall be entitled to require and rely upon customary representations contained in certificates of officers of the Company and Parent, reasonably satisfactory in form and substance to the Company and Parent.
(f)   Listing; Classification.   The Parent Common Stock, including the Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE as of, subject to official notice of issuance or prior to, immediately following the Effective Time.
(g)   Absence of Parent Material Adverse Effect.   Since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.
(h)   Gregory Assignment.   The Company, Parent and Gregory shall have entered into an assignment agreement on or prior to the Closing Date, in form and substance reasonably satisfactory to the Company and Parent, assigning the rights and obligations of the Company under the Servicing Agreement to Parent in order for Gregory to continue as the mortgage servicer for each of the mortgage loans owned by the Company and any of its Subsidiaries immediately prior to the Closing Date and serviced by Gregory immediately prior to the Closing Date so long as Parent or any of its Affiliates maintains an ownership interest in such loan.
Section 7.4   Frustration of Closing Conditions.   None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such party’s breach of any provision of this Agreement contributed materially to such failure.
Section 7.5   Parent/AAIC Merger Closing Conditions.   None of the parties may rely, either as a basis for not consummating the Merger, materially delaying the scheduling of the Company Shareholders Meeting or for terminating this Agreement, on the failure, unreasonable delay or inability to consummate the transactions contemplated by the Parent/AAIC Merger or the failure, unreasonable delay or inability to satisfy any condition to the consummation of the Parent/AAIC Merger set forth in the Parent/AAIC Merger Agreement.
ARTICLE VIII
TERMINATION
Section 8.1   Termination.   This Agreement may be terminated, and the Merger and the other Transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Shareholder Approval has been obtained:
(a)   by mutual written consent of the Company and Parent;
(b)   by either the Company or Parent:
(i)   if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited;
(ii)   if the Merger shall not have been consummated on or before 5:00 p.m. Eastern Time, on January 31, 2024 (such date being the “End Date”); provided, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been a primary cause of or resulted in the failure of the Merger to occur on or before such date;
(iii)   in the event of a breach by the other party (treating Parent and Merger Sub as one party) of any covenant or other agreement contained in this Agreement or if any representation and warranty of the other party contained in this Agreement fails to be true and correct which

(x) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is 30 days after the giving of written notice to the breaching party of such breach or failure to be true and correct and the basis for such notice (other than any breach by the Company of Section 6.1(c), which shall not be subject to any notice but shall be subject to a 5-Business Day cure period) (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or
(iv)   if the Company Shareholder Approval shall not have been obtained at a duly held Company Shareholders Meeting (including any adjournment or postponement thereof) at which a vote on the approval of the Transactions, including the Merger, was taken;
(c)   by Parent prior to the time the Company Shareholder Approval is obtained, if the Company Board shall have effected a Company Change of Recommendation, whether or not pursuant to and in accordance with Section 6.3(d)(iii) or Section 6.3(e); or
(d)   by the Company prior to the time the Company Shareholder Approval is obtained, if the Company Board (or a committee thereof) determines to terminate this Agreement in accordance with Section 6.3(d)(iii) in connection with a Company Superior Proposal in order to enter a definitive agreement providing for the implementation of such Company Superior Proposal; provided, however, that, except as otherwise provided in Section 8.3(b)(ii), such termination shall not be effective unless the Company concurrently therewith pays or causes to be paid the Company Termination Fee.
Section 8.2   Notice of Termination; Effect of Termination.
(a)   A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 8.1(d), any termination shall be effective immediately upon delivery of such written notice to the other party.
(b)   In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, Section 6.6(b), Section 8.3 and Articles I and IX, which Sections and Articles shall not terminate; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages arising from or arising out of a Willful Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Non-Disclosure Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
Section 8.3   Expenses and Other Payments.
(a)   Except as otherwise provided in this Section 8.3, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.
(b)   If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than three Business Days after notice of termination of this Agreement or (ii) the Company terminates this Agreement pursuant to Section 8.1(d) (Company Superior Proposal), then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) concurrently with notice of termination of this Agreement, unless Parent shall not have designated such account to the Company at least twenty-four (24) hours before the Company delivers notice of termination pursuant to Section 8.1(d) in response to a written request for such information delivered by the Company at least twenty-four (24) hours before such deadline (in which case, the Company’s termination pursuant to Section 8.1(d) shall be effective immediately upon delivery of such notice to Parent and the Company shall pay the Company Termination Fee to Parent no later than one Business Day after the date Parent designates an account to the Company).
(c)   If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) (and the Company Shareholder Approval has not been obtained) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Company Board and not withdrawn prior to such date and (iii) within nine months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement to effect any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than three Business Days after the occurrence of an event described in the foregoing clause (iii). For purposes of this Section 8.3(c), any reference in the definition of Company Competing Proposal to “25%” or “75%” shall be deemed to be a reference to “50%.”
(d)   If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv) (Failure to Obtain Company Shareholder Approval), (ii) on or before the date of the Company Shareholders Meeting a Company Competing Proposal shall have been publicly announced or publicly disclosed and not withdrawn prior to such date and (iii) within nine months after the date of such termination, the Company or any Subsidiary of the Company enters into a definitive agreement to effect any Company Competing Proposal or consummates any Company Competing Proposal, then the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds (to an account designated by Parent) no later than three Business Days after the occurrence of an event described in the foregoing clause (iii). For purposes of this Section 8.3(d), any reference in the definition of Company Competing Proposal to “25%” or “75%” shall be deemed to be a reference to “50%.”
(e)   In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 5% per annum. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or Willful Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or Willful Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional fraud or Willful Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional fraud or Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or Willful Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the

Transactions, except for the liability of the Company in the case of intentional fraud or Willful Breach of any covenant, agreement or obligation.
(f)   In the event that the Company is required to pay the Company Termination Fee:
(i)   The amount payable to Parent in any tax year of Parent shall not exceed the lesser of (A) the Company Termination Fee payable to Parent, and (B) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by Parent’s independent accountants, plus (2) in the event that Parent received either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described below or (y) an opinion from Parent’s outside counsel as described below, an amount equal to the excess of the Company Termination Fee less the amount payable under clause (1) above.
(ii)   To secure the Company’s obligation to pay the amounts described in Section 8.3(f)(i), the Company shall deposit into escrow the amount in cash equal to the Company Termination Fee, with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually and reasonably agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Termination Fee pursuant to this Section 8.3 shall be made at the time the Company is obligated to pay the Company Termination Fee. The escrow agent shall provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or a combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) or 856(c)(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that (A) Parent has received a ruling from the IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code or (B) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and 856(c)(3) of the Code, in which case the escrow agent shall release the remainder of the Company Termination Fee to Parent. The Company agrees to amend this Section 8.3(f) at the reasonable request of Parent in order to (1) maximize that portion of the Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code or (2) assist Parent in obtaining a favorable ruling from the IRS or legal opinion from its outside counsel, in each case, as described in this Section 8.3(f)(ii). Any amount of the Company Termination Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this Section 8.3(f).
ARTICLE IX
GENERAL PROVISIONS
Section 9.1   Disclosure Letter Definitions.   All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.
Section 9.2   Survival.   Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, agreements and covenants, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time. The Non-Disclosure Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
Section 9.3   Notices.   All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given upon the earlier of actual receipt or: (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.3):
(i)   if to Parent or Merger Sub, to:
c/o Ellington Financial Inc.
53 Forest Avenue
Old Greenwich, CT 06870
Attention: JR Herlihy
E-mail: Herlihy@ellington.com
with a required copy to (which copy shall not constitute notice):
Vinson & Elkins L.L.P.
901 East Byrd Street, Suite 1500
Richmond, VA 23219
Attention: Daniel LeBey
E-mail: dlebey@velaw.com
and
1114 Avenue of the Americas, 32nd Floor
New York, New York 10036
Attention: Stancell Haigwood
E-mail: shaigwood@velaw.com
(ii)   if to the Company, to:
Great Ajax Corp.
13190 SW 68th Parkway, Suite 110
Tigard, Oregon 97223
Attention: Chief Executive Officer
E-mail: larry@aspencapital.com
with a required copy to (which copy shall not constitute notice):
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Anna T. Pinedo
E-mail: apinedo@mayerbrown.com
and
71 S. Wacker Dr.
Chicago, Illinois 60606
Attention: Andrew J. Noreuil
E-mail: anoreuil@mayerbrown.com

Section 9.4   Rules of Construction.
(a)   Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b)   The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate Section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.
(c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.
(e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental

Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.
Section 9.5   Counterparts.   This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 9.6   Entire Agreement; Third Party Beneficiaries.
(a)   This Agreement (together with the Non-Disclosure Agreement, the other Transaction Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(b)   Except for the provisions of Article III (which, from and after the Effective Time, shall be for the benefit of the former holders of Company Common Stock to receive the Merger Consideration and with respect to which, prior to the Effective Time, the Company shall have the right, on behalf of such holders, to pursue damages against Parent and Merger Sub for the loss of the Merger Consideration in the event of any Willful Breach of any covenant, agreement or obligation hereunder or intentional fraud by Parent or Merger Sub) and Section 6.9 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.7   Governing Law; Venue; Waiver of Jury Trial.
(a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.
(b)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND, FOR THE PURPOSE OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF MARYLAND. EACH OF THE PARTIES HERETO FURTHER CONSENTS TO THE ASSIGNMENT TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM WITH REGARD TO ANY PROCEEDING IN THE COURTS OF THE STATE OF MARYLAND.

(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.
Section 9.8   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
Section 9.9   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.
Section 9.10   Affiliate Liability.
(a)   Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, shareholders or otherwise); and (ii) any director, officer, employee or other Representative of (A) the Company, (B) the Company Manager or (C) any Person who controls the Company. To the fullest extent permitted by applicable Law, no Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.
(b)   Each of the following is herein referred to as a “Parent Affiliate”: (i) any direct or indirect holder of equity interests or securities in Parent or Merger Sub (whether limited or general partners, members, shareholders or otherwise) and (ii) any director, officer, employee or other Representative of (A) Parent or Merger Sub or (B) any Person who controls Parent or Merger Sub. To the fullest extent permitted by applicable Law, no Parent Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions, and the Company hereby waives and releases all claims of any such liability and obligation.
Section 9.11   Remedies; Specific Performance.
(a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)   The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
(c)   This parties’ rights in this Section 9.11 are an integral part of the Transactions and each party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.11. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party irrevocably waives (i) any defense in an action for specific performance that a remedy at law would be adequate to prevent or restrain breaches or threatened breaches and (ii) any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.
Section 9.12   Amendment.   Prior to the Effective Time, this Agreement may be amended by the mutual agreement of the parties, by action taken or authorized by their respective Boards of Directors at any time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law would require the further approval or adoption by the shareholders of the Company or Parent, as applicable, without first obtaining such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Section 9.13   Extension; Waiver.   At any time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein: (a) extend the time for the performance of any of the obligations or acts of the other party hereunder; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company, on the one hand, or Parent and Merger Sub, on the other hand, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.
[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.
ELLINGTON FINANCIAL INC.
By:
/s/ Laurence Penn

Name: Laurence Penn
Title: Chief Executive Officer and President
EF ACQUISITION I LLC
By:
/s/ Laurence Penn

Name: Laurence Penn
Title: Chief Executive Officer and President
Signature Page to Agreement and Plan of Merger

GREAT AJAX CORP.
By:
/s/ Lawrence Mendelsohn

Name: Lawrence Mendelsohn
Title: Chief Executive Officer
Signature Page to Agreement and Plan of Merger

ANNEX A
Certain Definitions
“Acceptable Non-Disclosure Agreement” means a non-disclosure agreement that is not less favorable in the aggregate to the Company as the Non-Disclosure Agreement, as determined by the Company Board (or any committee thereof) in good faith, after consultation with its outside legal counsel; provided, further, that such non-disclosure agreement shall not be required to contain standstill provisions and shall not in any way restrict the Company from complying with the provisions of Section 6.3.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For the avoidance of doubt, the term “Affiliate” does not include the Company Manager, Great Ajax FS LLC, a Delaware limited liability company, or Gregory.
“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Business Day” means a day that is not a Saturday or Sunday or other day on which banks in the State of New York or the State of Maryland are authorized or obligated to be closed.
“Company 2014 Plan” means the Great Ajax Corp. 2014 Director Equity Plan, as amended from time to time.
“Company 2016 Plan” means the Great Ajax Corp. 2016 Equity Incentive Plan, as amended from time to time.
“Company Articles Supplementary” means the Articles Supplementary, effective as of April 6, 2020 (as amended from time to time), establishing and fixing the rights and preferences of the Company Series A Preferred Stock and the Company Series B Preferred Stock.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of the Company; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a Person or group pursuant to which the Company Shareholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).
“Company Convertible Notes” means the Company’s 7.25% Convertible Senior Notes due 2024.
“Company Equity Plans” means any of the Company 2016 Plan and the Company 2014 Plan.
“Company Intellectual Property” means the Intellectual Property used in the operation of the business of each of the Company and its Subsidiaries as presently conducted.
“Company Manager” means Thetis Asset Management LLC, a Delaware limited liability company.
“Company Management Agreement” means that certain Third Amended and Restated Management Agreement, dated as of April 28, 2020, by and among the Company, the Company Operating Partnership, and the Company Manager (as amended from time to time, including by the First Amendment to the Third Amended and Restated Management Agreement, dated as of March 1, 2023).
“Company Notes” means, collectively, (a) the Company Convertible Notes and (b) the Company Unsecured Notes.

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“Company Notes Indentures” means, collectively, (a) that certain Indenture, dated as of April 19, 2017 between the Company, as issuer, and Wilmington Savings Fund Society, FSB, as trustee, as supplemented by the First Supplemental Indenture dated as of April 25, 2017 between the Company, as issuer, and Wilmington Savings Fund Society, FSB, as trustee and as otherwise modified or supplemented prior to the date of this Agreement, and (b) that certain Indenture dated as of August 26, 2022 between the Company Operating Partnership, as issuer, the Company, Great Ajax Operating LLC and Great Ajax II Operating Partnership L.P. as guarantors and Wilmington Savings Fund Society, FSB, as trustee and as otherwise modified or supplemented prior to the date of this Agreement.
“Company Operating Partnership” means Great Ajax Operating Partnership L.P., a Delaware limited partnership.
“Company Preferred Stock” means the Company Series A Preferred Stock and Company Series B Preferred Stock.
“Company Series A Preferred Stock” means the Company’s 7.25% Series A Preferred Stock, $0.01 par value per share.
“Company Series B Preferred Stock” means the Company’s 5.00% Series B Preferred Stock, $0.01 par value per share.
“Company Shareholder Approval” means the approval of the Transactions, including the Merger, contemplated by this Agreement by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast thereon at the Company Shareholders Meeting in accordance with the MGCL and the Organizational Documents of the Company.
“Company Shareholders” means the holders of Company Common Stock.
“Company Superior Proposal” means a bona fide Company Competing Proposal (with references to “25%” being deemed replaced with references to “50%” and references to “75%” being deemed to be replaced with references to “50%”) by a third party, which the Company Board or any committee thereof determines in good faith, after consultation with the Company’s outside legal and financial advisors and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal that the Company Board considers in good faith and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company Shareholders than the Transactions.
“Company Termination Fee” means a cash amount equal to $6,867,000.
“Company Unsecured Notes” means the Company Operating Partnership’s 8.875% Senior Unsecured Notes due 2027.
“Company Warrants” means all warrants representing the right to purchase shares of Company Common Stock.
“Consent” means any approval, consent, ratification, clearance, permission, waiver, or authorization.
“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“COVID-19 Measures” means (i) a Person’s and its Subsidiaries’ compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with, related to, or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and Families First Coronavirus Response Act, or any

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other response to COVID-19 (including any such response undertaken by any similarly situated industry participants), and (ii) the reversal or discontinuation of any of the foregoing.
“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.
“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any equity option, restricted equity, equity purchase plan, equity or equity-based compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and any other employee benefit plan, agreement, arrangement, program, practice or understanding, in each case, whether written or unwritten, that is sponsored, maintained, administered, contributed to or entered into by such Person for the current or future benefit of any present or former director, employee or contractor of the Person or with respect to which such Person has any direct or indirect liability, whether current or contingent.
“Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any governmental order or binding agreement with any Governmental Entity in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that at any relevant time would be a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“Exchange Ratio” means 0.5308, as adjusted in accordance with Section 3.1(c).
“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission, government-sponsored enterprise (including the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association) or other governmental authority or instrumentality, domestic or foreign.
“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, pollutant, contaminant, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, for which liability may be imposed under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.
“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) obligations of such Person to pay the deferred purchase or acquisition price for any property or services of such Person or as the deferred purchase price of a business or assets; (d) obligations in respect of repurchase agreements, master forward purchase agreements, “dollar roll” transactions and similar financing arrangements; (e) reimbursement obligations of such Person in respect of drawn letters of credit or similar

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instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (g) indebtedness of others as described in clauses (a) through (f) above guaranteed by such Person; but Indebtedness does not include obligations in respect of securitizations, resecuritizations and similar financing arrangements, accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
“Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrightable works and copyrights; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.
“Intervening Event” means a material fact, event, circumstance, development or change that occurs, arises or comes to the attention of the Company Board after the date of this Agreement that (a) materially affects the business, assets or operations of the Company or Parent, as applicable, or their applicable Subsidiaries (other than any event, occurrence, fact or change resulting from a breach of this Agreement by the Company or its Representatives), (b) was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement, and (c) becomes known to the Company Board prior to receipt of the Company Shareholder Approval; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (x) the receipt, existence of or terms of a Company Competing Proposal; (y) a change in the market price or trading volume of the equity or debt securities of the Company or of the equity or credit ratings or the ratings outlook for the Company or its Subsidiaries by any applicable rating agency; and (z) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operation for any period (it being understood that the facts or circumstances giving rise to or contributing to any such change or fact described in clause (y) or clause (z) may constitute or may be taken into account in determining whether there has been, an Intervening Event if not otherwise excluded by this definition).
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“IRS” means the U.S. Internal Revenue Service.
“JPM Master Repurchase Agreements” means, collectively, (a) that certain Master Repurchase Agreement, dated as of August 21, 2019, by and between J.P. Morgan Securities LLC and the Company Operating Partnership, (b) that certain Master Repurchase Agreement, dated as of August 21, 2019, by and between J.P. Morgan Securities LLC and Great Ajax II REIT Inc., (c) Master Repurchase Agreement, dated as of August 21, 2019, by and between J.P. Morgan Securities LLC and GAJX Real Estate Corp. (f/k/a GAJX Real Estate LLC), and (d) that certain Master Repurchase Agreement, dated as of July 15, 2016, by and between JPMorgan Chase Bank, National Association and AJX Mortgage Trust II, in each case, as amended, restated, supplemented and/or otherwise modified from time to time.
“knowledge” means the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the individuals listed in Section 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Section 1.1 of the Parent Disclosure Letter.
“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

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“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, option, right of first refusal, easement, right of way, encroachment, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred, consensual, non-consensual or arising by operation of Law.
“made available” means, with respect to any statement in this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter to the effect that any information, document or other material has been “made available,” that such information, document or material was: (a) uploaded for review by Parent and its Representatives or the Company and its Representatives, as applicable, in the virtual data room established in connection with the Transactions prior to the execution of this Agreement; or (b) contained in a true and complete unredacted form in the Company SEC Documents or the Parent SEC Documents, as applicable, filed at least two (2) Business Days prior to the date hereof.
“Material Adverse Effect” means, when used with respect to any Person, any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, however, that no fact, circumstance, occurrence, state of fact, effect, change, event or development (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” under the foregoing clause (a) exists or has occurred or is reasonably expected to occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities or mortgage markets (including the mortgage backed securities markets), credit or debt markets, housing market, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market or mortgage prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any actions or events resulting therefrom) (including any escalation or general worsening of any such acts of war, sabotage, terrorism, acts of God, epidemics, pandemics or disease outbreaks (including COVID-19 and any COVID-19 Measures or other actions or events resulting therefrom)); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (vii) the announcement of this Agreement or the pendency or consummation of the Transactions; (viii) any actions taken or failure to take action, in each case, at the request of another party to this Agreement (treating Parent and Merger Sub as one party); (ix) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement; (x) any changes in such Person’s stock price, dividends or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (xi) any Proceedings made or brought by any of the current or former shareholders of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other Transactions; or (xii) with respect to a Parent Material Adverse Effect, anything set forth in the Parent Disclosure Letter, and with respect to a Company Material Adverse Effect, anything set forth in the Company Disclosure Letter; except to the extent such effects resulting from, arising out of, attributable to or

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related to the matters described in the foregoing clauses (i) through (vi) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” exists, has occurred or is reasonably expected to occur solely to the extent they are disproportionate).
“Minimum Distribution Dividend” means such amount, if any, with respect to any taxable year of the Company, Parent or any of their Subsidiaries, as the case may be, ending on or prior to the Closing Date, which is required to be paid by the Company, Parent or any of their Subsidiaries, as the case may be, prior to the Effective Time to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.
“NYSE” means the New York Stock Exchange and any successor stock exchange or quotation system operated by the New York Stock Exchange or any successor thereto.
“ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Organizational Documents” means (a) with respect to a corporation, the charter, articles, articles supplementary or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate or articles of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.
“Parent/AAIC Merger” means the transactions contemplated by the Parent/AAIC Merger Agreement.
“Parent/AAIC Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 29, 2023, by and among Parent, EF Merger Sub Inc., a Virginia corporation and wholly-owned subsidiary of Parent, Arlington Asset Investment Corp., a Virginia corporation, and, solely for the limited purposes set forth in such agreement, Parent Manager.
“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.
“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.
“Parent Intellectual Property” means the Intellectual Property used in the operation of the business of each of Parent and its Subsidiaries as presently conducted.
“Parent Manager” means Ellington Financial Management LLC, a Delaware limited liability company.
“Parent Operating Partnership” means Ellington Financial Operating Partnership LLC, a Delaware limited liability company.
“Parent Preferred Stock” means Parent’s (a) 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share, (b) 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share, and (c) 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock, $0.001 par value per share.
“Parent Shareholders” means the holders of Parent Common Stock and the holders of Parent Preferred Stock.
“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Permitted Lien” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith by appropriate Proceedings, (b) relating

A-6

to any Indebtedness disclosed in the Company Disclosure Letter, (c) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising by operation of Law in the ordinary course of business for amounts not yet delinquent or is being contested in good faith by appropriate Proceedings, (d) which is not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted, (e) which is a statutory or common law lien or encumbrance to secure landlords, lessors or renters under leases or rental agreements, (f) which is imposed on the underlying fee interest in real property subject to a company lease or over which the Company has easement rights, and subordination or similar agreements relating thereto, (g) which is a zoning, building, planning, land use or other similar restriction, (h) which is a publicly recorded easement, covenant, right-of-way, quasi-easement, license, restriction, utility agreement or defect, imperfection or irregularity of title or (i) which is identified in the Company Disclosure Letter.
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Entity or a political subdivision, agency or instrumentality of a Governmental Entity).
“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Servicing Agreement” means the Servicing Agreement, dated as of July 8, 2014, among Gregory, the Company, Company Operating Partnership and Little Ajax II LLC (as amended from time to time).
“Significant Subsidiary” means, with respect to a Person, a Subsidiary of such Person that qualifies as a “Significant Subsidiary” under Item 1.02(w) of Regulation S-X of the SEC.
“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other takeover or anti-takeover statute or similar statute enacted under applicable Law.
“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.
“Tax Returns” means any return, report, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendments thereof.
“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

A-7

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.
“Transfer Taxes” means any stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes); provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes arising from the Transactions.
“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of such Person may vote.
“Willful Breach” means a material breach of this Agreement that is the consequence of an action or failure to take action by any party that knew or reasonably should have known that the taking of such action or the failure to take such action would be, or would be reasonably likely to be, a breach of this Agreement.

A-8

ANNEX B
OPINION OF PIPER SANDLER & CO.
June 30, 2023
Board of Directors
Great Ajax Corp.
13190 SW 68th Parkway, Suite 110
Tigard, OR 97223
Ladies and Gentlemen:
Great Ajax Corp. (“Company”), Ellington Financial Inc. (“Parent”) and EF Acquisition I LLC, a direct, wholly-owned subsidiary of Parent (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company will, subject to the terms and conditions set forth therein, merge with and into Merger Sub (the “Merger”) so that Merger Sub is the Surviving Company in the Merger. As set forth in the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Company, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (“Company Common Stock”), other than Cancelled Shares, shall automatically be converted into the right to receive 0.5308 newly and validly issued, fully-paid and nonassessable shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock” and such consideration, together with the Potential Cash Purchase Price, the “Merger Consideration”). As set forth in the Agreement, to the extent Company effectuates the repurchase of certain securities at a favorable price, as set forth in the Company Disclosure Letter, any such differential by the Company (“Potential Cash Purchase Price”) shall be delivered to the holders of Company Common Stock as part of the Merger Consideration. At Company’s direction and with Company’s consent, we have assumed for purposes of our analyses that the Potential Cash Purchase Price will be zero. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (other than holders of Cancelled Shares).
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of real estate investment trusts (“REIT”), financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated June 29, 2023; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) internal financial projections for Company for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Company; (v) publicly available mean and median analyst operating earnings per share estimates for Company for the years ending December 31, 2023 and December 31, 2024; (vi) publicly available mean and median analyst adjusted distributable earnings per share estimates for Parent for the years ending December 31, 2023 and December 31, 2024; (vii) publicly available consensus estimates for common dividends per share for Parent for the six months ending December 31, 2023 and the years ending December 31, 2024 and December 31, 2025 and for book value per share for Parent as of December 31, 2023, December 31, 2024, and December 31, 2025; (viii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock trading information for Company Common Stock and Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other non-agency mortgage REITs, the securities of which are publicly traded; (ix) a comparison of certain financial and market information for Company and Parent with similar non-agency mortgage REITs for which information is publicly available; (x) the financial terms of certain recent business combinations in the mortgage REIT industry (on nationwide basis), to the extent publicly available; (xi) the current market environment generally and the mortgage REIT environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company, Parent or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans which the Company or Parent are invested in, nor any of their respective subsidiaries.
In preparing its analyses, Piper Sandler used internal financial projections for Company for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Company, and publicly available mean and median analyst operating earnings per share estimates for Company for the years ending December 31, 2023 and December 31, 2024. In addition, Piper Sandler used publicly available mean and median analyst adjusted distributable earnings per share estimates for Parent for the years ending December 31, 2023 and December 31, 2024 as well as publicly available consensus estimates for common dividends per share for Parent for the six months ending December 31, 2023 and the years ending December 31, 2024 and December 31, 2025 and for book value per share for Parent as of December 31, 2023, December 31, 2024, and December 31, 2025. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Company and Parent, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once the shares are actually received by the holders of Company Common Stock.
We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited towards the advisory fee which will become payable to Piper Sandler upon closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the day hereof, Piper Sandler provided certain other investment banking services to Company. In summary, Piper Sandler acted as placement agent in connection with Company’s offer and sale of non-convertible debt, which transaction occurred in August 2022 and for which Piper Sandler received approximately $2.5 million in compensation. As we have previously informed you, Piper Sandler provided certain investment banking services to Parent in the two years preceding the date hereof. In summary, Piper Sandler (i) acted as sole book-running manager in connection with a preferred stock offering for Parent that occurred in February 2023, for which Piper Sandler received approximately $2.8 million in compensation; (ii) acted as sole initial purchaser in connection with a senior notes offering for Parent that occurred in March 2022, for which Piper Sandler received approximately $3.0 million in compensation; (iii) acted as a sales agent for Parent’s preferred stock at-the-market program in January 2022, for which Piper Sandler received approximately $11,000 in compensation; (iv) acted as sole book-running manager in connection with a preferred stock offering for Parent that occurred in December 2021, for which Piper Sandler received approximately $3.6 million in compensation; and (v) acted as a co-manager in connection with a common stock offering for Parent that occurred in October 2021, for which Piper Sandler received approximately $10,000 in compensation. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (other than holders of Cancelled Shares) and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock (other than holders of Cancelled Shares) from a financial point of view.
Very truly yours,

ANNEX C
OPINION OF BTIG, LLC
June 30, 2023
Special Committee of the
Board of Directors
Great Ajax Corp.
13190 SW 68th Parkway, Suite 110
Tigard, OR 97223
Members of the Special Committee of the Board of Directors:
We understand that Great Ajax Corp. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Ellington Financial Inc. (“Parent”) and EF Acquisition I LLC, a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity, and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock held by Parent or Merger Sub or any wholly-owned subsidiary of Parent, Merger Sub or the Company (collectively, “Cancelled Shares”), will be converted into the right to receive from Parent (a) 0.5308 (the “Exchange Ratio”) of a share of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) and (b) if applicable, that amount of cash equal to the Contingent Cash Purchase Price (as defined in the Merger Agreement) divided by the aggregate number of shares of Company Common Stock and Company Restricted Shares (as defined in the Merger Agreement) entitled to received Merger Consideration pursuant to Article III of the Merger Agreement (collectively, the “Merger Consideration”), subject to certain adjustments set forth in Section 3.1(c) of the Merger Agreement (as to which adjustments we express no opinion). We also understand that the Company may pay a termination fee and/or reimburse certain expenses (any such fee and/or expense reimbursement , a “Termination Fee”) to Company Manager (as defined below), as to which we express no opinion. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Cancelled Shares) of the Merger Consideration to be received by the holders of Company Common Stock (other than holders of Cancelled Shares) pursuant to the Merger Agreement.
For purposes of the opinion set forth herein, we have, with respect to the Company:
1)
reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

2)
reviewed and discussed with the Company’s management certain non-public projected financial and operating data relating to the Company prepared and furnished to us by management of the Company (the “Company Projections”);

3)
discussed past and current operations, financial projections, including the Company Projections, and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving the Company Projections);

4)
reviewed the reported prices and the historical trading activity of the Company Common Stock;

5)
compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant; and

6)
compared the financial performance of the Company and the valuation multiples implied by the Merger with those of certain other transactions that we deemed relevant.

We have also, with respect to Parent:
1)
reviewed certain publicly available business and financial information relating to Parent that we deemed to be relevant, including publicly available research analysts’ estimates;

2)
reviewed the reported prices and the historical trading activity of the Parent Common Stock; and

3)
compared the financial performance of Parent and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant.

We have also:
1)
reviewed a draft dated June 30, 2023 of the Merger Agreement, received at approximately 7:10 p.m. ET (the “Draft Merger Agreement”); and

2)
performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available, supplied or otherwise made available to or discussed with us by the Company, and have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information provided by the Company inaccurate or misleading in any material respect. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company of the future financial performance of the Company. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In addition, we have assumed, as advised by the Company, the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver, amendment or delay of any of the terms or conditions thereof, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed, as advised by the Company, that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits expected to be derived in the proposed Merger. With your consent, we have assumed that any adjustments to the Merger Consideration pursuant to Section 3.1(c) of the Merger Agreement or otherwise would not be material to our analyses or this opinion and that the Contingent Cash Purchase Price will be zero dollars. We also have assumed, as advised by the Company, that (a) the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us, and (b) the final Merger Agreement will reflect the Exchange Ratio of 0.5308.
We are not legal, tax, regulatory or accounting advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. We express no view or opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any adjustments to the Merger Consideration set forth in Section 3.1(c) of the Merger Agreement or otherwise. We were not requested to, and we did not, participate in the negotiation of the terms of the Merger, nor were we requested to, and we did not, provide any advice or services in connection with the Merger other than the delivery of this opinion, and we express no view or opinion as to any such matters. Our opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock (other than holders of Cancelled Shares) of the Merger Consideration to be received by the holders of Company Common Stock (other than holders of Cancelled Shares) pursuant to the Merger Agreement, and no view or opinion is expressed with respect to any consideration or other amounts to be received in connection with the Merger by the holders of any other class of securities or by any creditors or other constituencies of any party. In addition, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of the Termination Fee or any compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Parent, nor have we been furnished with any such valuations or appraisals, and we have not made any physical inspection of the properties or assets of the Company or Parent. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.
We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
In the two years prior to the date hereof, we and our affiliates have not provided financial advisory or investment banking services for Ellington Financial Management LLC (“Parent Manager”), the external manager of Parent, the Company or Thetis Asset Management LLC (“Company Manager”), the external manager of the Company, for which any compensation was received. In the two years prior to the date hereof, we and our affiliates have acted as co-manager for certain equity offerings of Parent and received customary fees for the rendering of these services. BTIG, LLC and its affiliates may seek to provide financial advisory or investment banking services to Parent, Parent Manager, the Company or Company Manager or any of their respective affiliates in the future, and would expect to receive customary fees for the rendering of any such services.
Please note that BTIG, LLC and its affiliates provide investment banking and other services to a wide range of persons from which conflicting interest or duties may arise. BTIG, LLC, its affiliates, directors, members, managers, employees and officers may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of Parent, the Company or any other company that may be involved in the Merger.
This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Special Committee in connection with and for purposes of its evaluation of the Merger only and may not be used for any other purpose without our prior written consent, except (a) the Special Committee may provide a copy of this opinion (together with associated presentation materials) to the Board of Directors of the Company, subject to the same terms and conditions in our engagement letter with the Special Committee that are applicable to the Special Committee, and the Board of Directors of the Company may rely on this opinion in connection with its consideration of the Special Committee’s recommendation to the Board of Directors of the Company and its evaluation and approval of the Merger, and (b) to the extent required to be described and/or referred to in any filings to be made in connection with the Merger with the Securities and Exchange Commission or any other legal or regulatory authority, in which case the Company shall have provided us with an opportunity to prepare, review and/or provide comments on any such description or reference. If this opinion is included in a proxy statement filed in connection with the Merger, this opinion shall be produced in full, and any description of or reference to BTIG, LLC or summary of this opinion shall be in a form reasonably acceptable to BTIG, LLC and its legal counsel. Our opinion does not address the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. In addition, this opinion does not in any manner address the prices or volumes at which Company Common Stock or Parent Common Stock will trade at any time, including following the announcement or consummation of the Merger. BTIG, LLC expresses no opinion or recommendation as to how the stockholders of the Company should vote at any stockholders’ meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of Company Common Stock (other than holders of Cancelled Shares).
Very truly yours,
BTIG, LLC

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.   INDEMNIFICATION OF OFFICERS AND DIRECTORS
The EFC Charter provides that EFC directors and officers will not be liable to EFC, or any subsidiary of EFC, or any holder of shares, for any acts or omissions arising from the performance of any of such person’s duties or obligations in connection with EFC or the EFC Charter, including with respect to any acts or omissions made while serving at the request of EFC as an officer, director, member, partner, partnership representative, fiduciary or trustee of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. In addition, as permitted by Section 102(b)(7) of the DGCL, the EFC Charter provides that EFC directors will not be personally liable to EFC or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.
The EFC Charter provides that, to the fullest extent permitted by law, EFC may indemnify its directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of EFC) by reason of the fact that the person is or was EFC’s director, officer, employee or agent, or is or was serving at EFC’s request as a director, officer, employee, partnership representative or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of EFC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of EFC, no indemnification will be made if the person seeking indemnification has been adjudged to be liable to EFC, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court deems proper.
In addition, the EFC Charter provides that, to the extent that a present or former director or officer of EFC has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the EFC Charter, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on EFC’s behalf in furtherance of EFC’s interests in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on EFC’s behalf.
EFC has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that EFC indemnify its directors and executive officers to the fullest extent permitted by law and advance its directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling EFC pursuant to the foregoing provisions, EFC has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that precedes the signature page to this registration statement and is incorporated herein by reference.

ITEM 22.   UNDERTAKINGS
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1†	Agreement and Plan of Merger, dated as of June 30, 2023, by and among Ellington Financial Inc., EF Acquisition I LLC and Great Ajax Corp. (attached as Annex A to the proxy statement/prospectus that forms a part of this registration statement).
2.2†	Agreement and Plan of Merger, dated as of May 29, 2023, by and among Ellington Financial Inc., EF Merger Sub Inc., Arlington Asset Investment Corp. and, solely for the limited purposes set forth therein, Ellington Financial Management LLC (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on May 30, 2023).
3.1	Certificate of Incorporation of Ellington Financial Inc. (incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K filed on March 4, 2019).
3.2	Certificate of Amendment to Certificate of Incorporation of Ellington Financial Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on May 22, 2023).
3.3	Amended and Restated Bylaws of Ellington Financial Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on January 5, 2023).
3.4	Certificate of Designations of 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form 8-A filed on October 21, 2019).
3.5	Certificate of Amendment of Certificate of Designations of 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on January 21, 2022).
3.6	Certificate of Designations of 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form 8-A filed on December 10, 2021).
3.7	Certificate of Amendment of Certificate of Designations of 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on January 21, 2022).
3.8	Certificate of Designations of 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 3.7 of the Registrant’s Registration Statement on Form 8-A filed on February 3, 2023).
3.9*	Form of Certificate of Designations of 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock of Ellington Financial Inc.
3.10*	Form of Certificate of Designations of 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Ellington Financial Inc.
4.1	Form of certificate representing the 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form 8-A filed on October 21, 2019).
4.2	Form of certificate representing the 6.250% Series B Fixed-Rate Reset Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form 8-A filed on December 10, 2021).
4.3	Form of certificate representing the 8.625% Series C Fixed-Rate Reset Cumulative Redeemable Preferred Stock of Ellington Financial Inc. (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement on Form 8-A filed on February 3, 2023).

Exhibit No.	Description
4.4*	Form of certificate representing the 7.00% Series D Cumulative Perpetual Redeemable Preferred Stock of Ellington Financial Inc.
4.5*	Form of certificate representing the 8.250% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of Ellington Financial Inc.
4.6	Indenture, dated as of March 31, 2022, among EF Holdco Inc., EF Cayman Holdings Ltd., Ellington Financial REIT Cayman Ltd., Ellington Financial REIT TRS LLC and EF Cayman Non-MTM Ltd., as Issuers, and Ellington Financial Inc, as parent, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on March 31, 2022).
4.7	Form of EF Holdco Inc.’s, EF Cayman Holdings Ltd.’s, Ellington Financial REIT Cayman Ltd.’s, Ellington Financial REIT TRS LLC’s and EF Cayman Non-MTM Ltd.’s 5.875% Senior Notes due 2027 (included in Exhibit 4.6).
5.1**	Opinion of Vinson & Elkins L.L.P. (including consent of such firm).
8.1**	Tax Opinion of Hunton Andrews Kurth LLP (including consent of such firm).
8.2**	Tax Opinion of Hunton Andrews Kurth LLP (including consent of such firm).
8.3**	Tax Opinion of Mayer Brown LLP (including consent of such firm).
8.4**	Tax Opinion of Mayer Brown LLP (including consent of such firm).
10.1	Seventh Amended and Restated Management Agreement, by and among Ellington Financial Inc., Ellington Financial Operating Partnership LLC and Ellington Financial Management LLC, dated as of March 13, 2018 (incorporated by reference to Exhibit 10.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017).
10.2	Operating Agreement of Ellington Financial Operating Partnership LLC, by and between Ellington Financial Inc., Ellington Financial Operating Partnership LLC and EMG Holdings, L.P., dated as of January 1, 2013 (incorporated by reference to Exhibit 10.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012).
10.3	First Amendment to Limited Liability Company Operating Agreement of Ellington Financial Operating Partnership LLC, by and between Ellington Financial Inc., Ellington Financial Operating Partnership LLC and EMG Holdings, L.P., dated as of January 1, 2013. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on October 22, 2019).
10.4	Second Amendment to Limited Liability Company Operating Agreement of Ellington Financial Operating Partnership LLC, by and between Ellington Financial Inc., Ellington Financial Operating Partnership LLC and EMG Holdings, L.P., dated as of January 1, 2013 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on December 13, 2021).
10.5	Third Amendment to Limited Liability Company Operating Agreement of Ellington Financial Operating Partnership LLC, by and between Ellington Financial Inc., Ellington Financial Operating Partnership LLC and EMG Holdings, L.P., dated as of January 1, 2013 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on January 21, 2022).
10.6	Fourth Amendment to Limited Liability Company Operating Agreement of Ellington Financial Operating Partnership LLC, by and between Ellington Financial Inc., Ellington Financial Operating Partnership LLC and EMG Holdings, L.P., dated as of January 1, 2013 (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 6, 2023).
10.7	2007 Incentive Plan for Individuals (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-11 (No. 333-160562), filed July 14, 2009, as amended).

Exhibit No.	Description
10.8	2007 Incentive Plan for Entities (incorporated by reference to Exhibit 10.3 of the Registrant’s Registration Statement on Form S-11 (No. 333-160562), filed July 14, 2009, as amended).
10.9	Ellington Financial LLC 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 18, 2017).
10.10	Form of LTIP Unit Award Agreement for Directors (incorporated by reference to Exhibit 10.6 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).
10.11	Form of LTIP Unit Award Agreement for Individuals (incorporated by reference to Exhibit 10.7 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).
10.12	Form of Individual LTIP Unit Award Agreement under 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on May 18, 2017).
10.13	Form of Non-Employee Director LTIP Unit Award Agreement under 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed on May 18, 2017).
10.14	Form of OP LTIP Unit Award for Directors (incorporated by reference to Exhibit 10.12 of the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2019).
10.15	Form of OP LTIP Unit Award for Officers (incorporated by reference to Exhibit 10.13 of the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2019).
10.16	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-11 (No. 333-160562), filed on September 3, 2009, as amended).
21.1*	Subsidiaries of the Registrant.
23.1*	Consent of PricewaterhouseCoopers LLP (in respect of Ellington Financial Inc.).
23.2*	Consent of PricewaterhouseCoopers LLP (for financial statements of Longbridge Financial, LLC).
23.3*	Consent of Moss Adams LLP (in respect of Great Ajax Corp.).
23.4*	Consent of Richey May & Co. (for financial statements of LendSure Mortgage Corp.).
23.5*	Consent of PricewaterhouseCoopers LLP (in respect of Arlington Asset Investment Corp.).
23.6**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
23.7**	Consent of Hunton Andrews Kurth LLP (included in Exhibits 8.1 and 8.2).
23.8**	Consent of Mayer Brown LLP (included in Exhibits 8.3 and 8.4).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).
99.1*	Consent of Piper Sandler & Co.
99.2*	Consent of BTIG, LLC.
99.3**	Form of Proxy solicited by the Board of Directors of Great Ajax Corp.
107*	Filing Fee Table.

†
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. EFC agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

*
Filed herewith.

**
To be filed by Amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Old Greenwich, State of Connecticut, on August 2, 2023.
ELLINGTON FINANCIAL INC.
By:
/s/ Laurence Penn

Name:
Laurence Penn

Title:
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities and on the date indicated.
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Laurence Penn, JR Herlihy, Daniel R. Margolis, and Alaael-Deen Shilleh, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Form S-4 and any and all amendments thereto, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their respective capacities and on the date indicated.
Signatures	Title	Date
/s/ Laurence Penn Laurence Penn	Chief Executive Officer, President and Director (Principal Executive Officer)	August 2, 2023
/s/ JR Herlihy JR Herlihy	Chief Financial Officer (Principal Financial and Accounting Officer)	August 2, 2023
/s/ Lisa Mumford Lisa Mumford	Director**	August 2, 2023
/s/ Ronald I. Simon, Ph.D. Ronald I. Simon, Ph.D.	Chairman of the Board**	August 2, 2023
/s/ Edward Resendez Edward Resendez	Director**	August 2, 2023
/s/ Stephen J. Dannhauser Stephen J. Dannhauser	Director**	August 2, 2023

**
Independent Director